As filed with the Securities and Exchange Commission on July 25, 2005


                                                     Registration No. 333-119468

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                                AMENDMENT No. THREE


                                   FORM SB-2/A

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                   INYX, Inc.
                 (Name of small business issuer in its charter)

               Nevada                             2834                             75-2870720
      (State or jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)     Classification Code Number)             Identification No.)
                                      825 Third Avenue, 40th Floor
                                        New York, New York 10022
                                             (212) 838-1111
                                     (Address and telephone number
                                    of principal executive offices)

    Jack Kachkar, Chairman & CEO                                                 With a copy to
    825 Third Avenue, 40th Floor                                           Lawrence G. Nusbaum, Esq/
      New York, New York 10022                                        Gusrae, Kaplan, Bruno & Nusbaum PLLC
           (212) 838-1111                                                 120 Wall Street, 11th Floor
    (Name, address and telephone                                               New York, NY 10005
    number of agent for service)                                                 (212) 269-1400

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]:

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
Title of Each Class of                                 Proposed Maximum            Proposed Maximum         Amount of
Securities Registration         Amount to be           Offering Price Per          Aggregate Offering       Registration
to be Registered                Registered (1)         Unit (2)                    Price                    Fee (3)
----------------                --------------         --------                    -----                    -------
Resale of common
stock including
common stock issuable
upon exercise of
warrants                        19,165,088             $1.03                       $19,740,041              $2,501.06
========================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
The information in this prospectus is not complete. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction when the offer or sale is not permitted.
--------------------------------------------------------------------------------


                    Subject to completion dated July 25, 2005


                                   INYX, INC.

                                19,165,088 Shares

                                  Common Stock

The persons listed in this Prospectus under "Selling Stockholders" may offer and sell from time to time up to an aggregate of 19,165,088 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the Selling Stockholders, and the times and manner in which they may offer and sell shares of our common stock, is provided under "Selling Stockholders" and "Plan of Distribution" in this Prospectus.

We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders. We will bear the costs and expenses of registering the common stock offered by the Selling Stockholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the Selling Stockholder.



Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "IYXI". On July 20, 2005, the closing bid price for our common stock was $1.13 per share.



BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSES UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _______________, 2005

You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

      The Company


      Inyx, Inc. ("Inyx", "we", "us", "our", or the "Company") through its wholly-owned subsidiaries, Inyx Pharma Limited ("Inyx Pharma"), Inyx Canada Inc. ("Inyx Canada") and Inyx USA, Ltd. ("Inyx USA"), is a specialty pharmaceutical company that focuses on the development and manufacturing of prescription and over-the-counter ("OTC") pharmaceutical products. The Company also provides specialty pharmaceutical development and manufacturing consulting services to the international healthcare market. By "specialty pharmaceutical", we mean that we specialize in developing and producing selected aerosol pharmaceutical products and drug delivery applications for the treatment of respiratory, allergy, cardiovascular dermatological and topical disease conditions. We intend to expand our product research and development activities with our own line of prescription and OTC pharmaceuticals but we have not yet commercialized for sale our own products or drug delivery technologies. We have limited product distribution capabilities, and although we perform some sales and marketing functions, until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell our own proprietary pharmaceutical products that we are presently developing or planning to commercialize. A material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our expertise, including those through the acquisition of other pharmaceutical companies. We therefore, continually evaluate opportunities to make strategic acquisitions of specialty pharmaceutical products, drug delivery technologies or businesses. We completed our first specialty pharmaceutical business acquisition (Inyx Pharma) in April 2003 pursuant to a stock exchange agreement. In March 2005, we closed a definitive agreement with Aventis Pharmaceuticals Puerto Rico, Inc., part of the sanofi-aventis Group, to acquire certain business assets of Aventis Pharmaceuticals Puerto Rico Inc. ("Aventis PR"). As of March 31, 2005, our total indebtedness outstanding was approximately $38.3 million including approximately $2.4 million in additional borrowing under a revolving line of credit. We funded the acquisition of Aventis PR through a $46 million credit facility from the Business Credit Division of Westernbank Puerto Rico, Puerto Rico's second largest bank and a wholly owned subsidiary of W Holding Company, Inc. ("Westernbank"). The Westernbank credit facility provided us with approximately $19.7 million for the purchase of all the business assets of Aventis PR; approximately $12.4 million to repay our convertible debt to Laurus Master Fund, Ltd.("Laurus Funds") in cash; and up to approximately $13.9 million in credit facilities for additional working capital and future projects. All of our Company's assets are now pledged to Westernbank as collateral for the Westernbank credit facility. No equity securities were issued or reserved for issuance under any options or warrants to Westernbank as part of that facility.



      Our corporate address is 825 Third Avenue, 40th Floor, New York, New York 10022, and our telephone number is (212) 838-1111; fax (212) 838-0060. Inyx
Pharma is a corporation formed under the laws of England and Wales with offices and product development and manufacturing facilities in Runcorn, Cheshire, England. Inyx Canada is a Canadian corporation, located in Toronto, Canada, that we established in May 2003 to provide pharmaceutical manufacturing consulting services to the pharmaceutical industry and administrative and business development support to the rest of our Company. Inyx USA, an Isle of Man company that we established to operate as an off-shore company in Puerto Rico, manages and operates our U.S. pharmaceutical operations including the business assets of Aventis PR.


      The Offering


      Up to 19,165,088 shares of our issued and outstanding common stock are being offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares. Such shares include (i) 9,190,901 shares sold in private placements to institutions and accredited investors in August and September 2004; (ii) up to 9,190,901 shares issuuable upon exercise of stock purchase warrants granted to institutions and accredited investors in the foregoing private placements, exercisable at prices ranging from $1.00 to $1.11 per share, and (iii) up to 783,286 shares issuable upon exercise of common stock purchase warrants granted pursuant to a placement agency agreement for one of the foregoing private placements, exercisable at prices ranging from $1.00 to $1.11 per share.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      The Concurrent Offering

      Up to 15,398,004 shares of our issued and outstanding common stock are being offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares. Such shares include 3,000,000 shares sold in a private placement to institutions and accredited investors in October 2003; 6,626,500 shares issued upon exercise of stock purchase warrants at exercise prices ranging from $0.81 to $3.10; and 5,771,504 shares of common stock, including 1,971,504 shares held by our prior senior lender, Laurus Funds, (the "Concurrent Offering").

      Plan of Distribution

      Sales of common stock may be made by or for the account of the selling stockholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling stockholders must pay their own commissions and absorb the discounts. Brokers or dealers used by the selling stockholders will be underwriters under the Securities Act of 1933. In addition, any selling stockholders affiliated with a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this prospectus, the selling stockholders may also make sales of the shares covered by this prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

      Risk Factors

      Investing in the common stock involves certain risks. You should review these "Risk Factors" beginning on page 7.
--------------------------------------------------------------------------------

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


      The following summary unaudited consolidated financial information should be read together with the Company's historical consolidated financial statements and related notes, the audited and unaudited financial statements of the newly acquired assets of Aventis PR and the Unaudited Pro Forma Consolidated Statement of Operations and "Management Discussion and Analysis or Plan of Operations" included elsewhere within this Prospectus.

      The summary historical consolidated financial information for the year ended December 31, 2004 and for the periods from January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003 set forth below is derived from our audited consolidated financial statements included elsewhere within this Prospectus. The summary historical consolidated information for the three months ended March 31, 2005 and 2004 has been derived from our unaudited consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments necessary for a fair presentation of the financial statements and results of operations for the periods presented.

      The unaudited pro forma consolidated statements of operations presented herein for the years ended December 31, 2004 and December 31, 2003 and for the three months ended March 31, 2005 and 2004, respectively, give effect to (1) the acquisition of Miza UK Pharmaceuticals Ltd. ("Miza UK") by Inyx Pharma, a transaction which occurred on March 7, 2003, as if the acquisition had taken place on January 1, 2003; and (2) the acquisition of Aventis PR that was concluded on March 31, 2005, as if the acquisition had taken place on January 1, 2004.


      The unaudited pro forma consolidated summary financial information is provided for illustrative purposes only and is not necessarily indicative of the operations had the acquisitions, as described in clause (1) and (2) above, taken place on January 1, 2003 and January 1, 2004, respectively, and are also not intended to project the Company's results of operations for any future period. The unaudited pro forma adjustments and certain assumptions are described in the notes below the table.


            (Tabular amounts expressed in thousands of U.S. dollars,
                            except per share amounts)


                                                                              Historical
                                         -------------------------------------------------------------------------------------
                                                     Successor                         Successor                 Predecessor
                                         -------------------------------     -------------------------------    --------------
                                                                                                                  For the
                                                                                                                  Period
                                                                                                  For the           from
                                                                                                Period from      January 1,
                                                                                                  March 7,          2003
                                                                                For the        2003 through        through
                                               For the Three Months            Year Ended      December 31,        March 6,
                                                  Ended March 31,             December 31,         2003              2003
                                             2005              2004               2004
                                         -------------     -------------     --------------   --------------    --------------
                                                   (Unaudited)
Net revenues                             $      2,677      $      4,526      $     15,699      $     13,099      $      2,396
Gross profit                                      142               615             1,383             2,465               520
Total operating expenses                        2,540             2,669            13,622            12,839               694
Loss from operations before interest
and
   financing costs, income tax
   benefit
   (expense) and discontinued
   operations                                  (2,398)           (2,054)          (12,239)          (10,374)             (174)
Interest & financing costs                      4,612             1,026             3,370             4,312               176
Income tax benefit (expense)                       --               393            (1,333)            1,294                --
Loss from discontinued operations                  --                --                --                --              (558)
Net loss                                 $     (7,010)     $     (2,687)     $    (16,942)     $    (13,392)     $       (908)
                                         ------------      ------------      ------------      ------------      ------------
Loss per share of common stock
outstanding and fully diluted:           $      (0.18)     $      (0.09)     $      (0.52)     $      (0.59)               --
Basic and diluted weighted-average
number
   of shares outstanding used in
   computing
   per share amounts (3)                   38,296,035        28,747,582        32,598,358        22,857,260                --

                                                                 Adjusted Pro Forma
                                         -------------------------------------------------------------------

                                                                                     For the Three
                                              For the Year Ended                     Months Ended
                                                  December 31,                         March 31,
                                            2004 (1)         2003 (2)          2005 (1)           2004 (1)
                                         -------------    -------------     -------------      -------------
                                                   (Unaudited)                        (Unaudited)
Net revenues                             $     27,840      $     15,495      $      6,347      $      7,560
Gross profit                                    5,208             2,985             1,831             1,695
Total operating expenses                       19,147            13,553             4,038             4,174
Loss from operations before interest
   and financing costs, income tax
   benefit (expense) and discontinued
   operations                                 (13,939)          (10,568)           (2,207)           (2,479)
Interest & financing costs                      6,237             3,451             1,798               707
Income tax benefit (expense)                   (1,333)            1,294                --               393
Loss from discontinued operations                  --                --                --                --
Net loss                                 $    (21,509)     $    (12,725)     $     (3,405)     $     (2,793)
                                         ------------      ------------      ------------      ------------
Loss per share of common stock
outstanding and fully diluted:           $      (0.62)     $      (0.56)     $      (0.09)     $      (0.09)
Basic and diluted weighted-average
number of shares outstanding used in
   computing per share amounts (3)         34,489,861        22,857,260        38,983,983        30,719,086

                             BALANCE SHEET SUMMARY:

                             ---------------------------------------
                               March 31,         December 31,
                                 2005         2004          2003
                             ---------------------------------------
Total assets                  $ 38,189      $ 14,755      $ 15,490
Working capital (deficit)      (11,261)      (14,383)         (663)
Total liabilities               49,488        20,620        13,649

Notes to the unaudited pro forma consolidated financial information

For the Year Ended December 31, 2004 and 2003


(1) The unaudited pro forma consolidated statements of operations for the year ended December 31, 2004 reflects the acquisition of the assets of Aventis PR (made after December 31, 2004), and adjustments for the incurrence of indebtedness to Westernbank including an asset based revolving facility and a series of four term loans, as if we entered into these agreements on January 1, 2004. A detailed unaudited pro forma consolidated statement of operations is included in this Prospectus, beginning on page [65].

(2) The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 reflects an acquisition of the majority of the operating assets of Miza UK and adjustments to reflect pro forma interest expense and depreciation. A detailed unaudited pro forma consolidated statement of operations is included in this Prospectus, on page [F-29].


(3) Includes the conversion of principal amount of debt to Laurus Funds into 380,000 common shares of common stock at $0.80 per share and the issuance of 1.6 million shares to Laurus Funds as payment for early termination fees (relating to debt payout on March 31, 2005), converted at $0.80 per share, as if the above two issuances occurred on January 1, 2004.

For the Three Months Ended March 31, 2005 and 2004


(1) The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2005 and 2004 reflect the acquisition of the assets of Aventis PR (made on March 31, 2005), and adjustments for the incurrence of indebtedness to Westernbank including an asset based revolving facility and a series of four term loans, as if we entered into these agreements on January 1, 2004 and 2005. A detailed unaudited pro forma consolidated statement of operations is included in this Prospectus, beginning on page [65].


(2) Includes the conversion of principal amount of debt to Laurus Funds into 380,000 common shares of our common stock at $0.80 per share and the issuance of
1.6 million shares to Laurus Funds as payment for early termination fees (relating to debt payout on March 31, 2005), converted at $0.80 per share, as if the above two issuances occurred on January 1, 2004.

                                  RISK FACTORS


      In addition to the other information presented in this prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely effected.


                          RISKS RELATED TO OUR BUSINESS

We depend on our customers to continue outsourcing development and manufacturing.



      Our revenues are derived from manufacturing expenditures, and production-related compliance and testing and product development expenditures by pharmaceutical, biotechnology and medical device companies who are our clients. Currently, approximately 80% of our revenues are derived from contract manufacturing of pharmaceutical products and 20% from associated product development in support of our primary business. Our competitive position could be adversely affected if one or more of our major customers decided to manufacture their own products and/or move their associated product development and support requirements in-house. A general economic decline in these industries or a reduction in the outsourcing of research, development, testing, or production activities by our customers would result in a loss of revenues and produce a material adverse effect on our business, financial condition, results of operations and cash flows.



We have a limited operating history.


      In April 2003, we acquired the common of stock of Inyx Pharma, Ltd.which had only recently acquired certain assets and business of Miza UK from an Administrator in the United Kingdom (the United Kingdom equivalent to a bankruptcy reorganization trustee). Miza UK had been in business since May 2001 when it acquired its business assets from CCL Industries, Inc. Prior to its acquisition of Miza UK's business assets, Inyx Pharma had nominal operations and nominal net assets. Additionally, during the Administration process, our predecessor companies lost a significant amount of business and customer relationships, requiring us to engage in a significant rebuilding of the acquired businesses since early 2003. We are still engaged in this process and will face significant challenges to restore the United Kingdom business we acquired and create additional new sources of business.



      Additionally, our operating history and results of operations in our current configuration are limited only to approximately 28 months of reported financial results through March 31, 2005. Further, prior to our acquisition of Inyx Pharma, the Company's financial statements were qualified in each year of our existence by our auditors relating to an uncertainty in connection with our ability to continue as a going concern.


We have experienced recent operating losses and will require additional financing to fulfill our business plan.



      We have experienced operating losses in each quarter since our predecessor company was placed into Administration. For the three months ended March 31, 2005, our loss was approximately $7.0 million which included approximately $3.8 million for the accelerated amortization of the debt discount, deferred charges and an early termination fee to Laurus Funds, for the early repayment of the convertible note and the revolving line of credit facility. For the year ended December 31, 2004, we had a net loss of approximately $16.9 million compared to a net loss of $13.4 million for the period from March 7, 2003 through December 31, 2003, subsequent to the write-off of deferred taxes of $1.3 million in 2004 and other non-cash charges of $2.4 million relating to the beneficial conversion feature relating to the convertible debt with Laurus Funds and the issuance of warrants and options for the year ended December 31, 2004. Comparatively, we had similar non-cash charges of $6.5 million for the period from March 7, 2003 through December 31, 2003. See "Management's Discussion and Analysis of Financial Condition or Plan of Operations" for further details on our operations. In the short-term, we expect that we will continue to lose money and continue to require funding to implement our longer term business strategies, including funding for the development of our own proprietary pharmaceutical products, and as such we will continue to require external financing to operate and grow our business. Following our acquisitions of Inyx Pharma and Aventis PR, our financing activities have produced approximately $56 million in net proceeds. On a short-term basis, these financings have provided us with sufficient capital to fund all of our present operations, including our immediate capital expenditure plans and the commercialization of our first two proprietary products, which we plan to commence marketing in the fourth quarter of 2005. On a longer term basis, over the next three years, we will require additional funding of at least approximately $20 million in order to continue to implement our business development strategies and capital expenditure plans and the development and commercialization of our own proprietary pharmaceutical products. Additionally, we believe that we can enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological, and topical and cardiovascular drug delivery applications or such products in development, including those through the acquisition of other pharmaceutical companies. We are actively pursuing or are involved in acquisitions that require substantial capital resources. In the event that we make such acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities. Although we continue to take steps to grow our business, such as enhanced sales and marketing activities and expansion of our product development activities, there can be no assurance that we can establish such new sources of revenue and profitability. Furthermore, as we need additional funds to expand our sales and marketing activities and fully develop, manufacture, market and sell our potential products, we may have to delay our product development, commercialization and marketing programs if we are unable to continue to obtain the necessary capital to fund these operations. We cannot predict exactly if, or when, additional funds will be needed. We may obtain funds through a public or private financing, including equity financing, debt financing, a combination of debt and equity financing, and/or through collaborative arrangements. Additionally, we cannot predict whether any such financing will be available on acceptable terms. If our funding requirements are not met, we may have to delay, reduce in scope or eliminate some or all of our planned sales and marketing, and product development and commercialization activities.


We are highly leveraged and will need to generate positive cash flow to service our debt.



      As of March 31, 2005, our total indebtedness outstanding was approximately $38.3 million, including approximately $2.4 million in borrowings under a revolving line of credit with Westernbank.


      As of March 31, 2005, our annual debt service requirements are approximately $3.5 million (which includes approximately $675,000 relating to debt service on the revolving credit facility). Such debt is collateralized by the existing and future assets of the Company and its subsidiaries. All interest on these borrowings are due in cash. In the event we are unable to generate sufficient cash flow from our operations or use proceeds derived from our financing efforts, we will face difficulties in servicing our substantial debt load.

      The Company has an uncollateralized 6% promissory note ("Stiefel Note") due to Stiefel Laboratories, Inc. ("Stiefel"). The interest on this note amounts to approximately $240,000 per annum based on a (pound)2.5 million Great Britain pounds (or approximately $4.0 million based on currency exchange rates at the time the loan was issued) convertible loan provided to the Company by Stiefel on March 6, 2003. In the event we are unable to generate sufficient cash flow from our operations or use proceeds derived from our financing efforts, we will face difficulties in servicing our substantial debt load. Additionally, any default on our manufacturing and supply agreement with Stiefel that is not cured within 60 days gives Stiefel the right to demand immediate payment of all outstanding principal and accrued interest balances owed to them under their convertible note. As of December 31, 2004, the outstanding amount, including principal and interest, we owed under that note totaled approximately $4.25 million. Subsequent to year end we have paid all the interest due on the promissory note up to April 6, 2005 and refinanced our promissory note due to Stiefel such that the principal amount of (pound)2.5 million Great Britain pounds is repayable to Stiefel in three equal quarterly installments of approximately (pound)833,000 Great Britain pounds due on June 30, 2005, September 30, 2005 and December 30, 2005, respectively. In connection with such refinancing, Stiefel agreed to terminate their option entitling them to convert the principal amount of the note into 4 million common shares of the Company's common stock.


      Prior to June 30, 2005, the Company approached Stiefel Laboratories, Inc. ("Stiefel") regarding restructuring the payment terms of the Stiefel Note so that the first payment under that note would occur on a later date. During such discussions with Stiefel, the Company paid the initial payment of principal and interest under the Stiefel Note in July 2005. Such initial payment was due on June 30, 2005. As a result of the late payment, Stiefel accelerated the repayment of the balance of the Stiefel Note. The Company may therefore be required to repay the balance of the Stiefel Note and accrued interest, amounting to approximately $2.97 million in total, earlier than anticipated. If required to prepay the Stiefel Note earlier than anticipated, our short-term liquidity may be adversely affected as our available working capital will be reduced by making such an earlier than anticipated repayment.


      On March 31, 2005, we entered into a new non-dilutive, asset base revolving credit, term loan and security agreement totaling $46 million with Westernbank. The debt agreement provides up to $10.0 million under a revolving line of credit secured by accounts receivables and inventory and up to $36.0 million under a series of four term loans secured by the assets of Inyx and it's subsidiary Inyx USA. The term loans consist of up to $5.0 million under a 5 year term loan for purchases of new property, plant and equipment; a $14.2 million, 5 year term loan on existing equipment; an $11.8 million, 15 year term loan on real property and a $5.0 million mezzanine term line secured by all other assets of the Company.

      The revolver has a three year term and bears interest at the Westernbank prime rate plus 1.0%. The availability on the revolver is based on a percentage of our accounts receivable, unbilled finished good inventory and raw and in-process inventory. The first three term loans bear interest at the Westernbank prime rate plus 2.0% with monthly payments commencing on July 1, 2005 through maturity. The mezzanine term loan bears interest at the rate of 15.0% with monthly principal payments commencing on July 1, 2005 through maturity. Pursuant to the new credit financing provided by Westernbank, we expect that our current annual debt service requirements under the full drawn Westernbank facility will total approximately $3.0 million.

      The availability under the Westernbank debt agreement allowed us to complete the acquisition of certain assets and business of Aventis PR from Aventis Pharmaceuticals, Inc., a member of the sanofi-aventis Group; to restructure our debt by repaying the $12.4 million credit facility with Laurus Funds and to provide funding for our working capital requirements.


      Pursuant to the completion of the acquisition of the business assets of Aventis PR, we received a $3.5 million advance from Aventis PR, for strategic and business development activities to be carried out by the Company..


      While we expect that our current manufacturing contracts and production schedules will provide sufficient cash to meet our current debt service requirements, there can be no assurance that these contracts and planned production schedules will result in a profitable operation or generate enough cash to meet all of our cash requirements.

We currently depend on certain customers for most of our revenues.


      Our largest customers account for a significant percentage of our total net revenue. For the year ended December 31, 2004, our top three customers accounted for approximately $7.5 million in net revenues or approximately 48% of total net revenues of approximately $15.7 million. During the year ended December 31, 2004, our top three customers were the Merck Generics group of companies, accounting for approximately $4.2 million in net revenues or approximately 26.9% of total net revenues for the period; SSL International Plc, accounting for approximately $1.8 million in net revenues or approximately 11.3% of total net revenues; and Genpharm Inc., accounting for approximately $1.5 million in net revenues or approximately 9.8% of total net revenues. In comparison, for the combined periods from January 1, 2003 through March 6, 2003 and from March 7, 2003 through December 31, 2003, our top three customers accounted for approximately $6.6 million or approximately 43% of our total net revenues of approximately $15.5 million. These customers were Merck Generics, accounting for approximately $3.1 million in net revenues or approximately 20% of total net revenues for the reporting period; Genpharm, accounting for approximately $2.2 million in net revenues or approximately 14.4% of total net revenues; and SSL, accounting for approximately $1.3 in net revenues or approximately 8.5% of total net revenues.




      For the three months ended March 31, 2003, our three top customers accounted for approximately $1.4 million or approximately 51% of our total net revenues. During this period, these three customers were Generics UK Ltd. , part of the Merck Generics group of companies, accounting for approximately $662,000 in net revenues or approximately 25% of total revenues; Laboratoria Aldo-Union, accounting for approximately $357,000 in net revenues or approximately 13% of total revenues; and Advanced Medical Optics, Inc. accounting for approximately $350,000 in net revenue or approximately 13% of total revenues. In comparison, for the three months ended March 31, 2004, our three largest customers accounted for approximately $2.6 million in net revenues or approximately 58% of total net revenues. During the three months ended March 31, 2004, our top three customers were the Merck Generics, accounting for approximately $1.6 million in net revenues or approximately 35% of total net revenues; Genpharm Inc., accounting for approximately $661,000 in net revenues or approximately 15% of total net revenues; and SSL , accounting for approximately $422,000 in net revenues or approximately 9% of total net revenues.


      The change in the top three customers in 2005 are the result of product quality issues with one of our major can suppliers during the month of January that led to a delay in the supply of cans required by a number of our key customers in the saline, hydrocarbon and oral spray product areas. As a result of the delay of the supply of products to these customers, approximately $2.0 million in anticipated first quarter revenues have been delayed into the third quarter this year. The quality issues with our can supplier have now been rectified by that vendor. In addition, there were delays in two major client contracts originally expected to start at the beginning of 2005, which did not commence because these clients did not receive their required product regulatory approvals as anticipated. These delayed contracts are now scheduled to start production in the third and fourth quarters of 2005, respectively.

      As a result of our acquisition of the business assets of Aventis PR, on March 31, 2005, we expect that Kos Pharmaceuticals, Inc. will become our largest customer. Our largest customer prior to the acquisition was Merck Generics. In 2004, revenues from Merck Generics were approximately $4.2 million or approximately 26.7% of total net revenues reflecting an increase of $1.7 million over 2003. In the prior year, net revenues from Merck Generics had declined from $8.7 million or approximately 35% of total net revenues in 2002 to $2.5 million or approximately 19% of total net revenues during the comparative period in 2003. This was a result of the transition from chlorofluorocarbon ("CFC") aerosol respiratory inhalers ("MDIs") to CFC-free or hydrofluoralkane ("HFA") MDIs over the comparative periods. This required transition was due to the Montreal Protocol Treaty requiring phase out of the consumption and production of ozone-depleting CFC products and is being implemented in the entire pharmaceutical industry. Merck Generics has already commenced this transition, which has resulted in a decrease in their requirements for CFC MDIs while it completes the development and commercialization of CFC-free or HFA MDIs. We expect that the Merck Generics will have completed such transition to CFC-free MDIs during the last quarter of 2005. We therefore believe that this will restore previously experienced revenue levels from the Merck Generics, once that company has fully commercialized such HFA MDIs.

      Even after our acquisition of the business assets of Aventis PR, there can be no assurance that our business will not continue to be dependent on certain customers or that our annual results will not be dependent upon the performance of a few large projects for specific customers. Due to the nature of the drug development process, significant customers in any one period may not continue to be significant customers in subsequent periods. Some customers may not seek our services for periods of a year or more during which they concentrate on testing and clinical trials related to the products we manufacture for them. We continually seek to increase our customer base as well as obtain new business from existing customers, whether or not significant contracts have expired or are expected to expire in the near future. The loss of business from a significant customer or the failure on our part to replace customers whose projects have been completed, either with new projects for such customers or obtain any new customers would result in a loss of revenues and produce a material adverse effect on our business, financial condition, results of operations and cash flows.


Because we currently operate some of our business under short-term agreements, we need to maintain or increase the number of longer-term agreements in order to grow our business on a sustained basis.


      Although we provide a number of our products to our customers under long-term, multi-year agreements, we also receive some of our business under significant individual purchase orders and short-term agreements with our customers. Our success will depend on our continued ability to develop and maintain our relationships with our significant customers. We need to continue to successfully negotiate an increased number of purchase orders to replace reduced orders with new business, and secure longer-term contracts with a larger number of clients in order to increase our revenues to grow our business base on a sustained basis. If we fail to maintain our current rate of incoming orders, our revenues would be adversely effected.


If we are not able to develop, manufacture and market and sell our own proprietary pharmaceutical products, our business and competitive position in the pharmaceutical industry may suffer.


      Our business growth strategy includes the development and sales of our own proprietary pharmaceutical products for respiratory, dermatological, topical and cardiovascular drug delivery applications through our own customers' distribution channels or with strategic marketing partners. Although we have started developing our own proprietary pharmaceutical products, we have not yet begun the process of obtaining regulatory approvals for our planned products and have derived no revenue from any such proprietary products. Proprietary products currently under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize barrier technologies, and anti-inflammatory nasal pumps. We expect to introduce our first proprietary product, a private-label wound care aerosol spray utilizing a barrier-pack system, by the fourth quarter of 2005. We will compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours in the development and marketing of new pharmaceutical products or generic ones. Although we are building the resources to implement such a business strategy and grow our business, we cannot provide assurance that we will be able to successfully develop or commercialize our own pharmaceutical products, whether new products or generic ones, on a timely or cost-effective basis.

Our ability to market our own proprietary pharmaceutical products will face regulatory obstacles.

      We anticipate manufacturing and selling both pharmaceutical products and delivery devices for respiratory, dermatological, topical and cardiovascular applications. These types of products are subject to intense regulatory supervision and scrutiny, and will require significant outlays of resources and manpower to achieve regulatory approvals, depending on the geographic market. Approvals of new pharmaceutical products is a time-consuming and very expensive process involving testing, clinical trials and approvals at various stages of the process by the U.S. Food & Drug Administration ("FDA"), the Canadian Therapeutic Products Directorate ("TPD"), the U.K. Medicines and Healthcare Products Regulatory Authority ("MHRA"), the European Agency for the Evaluation

of Medicinal Products ("EMEA"), and other such applicable regulatory agencies where we manufacture or distribute our products or services. Although we have commenced the development of our own proprietary pharmaceutical products, we currently do not have the capital and resources that are necessary to commence the clinical trials that are required to obtain the regulatory approvals to commercialize our planned proprietary products and, therefore, have not begun such development efforts. Approval of medical devices we create will also require approvals from the FDA, MHRA, TPD, EMEA and other such regulatory agencies. Such medical devices may also be subjected to patent review and possible disallowance.

Our ability to obtain regulatory approval for our products will require extensive testing, and we lack the resources to conduct such testing.

      Once products are developed, they cannot be marketed until the completion of extensive testing and field trials. While we have the ability to perform some of the testing, we will require the help of other companies and consultants. In addition, we do not presently have the capital resources to begin the process of conducting testing and trials necessary to obtain regulatory approval. At any stage of the testing process, there are the risks of injury to test subjects, and regulatory cessation of the process despite having invested significantly in the product, due to risk of harm, inefficacy of the products and many other reasons. There is no assurance we can obtain all required regulatory approvals necessary to develop and commercialize our own pharmaceutical products. Even if we successfully develop and commercialize a regulatory-approved pharmaceutical product, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. As a result, there is a prolonged lead-time to begin the development and sale of such products, and therefore these products will not become available for sale in the foreseeable future. If we cannot successfully develop, commercialize and market our own pharmaceutical products, including the failure to obtain the necessary regulatory approvals to market such products, we would miss a strategic opportunity to grow our business.

If we are able to develop proprietary pharmaceutical products, there is no assurance we can market them successfully.


      We do not have a sales force capable of marketing any pharmaceutical products for which we are able to develop and obtain approval. We may either have to invest in creating such a sales force, attempt to create strategic marketing alliances with our existing customers and/or establish strategic marketing relationships with other companies in the industry. Our only agreement to date in this regard is to market products we produce for Stiefel in markets it does not enter. To date, no sales have been made under this arrangement.



Our lack of sales, marketing and distribution experience could effect our ability to market our potential products, which could adversely effect our potential revenues from future product sales.


      Currently, we have no experience in developing, training or managing a sales force. We will incur substantial additional expenses if we have to undertake these business activities, and the costs of establishing a sales force may exceed our product revenues. In addition, we compete with other pharmaceutical companies, including large pharmaceutical companies which have financial resources and sales, marketing and distribution capabilities and expertise substantially greater than ours. As a result, any marketing and sales efforts that we may undertake on our own may be unsuccessful and may deplete our limited capital resources.

If we cannot implement our strategy to grow our business through product and company acquisitions, our business and competitive position in the pharmaceutical industry will be impeded.



      Our current business is limited to contract manufacturing of pharmaceutical delivery devices filled with pharmaceuticals we manufacture to our customers' specifications, and the research and testing of pharmaceuticals under development by our customers. Our business strategy includes enhancing our competitive position in the pharmaceutical industry through acquisitions of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological, topical and cardiovascular drug delivery applications or such products in development, including those through the acquisition of other pharmaceutical companies. In order to improve our competitive position and revenue and profitability opportunities, we are targeting pharmaceutical products or companies that are close to generating revenues or are already generating revenues. Other pharmaceutical companies, most of which have substantially greater financial, marketing and sales resources than we do, compete with us for the acquisition of such regulatory approved products, products in development or pharmaceutical companies. As we have limited resources, we need to acquire those pharmaceutical companies that have complementary manufacturing and quality operations, skilled management teams and employees, and supply chain and business information technology systems. The inability to effect acquisitions of such regulatory-approved products, products in development, or other pharmaceutical industry assets will limit the rate of growth of our business. Furthermore, as we have limited sales and marketing capabilities and lack an integrated product sales force, even if we obtain rights to a regulatory-approved pharmaceutical product or acquire a company, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. We are currently engaged in product and corporate acquisition discussions with various parties. It is not appropriate to disclose these early-stage efforts, because (i) there are too many uncertainties whether such contemplated transactions will be completed as planned, (ii) disclosure could arouse an interest in our Company that may later prove to be unjustified, and (iii) our competitors may also have an interest in the identified targets and, in turn, may adversely compete with us for those targets. If successful in agreeing to terms and conditions on such acquisitions, there is also no certainty that we will be able to raise sufficient capital through additional borrowings or the issuance of additional debt or equity securities to successfully complete such transactions as planned.



We will face challenges in the integration of acquisitions and if we cannot integrate the business, products or companies we acquire, our business may suffer.

      The integration of acquired products or pharmaceutical companies into our business will require significant management attention and may require the further expansion of our management team or the implementation of our own sales force. In addition, in order to manage such acquisitions effectively, we will be required to maintain adequate operational, quality and, financial and management information systems and motivate and effectively manage an increasing number of employees and sales personnel. Furthermore, any such acquisition may initially have an adverse effect upon our results of operations while the acquired business is adapting to our management and operating practices. Our future success will also depend in part on our ability to retain or hire qualified employees to develop, sell and market our own products and to manage and operate newly acquired companies and products in accordance with applicable regulatory standards and on an efficient and cost-effective basis. There can be no assurance that we will be able to successfully integrate the operations of any company or products we may acquire. There also can be no assurance that our personnel, systems, procedures and controls will be adequate to support our continued growth. If we cannot integrate our acquisitions successfully, the associated costs and loss of opportunity could have a material adverse effect on our business and financial condition. Moreover, in the event we are unable to successfully integrate the operations of an acquisition, we may consider available strategic alternatives, including possible dispositions.


      The principal challenges we faced in integrating our acquisition of Inyx Pharma were to implement a new information technology system and to overcome vendor problems resulting from the predecessor company having been in Administration. The Sage 500 IT system was implemented to solve the information problems. We have achieved a better working relationship with our supply chain due to payment on terms and improving relationships with our vendors.

      The Aventis PR business acquisition completed on March 31, 2005 has significantly expanded our existing business, facilities and staff. The Aventis PR operation is located in Manati, Puerto Rico, and consists of five buildings totaling approximately 140,000 square feet and extending over 9.5 acres. Aventis PR had 322 employees, of which we have retained approximately 146. We have faced challenges in managing the integration of the Puerto Rico facilities and its employees into our Company. These include integrating those facilities, information systems, supply chain procurement and customer invoicing procedures into our overall operations. We have overcome the supply chain procurement and customer invoicing integration challenges by orienting and training Aventis PR management and staff to the procedures utilized by our company. We have now also overcome the integration of Aventis PR's information systems by utilizing personal and information support and assistance provided at no cost from Aventis PR's parent company, Aventis Pharmaceuticals. At the same time, we have imolemented new employee benefit programs as well as other human resource support systems for the 146 employees we have retained at our Manati Puerto Rico site. There will be continuing challenges to integrate the cultures of our United Kingdom and Puerto Rico business units, and building operational and business synergies between our operations. We believe we can continue to overcome these challenges with continuing staff orientation and training. To date, all of the integration activities are progressing satisfactorily. If we have any significant delays in integrating the Aventis PR acquisition into our business, there is no assurance that we can operate that facility profitably.


We may be unable to obtain financing for the acquisitions that are available to us.

      We will attempt to obtain financing for acquisition opportunities through a combination of loans and equity investments from commercial sources, seller debt financing, issuance of our equity securities as part of the purchase price, and other sources. Commercial sources will tend to come from investment funds, private equity funds and other non-traditional sources, usually at a very high borrowing cost. Use of our equity securities could result in material dilution to our existing stockholders. There can be no assurance that we will be able to obtain adequate financing for further acquisitions or that, if available, such financing will be on favorable terms. We raised capital to fund the acquisition of the business assets of Aventis PR through asset-based secured borrowings, which will significantly increase our debt-service obligations in advance of receiving steady revenues, which may place a further strain on our limited working capital.

If we fail to meet governmental regulations, we may not be able to sell our pharmaceutical products or services.


      We must ensure that our products and services continuously comply with strict requirements designed to ensure the quality and integrity of pharmaceutical products. These requirements include the United States Federal Food, Drug and Cosmetic Act governed by the U.S. FDA and FDA-administered cGMP ("current Good Manufacturing Practices") regulations for pharmaceutical manufacturers. Our products and services must also continuously comply with the requirements of the regulatory agencies where we distribute our products or services, including the MHRA, EMEA and TPD. These regulations apply to all phases of our business, including drug testing and manufacturing; record keeping; personnel management; management and operations of facilities and equipment; control of materials, processes and laboratories; and packaging, labeling and distribution.



      To date, we have been able to comply with these governmental regulations. However, the U.S. Congress, the FDA, the TPD, the MHRA, the EMEA and the pharmaceutical regulatory agency of any other country where we distribute our products or services could impose stricter regulations in the future. Because we have a small staff with regulatory expertise, we may have difficulty in quickly changing our methods to comply with stricter regulations. If we fail to comply with any of the regulations governed by a particular pharmaceutical regulatory agency, the regulators can disqualify any data we collect in our product development process for that country or bar us from manufacturing pharmaceutical products or terminate our ongoing pharmaceutical product research for that country. If we violate regulations, we could face other forms of regulatory sanctions including fines and civil penalties, the recall of effected products, or restrictions on our operations. In severe cases, the authorities could close our facilities. If the authorities disqualified our data, barred our products or closed our facilities, even for a short period of time, our reputation could be severely damaged. This would make it difficult for us to obtain new purchase orders and contracts and could have a materially adverse effect on our business, financial condition, results of operations and cash flows.

We face potential liability for injuries to persons who use our products.


      We develop, formulate, test and produce pharmaceutical products for others intended for use by the public. Such activities could expose us to risk of liability for personal injury or death to persons using such products, notwithstanding that we do not commercially market or sell products of our own directly to the public. In contracts for the production of FDA-approved products for commercial sale, we seek to reduce our potential liability through measures such as contractual indemnification provisions with customers (the scope of which may vary from customer to customer and the performance of which are not assured) and by the insurance maintained by us and our customers. Development services are typically undertaken pursuant to purchase orders that do not include specific indemnification or insurance provisions. Although we believe that this practice is typical in the industry, we could be materially adversely effected if we were required to pay damages or incur defense costs in connection with a claim for which no indemnity agreement is applicable; that is outside the scope of any applicable indemnity agreement; if the indemnity, although applicable, is not performed in accordance with its terms; or if our liability exceeds the amount of applicable insurance or indemnity. We currently maintain product liability insurance limited to approximately $9 million with respect to these risks, and we believe such coverage is adequate for our present level of operations.


We will be subject to the risks of doing business in developing countries.

      We are marketing and selling our consulting services to customers in developing countries including those in Latin America. Accordingly, we will be subject to all the risks of doing business with customers in such countries, including dealing with:

      - trade protection measures and import or export licensing requirements;

      -     difficulties in enforcing contracts;

      -     difficulties in protecting intellectual property;

      -     unexpected changes in regulatory requirements;

      - legal uncertainty regarding liability, tax, tariffs and other trade barriers;

      -     foreign exchange controls and other currency risks;

      -     inflation;

      -     challenges to credit and collections;

      -     expropriation; and

      - government instability, war, riots, insurrections and other political events.

      Although we may seek to obtain political risk insurance covering some of the events listed above, insurance proceeds under such policies would likely not cover all losses, and such insurance may not be available on commercially reasonable terms, or at all to us.

Any delays or difficulties in the manufacture of our own products or our customers' products may reduce our revenues, profit margins, limit the sales of our products, or harm our reputation.

      We manufacture all of our customers' products, and intend to manufacture the significant majority of the pharmaceutical products we plan to develop or are presently developing proprietarily, at our Inyx Pharma Runcorn facility in the United Kingdom, and at our Inyx USA Puerto Rican facility. Many of our production processes are complex and require specialized and expensive equipment. Any unforeseen delays or interruptions in our manufacturing operations may reduce our revenues and profit margins. Additionally, our facilities utilize gases that are considered to be explosive; therefore, exposed flames and other sources of ignition represent a significant risk to manufacturing capability. We believe we have taken the necessary preventative measures to mitigate such risk. All electrical circuits are flame-proofed and all sources of ignition are strictly prohibited from the facility. However, there can be no assurance that such safety features will prevent significant damage to our facilities due to accidents. In addition, our manufacturing output may decline as a result of other accidents, power outages, supply shortages, natural disasters, or other disruptions of the manufacturing process.


      Any inability to resume manufacturing after an interruption would have a significant material adverse effect on our business. A long delay in the resumption of the manufacturing operation may cause growing demand for our customers' products or our planned products, which may exceed our ability to supply the demand if we are successful in resuming our manufacturing operations. If such a situation were to occur, it may be necessary for us to seek an alternative manufacturing source, which could materially adversely impact our ability to meet our customers' demands or our own requirements, or meet our customers' and our own pricing and distribution requirements. We cannot provide assurance that we may be able to find or utilize another facility in a timely or cost-effective manner to continue to manufacture products for us and our customers. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.

Any delays or difficulties in the supply of key materials or components for our own products or our customers' products may reduce our revenues, profit margins, limit the sales of our products, or harm our reputation.

      We utilize a variety of suppliers as indicated by our customers' requirements and our own product development and manufacturing needs. We depend on six critical suppliers for certain products. These suppliers are: Cebal, which provides us with cans; Perfect Valois, which provides valves for aerosol pharmaceutical products; Lablabo, which provides actuators for steroidal foam products; Bespak, which provides valves for pharmaceutical respiratory inhaler devices; Precision Valve which provides us with aerosol valves; and Nussbaum & Guhl, which also provides us with cans. We will also utilize three of these suppliers (Cebal, Perfect Valois and Bespak) at our Inyx USA Puerto Rican facility. As we are dependant on these suppliers in order to deliver goods and services to our customers, any interruptions, delays, or the loss of any of these suppliers could have a material adverse effect on our business and operations in which we may be forced to seek an alternative source, thereby delaying the delivery of our products and services to our customers. In such an event, our reputation with our customers could be severely damaged, which may make it difficult for us to maintain our current purchase orders and contracts with effected customers or obtain new purchase orders and contracts from that customer. We do not have long term supply contracts with our suppliers other than routine purchase orders. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers.


If the implementation or integration of a new information technology system is not successfully completed, our business could be disrupted.


      In November 2003, we began the process of implementing a new information technology system, the Sage 500 Management Information System ("Sage 500 MIS"). The first phase of this project was successfully completed in January 2004 and the second phase was completed in early 2005. The Sage 500 MIS is intended to support many of our business functions, including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting and financial reporting, and other company functions. We are utilizing a controlled project plan consisting of the noted two phases to ensure the successful implementation of this information technology system; however, in the event we do not successfully implement this system in a timely manner or in the event the new system does not operate as expected or designed, our business could be disrupted and we may have to incur additional expenses to rectify such potential problems. We could also incur additional costs to ensure complete and accurate conversion of historical information from the old to the new system. Additionally, as a result of our acquisition of the business assets of Aventis PR, we may incur unforeseen costs or have business disruptions attempting to integrate our existing information systems and database with that operation's existing information technology systems, which includes a JD Edwards enterprise resources planning system.


As a public company, we may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters and public disclosure.


      Recently enacted and proposed changes in the laws and regulations effecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the United States Securities and Exchange Commission ("SEC"), and by our principal trading market, will result in increased costs to us as we evaluate the implications of these laws, regulations and standards and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot estimate the amount or timing of additional costs we may incur as a result of these laws and regulations.


We must maintain and add key management and personnel.

      Our success is heavily dependent on the performance of our executive officers and managers. We have entered into employment agreements with these individuals, including Jack Kachkar, our Chairman and Chief Executive Officer, Steven Handley, our President and Chief Production Officer, Colin Hunter, our Chief Scientific and Regulatory Officer and John Hamerski, our Vice President and Chief Financial Officer. None of such persons has signified any intention to retire or leave the Company. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain these personnel. In addition, our proposed plan of development will require an increase in scientific, management and sales and marketing personnel, and investment in the professional development of the expertise of our existing employees and management. We are currently seeking additional sales and marketing personnel to join our Company. Although we have been able to hire and retain qualified personnel, due to our limited financial resources, there can be no assurance that we will be successful in obtaining, recruiting and retaining such personnel in sufficient numbers to maintain our revenues or results of operations at their current levels or successfully implement our growth strategy.

Foreign exchange risks may result in losses due to fluctuations in the rates of currency exchange.

      Currently, most of our sales occur outside the U.S. market and are denominated in foreign currencies, principally, the Great Britain Pound ((pound)) and the Euro Dollar ((euro)). Additionally, we purchase our raw materials and components from a variety of foreign sources, also denominated in foreign currencies. We are particularly sensitive to movements in exchange rates between the British pound and the U.S. dollar, and to a lesser extent, the Euro and the Canadian dollar. In 2004, more than 80% of our consolidated sales were realized in Great Britain pounds (including a Canadian customer), the balance of the consolidated sales were to customers in the European Union and realized in Euros. While we incur expenses in those currencies, the impact of these expenses does not fully offset the impact of currency exchange rates on our revenues. As a result, currency exchange rate movements can have a considerable impact on our earnings. For example, in 2004, our gross profit decreased by 44% as compared to the period from March 7, 2003 through December 31, 2003. However, at 2003 exchange rates, our gross profit would have decreased by 49%. We do not currently engage in any hedging activities designed to stabilize the risks of foreign currency fluctuations. However, we intend to implement hedging transactions in the future. Such fluctuations could adversely affect the value of our revenues and the results of our operations stated in U.S. Dollars.

      In many circumstances, revenues generated by foreign subsidiaries will generally be collected by our foreign subsidiaries in the local currency. By contrast, some significant liabilities of our foreign subsidiaries, such as liabilities for the financing of new plant and equipment, may be payable in U.S. Dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could increase the U.S. Dollar amounts payable and negatively impact liquidity and earnings. Moreover, revenues and expenses of our foreign subsidiaries are realized in their local currencies and then translated into U.S. Dollars on a consolidated basis. As a result, fluctuations in foreign currency exchange rates in markets where we derive significant revenue have significant operations or purchase necessary materials, components and supplies could have a material effect upon the amount of our revenues, expenses and results of operations, as well as the value of our assets and liabilities.

                          RISKS RELATED TO OUR INDUSTRY



We face significant competition from pharmaceutical companies and others, which may cause us to lower prices or lose business.

      We compete directly with several pharmaceutical product development organizations, contract manufacturers of pharmaceutical products and university research laboratories. Most companies that produce pharmaceutical products do not engage in product development. Historically, most companies who provide product development services do not also have the equipment or expertise to manufacture products. However, many of our competitors, particularly large established pharmaceutical and biotechnology companies, have significantly greater resources than we do. If any of these current competitors, or new competitors, decide to provide the same services that we provide at lower prices, we may be forced to lower our prices or lose business. In addition, in some situations our customers and potential customers may determine to retain the manufacturing of devices to deliver their products, depriving us of the potential business from these services. Upon the occurrence of any of these events, our revenues and profitability will decrease. Because many of our competitors have substantially greater financial resources, they would be able to sustain these pricing pressures better than we could. We are a small company with limited financial resources, so such pricing pressure could have a greater adverse effect on our business than it could on a larger, better capitalized company.


Our revenues may be adversely effected by generic competition to our customers' branded products or branded products that we develop or acquire.

      As we receive revenues for the contract development and manufacturing of our customers' branded pharmaceutical products, these revenues, and the potential revenues from the commercialization and marketing of our own proprietary branded products, may be adversely effected if such branded products begin to face generic competition. In addition to the generic competition that our own potential products may face, if the entry of a generic product negatively effects a particular branded product's market share, our customers' product requirements for these branded products may decline, thereby adversely effecting our business with these customers. Additionally, our customers' market share for their branded products may be reduced due to governmental and other pressures to reduce costs through the increased use of generic substitutes. Also, our potential branded products or our customers' branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which such branded products are used. Increased competition from the sale of generic pharmaceutical products or from different therapeutic agents used for the same indications for which such branded products are used may cause a decrease in revenue from the development, manufacturing and sale of these branded products.


We may face product development competition from pharmaceutical companies and others.

      Our business growth strategy includes the development and sales of our own pharmaceutical products for respiratory, dermatological and topical drug delivery applications. We will compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours, in the development and marketing of new pharmaceutical products or generic ones. We may therefore face competition from such companies that may develop products or acquire technologies for the development of products that are the same as or similar to the products we presently have in development or plan to develop. Because there is rapid technological change in the industry and because many other companies may have more financial resources than we do, such companies may develop or license their products more rapidly than we can, complete the applicable regulatory approval process sooner than we can, market their products before we can market our products or offer these new products at prices lower than our prices. Additionally, technological developments or the regulatory approval of new therapeutic indications for existing products may make the products we are developing or planning to develop difficult to market successfully or obsolete. Such events may have a negative impact on the sales of our newly developed products and result in a depletion of the capital we have available to pursue these products.


Our business involves environmental risks and we may incur significant costs complying with environmental laws and regulations.

      We utilize a variety of chemicals in our business, many of which are dangerous if used or handled improperly. As of December 2004, we utilized approximately 170 raw material chemicals to formulate over 160 bulk products that in turn are used to produce approximately 400 finished goods. A substantial number of the chemicals we handle are classified as dangerous due to their toxicity, corrosiveness, ability to cause irritation or flammability. Wastes from our manufacturing and testing processes are either collected in drums and removed by a waste contractor or discharged into public sewers pursuant to a Trade Effluent Discharge Consent. The Company takes stringent precautions in the storage and use of these materials and constantly trains its personnel in their use. Because of this, we have not caused any release of hazardous materials into the environment or exposed any of our employees to health risks. We maintain liability and product liability insurance covering the risks of such exposure, in amounts we deem to be adequate.

      Under government regulations governed by the Montreal Protocol on Substances That Deplete the Ozone Layer, chlorofluorocarbon ("CFC") compounds are being phased out because of environmental concerns. We presently manufacture respiratory inhalers that utilize CFC gas as a propellant. Although we have expertise in converting such products to non-CFC based respiratory inhalers and have commenced manufacturing non-CFC or hydrofluoroalkane ("HFA") respiratory inhalers at our Inyx Pharma production facility, a small number of our customers continue to require CFC respiratory inhalers. These customers sell these products in a number of countries that still allow the import and marketing of CFC-based respiratory inhalers. As the CFC gas is sold to us under strict European Union guidelines and quotas, if customer demand exceeds our present quota, our ability to manufacture CFC-based respiratory inhalers can be materially adversely effected, which could result in lost sales opportunities. Presently, our quota is sufficient to meet our customers' demand.

                           RISKS RELATED TO OUR STOCK

We do not expect to pay dividends.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Furthermore, for the foreseeable future, we intend to retain profits, if any, to fund our planned growth and expansion.


Shares that may be eligible for future sale may adversely effect the market price of our Common Stock.

      Sales of substantial amounts of Common Stock by shareholders in the public market, or even the potential for such sales, are likely to adversely effect the market price of the Common Stock and could impair our ability to raise capital by selling equity securities. As of June 17, 2005, we believe that approximately 7,450,000 of the 38,983,983 shares of Common Stock currently issued and outstanding are freely transferable without restriction or further registration under the securities laws, unless held by "affiliates" of the Company, as that term is defined under the securities laws.

Our company is substantially controlled by our management team.

      As of May 31, 2005, the executive officers, key employees and directors of our Company and their family members, associates and their affiliates beneficially owned approximately 31% of the shares of the currently outstanding common stock. Accordingly, and because there is no cumulative voting for directors, our executive officers and directors may be in a position to influence the election of all the directors of the Company and to control through their stock ownership the business of the Company. The management of the Company is controlled by our Board of Directors, comprised of two independent directors and three executive directors consisting of the Chairman and Chief Executive Officer of the Company, the President of the Company, and the Executive-Vice President and Chief Scientific Officer of the Company.

We have certain anti-takeover provisions that may entrench management and make their removal from office more difficult.

      Our Articles of Incorporation and Bylaws make it difficult to effect a change in control of the Company and replace incumbent management. Our Articles of Incorporation authorize the Board of Directors to issue preferred stock in classes or series, and to determine voting, redemption and conversion rights and other rights related to such class or series of preferred stock that, in some circumstances, could have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes. Such provisions could also exert a negative influence on the value of the common stock and of a shareholder's ability to receive the highest value for the common stock in a transaction that may be hindered by the operation of these provisions. The Company's directors may be elected for three-year terms, with approximately one-third of the Board of Directors standing for election each year, which may make it difficult to effect a change of incumbent management and control. In addition, directors may be removed only for "cause" as defined in our Articles of Incorporation and Bylaws, and our Bylaws require an action by more than two-thirds of shares outstanding to call a special meeting of shareholders. All of these features may also serve to entrench management and make their removal more difficult.


There is potential volatility in the price of our stock.


      The market price of the shares of our common stock, like the securities of many other Over-The-Counter traded companies may be highly volatile. Such price has ranged from $0.30 to $2.85 since late 2002. See "Price Range of Common Stock and Dividend Policy." Factors such as developments in our relationships with our customers, material adverse events to our customers, changes in U.S. FDA and other governmental regulations, market changes in the pharmaceutical industry, loss of key company executives, sales of large numbers of shares of our common stock by existing stockholders and general market conditions may have a significant effect on the market price of our common stock. In addition, U.S. stock markets have experienced extreme price and volume fluctuations in the past. This volatility has significantly effected the market prices of securities of many pharmaceutical and biotechnology companies, and companies such as ours in related industries, for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely effect the market price of our common stock.

If outstanding options and warrants are converted, the value of those shares of common stock outstanding just prior to the conversion will be diluted.


      As of May 31, 2005, there were outstanding options and warrants to purchase 25,506,687 shares of common stock, with exercise prices ranging from $0.80 to $3.10 per share. Currently, the market price of our common stock is lower or near the exercise price of all options and warrants, so their exercise is unlikely at this time. However, if the stock price rises and if the holders exercise a significant number of these securities at any one time, the market price of the common stock could fall. The value of the common stock held by other shareholders will be diluted. The holders of the options and warrants have the opportunity to profit if the market price for the common stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not rise above the exercise price of these securities, then they will expire without exercise. The holders of these options and warrants may also exercise their securities if we are able to raise capital privately or from the public on terms more favorable than those provided in these securities. We cannot predict exactly if, or when, such a financing will be needed or obtained. Furthermore, we cannot predict whether any such financing will be available on acceptable terms, or at all.




                                USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the common stock offered by this Prospectus. The Selling Stockholders will receive all of the proceeds.

      We, however, will receive funds upon any exercise of the warrants held by the Selling Stockholders. If any of such warrants are exercised, we will receive the exercise price of the warrants. Any funds received upon exercise of the warrants will be applied to our working capital needs. There can be no assurance that any of the warrants will be exercised.

                              SELLING STOCKHOLDERS

      We have agreed to register 19,165,088 shares of our common stock, beneficially owned by the Selling Stockholders. These shares were acquired or will be acquired by the Selling Stockholders pursuant to private placement offerings of our securities (the "Placements") completed in August and September 2004 and the warrants issued under the Placements. Warrants were also issued to persons associated with Sands Brothers International Limited, a registered broker/dealer, as part of its compensation for services rendered in connection with one of the Placements. The warrants expire in August and September 2009. The shares of common stock beneficially owned by each of the Selling Stockholders are being registered to permit public secondary trading of these shares, and the Selling Stockholders may offer these shares for resale from time to time. See "Plan of Distribution".


      The following table sets forth the names of the Selling Stockholders, the number of shares of common stock owned beneficially by each Selling Stockholder as of January 1, 2005 and the number of shares that may be offered pursuant to this Prospectus. Except as may be identified in the footnotes to the table, none of the Selling Stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the Selling Stockholders.


      The Selling Stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the Selling Stockholders will hold in the future.


      For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate. As explained below under "Plan of Distribution", we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.

         Selling Stockholders            Shares and Warrants          Number of           Number of   Shares Beneficially
                                       Beneficially Owned Prior    Shares Subject          Shares           owned
                                           to Offering (1)           to Warrants         Offered by  After the Offering (3)
                                                                                            this
                                                                                         Prospectus
                                       ------------------------                                     ---------------------
                                          Number    Percent(2)                                      Number(4)  Percent(4)
                                          ------    ----------                                      ---------  ----------
--------------------------------------------------------------------------------------------------------------------------
Perceptive Life Sciences Master Fund,      5,000,000      12.40%      2,500,000(6)        5,000,000     0               *
Ltd. (a)
--------------------------------------------------------------------------------------------------------------------------
Sands Brothers Venture Capital III,        1,481,482       3.80%        740,741(5)        1,481,482     0               *
LLC (b)
--------------------------------------------------------------------------------------------------------------------------
James K. and Sharon A. Randolph            1,000,000       2.60%        500,000(6)        1,000,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Peter Nordin APS (c)                         875,000       2.30%        437,500(6)          875,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Stonestreet LP (d)                           500,000       1.30%        250,000(6)          500,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Sands Brothers                               493,828       1.20%        246,914(5)          493,828     0               *
Venture Capital IV, LLC (b)
--------------------------------------------------------------------------------------------------------------------------
The Carnahan Trust (e)                       470,588       1.20%        235,294(7)          470,588     0               *
--------------------------------------------------------------------------------------------------------------------------
Asset Managers International Ltd. (f)        375,000          *         187,500(6)          375,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Catalytix Life Science Hedge Fund (g)        250,000          *         125,000(6)          250,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Catalytix, LDC (h)                           250,000          *         125,000(6)          250,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Stan Nabozny and Catherine Carlson           250,000          *         125,000(6)          250,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Tiberius Investment and Capital (UK)         250,000          *         125,000(6)          250,000     0               *
(i)
--------------------------------------------------------------------------------------------------------------------------
Whalehaven Capital LP (j)                    250,000          *         125,000(6)          250,000     0               *
--------------------------------------------------------------------------------------------------------------------------
John Pappajohn                               250,000          *         125,000(6)           250000     0               *
--------------------------------------------------------------------------------------------------------------------------
Arco van Niewland                            250,000          *         125,000(6)          250,000     0               *
--------------------------------------------------------------------------------------------------------------------------
William R. and Joanne S. Jellison            250,000          *         125,000(6)          250,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Natan and Milyan Vislitsky                   247,500          *         123,750(6)          247,500     0               *
--------------------------------------------------------------------------------------------------------------------------
Sands Brothers Venture Capital, LLC          246,914          *         123,457(5)          246,914     0               *
(b)
--------------------------------------------------------------------------------------------------------------------------
Sands Brothers Venture Capital II, LLC       246,914          *         123,457(5)          246,914     0               *
(b)
--------------------------------------------------------------------------------------------------------------------------
David and Deborah Turbide                    235,294          *         117,647(7)          235,294     0               *
--------------------------------------------------------------------------------------------------------------------------
Nitkey Holding Corp. (k)                     235,294          *         117,647(7)          235,294     0               *
--------------------------------------------------------------------------------------------------------------------------
Greenwich Growth Fund (l)                    225,988          *         112,994(8)          225,988     0               *
--------------------------------------------------------------------------------------------------------------------------
Bonanza Trust (m)                            194,000          *         194,000(9)          194,000     0               *
--------------------------------------------------------------------------------------------------------------------------
KWG Trust (n)                                194,000          *         194,000(9)          194,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Shyam Kumaria                                155,294          *          77,647(7)          155,294     0               *
--------------------------------------------------------------------------------------------------------------------------
Thomas J. Benson                             125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Michael B. and Sheila J. Carroll             125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------
John W. Eilers                               125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Caspar Helmer                                125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Ronald A. Soicher                            125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Peter Thompson                               125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Lighthouse Capital Insurance Co. (o)         125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------
Dominique Lubar                              125,000          *          62,500(6)          125,000     0               *
--------------------------------------------------------------------------------------------------------------------------

         Selling Stockholders            Shares and Warrants          Number of           Number of   Shares Beneficially
                                       Beneficially Owned Prior    Shares Subject          Shares           owned
                                           to Offering (1)           to Warrants         Offered by  After the Offering (3)
                                                                                            this
                                                                                         Prospectus
                                       ------------------------                                     ---------------------
                                          Number    Percent(2)                                      Number(4)  Percent(4)
                                          ------    ----------                                      ---------  ----------
--------------------------------------------------------------------------------------------------------------------------
R. Van Den Toorn                             125,000          *           62,500(6)         125,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Paul Russo                                   125,000          *           62,500(6)         125,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Thominvest OY (p)                            125,000          *           62,500(6)         125,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Meganet Uno, S.A (q)                         125,000          *           62,500(6)         125,000           0         *
--------------------------------------------------------------------------------------------------------------------------
280 Ventures, LLC (b)                        123,456          *           61,728(5)         123,456           0         *
--------------------------------------------------------------------------------------------------------------------------
Katie and Adam Bridge Partners, L.P.         123,456          *           61,728(5)         123,456           0         *
(b)
--------------------------------------------------------------------------------------------------------------------------
Per Gustafsson                               120,000          *           60,000(6)         120,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Blake Williams                               117,648          *           58,824(7)         117,648           0         *
--------------------------------------------------------------------------------------------------------------------------
Graham Smith                                 117,648          *           58,824(7)         117,648           0         *
--------------------------------------------------------------------------------------------------------------------------
Kevin Schoenfelder                           117,648          *           58,824(7)         117,648           0         *
--------------------------------------------------------------------------------------------------------------------------
Sheldon Miller                               117,648          *           58,824(7)         117,648           0         *
--------------------------------------------------------------------------------------------------------------------------
Howard E. Richmond, Jr.                      112,500          *           56,250(6)         112,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Richard Pitt                                 110,588          *           55,294(7)         110,588           0         *
--------------------------------------------------------------------------------------------------------------------------
Kenneth W. and Christine P. Hurst            100,000          *           50,000(6)         100,000           0         *
--------------------------------------------------------------------------------------------------------------------------
David M. Craig                               100,000          *           50,000(6)         100,000           0         *
--------------------------------------------------------------------------------------------------------------------------
James T. O'Connell, Jr.                      100,000          *           50,000(6)         100,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Ronald Steinberg                             100,000          *           50,000(6)         100,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Thomas Fish                                   94,118          *           47,059(7)          94,118           0         *
--------------------------------------------------------------------------------------------------------------------------
Gordon Sjodin                                 89,176          *           44,588(7)          89,176           0         *
--------------------------------------------------------------------------------------------------------------------------
Colin Kramer                                  70,588          *           35,294(7)          70,588           0         *
--------------------------------------------------------------------------------------------------------------------------
Charles Mader IRA                             65,882          *           32,941(7)          65,882           0         *
--------------------------------------------------------------------------------------------------------------------------
Yves Hertoghs                                 63,530          *           31,765(7)          63,530           0         *
--------------------------------------------------------------------------------------------------------------------------
Enrico Deluchi                                62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Lance R. Gelein                               62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Andrew Goode and Fiona McPhee                 62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Ulrich Kuhn                                   62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Robert A. Laughlin                            62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Robert D. Mosbaugh                            62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Louis Quagliata                               62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Luc Lissoir                                   62,500          *           31,250(6)          62,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Aharon Orlansky                               59,760          *           59,760(10)         59,760           0         *
--------------------------------------------------------------------------------------------------------------------------
Ralph Canter IRA                              58,824          *           29,412(7)          58,824           0         *
--------------------------------------------------------------------------------------------------------------------------
Ralph Canter                                  58,824          *           29,412(7)          58,824           0         *
--------------------------------------------------------------------------------------------------------------------------
Randy Davenport                               58,824          *           29,412(7)          58,824           0         *
--------------------------------------------------------------------------------------------------------------------------
Erwin Bamps                                   58,824          *           29,412(7)          58,824           0         *
--------------------------------------------------------------------------------------------------------------------------
Peter James Weallans                          56,470          *           28,235(7)          56,470           0         *
--------------------------------------------------------------------------------------------------------------------------
Linda Sterling**                              54,828          *           54,828(11)         54,828           0         *
--------------------------------------------------------------------------------------------------------------------------
Jonathan Lawrence**                           50,000          *           50,000(6)          50,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Bernard Questier                              50,000          *           25,000(6)          50,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Ricardo Contreras                             50,000          *           25,000(6)          50,000           0         *
--------------------------------------------------------------------------------------------------------------------------
David and Buris Blanchfield                   50,000          *           25,000(6)          50,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Gary and Ruth Rehm                            50,000          *           25,000(6)          50,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Manrswara Sreenvasan                          50,000          *           25,000(6)          50,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Davit Katt                                    47,058          *           23,529(7)          47,058           0         *
--------------------------------------------------------------------------------------------------------------------------

         Selling Stockholders            Shares and Warrants          Number of           Number of   Shares Beneficially
                                       Beneficially Owned Prior    Shares Subject          Shares           owned
                                           to Offering (1)           to Warrants         Offered by  After the Offering (3)
                                                                                            this
                                                                                         Prospectus
                                       ------------------------                                     ---------------------
                                          Number    Percent(2)                                      Number(4)  Percent(4)
                                          ------    ----------                                      ---------  ----------
--------------------------------------------------------------------------------------------------------------------------
Martin Weigand                                47,058          *           23,529(7)          47,058           0         *
--------------------------------------------------------------------------------------------------------------------------
Markus Seigar                                 35,294          *           17,647(7)          35,294           0         *
--------------------------------------------------------------------------------------------------------------------------
Rich Lisauskas                                30,588          *           15,294(7)          30,588           0         *
--------------------------------------------------------------------------------------------------------------------------
Frank G. Mazzola**                            29,943          *           29,943(12)         29,943           0         *
--------------------------------------------------------------------------------------------------------------------------
Theodore V. Fowler**                          26,500          *           26,500(13)         26,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Peter and Linda Licari                        23,528          *           11,764(7)          23,528           0         *
--------------------------------------------------------------------------------------------------------------------------
John and Barbara Arent                        23,528          *           11,764(7)          23,528           0         *
--------------------------------------------------------------------------------------------------------------------------
Peter Silverman**                             22,500          *           22,500(6)          22,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Jason A. Russo**                              20,656          *           20,656(14)         20,656           0         *
--------------------------------------------------------------------------------------------------------------------------
Todd A. Cirella**                             20,656          *           20,656(14)         20,656           0         *
--------------------------------------------------------------------------------------------------------------------------
Michael W. Wagner**                           13,647          *           13,647(15)         13,647           0         *
--------------------------------------------------------------------------------------------------------------------------
Robert J. Bonnaventura**                      12,029          *           12,029(16)         12,029           0         *
--------------------------------------------------------------------------------------------------------------------------
Craig A. Bonn**                               12,029          *           12,029(16)         12,029           0         *
--------------------------------------------------------------------------------------------------------------------------
R. Kevin Connors**                            12,029          *           12,029(16)         12,029           0         *
--------------------------------------------------------------------------------------------------------------------------
Jordan D. Cooper**                             9,760          *            9,760(17)          9,760           0         *
--------------------------------------------------------------------------------------------------------------------------
Hugh J. Marasa, Jr.**                          9,522          *            9,522(6)           9,522           0         *
--------------------------------------------------------------------------------------------------------------------------
Craig Boden**                                  7,500          *            7,500(18)          7,500           0         *
--------------------------------------------------------------------------------------------------------------------------
Justin Kastan**                                7,202          *            7,202(19)          7,202           0         *
--------------------------------------------------------------------------------------------------------------------------
Mark F. Blaha**                                5,941          *            5,941(7)           5,941           0         *
--------------------------------------------------------------------------------------------------------------------------
Robert Casolaro**                              5,000          *            5,000(6)           5,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Michael Giles Pesackis**                       4,080          *            4,080(6)           4,080           0         *
--------------------------------------------------------------------------------------------------------------------------
Glen McKelvey**                                3,643          *            3,643(20)          3,643           0         *
--------------------------------------------------------------------------------------------------------------------------
Lars M. Headley**                              3,300          *            3,300(6)           3,300           0         *
--------------------------------------------------------------------------------------------------------------------------
Stephen Michael Stabile**                      2,200          *            2,200(6)           2,200           0         *
--------------------------------------------------------------------------------------------------------------------------
Peter O'Neill**                                2,000          *            2,000(21)          2,000           0         *
--------------------------------------------------------------------------------------------------------------------------
Maya Lana Lawler**                               361          *              361(6)             361           0         *
--------------------------------------------------------------------------------------------------------------------------
Robin Baker-Williams**                           200          *              200(6)             200           0         *
--------------------------------------------------------------------------------------------------------------------------

Total Number of                           19,165,088                                     19,165,088
Shares and Warrants                       ==========                                     ==========
--------------------------------------------------------------------------------------------------------------------------


* Less than one percent

** A person or entity associated with Sands Brothers International Limited ("Sands Brothers"). Sands Brothers acted as the placement agent for one of our private placements and warrants to purchase up to an aggregate of 783,286 shares of our common stock were issued to persons and entities associated with it as partial compensation for its services as placement agent.

(a) The Company has been advised by this Selling Stockholder that Mr. Joseph E. Edelman is the managing member of Perceptive Advisors, LLC, the Investment Manager of Perceptive Life Sciences Master Fund, Ltd. ("Perceptive"). As such, Mr. Edelman has dispositive and voting authority for all of Perceptive's shares in the Company.

(b) The Company has been advised by Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital II, LLC, Sands Brothers Venture Capital III, LLC and Sands Brothers Venture Capital IV, LLC that they are managed by Sands Brothers Venture Capital Management LLC, of which Mr. Steven Sands is the Manager. The Company has been further advised by 280 Ventures LLC and Kate & Adam Bridge Partners, LP that they are managed by 280 Ventures Management, LLC and Katie and Adam Bridge Partners Management, L.P., respectively, of which Mr. Steven Sands is the Manager. The Company has also been advised that the foregoing six entities are affiliates of Sands Brothers. If all shares beneficially owned by the foregoing six entities were to be aggregated, the number of shares beneficially owned by them prior to the Offering would be 2,716,050 shares, constituting approximately 6.9% of the Company's issued and outstanding shares.

(c) Peter Nordin APS has advised the Company that Peter Nordin has dispositive and voting authority for all of its shares in the Company.

(d) Stonestreet LP is a private investment fund managed by the Stonestreet Corporation. The Selling Stockholder has advised the Company that Mr. Michael Finkelstein and Ms. Elizabeth Leonard have dispositive and voting authority for all of its shares in the Company.

(e) The Carnahan Trust has advised the Company that Mr. Kevin Carnahan and Ms. Laurie Carnahan, as trustees, have dispositive and voting authority for all of its shares in the Company.

(f) Asset Managers International Ltd. ("Asset") has advised the Company that Messrs. Oskar Lewnowski and William Maycock have dispositive and voting authority for all of its shares in the Company.

(g) Catalytix Life Science Hedge Fund is managed by Array Capital Management, LLC. This Selling Stockholder has advised the Company that Kenneth A. Sorensen, Ph.D. has dispositive and voting authority for all of its shares in the Company.

(h) Catalytix, LDC is managed by Array Capital Management, LLC. This Selling Stockholder has advised the Company that Kenneth A. Sorensen, Ph.D. has dispositive and voting authority for all of its shares in the Company.

(i) Tiberius Investment and Capital (UK) has advised the Company that Mr. Adam Benowitz has dispositive and voting authority for all of its shares in the Company.

(j) Whalehaven Capital LP ("Whalehaven") has advised the Company that Mr. Michael Finkelstein has dispositive and voting authority for all of its shares in the Company.

(k) Nitkey Holding Corp. has advised the Company that Ms. Michele Clerici and Mr. Isaac Truzman have dispositive and voting authority for all of its shares in the Company.

(l) Greenwich Growth Fund Limited is managed by Meridian Fund Management Limited. This Selling Stockholder has advised the Company that Messrs. Evan Schemerauer, Jonathan Walk and Don Dunstan hves dispositive and voting authority for all of its shares in the Company.

(m) Bonanza Trust has advised the Company that Mr. Jeff Zaluda, as agent for the trustee of said trust has dispositive and voting authority for all of its shares in the Company.

(n) KWG Trust ("KWG") advised the Company that Mr. Jeff Zaluda, agent for trustee, has dispositive and voting authority for all of KWG's shares in the Company.

(o) Lighthouse Capital Insurance Company is managed by Aon Insurance Managers (Cayman) Ltd. ("Aon"). This Selling Stockholder has advised the Company that Aon has dispositive and voting authority for all of its shares in the Company.

(p) Thominvest OY has advised the Company that Juha Jouhki has dispositive and voting authority for all of its shares in rhe Company.

(q) Meganet Uno, S.A. has advised the Company that Mr. Federico A. Golcher has dispositive and voting authority for all of its shares in the Company.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, assignees, and successors-in-interest (including distributees) may, from time to time, sell any or all of their shares of common stock of INYX offered hereby on any stock exchange, market or trading facility on which such shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use anyone or more of, or a combination of, the following methods when selling shares

      o ordinary brokerage transactions and transactions in which a broker/dealer solicits purchasers;

      o block trades in which a broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker/dealer as principal and resale by the broker/dealer for its account; an exchange distribution in accordance with the rules of any applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker/dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The Selling Stockholders also may sell shares under Rule 144 under the Securities Act if available, rather than under this Prospectus.

      Broker/dealers engaged by the Selling Stockholders may arrange for other broker/dealers to participate in sales. Braker/dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker/dealer acts as agent for the purchaser of shares from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares or warrants or shares of common stock issuable upon exercise of warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under the applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

      The Selling Stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any persons to distribute the common stock.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR SPECIFIED PERIODS OF TIME PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Market Information


      Our common stock is traded in the over-the-counter market on the NASD OTC Bulletin Board under the symbol IYXI. The following table shows the price range of the Company's common stock since it was initially quoted in February 2003 until June 30, 2005.


      Prior to May 14, 2003, our common stock traded in the over-the-counter market on the NASDAQ OTC Bulletin Board under the symbol DBLQ. All amounts are adjusted for a 5-for-1 stock split in March 2003.

                                              BID                              ASK
Quarter Ended                        High              Low              High           Low
-------------                        ----              ---              ----           ---
12-31-02                            $ 0.30           $ 0.30             None          None
3-31-03                             $ 0.35           $ 0.25            $ 2.85        $ 1.25
6-30-03                             $ 1.70           $ 0.35            $ 2.85        $ 0.99
9-30-03                             $ 1.53           $ 1.09            $ 1.59        $ 1.15
12-31-03                            $ 1.82           $ 1.18            $ 1.92        $ 1.20
3-31-04                             $ 1.36           $ 1.01            $ 1.38        $ 1.04
6-30-04                             $ 1.13           $ 0.84            $ 1.20        $ 0.88
9-30-04                             $ 1.27           $ 0.87            $ 1.30        $ 0.97
12-31-04                            $ 1.35           $ 0.82            $ 1.40        $ 0.90
3-31-05                             $ 1.40           $ 0.75            $ 1.45        $ 0.82
6-30-05                             $ 1.11           $ 0.82            $ 1.14        $ 0.85

      Holders


      As of May 31, 2005, 39,983,983 common shares of the Company's common stock are held of record by 298 holders of record, and approximately 716 beneficial stockholders.


      Dividends

      We have never paid any dividends, and we do not anticipate any stock or cash dividends on our common stock in the foreseeable future.

                             BUSINESS AND PROPERTIES

General

      Inyx, Inc. through its wholly-owned subsidiaries, Inyx Pharma, Inyx Canada and Inyx USA, is a specialty pharmaceutical company that focuses on the development and manufacturing of prescription and over-the-counter ("OTC") pharmaceutical products. We also provide specialty pharmaceutical development and manufacturing consulting services to the international healthcare market. By "specialty pharmaceutical", we mean that we specialize in developing and producing selected aerosol pharmaceutical products and drug delivery applications for the treatment of respiratory, allergy, dermatological, and topical and cardiovascular disease conditions. We intend to expand our product research and development activities with our own line of prescription and OTC pharmaceuticals but, we have not yet commercialized for sale our own products or drug delivery technologies. We have limited product distribution capabilities and although we perform some sales and marketing functions until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell our own proprietary pharmaceutical products that we are presently developing or planning to commercialize.


      A material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our expertise, including those through the acquisition of other pharmaceutical companies. We therefore, continually evaluate opportunities to make strategic acquisitions of specialty pharmaceutical products, drug delivery technologies or businesses. We completed our first specialty pharmaceutical business acquisition, Inyx Pharma, pursuant to a stock exchange agreement in April 2003 and, on March 31, 2005, we completed the acquisition of the business assets of Aventis PR, part of the sanofi-aventis Group, for approximately $20.1 million.

      Inyx is a Nevada corporation headquartered in the United States. Our corporate address is 825 Third Avenue, 40th Floor, New York, New York 10022, and our telephone number is (212) 838-1111; fax (212) 838-0060.

      Inyx Pharma is a corporation formed under the laws of England and Wales with offices and product development and manufacturing facilities in Runcorn, Cheshire, England.

      Inyx Canada is a Canadian corporation, located in Toronto, Canada that we established in May 2003 to provide pharmaceutical manufacturing consulting services to the pharmaceutical industry and administrative and business development support to the rest of our Company.

      Inyx USA is an Isle of Man company that we established to operate as an off-shore company in Puerto Rico, in order to manage and operate our U.S. pharmaceutical operations, including the business assets acquired from Aventis PR on March 31, 2005.


      On March 29, 2005, the Company incorporated a wholly-owned subsidiary, Exaeris Inc. ("Exaeris"), a Delaware corporation, to manage and operate its contemplated product development and marketing activities. As of the date of this prospectus, Exaeris had no active operations and is currently dormant. On May 9, 2005, the Company also established a wholly-owned England and Wales company, Inyx Europe Limited ("Inyx Europe"), to pursue strategic business development activities in Europe. Inyx Europe is also currently dormant.


      Our common stock is traded on the NASD's Over-the-Counter Bulletin Board. We file annual, quarterly and periodic reports with the Securities and Exchange Commission ("SEC") pursuant to Section 15(d) of the Securities Exchange Act of 1934. We maintain a website at www.inyxinc.com and publish all such SEC reports on our website.

Company History

      Inyx was formerly known as Doblique, Inc. ("Doblique"). Doblique was incorporated under the laws of Nevada in March 2000. In July 2002, Doblique became a publicly-traded company when we completed a registration statement for the sale, by our principal stockholder, of 2,450,000 shares of common stock. At that time, Doblique was in the business of owning and racing thoroughbred horses.

      On March 24, 2003, in accordance with the terms of a stock exchange agreement, our controlling stockholder at the time, Ms. Pam Halter, accepted an unsolicited offer to sell a controlling block of 2,250,000 shares of our common stock, representing approximately 45% of our Company's issued and outstanding shares, to Medira Investments LLC ("Medira"). Medira subsequently transferred such shares to its principal, Ms. Viktoria Benkovitch, the wife of Dr. Jack Kachkar, our Company's Chairman and CEO. Also, as part of the sale of shares to Medira, Ms. Halter released and discharged all liabilities of the Company to her. Prior to that transaction, on March 6, 2003, all of Doblique's thoroughbred horse racing business was sold to a third party.

      On March 26, 2003, we issued a press release announcing that change of control transaction and that we would now pursue strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries. These opportunities would include research and development, manufacturing, distribution, and intellectual property acquisitions.

      On April 22, 2003, we announced that we had agreed to acquire all of the issued and outstanding securities of Inyx Pharma. Previously, on March 7, 2003, Inyx Pharma had purchased the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Ltd. ("Miza UK") out of Administration (a United Kingdom form of bankruptcy protection and reorganization) for a total cost of approximately $8.3 million. The Miza UK assets acquired by Inyx Pharma consisted of one aerosol manufacturing site and a pharmaceutical development operation. As such, Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees, and know-how and intellectual property to continue to manage and run those acquired parts of the Miza UK operation as a going concern.

      Pursuant to our acquisition of Inyx Pharma, on April 17, 2003, we entered into an agreement with five parties under which we issued 2,450,000 restricted shares of our common stock as a fee to these parties for their role in facilitating the transaction with Inyx Pharma. On April 21, 2003, we also entered into a two-year Business Advisory and Financial Consulting Services Agreement with a consultant to provide advice and counsel regarding our strategic business plans and growth strategies. As consideration for this consulting arrangement, we issued 1,500,000 shares of restricted securities to that consultant.

      On April 28, 2003, we concluded our acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma for 16,000,000 shares of our restricted common stock (the "Exchange"), representing approximately 64% of the approximately 25,000,000 shares issued and outstanding in our Company after the Exchange. As a result of the Exchange, Inyx Pharma became our wholly-owned subsidiary.

      The Inyx Pharma acquisition was our first pharmaceutical acquisition. As such, to reflect our new operating business, we changed our corporate name on May 6, 2003 from Doblique to Inyx. Our principal business following the Exchange was the business of Inyx Pharma and its related pharmaceutical industry operations. Inyx Pharma focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. It specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups.


      On May 15, 2003, we formed Inyx Canada, a wholly-owned Canadian corporation. Inyx Canada performs certain administrative and business development functions for the Company. Such business development activities include consulting services to the United Nations Development Programme ("UNDP") Montreal Protocol unit, assisting candidate developing countries meet the requirements of the Montreal Protocol to phase out the consumption of ozone depleting chlorofluorocarbon ("CFC") gases in the pharmaceutical industry. The UNDP selected Inyx Canada and Inyx Pharma to assist its first candidate country, Cuba, convert all of its pharmaceutical respiratory inhalers to CFC-free, non-ozone depleting products. In order to do business in Cuba, the Company was required to comply with the US Cuban Assets Control Regulations and obtain approvals from various US Government agencies. Through June 2005, the Company had received approvals from the US Departments of Treasury and Commerce. However, it recently learned that US State Department approval was unlikely and, as a result,the program to assist Cuba was discontinued by the Company. At present, and, as a result, the Company has no intention of pursuing business activities in Cuba.


      A material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our pharmaceutical aerosol development and manufacturing expertise. As such, on September 21, 2004, we completed what we believe is a significant milestone in our development when we acquired a patented drug delivery technology from Phares Technology B.V. ("Phares"), a European drug development company. The Phares technology is based on the utilization of a lipid-binding matrix for delivering incompatible or unstable drug substances. We believe that this is an important development for our Company as we expect this technology to enable us to more readily develop and manufacture inhalation-therapy drugs in user-friendly pulmonary metered dose inhalers (MDIs), including combinations of drugs which normally cannot be combined in one drug delivery device. For example, in November 2004, we received positive results from a two-year Phares stability study utilizing the lipid-binding matrix that we acquired on an HFA-propelled bronchodilator ("Salbutamol") for use in an MDI. We intend to now test the Phares technology on other types of respiratory drugs that we are currently developing or planning to develop.


      We also continually evaluate opportunities to make strategic acquisitions of complementary pharmaceutical businesses. In December 2004, we established Inyx USA, an Isle of Man company, to manage and operate our U.S. pharmaceutical operations including the business assets of Aventis PR.


      On March 31, 2005, we completed a definitive agreement with Aventis Pharmaceuticals, Inc., a U.S. subsidiary of the sanofi-aventis Group, to acquire the business assets of Aventis PR for a purchase price of approximately $20.1 million. The Aventis PR operation is an FDA-approved pharmaceutical manufacturing facility that produces respiratory, allergy, dermatological and topical pharmaceutical products. We expect that our acquisition of the Aventis PR business acquisition will more than triple our existing business, facilities and staff. The operation is located in Manati, Puerto Rico and consists of five buildings totaling approximately 140,000 square feet and extending over 9.5 acres.


      As a result of our purchase of the business assets of Aventis PR, we obtained all of the plant, machinery, equipment, land and buildings, tangible assets, books and records, permits and pharmaceutical, technical and regulatory know-how and computer software, data and documentation related to the Aventis PR operation in Manati, Puerto Rico. As a result of the purchase, we also received approximately $2.3 million of raw material and packaging inventory.

      We have accounted for the Aventis PR transaction utilizing the purchase method of accounting with the purchase price and direct transaction costs allocated to the identifiable net tangible and intangible assets acquired based on their estimated fair values, and based on an independent third-party fair value valuation. Based on independent third-party valuations of the Aventis PR assets, the purchase price paid to Aventis PR was lower than the fair value of the assets acquired.

      See "Management - Certain Relationships and Related Transactions" for information about the interests of certain directors, executive officers and promoters of the company in the formation and reorganization transactions described above.


      All monetary amounts described herein are stated in either United States dollars ($) or Great Britain pounds ((pound)). The exchange rate between the two currencies on December 31, 2004, was (pound)1 = $1.93, and the average exchange rate for the period from January 1, 2004, through December 31, 2004, was (pound)1 = $1.83. The exchange rate between the two currencies on December 31, 2003, was (pound)1= $1.78, the average exchange rate for the period from March 7, 2003, through December 31, 2003, was (pound)1 = $1.67 and for the period from January 1, 2003 through March 6, 2003, was (pound)1 = $1.60. The exchange rate between the two currencies on March 31, 2005 was (pound)1=$1.88. The exchange rate between the two currencies on March 31, 2004, was (pound)1=$1.83 and the average exchange rate for the three months ended March 31, 2004 was (pound)1=$1.84.


Business Operations

      Our Company is focused on the development and contract manufacturing of prescription and OTC pharmaceutical products to our clients in the respiratory, allergy, dermatological, topical and cardiovascular markets. We also provide pharmaceutical development and manufacturing consulting and research services in these market sectors. We intend to expand our product research and development activities into our own lines of prescription and OTC pharmaceutical products, but we have not yet commercialized or marketed any of our own products or drug delivery applications. We have limited product distribution capabilities and although we perform some sales and marketing functions, until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products we are planning to develop. We are continuously attempting to complement our organic growth opportunities through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary with our expertise, including those through the acquisition of other pharmaceutical companies.

      We currently operate in one business segment, the contract manufacturing of pharmaceutical products. Although we also perform product research and development activities, at this time, these business activities and our manufacturing consulting services are primarily supporting our manufacturing operations for the benefit of our customers. Segment reporting on our business will begin to occur as we move into additional business activities such as the development and sales of our own proprietary products including both drug delivery devices and pharmaceutical products that are complementary to our manufacturing technologies.


      Although we have started developing our own proprietary pharmaceutical products, we have not yet commenced the marketing or sale of any such products. We believe that once we have developed and marketed our own product lines, we can improve our revenue and profitability opportunities as such products may offer greater profit margins than those provided by our contract manufacturing services. We are currently focusing our own research and development activities on inhalation-therapy drug delivery devices and inhalation methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, allergy, dermatological, topical and cardiovascular applications. Proprietary products under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants including those utilizing the lipid-binding matrix technology acquired from Phares, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize barrier technologies, and anti-inflammatory nasal pumps.


      While we do not currently derive any revenues from the sale of our own products, it is anticipated that our first proprietary product should be ready for commercial marketing by the fourth quarter of 2005 (see "Product

Development"). We plan to distribute our proprietary products through our own customers' distribution channels or in collaboration with strategic marketing partners, although we do not, as of yet, have any distribution agreements for our planned products finalized.


      As of March 31, 2005, we developed and manufactured five types of complementary aerosol pharmaceutical products for our customers. In each case, we formulate the pharmaceuticals to our customers' specifications and fill and package the delivery devices to produce a finished product. As a result of our acquisition of the Aventis PR operation, we now also have the capabilities of developing and manufacturing dermatological creams, lotions and ointments.


      We believe that our March 31, 2005 acquisition of the Aventis PR pharmaceutical facility is very complementary to our existing operation and that it will materially enhance our business and customer base within the pharmaceutical industry. We expect that the Aventis PR business acquisition will more than triple our existing business, facilities and staff, and will allow us to better serve existing and potential customers in the North American market. Pursuant to the transaction, Aventis PR has also agreed to transfer its third-party manufacturing client base and own manufacturing product support requirements at the Manati Site to Inyx.

Hydrocarbon Aerosols


      We develop and manufacture hydrocarbon aerosols as a delivery system for dermatological and topical drug applications. The drug (usually a corticosteroid or similar anti-inflammatory agent specifically formulated with excipients) is kept under pressure in a can with liquid hydrocarbons. These hydrocarbons are normally a mixture of propane, iso-butane and butane. As the product is dispensed and released from the can, the hydrocarbons spontaneously vaporize, turning the resulting mixture into a mousse or foam (depending on the exact formulation). This results in the drug being in a format suitable for rapid absorption into the skin. In addition, the hydrocarbons used are deodorized, so the drug can be administered in an odorless way, leaving no residue on the skin. We currently utilize two hydrocarbon aerosol filling lines, although we have just recently commenced utilizing our second line. These manufacturing lines are equipped with fire suppressant equipment, protected gassing of hydrocarbons, remote safety monitoring equipment, and dedicated manufacturing areas.


      Based upon our knowledge of the United Kingdom pharmaceutical industry, we believe that our contract share of the United Kingdom prescription and over-the-counter hydrocarbon aerosol market is substantial. In some instances, depending upon the product's medical application (e.g., topical foams), we may be the only contract manufacturer for such products. Additionally, we believe that the specialized nature of the topical hydrocarbon aerosols market, which we believe has limited competition, will allow us to continue to maintain and expand our current market share in this sector.

      We intend to expand our expertise and know-how in this area in order to be recognized as a world leader in hydrocarbon aerosols for pharmaceutical applications. In addition to our growing business base and the recent rise of new hydrocarbon aerosol business in the pharmaceutical industry, we believe that there are significant growth opportunities in aseptic hydrocarbon applications for other existing or potential customers as the use of this technology continues to grow. With significant experience in this area and two regulatory compliant hydrocarbon aerosol filling lines, we believe we are well positioned to expand our contract market share in this sector. Additionally, as development runs for the introduction of new products vary, we believe that we have sufficient manufacturing flexibility to take on new products while addressing our customers' volume requirements.

Metered Dose Inhalers ("MDIs")

      We also develop and manufacture MDI's used primarily for respiratory conditions, which employ both chlorofluorocarbon ("CFC") and hydrofluroalkane ("HFA") propellant technologies. CFC-based products include Salbutamol, a mild asthma and rescue therapy, and Beclomethasone, a steroid used as an anti-inflammatory for respiratory disease. HFA products include MDIs for respiratory ailments and a metered dose oral ("MDO") spray, such as a "GTN" spray which is a nitrate propelled HFA aerosol that is used for prescription and over the counter products, primarily for cardiac ailments. Such products may provide certain therapeutic advantages as they are absorbed directly into the systemic circulation thereby providing faster onset and also bypassing the gastrointestinal tract which may reduce the dose requirements for the patient.

      In the past, our CFC-based MDIs were sold throughout Europe, Australia, Canada and South America. Given growing global restrictions on ozone-depleting CFC products, we believe that the use of HFA-propelled MDI opportunities within the pharmaceutical industry will increase. Specifically, we are now developing a number of HFA MDIs for a number of our clients. Further, we plan to exploit the MDO-spray HFA product through sales to our primary customer in this area, which is Genpharm, a Canadian-based subsidiary of Merck Generics. Utilizing client-funded product and process development applications, we plan to continue changing to HFA MDI production in 2005, while continuing to utilize CFC MDI manufacturing capabilities and CFC allocations for markets which have not banned CFC use as of yet. This includes capitalizing on our relationships with a number of our clients which have extensive distribution channels for such products in South America, Africa and the Middle East. We believe we have a competitive advantage in this sector as one of the few pharmaceutical companies with the capabilities to both develop and manufacture HFA based inhalants.

Dry Powdered Inhalers ("DPIs")

      We assist in the development and production of dry powder inhalers ("DPIs"), which are primarily used for respiratory ailments such as asthma. Specific products in this area include Salbutamol, which we believe is the leading product in the area, and Beclomethasone, which we believe is the second leading product in the area. We are also reviewing the possible use of Budesonide, an anti-inflammatory corticosteroid, and Formeterol, a bronchodilator, as DPIs. Our major customer in the DPI area has licensed the DPI device (the "Clickhaler") that we currently manufacture under a license agreement from a UK-based biotechnology company. This U.K.-based biotechnology company is also in the process of licensing its product to a number of other pharmaceutical companies. Subject to the results of this licensing program, we expect to continue to manufacture DPIs for third-party licensees.

      Based on increasing consumer acceptance and the growth in diagnoses and incidences of asthma, we believe that DPIs are expected to grow in use. We also believe that manufacturing revenue opportunities in this product category will continue to expand as this mode of drug delivery is beginning to enjoy increased use not only for respiratory inhalants but as a mode of delivery for other products. Such other products include those which target systemic disease, which may include insulin for diabetes and pain management drugs.

Metered Dose Pump Sprays ("MDPSs")

      We develop and produce metered dose nasal and throat pumps and sprays ("MDPSs") for nasal decongestion, anti-allergic and anti-inflammatory applications. Specific products within these areas include corticosteroid products such as a Beclomethasone Dipropionate for the treatment of allergy conditions. Allergy pump sprays are a seasonal product with the largest consumer use coming in the spring and late summer months. We plan to leverage the manufacturing upgrades that the previous owners of our U.K.-based manufacturing site performed on the pump spray filling line. We believe that such upgrades will provide us with an excellent production base to maintain our existing customer volumes, while developing new business in the growing seasonal allergy market sector. Further, we intend on capitalizing on growing opportunities in this area by expanding product development and marketing activities that may lead to manufacturing opportunities. Such opportunities include pump sprays for complex proteins, pain medications, hormone applications and vaccines.

Saline Aerosols

      We develop and manufacture products that are nitrogen propelled buffered and non-buffered normal aerosols for eye and wound care. These include the water-for-injection/alcohol aerosols and non-alcohol based disinfectant aerosols. We believe that we may now be one of the largest manufacturers of sterile saline and alcohol aerosols in the United Kingdom. We are actively pursuing new technologies such as a "bag-in-can" wound spray that may provide enhanced spraying parameters for sterile wound aerosols.

Dermatological Creams, Lotions and Ointments

      As a result of our acquisition of the Aventis PR operation, we now also have the capabilities of developing and manufacturing creams, lotions and ointments for dermatological and topical drug applications. The drug is usually a corticosteroid or similar anti-inflammatory agent specifically formulated with excipients and is manufactured in different strengths depending on the potency required. Such corticosteroid creams and ointments are also absorbed at different rates from different parts of the body.

Product Rights

      The processes used to develop and commercialize our clients' products utilize spray technologies that are proprietary to the Company and can therefore be used to support other activities. Such technologies consist of the process of filling and packaging aerosols and the associated operating procedures and methods. However, specific product formulations and specifications supplied by the client, including such data acquired through acquisition of a pharmaceutical business, are deemed confidential and are therefore not available for us to use in any other application.

Major Customers

      Our revenues are currently derived from pharmaceutical manufacturing and associated product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for our clients' products. These contract revenues are dependant upon our customers' maintaining or obtaining the necessary regulatory approvals and product specifications for the commercialization of their products in designated markets, and our vendors/suppliers being able to provide us with required raw materials and components to manufacture our clients' products on a timely basis, and in line with our customers' requirements and demands.

      We have been actively marketing our capabilities to our own customer base and the pharmaceutical industry in general. In addition to the business we acquired as a result of our reverse acquisition of Inyx Pharma, we have signed and commenced a number of new customer contracts and purchase orders. For the year ended December 31, 2004 and for the combined periods from January 1, 2003 through to March 6, 2003 and from March 7, 2003 through December 31, 2003, our top three customers accounted for approximately $7.5 million in net revenues or approximately 48% of total net revenues, and $6.6 million in net revenues or approximately 43% of total net revenues, respectively.

      For the year ended December 31,2004, our top three customers were Merck Generics, part of an international pharmaceutical and chemical company headquartered in Darmstadt, Germany; SSL International, a healthcare company headquartered in London, England; and Genpharm, a generic drug company headquartered near Toronto, Canada (Genpharm is an affiliate of the Merck Generics but currently operates independently of that group).

      As a result of our acquisition of the Aventis PR operation on March 31, 2005, we have added a number of new customers that we expect will expand our existing customer base commencing in the second quarter of 2005. Such customers include sanofi-aventis, a French pharmaceutical company that is currently the largest pharmaceutical company in Europe and the third largest in the world, and Kos, a specialty pharmaceutical company headquartered in Cranbury, New Jersey.


      The loss of any one of our top three customers would have a material adverse effect on our Company's revenues and profitability opportunities. As part of our strategic growth objectives in the contract manufacturing area, we are continuing our efforts to broaden our relationship with these customers and others, and to generate revenues from our own product development and commercialization program to mitigate the risk of our economic dependence on any one client. We also believe that by utilizing our existing or potential customers' distribution channels to distribute our own proprietary products, once we have completed the development and regulatory approval of such products, we can broaden and strengthen our relationship with such clients.

Merck Generics Group of Companies


      As of December 31, 2004, our top customer was Merck Generics, the generic pharmaceutical division of Merck KGaA, an international pharmaceutical and chemical company headquartered in Darmstadt, Germany. According to its website, Merck KGaA owns 168 companies and has approximately 28,700 employees.


      Merck Generics focuses on the research and development and marketing of generic pharmaceutical products. Our revenues from Merck Generics include revenues from Generics (UK), Merck Colombia and Merck Mexico. For Generics UK and Merck Colombia, we manufacture and package for distribution in Europe and Colombia, metered dose Beclomethasone Dipropionate ("BDP") nasal pumps for anti-allergic and anti-inflammatory applications. For Merck Mexico, we manufacture and package CFC salbutamol metered dose inhalers for use as a bronchodilator in the treatment of asthma.

      For the year ended December 31, 2004, Merck Generics accounted for $4.2 million in net revenues or approximately 27% of our total net revenues for the year and for the combined periods from January 1, 2003 through March 6, 2003 and from March 7, 2003 through December 31, 2003, they accounted for approximately $3.1 million in net revenues or approximately 20% of our total net revenues.

      Current revenues from Merck Generics are based on irrevocable and confirmed purchase orders with payment due on the 20th of the month following date of shipment. We also provide Merck Generics contract product development and support services in the respiratory inhalant sector on a fee-for-service basis. Such services include product commercialization and are based on confirmed purchase orders with 50% of the fee due upon placement of the order and the balance of the fee due upon completion of the work provided. We expect revenues from Merck Generics to continue on current levels for the foreseeable future.

      On April 21, 2005, our United Kingdom subsidiary, Inyx Pharma, was selected by Generics (UK) to produce for Generics (UK)'s worldwide markets a non-ozone-depleting hydrofluoroalkane (HFA) salbutamol metered dose inhaler ("MDI") for the treatment of asthma and other chronic respiratory conditions (the "GUK Supply Agreement").

      The initial four-year term of the GUK Supply Agreement, effective on March 18, 2005 is on a non-exclusive basis provided that 52% of Generics (UK)'s supply requirements for the HFA salbutamol is acquired from Inyx Pharma. Under the GUK Supply Agreement, the Company will receive variable unit prices for supply volumes based on an average expected volume of 4 million units per year. Inyx expects that it will realize approximately 15% to 20% gross profit for each unit produced. Payment terms are the 20th of the month following shipment and invoice.

      Under the GUK Supply Agreement, Generics (UK) is to provide Inyx Pharma with a non-binding with a rolling twelve-month forecast each calendar quarter. Such forecasts are to be considered firm purchase orders 60 days prior to shipment.

      The GUK Supply Agreement is for an initial term of four years unless terminated by either party with 12 months notice. Generics (UK) also has the right to terminate the agreement with immediate written notice if it does not receive the required marketing authorizations or regulatory approval to market the salbutamol HFA product, if Inyx is guilty of a material breach of the agreement that it does not cure within thirty days, or if Inyx is liquidated or becomes insolvent. Reciprocally, Inyx has the right to terminate the GUK Supply Agreement with immediate written notice if Generics (UK) is guilty of a material breach under the contract that it does not cure within thirty days, or if Generics (UK) is liquidated or becomes insolvent.

Genpharm Inc.

      Genpharm is a Canadian generic pharmaceutical company headquartered in Etobicoke, Ontario, a suburb of the city of Toronto, Canada. Genpharm focuses on the development and marketing of generic pharmaceuticals and hospital supplies for the Canadian market. According to their website, Genpharm is currently one of the top 20 pharmaceutical companies in Canada.

      Our revenues from Genpharm are based on irrevocable and confirmed purchase orders for three products, an HFA-based sublingual nitroglycerin (GTN) spray used for the treatment of angina, a metered dose corticosteroid nasal pump for the treatment of allergic and non-allergic rhinitis, and an ipratropium bromide nasal pump utilized as an anticholinergic agent. We are also providing contract product development and support services to Genpharm as they attempt to expand these products into different geographic markets. Such services include product stability studies and are based on confirmed purchase orders with 50% of the fee due upon placement of the order, with the balance of the fee due upon completion of the work provided.

      For the year ended December 31, 2004, Genpharm accounted for $1.5 million in net revenues or approximately 9.9% of our total net revenues for the year and for the combined periods from January 1, 2003 through March 6, 2003 and from March 7, 2003 through December 31, 2003, they accounted for approximately $2.2 million in net revenues or approximately 14.5% of our total net revenues. We expect revenues from Genpharm to continue on current levels for the foreseeable future.


      As part of our cost of goods associated with the GTN sublingual spray product, we pay two vendors, 3M and Bespak Europe Ltd., 5.5% and 0.5% of our sales to Genpharm, respectively. These are in the form of royalty payments for the use of a Bespak actuator and 3M's rubber, within that valve, in the HFA GTN product. Such royalty fees are reconciled annually and as of December 31, 2004, we owed approximately $73,000 in royalty fees to 3M and approximately $7,000 in royalty fees to Bespak.


SSL International plc

      SSL International, headquartered in London, England, is an internationally focused manufacturer and distributor of consumer healthcare products, with over 4,500 employees worldwide.

      Our revenues from SSL International are based on irrevocable and confirmed purchase orders for the manufacturing of a range of hydrocarbon aerosol consumer products including those for the treatment of burns, wounds and insect bites, and head lice in children.

      For the year ended December 31, 2004, SSL International accounted for $1.8 million in net revenues or approximately 11.3% of our total net revenues for the year and for the combined periods from January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, they accounted for approximately $1.3 million in net revenues or approximately 8.5% of our total net revenues. We expect revenues from SSL International to continue on current levels for the foreseeable future.

Stiefel Laboratories, Inc.

      Stiefel is a privately-held generic dermatological company, headquartered in Coral Gables, Florida. With approximately 2,500 employees, Stiefel focuses on branded generic pharmaceutical products and markets and sells products through its own sales force. Stiefel also markets generic pharmaceuticals and consumer health products through its Glades Division, a wholly-owned subsidiary. On March 6, 2003, we entered into four agreements with Stiefel to obtain financing and provide certain contract manufacturing and product development services to Stiefel, including assisting them with the commercialization of specific hydrocarbon aerosol dermatological products for global markets.


      First, on March 6, 2003, Inyx Pharma issued a (pound)2.5 million GBP (or approximately $4.0 million, based on currency exchange rates at the time) principal amount Convertible Promissory Note due March 6, 2007, to Stiefel (the "Stiefel Convertible Note"). The proceeds were used by Inyx Pharma to fund its working capital requirements as part of its acquisition of the majority of the business assets of Miza UK on March 7, 2003. Interest is payable annually at a rate of 6%, beginning March 7, 2004. On April 6, 2005, we amended the repayment of our promissory note due to Stiefel such that the principal amount of (pound)2.5 million Great Britain pounds is now repayable to Stiefel in three equal quarterly installments of approximately (pound)833,000 Great Britain pounds due on June 30, 2005, September 30, 2005 and December 30, 2005, respectively. In connection with such refinancing Stiefel agreed to terminate their option entitling them to convert the principal amount of the note into 4 million common shares of the Company's common stock.


      The Company approached Stiefel in June 2005 with a request to restructure the payments under its 6% uncollateralized Promissory Note to Stiefel. In the course of such discussions the Company did not make the first restructured note payment on June 30, 2005, and Stiefel accelerated the repayment of the balance of the Stiefel Note. We paid the June 30 installment in July 2005 and are continuing discussions with Stiefel regarding the payment terms of the balance of the note and other commercial matters between the parties, none of which have been finalized at this time.

      Second, on March 6, 2003, we entered into a three-year Product Development Agreement with Stiefel (the "Stiefel Development Agreement"). This agreement initially allowed for two new steroidal foam products for dermatological and topical applications to be developed in conjunction with Stiefel at a fixed price and over a specific project timeline. The agreement was later amended on November 30, 2004, to add a third hydrocarbon foam product (the "Stiefel Products"). With respect to the Stiefel Products, the Company has agreed to timely complete all of the activities set forth in a work schedule to the Stiefel Development Agreement. Such activities include the acquisition, testing and evaluation of drugs, excipients and components required to develop the Stiefel Products; formulation and manufacturing process assessments to facilitate the production of the Stiefel Products; the development and preparation of necessary clinical testing supplies to clinically test the Stiefel Products as may be required; and support in the preparation and review of all necessary regulatory support and submission documents relating to the Stiefel Products. The Company has also agreed that all intellectual property created specifically in connection with the development of the Stiefel Products including formulations, inventions or discoveries shall remain the property of Stiefel. In return, and subject to confidentiality requirements, Stiefel has granted us a royalty-free, non-exclusive, worldwide right and license to make, use and sell pharmaceutical products that incorporate any intellectual property directly derived from the development and processing of the Stiefel Products.

      Commercial terms under the Stiefel Development Agreement provide for a 50% deposit (per product) to be paid immediately upon placement of an order, a 25% progress payment on completion of the work, and the remaining 25% to be paid when the regulatory filing of an Abbreviated New Drug Application ("aNDA") has been completed. We have estimated that Stiefel will pay us, in aggregate, approximately $3.1 million over the three-year term of the development agreement to develop the three products they require. The initial estimated cost to Stiefel for the original two products was approximately $925,000 per product. The estimated cost to Stiefel for their third required product is approximately $1.3 million. As of December 31, 2004, Stiefel has paid Inyx a total of approximately $1.2 million under the Stiefel Development Agreement. This includes approximately $910,000 in development and product support fees for the original two products and approximately $315,000 as an up-front payment for the third product. Based on our exclusive agreements with Stiefel, we expect development revenues from this customer to continue to expand as they continue to commercialize more of their planned dermatological and topical products in the hydrocarbon aerosol sector.

      Third, on March 6, 2003, we also entered into a manufacturing and supply agreement with Stiefel (the "Stiefel Manufacturing and Supply Agreement"). The Stiefel Manufacturing and Supply Agreement is an exclusive agreement under which we are to manufacture and supply Stiefel foam aerosol products for dermatological and topical applications, based on product specifications provided to us by Stiefel, and in accordance with current Good Manufacturing Practices ("cGMP") of the FDA and the equivalent manufacturing requirements of the European regulatory authorities. The agreement initially lists two generic steroidal foam products to be commercialized and manufactured by Inyx using Stiefel's own proprietary formulation. Pursuant to that agreement, the Company and Stiefel have also agreed to deal with each other on an exclusive basis with respect to the manufacture and supply of such products.


      The term of the Stiefel Manufacturing and Supply Agreement is for an initial period of four years commencing on March 6, 2003 and ending as of March 6, 2007. This exclusive agreement automatically extends for successive one-year periods, at Stiefel's option, or based on both parties' mutual consent and agreement. Either Stiefel or Inyx may terminate the agreement without cause by giving the other party twelve (12) months prior written notice. Either party may terminate the agreement for cause if the other party files for bankruptcy or insolvency petition that is not dismissed within sixty (60) days or the other party is unable to perform its obligations under the agreement for six months in the event of force majeure including natural causes or government acts, orders or restrictions. Stiefel or Inyx may also terminate the agreement for a material breach by the other party that is not cured or if a plan is not implemented to cure the breach within sixty (60) days. In the event of a termination of the agreement, for any reason, Stiefel is obligated to pay Inyx for any products that have been manufactured but undelivered including Inyx costs for work in progress and raw materials and components that have been purchased for Stiefel.


      Additionally, any material breach by Inyx of any covenant, agreement, warranty, representation, or obligation under the Stiefel Manufacturing and Supply Agreement that is not cured within 60 days after written notice from Stiefel of the breach constitutes a default by Inyx of the Stiefel Convertible Note. In the event of an Inyx default on that convertible loan, Stiefel has the right to demand immediate payment of all outstanding principal and accrued interest balances.

      For production planning purposes, Stiefel is to provide us with an annual forecast for their required product supply. Stiefel is also required to update that forecast on a monthly basis, including a 90 day rolling forecast, setting forth their required quantities and delivery dates. All required product is to be confirmed to Inyx with a written purchase order approximately 10 weeks prior to the required shipping date. All such purchase orders are governed by the terms and conditions of the Stiefel Manufacturing and Supply Agreement. Inyx is obliged to confirm in writing each Stiefel purchase order within 15 days of receiving that order. Once a Stiefel purchase order is confirmed by Inyx, the order cannot be delayed or cancelled by either party without penalty. For Stiefel, such penalties may amount up to 100% of the amount owed under the purchase order to Inyx, and for Inyx, up to 15% of the cost of the product for each month it delays in delivering that product to Stiefel, unless the order is cancelled by Stiefel. Payment to Inyx for any supplied and accepted product is due within 45 days of invoice.

      As of December 31, 2004, we have not received any purchase orders from Stiefel under the Stiefel Manufacturing and Supply Agreement as all of their intended products are still under development. As a result, we have not yet received any manufacturing revenues from Stiefel and all of our revenues from this customer have been as a result of our product development agreement with them as they continue to develop and commercialize their intended products.

      Fourth, on March 6, 2003, Inyx Pharma entered into a Quality Agreement with Stiefel (the "Stiefel Quality Agreement"). In support of the Stiefel Manufacturing and Supply Agreement, this agreement defines responsibilities and relationships between the parties with respect to quality matters as related to the formulation, and filling and packaging of Stiefel's products during the duration of the Stiefel Manufacturing and Supply Agreement. We do not receive any revenues from Stiefel under the Stiefel Quality Agreement as this agreement is intended to outline the respective parties' technical support responsibilities as part of the overall commercial and business relationship between the parties.

AstraZeneca AB

      According to its website, AstraZeneca AB ("AstraZeneca") is one of the leading pharmaceutical companies in the world. Headquartered in London, England, AstraZeneca has over 60,000 employees worldwide with revenues in 2004 totaling approximately $21.4 billion. AstraZeneca is focused on the development and marketing of pharmaceutical products for cancer, cardiovascular, gastrointestinal, infection, neuroscience and respiratory applications.

      On June 29, 2004, we announced a new manufacturing and supply agreement (the "AZ Supply Agreement") with AstraZeneca to assist them with the commercialization and production of a non-ozone depleting hydroflouralkane ("HFA") version of AstraZeneca's Pulmicort ("Budesonide") asthma metered dose inhaler ("HFA Pulmicort") that they have developed with SkyePharma PLC for European markets. AstraZeneca has been marketing the CFC version of Pulmicort in Europe and now intends to transition the product to a CFC-free version, in accordance with the Montreal Protocol.

      Subject to the termination provisions noted below, the AZ Supply Agreement is for an initial period of 3.5 years, with commercial production planned to commence in the first half of 2005. Under the agreement, we are to supply AstraZeneca two dosage forms of HFA Pulmicort: a lower strength 100 ug/dose (meaning 100 micrograms of budesonide drug per puff of the inhaler) and a higher strength 200 ug/dose (meaning 200 micrograms of budesonide drug per puff of the inhaler). AstraZeneca requires two different strengths for its intended markets as asthmatic patients usually require a lower dosage once their symptoms improve.

      The initial production forecast provided by AstraZeneca estimates that, subject to receiving the required regulatory approvals in targeted market areas during 2005, their annual production volume requirements will be approximately 1 million units of the lower strength 100 ug/dose HFA Pulmicort and approximately
1.8 million units of the higher strength 200 ug/dose HFA Pulmicort. The Supply Agreement with AstraZeneca is priced in Great Britain pounds. Based on an estimated average currency exchange rate, as published by JP Morgan Chase Bank, of $1.88 per (pound)1 pound sterling over the next 3.5 years, our price to AstraZeneca is approximately $2.14 per fully packaged unit of the 100 ug/dose HFA Pulmicort and approximately $2.43 per fully packaged unit of the 200 ug/dose HFA Pulmicort.

      Therefore, based on our unit sales price to AstraZeneca for each dosage strength, our estimated annual revenues are expected to be approximately $2.1 million for the 100 ug/dose product and approximately $4.4 million for the 200 ug/dose product, or approximately $6.5 million in aggregate annual revenues under the agreement.

      Based on initial production schedules, our aggregate annual costs to manufacture both dosage forms, including labor, active ingredients and excipients, components and packaging materials, amount to approximately $5.6 million. The AZ Supply Agreement is subject to price revision based on annual material average price changes, to be reviewed on an annual basis and based on mutual agreement between the parties, revised as may be necessary to a new unit-selling price.

      For each calendar quarter during the term of the AZ Supply Agreement, AstraZeneca is to provide us with a non-binding rolling 12 month forecast regarding their product requirements. However, the forecast submitted to Inyx in October of each year will cover a 15 month period. Under the contract, AstraZeneca has to place a firm purchase order for product supply with a minimum lead-time of 26 weeks. At their option, they may also place a standing one-year purchase order for required product supply. In such cases, the production and delivery lead-time is reduced to 16 weeks. Payment to Inyx for the product is due 30 days net of shipment and there are no minimum payment provisions in the AZ Supply Agreement.

      Either Inyx or AstraZeneca may terminate the AZ Supply Agreement without cause by giving the other party 12 months prior written notice although such notice may not be given during the initial 30 months of the term of the contract. Either party may also terminate immediately if the other party files for bankruptcy or ceases to operate and for cause, including for a breach of the contract that is not cured within 6 months after notice of that breach is provided. AstraZeneca may also immediately terminate the agreement with written notice if Inyx delivers product that does not pass AstraZeneca's quality inspections, delays the delivery of required product supply to AstraZeneca by more than 60 days, or undergoes a change of control by more than 50% through a merger, consolidation, sale or similar transaction. Additionally, AstraZeneca may immediately terminate the AZ Supply Agreement with written notice if for any reason, in its sole discretion, it chooses to cease marketing and selling the HFA Pulmicort. In such an event of termination, AstraZeneca is obligated to compensate Inyx for the price of any ordered and undelivered products, Inyx costs as a result of work in progress, and raw material and component costs already paid for by Inyx.

      In association with the AZ Supply Agreement, we have commenced providing product support, commercialization and scale-up services to AstraZeneca. These services, that are based on ongoing agreed to quotations between the parties, include the production of experimental and process validation batches, analytical and chemistry work, and product stability and regulatory support services. We provide such services to AstraZeneca through confirmed purchase orders that are based on 30-day payment terms. 75% of the fee is due upon completion of the work, based on certain project milestones agreed to between the parties, and the balance of the fee due upon the completion and delivery to AstraZeneca of any associated technical reports.

      We expect that, in the aggregate, potential revenues for such product support services may amount to approximately $2.5 million over the term of the AZ Supply Agreement. As of December 31, 2004, AstraZeneca has already paid or committed to pay approximately 70% of that amount.

      These revenues include approximately $585,000, that we have already received from AstraZeneca, for the installation of new filling components in our HFA manufacturing suite (approximately $423,000), the purchase of raw materials to be used for scaling up the product for manufacturing (approximately $135,000), and the initial analytical method transfer work required to transfer the production process into our Inyx Pharma facility (approximately $27,000).

      Services to be provided also include the production of one experimental batch and six validation batches (three of each strength of the HFA Pulmicort) intended to verify the quality of the manufactured product and the reproducibility of the manufacturing process on a commercial scale. AstraZeneca has agreed to pay Inyx a total of $952,000 for the production of these batches. As of December 31, 2004, six of the seven batches have been produced for AstraZeneca. As a result, we have already received $816,000 in revenues for producing these batches that have now been placed on stability testing.

      We expect an additional $173,000 in fees over the term of the Supply Agreement for generating monitoring and stability data and reports on these batches for AstraZeneca. As part of the stability testing program for AstraZeneca, we will test the HFA Pulmicort manufactured in the validation process, at different time points, to ensure the stability of the product through its shelf-life. To date we have not received any revenue for providing such reports but expect to commence generating revenues for such services in the first half of 2005.

      We also expect to receive approximately $790,000 in product support fees over the term of the Supply Agreement for regulatory support services, continuous enhancement of the HFA manufacturing and packaging line including procurement and validation activities for further automation of the entire production process, and the manufacturing and testing of demonstration samples for AstraZeneca's sales and marketing initiatives for the HFA Pulmicort. Although there is no formal agreement or signed quotations with AstraZeneca to provide them with such products and services, based on our discussions with AstraZeneca, we expect to start receiving such fees in the second half of 2005 when we believe that AstraZeneca will commence their sales and marketing initiatives, subject to receiving their required product marketing approvals in targeted territories in Europe.

NovaDel Pharma Inc.

      According to information NovaDel Pharma Inc. ("NovaDel") publishes on its website, that entity is a specialty pharmaceutical company that is developing a lingual spray as a drug delivery system to deliver prescription and OTC therapeutics through the oral mucosa into the systemic circulation. NovaDel is headquartered in Flemington, New Jersey and is currently focused on developing six types of lingual spray products. In a September 29, 2004, press release, NovaDel announced that the FDA accepted for review that company's first New Drug Application ("NDA"), an aerosol nitroglycerin lingual non-CFC spray product (the "NovaDel GTN Spray") intended for the short-acting relief or prophylaxis of angina pectoris due to coronary heart disease. In that press release, NovaDel also announced that it expected a formal response back to its application from the FDA by June 4, 2005, and that the company had also granted Par Pharmaceuticals Companies, Inc. ("Par") of Spring Valley, New York, exclusive marketing, selling and distribution rights to the NovaDel GTN Spray, once the product was approved for sale.

      On November 23, 2004, we announced that Inyx had been selected by NovaDel to produce the NovaDel GTN Spray in a CFC-free oral metered dose dispenser for NovaDel and its designated marketing partners under a ten year contract (the "NovaDel Manufacturing and Supply Agreement"), with the first five year term of the contract being on an exclusive basis and the second five year term of the contract on a non-exclusive basis. Thereafter, the contract renews automatically on a non-exclusive basis for further two-year periods, unless either party provides notice to the other party that it does not intend to renew the contract and that the notice is given at least twelve months prior to the expiry of the relevant period.

      NovaDel expects to commence the commercial production of its product in the second half of 2005, subject to receiving the necessary FDA approval it has submitted for. We, therefore, expect to manufacture the NovaDel GTN Spray for NovaDel and its marketing partners at our Puerto Rico facility. Pursuant to the agreement, Inyx must manufacture and supply the NovaDel GTN Spray at an FDA-approved cGMP manufacturing facility.

      The NovaDel Manufacturing and Supply Agreement currently has no minimum production quantities but as the agreement is on an exclusive basis for five years, we expect to receive all of NovaDel's and its marketing partners' product supply requirements, subject to the product being approved for marketing by the FDA and other respective regulatory agencies such as the TPD in Canada and the EMEA in Europe. We have also agreed with NovaDel to confirm the supply price of the NovaDel GTN Spray to them and their marketing partners in the first half of 2005, once we complete their required validation and scale-up studies.

      Under our agreement, NovaDel and its marketing partners are to provide us with written quarterly forecasts of the quantities of the NovaDel GTN Spray they expect to order for each rolling twelve-month period. Such forecasts are firm orders only when a purchase order for required product supply is submitted to Inyx. However, the first three months of each forecast will be regarded as a firm requirement and NovaDel or its marketing designee will provide Inyx a firm purchase order accordingly. Once a purchase order is received and confirmed by

Inyx (within three days of receiving that order), the Company has 60 days to manufacture and ship the NovaDel GTN Spray to the ordering party. Once a purchase order is confirmed by Inyx, and NovaDel or its marketing designee modify or cancel that order within 60 days prior to the delivery date, then that party is obligated to reimburse Inyx for any out-of-pocket costs that it may have incurred as a direct result of that order modification or cancellation. All confirmed purchase orders are to be governed by the terms and conditions of our manufacturing and supply contract with NovaDel. Payment to Inyx for any supplied and accepted product is due within 30 days of invoice.

      NovaDel may, in its sole discretion, terminate its manufacturing and supply agreement with us, with ninety 90 days notice, if we fail to deliver product under a confirmed purchase order for a period exceeding 90 cumulative days in any given 365-day period. The NovaDel Manufacturing and Supply Agreement may only be terminated for cause if either party commits a material breach of the contract and fails to remedy or commence to remedy the breach within 30 business days of being notified of that breach by the other party or if one of the party defaults on the agreement as a result of being insolvent or being wound up.

      In association with our manufacturing and supply agreement with NovaDel and in order to assist NovaDel and its marketing partners to commercialize the CFC-free NovaDel GTN Spray, we have commenced providing product support and product scale-up services to NovaDel through quotations provided by Inyx that the parties have agreed to. Such services include an experimental study on the manufacturing process; the production of six process validation batches, with three batches to be produced in the first quarter of 2005 and three batches to be produced in the second quarter of 2005; validation support work; method testing and analytical work; and a 36-month product stability testing program.

      We provide such services to NovaDel through confirmed purchase orders and agreed to payment terms that are based on certain project milestones. In the aggregate, we expect that our fees to NovaDel for these product support and scale-up services will total approximately $1.2 million over a period of three years. As of December 31, 2004 we have received approximately $141,000 from NovaDel for the provision of such services.

      In addition to the fees they are to pay us for our product commercialization and support services, NovaDel has provided us with approximately $275,000 for the purchase of semi-automatic filling, manufacturing and product-handling equipment to be utilized to scale-up the manufacturing process of the NovaDel GTN Spray. NovaDel will own this equipment and have agreed to locate it at our manufacturing facility for their exclusive use. They have also agreed to directly purchase from respective vendors other equipment they we will require to assist commercializing their product in its initial stages. In return, Inyx has agreed to purchase the necessary equipment to allow the manufacturing process to become more automated (approximately $365,000 in costs for manufacturing and gassing equipment) once full-scale manufacturing of the NovaDel GTN Spray commences in the latter half of 2005, and subject to the parties receiving the necessary regulatory approvals to manufacture and market the product.

Sanofi-aventis

      According to its website, sanofi-aventis is the largest pharmaceutical company in Europe and the third largest in the world. Headquartered in Paris, France, sanofi-aventis has over 100,000 employees worldwide with revenues in 2004 totaling approximately (euro)25 billion Euros. sanofi-aventis was created as a result of the acquisition of Aventis Pharmaceuticals by Sanofi-Synthelabo in 2004.


      On March 31, 2005, we closed a definitive agreement with Aventis Pharmaceuticals, Inc. ("Aventis"), a U.S. subsidiary of the sanofi-aventis Group, to acquire the business assets of Aventis PR for a purchase price of approximately $20.1 million. Pursuant to that asset purchase agreement, on March 31, 2005, we also entered into a long-term manufacturing and supply agreement with Aventis to manufacture and supply dermatological creams, lotions and ointments to Aventis from the Manati, Puerto Rico manufacturing facility that we acquired from Aventis PR (the "Aventis Supply Agreement").


      Subject to the termination provisions noted below, the Aventis Supply Agreement is for an initial period of three years with two successive automatic one year renewals, thereby creating a five year agreement in total. Under the Aventis Supply Agreement, Inyx, through its subsidiary Inyx USA, is to manufacture and supply to Aventis various dermatological products marketed by Aventis including Sulfacet lotion, Hytone lotion and cream, Benzagel wash, Vytone cream and Klaron lotion (the "Aventis Products"). There are no minimum quantity provisions or guarantees under the Aventis Supply Agreement.

      The supply price for each required product shall be Aventis' 2005 standard costs of production with annual price adjustments in the event that our combined costs for components or raw materials increases or decreases by more than five (5%) percent within a year. In such a case, our selling price to Aventis shall be adjusted to reflect a dollar for dollar increase or decrease and such prices shall then become the new benchmark for the remaining term of the supply agreement. Additionally, under the Aventis Supply Agreement, Inyx is obligated to meet or exceed key performance indicators ("KPIs"), including on time delivery, yield, costs and quality that have been established by Aventis during each year of the term of the supply agreement. Any cost reductions resulting from improvements in the established KPIs are to be shared equally between Aventis and Inyx in terms of the supply price to Aventis. All amounts invoiced to Aventis under the supply agreement are due and payable within 45 days from the date of invoice.


      In terms of forecasts and purchase orders, within fifteen (15) days after the day of each calendar month during the term of the supply agreement, Aventis is to provide us a written twelve (12) month rolling forecast of its anticipated purchase orders for the Aventis Products. One hundred percent (100%) of those quantities specified for the first three months of each such forecast and fifty percent (50%) of those quantities specified for the second three months of each such forecast shall constitute firm purchase orders. In addition, by September 1 of each contract year under the agreement, Aventis will provide Inyx with a written three (3) year rolling forecast. Such forecasts will not be purchase commitments but utilized by Inyx for planning purposes only. The Klaron product is excluded from such forecasts and commitments to purchase as under the Aventis Supply Agreement, Aventis has the right to purchase the supply of Klaron from Inyx at anytime during the term of the agreement.


      Aventis or Inyx are only able to terminate the supply agreement through mutual written agreement. Either party may also terminate immediately if the other party files for bankruptcy or ceases to operate and for cause, including for a breach of the contract that is not cured within ninety (90) calendar days after notice of that breach is provided. Aventis may also immediately terminate the supply agreement if Inyx becomes debarred by the FDA (meaning that it is prohibited by the FDA pursuant to the Generic Drug Enforcement Act of 1992 from performing services in any capacity to a company having approved or pending drug product applications) or receives notice of action or threat of action with respect to its debarment.


      In association with the Aventis Supply Agreement, we have commenced providing product support and product stability services to Aventis. These services, that are based on ongoing agreed to quotations between the parties include analytical and chemistry work, and product stability and regulatory support services. We provide such services to Aventis through confirmed purchase orders that are based on 45-day payment terms.


      Additionally, pursuant to the Asset Purchase Agreement with Aventis PR, Inyx received a $3.5 million advance from Aventis PR for strategic and business development start-up activities to be carried out by the Company in 2005.


Kos Pharmaceuticals, Inc.

      Based on information published on its website, Kos Pharmaceuticals, Inc. ("Kos"), headquartered in Cranbury, New Jersey, is a fully integrated specialty pharmaceutical company engaged in the development of proprietary prescription pharmaceutical products, principally for the treatment of cardiovascular, respiratory and metabolic diseases. According to its website, Kos' principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, effectiveness and patient compliance. Kos currently markets two proprietary drugs for the treatment of cholesterol disorders and one for asthma (Azmacort).

      Pursuant to our March 31, 2005 acquisition of the business assets of Aventis PR, a manufacturing and supply agreement for the production of a CFC-version of Azmacort by Aventis PR for Aeropharm Technology, Inc. now Aeropharm Technology LLC, ("Aeropharm"), a Kos subsidiary, was assigned to our subsidiary, Inyx USA by Aventis PR. On March 31, 2005, Aeropharm also consented to the assignment of that supply agreement (the "Aeropharm Supply Agreement") to Inyx USA, effective April 1, 2005.

      Under the Aeropharm Supply Agreement, our subsidiary Inyx USA is to manufacture and supply to Aeropharm, commercial and sample units of Kos' Azmacort in a CFC gas-propelled metered dose inhaler (MDI) for respiratory inhalation. Azmacort is a corticosteroid anti-inflammatory drug used for the maintenance treatment of asthma as a prophylactic therapy and for those asthma patients who required corticosteroid administration where adding Azmacort as part of the therapy may also reduce the need for systemic corticosteroids that may cause deleterious side effects to the patient. The active ingredient in Azmacort is Triamcinolone Acetonide ("TAA") and the Azmacort MDI is available in 200, 400 and 800 microgram doses.

      The original Aeropharm Supply Agreement was entered into between Aventis PR and Aeropharm on March 5, 2004, carried a five-year term and had a minimum annual volume of 1.5 million units (the "Minimum Annual Volume"). On April 15, 2005, Aeropharm and Inyx agreed to amend the Aeropharm Supply Agreement effective April 1, 2005 ("Amendment No. 1" to the Supply Agreement).

      Under the terms of Amendment No. 1 to the Supply Agreement, Aeropharm and Inyx have agreed to expand the product and supply agreement to include an HFA version of Azmacort, increase the term of the agreement to ten (10) years and adjust the supply price to Aeropharm to $4.50 per unit from Aventis PR's original supply price. As a result of this Amendment and based on Aeropharm's productions requirements of at least 2.2 million units per year, we believe that this contract will generate revenues of approximately $10 million annually, at a gross profit of approximately of 20%.

      Any costs for raw materials provided to Inyx by Aeropharm for use in the Azmacort would also be reduced from the selling price to Aeropharm. The parties also agreed to annually review the cost of materials to manufacture and package the Azmacort MDI and to take into account any changes in the cost in Inyx's supply price to Aeropharm.

      Aeropharm also agreed to provide Inyx with firm purchase orders for the Azmacort Product six (6) months in advance and to be invoiced ninety (90) days in advance to receipt of such orders. The Minimum Annual Volume of 1.5 million units was retained by the parties.

      Under other remaining terms of the Aeropharm Supply Agreement, Aeropharm is to supply Inyx with a short-term twelve (12) month rolling forecast on the first day of each month of the agreement. Such short-term rolling forecast is to include the type of Azmacort required, and quantities and shipping dates required. Aeropharm can only increase or decrease such short-term orders by a maximum of 50%. In addition, by July 1 of each calendar year of the term of the supply agreement, Aeropharm is to also provide Inyx with a non-binding long-term forecast for the type and amount of Azmacort required for the next three years of the term of the supply agreement. As noted above, in addition to a minimum annual volume of 1.5 million units to be supplied to Aeropharm, all orders required for the next six months upon placement of an order by Aeropharm are considered firm purchase orders.

      Either party may only be able to terminate the Aeropharm Supply Agreement if the other party files for bankruptcy or ceases to operate and for cause, including for a breach of the contract that is not cured within 30 days or within a time period as may be required to cure that breach after notice of that breach is provided, or as may be required by law. Kos may also immediately terminate the agreement with twelve (12) months written notice after twenty-four
(24) months from the effective date (i.e. the earliest the Aeropharm Supply Agreement could be terminated is thirty-six (36) months after the Effective Date or March 30, 2008).

      In association with Amendment No. 1 to the Supply Agreement, Aeropharm and Inyx have also agreed to collaborate on the research and development of an HFA version of the Azmacort and that they will agree on the specifics of such a collaboration and utilize good faith efforts to negotiate the terms of a research and development agreement related to Kos' HFA Azmacort prior to June 30, 2005.

Product Development

      Our business strategy also includes the development and sales of our own proprietary products, including both drug delivery devices and pharmaceutical products which are complementary to our manufacturing technologies. Although we have started developing our own proprietary pharmaceutical products, we have not yet commenced the marketing or sale of any such products. We expect that our first proprietary product, a consumer health pharmaceutical aerosol product, will be ready for commercial marketing during the fourth quarter of 2005.

      We are focusing our own research and development activities on inhalation-therapy drug delivery devices and inhalation methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, dermatological, topical and cardiovascular applications. Proprietary products under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize barrier technologies, and anti-inflammatory nasal pumps.


      We plan to distribute our proprietary products through our own customers' distribution channels or with strategic partners. We are presently in discussions with a number of our major clients regarding the use of their sales and marketing, and distribution capabilities to sell our products through their sales channels, although at this time no agreements have been formalized except with Stiefel, where we are able to market and sell any products that we develop for them in markets that they decide not to enter.

      Currently, we are primarily focusing our product development efforts on generic versions or extensions of established and non-patented products and barrier delivery systems that overcome present product and propellant incompatibility and consumer use issues in the aerosol pharmaceutical sector. As such, our initial proprietary product will be a private-label wound care and wound irrigation spray utilizing a barrier-pack technology which allows a hermetical seal between the product and the propellant. This type of barrier may overcome any incompatibility issues between a particular drug product and propellant. Wound cleansing products contain ingredients that absorb drainage and/or deodorize a wound, and are utilized to cleanse a wound before the application of a dressing. Wound irrigation and cleansing sprays are also used to remove dead tissue while keeping healthy tissue intact. We expect to have our wound-care product ready for commercial launch in Europe in 2005. We are currently testing our developed formulation for stability in a barrier pack container.

      We are also developing both saline and steroidal plastic container nasal pump sprays for the treatment of allergic and non-allergic rhinitis, disorders characterized by inflammation of the mucous membranes lining the nasal passages. Both nasal sprays are being developed to help reduce the inflammation of the nasal passages and bring relief from the effects of rhinitis including sneezing, nasal itch, obstruction and rhinorrhea. We expect to have these nasal pump sprays ready for distribution by the end of 2005. The formulation work on these products has been completed and we are currently performing compatibility studies on various pump sprays to be utilized in the plastic container.

      We are also undertaking early stage feasibility studies on anti-inflammatory corticosteroid molecules, as single molecule or as combination drugs, for use as inhalant therapies in the treatment of asthma and sublingual aerosol pump sprays for the cardiovascular market. We plan to develop such inhalants as metered dose inhalers utilizing non-CFC propellants. If our feasibility studies are successful, we expect to be in a position to commence the commercialization of a single molecule corticosteroid anti-inflammatory for the treatment of asthma, in late 2005, with commercial marketing launch planned for late 2006. Feasibility studies include formulation stability and optimization, pre and post-formulation pharmaceutical analysis, and analytical method development and validation.


      On September 21, 2004, we announced that we had completed the acquisition of a patented platform technology in order to enable us to more readily develop inhalation-therapy drugs, including combination drugs, intended to be delivered in aerosol formats. The technology is based on the utilization of a lipid-binding matrix for delivering incompatible or unstable drug substances. We acquired the technology from Phares Technology B.V., the parent company of Phares Drug Delivery AG of Muttenz, Switzerland ("Phares"), which developed and originally patented the technology. As part of their agreement with us, Phares will provide related product development and technology support for a fee. We intend to immediately apply this acquired technology in our respiratory inhalant product development program to improve the delivery of inhalation-therapy drugs and overcome aerosol delivery incompatibility for combination drugs.


      We plan to market our proprietary products in developed countries within the Western Hemisphere. In order to meet the regulatory requirements of such markets, our planned products must meet the regulatory requirements of the pharmaceutical regulatory agencies of the U.S. Food and Drug Administration, the United Kingdom Medicines and Healthcare Regulatory Agency, the European

Community Evaluation Agency, and the Canadian Therapeutic Products Directorate. Each of these agencies publishes the regulatory requirements for respiratory drugs administered via oral, inhalation and/or nasal routes, and topical and dermatological applications. Our product development programs are designed to meet the combined requirements for these agencies. While the principal pharmaceutical standard and approval process requirements are similar, there are aspects of the regulatory requirements that are different. Therefore, in order to also meet the individual regulations of each respective regulatory agency, our development team conducts product development activities in parallel to ensure that each respective regulatory body's approval requirements are met.

      At this time, the Company has not made any regulatory filings for product approvals, but we anticipate that we will do so within the next 12 months. While there is a risk that respective product approval regulatory requirements may change during the execution of a development program, we do not believe that this is likely to happen for the products that we are currently developing. We also possess a number of approved product licenses within the United Kingdom (see "Product Licenses" below). These products comply with the requirements of the MHRA. We presently do not market these products, but we do intend to also commence marketing these products in the United Kingdom within the next 12 months.

      We also believe that we can enhance our competitive position through the continuous acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological and topical drug delivery applications or such products in development, including those through the acquisition of other pharmaceutical companies. We are presently analyzing a number of such product or drug delivery acquisitions although no formal agreements have been finalized.

      Our product development capabilities are located at our Inyx Pharma development and manufacturing facilities in the United Kingdom although we are in discussions with a number of our consultants regarding expanding those capabilities into North America. Additionally, as a result of our March 31, 2005 acquisition of the Aventis PR operation, we believe that we now also have better capabilities to provide product development support including scale-up and analytical work and stability support services to western hemisphere markets.

      We have now also commenced enhancing our manufacturing and product development capabilities in our focus areas. This includes improving our manufacturing technologies for barrier pack aerosol sprays and CFC-free metered dose inhalers, and building out our laboratories and expanding our product development staff to implement this business strategy.

      We do anticipate the delay of the development and commercialization of our HFA nitroglycerin (GTN) spray product into late 2006 as a result of transferring that development and manufacturing work to our operations in Puerto Rico. We believe that our facility's strategic location in Puerto Rico, its staffing levels and skill set and current regulatory status with the FDA will allow us to more readily capitalize on pharmaceutical product development and scale-up activities for the U.S. market.

Manufacturing Contract Services


      We have experience in the development and manufacturing of CFC-free or HFA MDIs for asthma and other respiratory diseases, and through our wholly owned subsidiaries, Inyx Canada and Inyx Pharma, we have been seeking to provide contract consulting services to the United Nations Development Programme ("UNDP") for a project that will be funded by the United Nations Multilateral Fund ("MLF") to assist selected developing countries comply with the requirements of the Montreal Protocol on Substances that Deplete the Ozone Layer. The Montreal Protocol is an international agreement signed by 180 countries (both developed and undeveloped nations) designed to eliminate the production and consumption of substances that deplete the stratospheric ozone layer including the reduction of the use of CFC's within the pharmaceutical industry. Our consulting activities are anticipated to include advice on the procurement and installation of manufacturing facilities and equipment, and the training of personnel in the use of ozone-friendly HFA propellants in developing countries as specified by the UNDP. Our first project for UNDP has been cancelled due to the lack of U.S. State Department approval.

Manufacturing Process and Capabilities

Facilities

      Our existing manufacturing facilities are located at Astmoor, Runcorn, Cheshire, in the United Kingdom and in Manati, Puerto Rico.


      Our United Kingdom production facility is operated by our UK subsidiary, Inyx Pharma. At that facility, we manufacture sterile aerosol products, including metered dose and dry powder respiratory inhalers, pump sprays, and saline and topical aerosols. Our UK manufacturing operation consists of over 60,000 square feet of manufacturing, laboratory and warehouse space and we currently have 116 employees working at the facility. Twenty-three of these employees are in quality operations with the remainder in engineering, manufacturing, packaging and supply chain management, and clerical and support staff. The remainder of our United Kingdom staff (27 employees including three Company executives) is located at the Manor Park office and development facility in finance, commercial, administrative human resource, and product development functions. Highlights of our manufacturing operation include: two cGMP-compliant regulatory approved hydrocarbon aerosol manufacturing and filling lines; an HFA metered dose inhaler manufacturing and filling line, which is regulatory compliant and fully validated; and an innovative DPI production facility, which represents a new type of drug delivery technology for respiratory conditions and other ailments including pain management.

      Our newly acquired Puerto Rico operation is a 140,000 square foot pharmaceutical manufacturing facility consisting of five buildings extending over 9.5 acres. The site is located in the town of Manati in north central Puerto Rico, about 30 miles outside of San Juan, at 604 San Jose Road, Cotto Norte Industrial Park, Manati, 00674 (the "Manati Site"). The Manati Site manufactures respiratory inhalers, utilizing both CFC and HFA propellants, nasal and allergy pumps and dermatological creams, lotions and ointments. All raw materials, components and finished goods produced are stored on site in an approximately 27,000 square foot warehouse housed in one of the five buildings.

      We employ 146 associates at this site, including 137 production and support personnel and 9 managers.


Manufacturing Capabilities

      The following is a discussion of our manufacturing facilities in the United Kingdom as they existed at December 31, 2004. As discussed below, our aerosol pharmaceutical development and manufacturing capabilities and facilities were substantially enhanced as a result of our acquisition of the assets of Aventis PR in Puerto Rico.

      With respect to hydrocarbon aerosol production, we utilize two of what we believe are state-of-the-art hydrocarbon filling lines that are capable of bulk manufacture, filling, valve placements, gassing, water-bath testing, and packaging, including individual cartons into a wide variety of packs. Based on three shifts, our two hydrocarbon filling lines are capable of producing 9.7 million units annually. We are currently running one shift on these lines. Based on one shift, annual capacity on these lines, combined, is three million units. As of December 31, 2004, based on one shift, our capacity utilization on these lines has been averaging 100% on an annual basis.

      With respect to MDIs, we employ two filling lines. One MDI manufacturing line produces CFC-based inhalers. The CFC manufacturing line has a capacity of
25.8 million units annually, based on three shifts. The second MDI manufacturing line produces CFC-free or HFA inhalers. The HFA line is capable of manufacturing
8.8 million units annually, based on three shifts. Each such line consists of valve placements, filling, check-weighing and packing operations. These lines are also capable of bulk manufacture feeding and come with integrated downstream packaging. As of December 31, 2004, due to the phase out of CFC-based inhalers, our capacity utilization on the CFC line has been minimal (less than 2%). As of December 31, 2004, our capacity utilization of the HFA line, based on one shift, has been averaging 31% on an annual basis. Based on one shift, the capacity of the HFA line is three million units, annually.

      In producing dry powder inhalers, we utilize a semi-automatic process that includes bulk manufacture, device assembly and printing, filling and packaging. Our annual output capacity for dry powder inhalers is currently 2.5 million units, based on three shifts. Our DPI filling and blending equipment is owned by the innovator (a U.K.-based biotechnology company) of the dry powder inhaler device. As of December 31, 2004, based on one shift, our capacity utilization on the DPI line has been averaging 23% on an annual basis. Based on one shift, the capacity of the DPI line is one million units, annually.

      With respect to pump spray production, we employ newly installed equipment capable of bulk manufacturing, filling/crimping or filling/screw capping and final packaging. We are capable of producing these products in glass or plastic bottles. Current maximum capacity for the pump spray line is 11 million units annually, based on three shifts. As of December 31, 2004, based on one shift, our average annual capacity utilization on the pump spray line is approximately 49%. Based on one shift, the capacity of the pump spray line is four million units, annually.

      With respect to continually sterilized saline aerosol manufacturing, we are capable of bulk manufacture, sterile filling, valve placement, actuation/capping and packaging into final product shipper. Based on three shifts, the saline aerosol line is capable of producing 10.7 million units annually. As of December 31, 2004, based on one shift, our capacity utilization on the aerosol saline line averages 26% on an annual basis. Based on one shift, the capacity of the saline aerosol line is four million units annually.

      Finally, with respect to secondary packaging, we utilize two discrete packaging areas capable of handling a wide range of products and packaging materials on an automatic, semi-automatic, and manual basis. The two MDI packaging lines are capable of packaging material via check-weighers, function testers, labeling, cartoning, shrink-wrap, coding and palletizing equipment. Based on three shifts, these packaging lines are capable of packaging approximately 23.8 million MDI units annually.

      Below is a capacity summary in connection with our Company's United Kingdom manufacturing run rate as of December 31, 2004.

                              2004 Capacity Summary

                                             Annual
                                         capacity based           Annual
                                         on 3 shifts at       capacity based                              Present
                      Average line        100% capacity       on current run        Estimated 2004    utilization rate
    Production          run speed          utilization        rate (1 shift)          production      based on single
       line              (cpm)*           (units 000s)         (units 000s)          units (000s)        shift (%)
Saline                     40               10,710                3,672                  953                 26
Pump Spray                 50               11,025                3,780                1,864                 49
DPI                        10                2,520                  864                  198                 23
HFA                        31                8,789                3,013                  923                 31
CFC                       100               25,830                8,856                  305                3.5
MDI Pack. No.1             42               10,584                3,629                  208                  6
MDI Pack. No.2             56               13,230                4,356                  289                  7
Hydrocarbon                40                9,702                3,326                3,326                100

* cpm = containers per minute

      On March 31, 2005, our manufacturing facilities tripled in size due to our acquisition of the business assets of Aventis PR. Such business assets consist of a 140,000 square foot pharmaceutical manufacturing facility consisting of five buildings, extending over 9.5 acres. The Aventis PR operation currently manufactures respiratory inhalers, utilizing both CFC and HFA propellants, nasal and allergy pumps and dermatological creams, lotions and ointments.

      Based on one shift, the Aventis PR facility is currently running at approximately 22% capacity utilization. We expect to gradually enhance our capacity utilization as a result of our sales and marketing activities. As a result of the acquisition of that site we have already added three key clients at the site and expect to add two more clients in 2005. As noted above, we also expect to transfer some of our product development and commercialization activities from the United Kingdom to our Manati site.

Capital Improvements

      We continuously make capital improvements to our development and production facilities in order to improve operating efficiencies, increase automation, improve quality control and keep pace with regulatory requirements and market demand. Commencing in 2005, we plan to spend approximately $3.6 million in capital expenditures, over three years, to improve our pharmaceutical manufacturing technologies, production capabilities, plant quality and safety systems, and information systems, so that we are able to pursue expanding commercial and product manufacturing opportunities with existing and potential multinational pharmaceutical and biotechnology clients.

      We also plan to make capital improvements to our newly acquired Manati, Puerto Rico operation. Planned capital expenditures include approximately $2 million in 2005 for the installation of a new hydrocarbon aerosol manufacturing and packaging line for new and existing customers and approximately $3.5 million in 2006 for the implementation of sterile fill capabilities in order to capitalize on a number of ophthalmic development and manufacturing opportunities in the U.S. market.

      In addition, due to the NovaDel Manufacturing and Supply Agreement we signed in November 2004, we have committed to the customer to spend approximately $365,000 to purchase the necessary equipment to automate the manufacturing process we utilize for their CFC-free GTN spray. We intend to make this investment commencing in May 2005, subject to the parties receiving the necessary regulatory approvals to manufacture and market the product, and we expect to spend this amount over a period of 120 days.

      We have also commenced implementation of a new business information system with related computer hardware and software that we intend to complete by the first half of 2005. The system will ultimately cost approximately $1.0 million, which includes various operating modules. We have already financed approximately half of this cost through capital lease financing and the direct purchase of software.

Suppliers

      We utilize a variety of suppliers as indicated by our own and our customers' respective requirements. There are six critical suppliers for a number of our products, primarily related to our can, and valve and spray actuator requirements for aerosol products. The loss of any of these key suppliers, or the interruption or delay in the supply of materials and components could result in an adversity in which we would be forced to seek an alternative source. Agreements with these suppliers are through routine purchase orders and, as noted above, in the case of the Bespak and 3M we pay a royalty fee to those suppliers for the use of their respective valves in an HFA GTN aerosol product we manufacture for one of our clients. If we fail to meet these suppliers' payment terms, we may face delays or interruption of critical supplies for our production requirements.


      As of May 31, 2005, our key suppliers and their terms of payment were:


1. Cebal UK Limited: Provides various types of cans. We pay Cebal at the end of the month following the date of invoice.

2. Valois UK Ltd.: Provides valves for MDIs. We pay Perfect Valois on a pro forma basis, meaning that we pay in advance for our supply of valves from this company.

3. LABLABO: Provides actuators for steroidal foam products. Payment terms are 30 days from the date of invoice.

4. Bespak Europe Ltd.: Provides actuators/valves for MDIs and the Clickhaler device. Payment terms are 30 days from the date of invoice. Royalty fees to Bespak (0.5% of HFA GTN sprays) and 3M (5.5% of HFA GTN sprays) are due quarterly.

5. Precision Valve (UK) Ltd.: Provides aerosol can valve supplier. Payment terms are 30 days from the date of invoice.

6. Nussbaum (UK) Ltd.: Can supplier. Payment terms are 30 days from the date of invoice.


      As a result of our recent acquisition of the Aventis PR operation in Puerto Rico, many of our current suppliers will also be supplying our Manati Site, due to the complementary nature of that operation to our current business and operations.


Inventories

      We maintain various levels of inventories of pharmaceuticals, raw materials and components to produce our products and drug delivery devices, which are stored in a warehouse at our production site in the United Kingdom. Inventories are reconciled monthly and security measures are in place to avoid theft and unauthorized access. Additionally, in accordance with regulatory requirements finished products are quarantined in specific areas within our warehouse facilities before shipping to our customers. We do this to allow the completion of quality assurance testing on finished goods prior to shipping such products to our customers.

Product Development Capabilities

      Our development operation was comprised of a 13-person pharmaceutical research and development center, located at a 30,000 square foot leased laboratory and office complex in Manor Park, Cheshire, England. This development and testing center, that is a five minute drive from our Astmoor manufacturing site, provides analytical and formulation development, stability testing, scale-up and validation outsourcing services to our clients. The acquisition of the Maniti Site has significantly enhanced our development capabilities in all critical functions and will be working closely with the operations in Manor Park.

      On a contract or fee-for-service basis, we provide product research and development services to our customers in the respiratory, allergy, dermatological, and cardiovascular and topical disease areas. In addition to these services, our research and development group is now also actively involved in developing our own proprietary products, and seeking drug delivery extensions and improvement for existing marketed products. Our research and development group also provides our manufacturing services group with integrated support for product scale-up and commercialization activities, and explores ways to improve the quality and efficiency of our manufacturing processes. Our development scientists and associated laboratories have developed a number of pharmaceutical products for our clients. Such products are currently being supplied to these clients in a number of international markets. Early-stage development activities are outsourced when necessary to independent clinical research organizations to reduce overhead costs and increase efficiency.

      Our development operation, comprised of five separate areas listed below, is vertically integrated into our manufacturing operation, thereby allowing us to provide complementary scale-up and commercialization services for our manufacturing clients and to allow us to scale-up our own products, when developed, to commercial production.

      Formulation Development. We have the capability to formulate a wide range of therapeutic dosage forms. We presently concentrate on those dosage forms that complement our core manufacturing skills, such as orally inhaled products (metered dose and dry powder inhalers), nasal pump actuated formulations and topical and dermal pharmaceuticals.

      Analytical Development. Our development group also has the ability to work closely with existing and new customers to provide method development and validation services that support pre-formulation and stability testing.

This group is equipped with required analytical instrumentation including automated High Performance Liquid Chromatography (HPLCs), gas liquid chromatography, malvern particle sizer, and Anderson cascade impactors. Generated methods and reports are used to support worldwide regulatory submissions.

      Stability. Our development group also provides extensive time-point testing expertise, enabling the group to guide our clients to the appropriate stability protocol for a particular type of dosage form or targeted geographic market. Large walk-in stability chambers offer the flexible capacity to meet world-wide market requirements, all operating within guidelines for the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH). We intend to expand our stability capabilities and services as we believe that customer demand for this type of development service is growing.

      Regulatory Support. This development service is comprised of four functions: 1) technical guidance, which involves ensuring that all agreed technical protocols will achieve license approval in the target geographic market; 2) license submission support, where we generate a comprehensive product technical file, which is then transferred to the client for inclusion in a regulatory file submission; 3) technical assistance, which involves assisting the client to respond promptly to queries and questions from the regulatory authorities; and 4) license maintenance, which involves supporting renewal and license variations including manufacturing licenses.

      Integrated Project Management. We also provide full turnkey project management services at our Manor Park development center. These services include formulation and analytical development through production scale process validation and batch stability, and to license submission support and production for commercial marketing. Alternatively, our development clients can contract for any combination of the individual component services provided by our development group.

Seasonality

      A number of our products are seasonal. Such products include the metered dose pump sprays such as the BDP aqueous nasal products that are supplied to the allergy market. Such products are predominantly produced early in the first quarter for sale in the spring season and then again in the third quarter for sale in the late summer (harvest season) of each year. We also manufacture a hydrocarbon-based product that is used in the treatment of head lice and this is produced during specific periods to allow its sale to coincide with the beginning of school terms.

Business Strategies

      We believe that our competitive strengths lie in our experienced management, our ability to offer specialized pharmaceutical development and manufacturing services, including product transition consulting services, and our blue-chip customer base. We intend to employ the following key strategic initiatives in order to leverage our strengths:

      Provide comprehensive sterile fill manufacturing and developmental services in the aerosol and topical spray market sector:

      We believe that the outsourcing of finished dosage form drugs is a growing trend in the pharmaceutical industry, resulting in an increasing demand for our services. By capitalizing on our niche sterile-fill pharmaceutical aerosol manufacturing technologies, we intend to provide our clients with commercial manufacturing capabilities that may be largely unavailable to our clients' competitors. Additionally, through integrated late-stage drug development and manufacturing scale-up capabilities, we believe that we can enhance our clients' competitive position by accelerating the time to market for their new pharmaceutical products. Due to the ensuing site-specific, regulatory authorizations for the manufacture of these products at our production facility, we believe we can retain the subsequent commercial manufacturing opportunities from clients.

      Develop and invest in specialized sterile-fill manufacturing processes that have significant barriers to entry:

      We believe that we must continue to expand our customer base by developing and investing in specialized sterile-fill manufacturing processes that constitute significant barriers to entry. We believe that most of our contract services growth opportunities will come from pharmaceutical companies' requirements for highly specialized manufacturing technologies, for which they lack the required niche expertise or capacity, as well as from the increased presence of biopharmaceutical and virtual pharmaceutical companies in the healthcare market. These types of companies usually lack an in-house manufacturing infrastructure and, therefore, we expect that these companies will increasingly rely on us for their process development and production requirements. We believe that as we further develop our specialized manufacturing capabilities, we can maintain greater pricing power and margin growth as a result of increased demand. Based on our experience within the industry, we believe that potential clients may be unable to secure these specialized manufacturing capabilities elsewhere, while competitors may not be inclined to invest in specialized non-core manufacturing competencies that may take significant time and capital to develop.

      Enhance clients' competitive position by accelerating time to market for new and innovative pharmaceutical products:

      We believe that one of our strengths is our ability to provide our customers with a full spectrum of products and services in development, formulation, analytical testing and trial, and large-scale production phases within the pharmaceutical aerosol sector. By leveraging integrated scale-up and pilot facilities, we believe we can assist our clients develop sterile-fill manufacturing processes to commercialize new or innovative products. We also believe that as a result of their limited financial resources, which are focused on clinical development and clinical testing, biotechnology and small, specialized pharmaceutical clients will increasingly rely on our integrated product development and manufacturing capabilities to bring their products to market.

      Focus on quality, versatility, innovative solutions and outstanding customer service:

      We believe that our success is critically dependant upon achieving results for our clients by providing comprehensive and versatile development and manufacturing services in our targeted market sectors, which include the respiratory, allergy, dermatological and topical disease areas. We have integrated our development and scale-up capabilities with our manufacturing operations in order to allow ourselves to efficiently introduce new products or product line extensions into a targeted market area. Based on our experience, regulatory agencies such as the United States Food and Drug Administration ("FDA") and the United Kingdom Medicines and Healthcare Products Regulatory Authority ("MHRA") are continuously enacting new policies requiring more high quality control and quality assurance systems in the global pharmaceutical industry. As a result of these policies by the regulatory agencies, we believe that we must continually invest to maintain and upgrade our manufacturing and quality systems to meet the evolving requirements of such regulatory agencies, our customer's needs, and our own requirements. We believe that we must also continue to enhance our staff training systems in order to improve our staff's performance in line with our customers' changing needs. We believe that manufacturing flexibility, along with a well-trained staff and high quality systems, will allow us to provide good customer service, and thereby enhance our competitive position and growth opportunities.

      Improve the organic growth of the business by introducing volume products that complement the existing product portfolio, especially via the introduction of our own proprietary products:

      We believe that we possess a blue-chip customer base that has an international presence and multinational distribution channels. Based on our review of publicly available documents, many of our customers are lacking one or more key pharmaceutical aerosol products in their product portfolio or are looking for product line extensions in niche market areas. We believe that by developing and licensing these types of niche products to our client base, we can significantly increase our manufacturing volume and enhance the commercial relationships we have with these customers. We believe that the Company can also take advantage of key strategic relationships with a number of our customers to exploit key and profitable niche market sectors in the aerosol pharmaceutical market. We believe that these customers would prefer to allocate capital and resources to sales and marketing functions, while leaving the manufacturing to companies like us. This may become even more prevalent in the event that highly specialized development processes or equipment is required. We believe this type of relationship may lead to a strategic relationship with such potential clients. These types of ventures may become even more prevalent in the event that highly specialized development process or production equipment is required. We believe that such factors also facilitate the introduction of our Company's own proprietary products, which will allow us to focus on materially higher profitable business opportunities while departing from lower profit activities.

      Capitalize on the increasing conversion from ozone-depleting CFC aerosol pharmaceutical products to non-CFC pharmaceuticals:

      We believe that we are one of the few pharmaceutical companies in the world that has proven experience in the conversion from CFC to CFC-free (namely HFA propellant) aerosol pharmaceuticals and we have conducted such transition for clients in Europe and Canada. As the United States and countries in Asia and Latin and South America implement the phase-out of CFC pharmaceutical products in coming years, we plan to increase our contract development and manufacturing services in this area and also to leverage our CFC-to-HFA expertise into strategic partnering relationships, as well as to cultivate our Company's own CFC-free proprietary products.

      Where feasible, acquire under-exploited, complementary pharmaceutical products and businesses that would benefit from our development and production expertise:

      We also view growth opportunities through strategic product and business acquisitions that would benefit from our aerosol pharmaceuticals development and production expertise, including our capabilities in the conversion of CFC-based pharmaceutical aerosol productions to CFC-free pharmaceutical aerosols. We believe that there is an increasing trend in the pharmaceutical industry, particularly by big pharmaceutical companies, to license or sell outright products that they deem to no longer be core assets. We also believe that the acquisition of strategic products and businesses would accelerate the building of our Company.

Insurance Coverage and Risk Management

      We maintain insurance coverage, including property, casualty and business interruption; foreign medical costs; freight; motor vehicles; title insurance on owned real properties; errors and omissions including product liability; and employee injury liability. We also maintain director and officer liability coverage. We now also maintain wind coverage for our Manati Site in the event of major weather catastrophes in that area.

      Our products must comply with the strict requirements of pharmaceutical manufacturers including those required by the United States' FDA, the United Kingdom's MHRA, the Canadian government's TPD, and the European Union's EMEA, plus general cGMPs ("current Good Manufacturing Practices") required in the pharmaceutical industry.

      We also maintain a quality assurance group to ensure that production quality and associated documentation meet the requirements of our customers and regulatory authorities alike. The quality control group performs in-line testing during the manufacturing operations to ensure that the necessary standards are met and finished product testing to ensure that the products were manufactured in accordance to our customers' specifications and regulatory requirements. All filled and packaged product is placed in quarantine to verify and ensure sterility before it is shipped to the customers. Regulatory agencies, local environment, health and safety authorities and the customers themselves, inspect and audit our facilities and operations on a regular basis.

Industry and Market Sectors

The Pharmaceutical Manufacturing Market

      According to two financial reports (National Bank Financial and CIBC World Markets) published in November 2001, market spending for global pharmaceutical manufacturing has reached $53 billion, or just over 13% of a total global pharmaceutical market of $400 billion. The $53 billion global manufacturing market represents both in-house and outsourced pharmaceutical manufacturing and is divided between two market segments: primary manufacturing and secondary manufacturing. Primary manufacturing relates to the manufacture of active pharmaceutical ingredients ("API") in bulk. Spending in this segment has reached $19 billion. Secondary manufacturing refers to the processing of APIs into finished dosage-form pharmaceutical products ("fill and finish"). Spending in this segment has reached $34 billion. The highlighted reports further outline that of the total $53 billion spent annually on the pharmaceutical manufacturing market, approximately $14.8 billion of those expenditures are in the manufacturing outsourcing sector and approximately $38.4 billion of those expenditures are in the in-house manufacturing sector.

Pharmaceutical Manufacturing Outsourcing Sector

      According to the noted reports, pharmaceutical companies are outsourcing their manufacturing and packaging requirements increasingly allowing them to focus on core competencies such as the research and development of new drug products. During 2001, the primary manufacturing outsourcing sector accounted for $9.7 billion of expenditures, and the secondary manufacturing outsourcing sector accounted for $5.1 billion of expenditures. Outsourcing in the primary manufacturing segment is well established, due to the availability of large-scale, low cost-base facilities. Given the maturity of this sector, outsourcing growth opportunities are relatively limited. In contrast, outsourcing of finished dosage-form drugs (secondary manufacturing outsourcing) is a relatively new trend in the pharmaceutical industry. Demand in the secondary manufacturing outsourcing sector emerged mainly from escalating drug research, development and regulatory costs, and the need to access manufacturing capacity. We are focused on sterile-fill manufacturing applications in the secondary finished dosage-form manufacturing segment. According to the Freedonia Group, an industry market research organization, sterile-fill applications account for approximately $8.2 billion of the total $34 billion secondary manufacturing market segment.

Targeted Market Sectors

      Due to the added regulatory scrutiny and resulting high barriers to entry, we have focused our expertise on the sterile aerosol pharmaceutical market sector. Aerosol pharmaceuticals are those drugs that are administered via varying spraying mechanisms through the use of propellants, forced air or mechanical pump actions. Propellants include CFC and HFA gases for use in respiratory aerosols, or hydrocarbon propellants which are used in dermatological aerosols to create a foamed solution. We have also targeted the following market sectors:


      Respiratory Market - According to publicly available published reports, the respiratory patient population is one of the fastest growing segments in the healthcare market. Asthma and chronic obstructive pulmonary diseases effect approximately 10% of the population in industrialized countries, with significant growth forecasted as a result of increasing incidents and awareness. This includes allergy, asthma, chronic obstructive pulmonary disease and coughs and colds. According to a 1999 Datamonitor report, the global asthma market was estimated to have been $8.2 billion in 1998. We believe that this market has currently reached an estimated $12 billion in size. The United States is the largest national market, accounting for approximately 35% of the global asthma market. The U.S. market is followed by the Japanese market, which accounts for approximately 13% of the global asthma market. However, the United Kingdom has the largest market size per capita, due to high diagnosis and treatment rates and higher product prices there. Given that many of the branded inhalant products are scheduled to lose patent protection within the next three years, market demand and the subsequent development and production of such drugs should increase significantly. Additionally, due to the Montreal Protocol regarding the ban on ozone-depleting CFC sprays, there are new regulations that require companies to phase out CFC-containing inhalers and replace them with CFC-free inhalers, propelled by substances such as HFAs. Many countries, including the United States, have not yet implemented the phase-out of CFC propellants for medical products, whereas the European Community, Canada and Australia have generally phased out the use of CFC pharmaceuticals.


      We believe that we are one of the few pharmaceutical companies in the world that has both CFC and HFA manufacturing capabilities. We also believe that we are one of a small number of companies that have the development capabilities to assist our clients in the transition from CFC to HFA inhaler applications.

      The Systemic Drug Delivery Market - Traditionally, the vast majority of medicines have been administered orally, either in solid/tablet or liquid form. Not all drugs can be taken effectively through the digestive tract and, therefore, must be administered parenterally, usually by injection. The inherent draw back to injections is in patient compliance and risk of infection when utilizing needle devices. Drugs administered through the lungs, however, also reach the circulatory system very quickly, bypassing the digestive track the same way as an injection. As there is no pain or reluctance associated with needle use, patient compliance may be much higher with oral-spray delivery. As a result, respiratory aerosols may be an excellent alternative to injections.

      According to publicly available documents regarding the biotechnology industry, with the recent mapping of the human genome, it has been reported that there has been an explosion in new drug discovery targeted for specific disease states. These new drugs tend to be large peptides and proteins. If these types of complex molecules were to be taken orally, the environment encountered in the human digestive tract would degrade them and render them ineffectual. As such, many of these new drugs may be excellent candidates for delivery through the lungs. In addition, some of these large molecule drugs may also be candidates to be administered nasally. Based on our experience in pulmonary and nasal drug delivery systems, combined with our development capabilities in these areas, we believe that we are in an excellent position to capitalize on working with new molecules that lend themselves to these types of drug delivery systems.

      The Dermatological Market - In 2001, the worldwide retail prescription market for dermatological pharmaceuticals was estimated by IMS Health to be $9 billion and growing at 5% per year. In the same year, the U.S. retail prescription market for dermatological pharmaceuticals was valued at $4 billion. The market is normally subdivided into five categories: retinoids (any of various synthetic or naturally occurring analogues of vitamin A), steroids, antifungals, antibiotics and other products. Such products are widely used to treat skin conditions, including: acne and atopic dermatitis, fungal infections, inflammation and psoriasis, baldness and for hair removal. In addition, such drugs are used for diagnostic procedures and to treat symptoms of aging, photo-damage and photosensitivity.

      According to publicly available reports, skin conditions requiring the use of medications often tend to be of a chronic nature with causes unknown. The drugs are often used in order to relieve symptoms rather than as a permanent cure. The result is a constant demand for continuing drug therapy from the patient base. Until recently, this market has lacked innovation in its drug delivery sector. Drugs were normally administered only in creams and ointments. Some patients are reluctant to use treatments that leave visible sticky or greasy spots on themselves or their clothing. With the advent of hydrocarbon aerosol technology, drugs can be delivered in a manner that allows the active ingredient to be quickly absorbed into the skin leaving no residues. This may result in better patient compliance and, in turn, greater usage and demand for the drugs administered in this fashion. We believe that with our hydrocarbon aerosol manufacturing capabilities, we are well positioned to take advantage of this trend in the dermatology marketplace. In addition, we possess the development capabilities to assist new clients to transition their drugs into this new delivery system.

Competition

      According to two financial reports (National Bank Financial and CIBC World Markets) published in November 2001, and other publicly available documents, the global contract service industry was comprised of more than 1,000 contract manufacturing organizations ("CMOs") and contract research organizations ("CROs") combined. These reports further indicate that fewer than 20 of these CMOs and CROs are major participants in the pharmaceutical outsourcing industry. The majority of such competitors provide contract manufacturing services to third parties only if manufacturing capacity is available. In some cases, these competitors may also present acquisition opportunities as consolidation in the pharmaceutical industry continues.

      We believe that our major competition comes from in-house producers; i.e., those pharmaceutical companies that decide to commercialize and/or manufacture their required products at their own facility. These include major pharmaceutical companies, generic drug manufacturers and consumer health product companies. In the specialty pharmaceutical sector, we compete directly with several large and small pharmaceutical product development and manufacturing organizations. Many of our competitors, particularly large established pharmaceutical and biotechnology companies, have significantly greater resources than we do.

      We believe that we are able to compete effectively because we provide our customers with a spectrum of products and services in specialized niche areas but on a broad scale. Additionally, by leveraging integrated scale-up and pilot facilities, we can assist clients in developing sterile-fill manufacturing processes to commercialize new or innovative products in the aerosol drug delivery market.

      We believe that we are a leader in the development, commercialization and production of respiratory, dermatological and topical aerosols. We also believe that by focusing on selected niche sectors of the pharmaceutical market, we can effectively compete with our competitors by leveraging our experience, expertise and customer distribution channels on specialty pharmaceutical products that are positioned at a price point that is attractive to the payer community, including managed care, government formularies and the specialist physician population.

Trademarks, Patents and Licenses

      When we acquired Inyx Pharma on April 28, 2003, we acquired a number of licenses and other forms of intellectual property. Since that acquisition, we have also acquired a number of product licenses and drug delivery technologies that we believe will allow us to effectively compete in our targeted market sectors.

Pharmaceutical Manufacturing Licenses

      Inyx Pharma possesses a Manufacturer's License, ML20165/1, granted by the MHRA and also possesses all the necessary authorities, approvals and certifications to conduct normal business activities within the United Kingdom. See "Government Regulation." The license must be renewed every five years, and the next renewal is in February 2008.

Product Licenses


      Inyx Pharma owns product licenses granted by the MHRA in the U.K. market for Oxymetazoline decongestant nasal spray (expiration August 2005), Chlorhexidine Gluconate mouth spray (expiration December 2005) and Beclomethasone Dipropionate ("BDP") nasal spray (expiration August 2008). Every license in the United Kingdom is granted for a period of five years. At that time, the product license is subject to a review by the MHRA. The MHRA reviews product stability, adverse event reports and any legislative changes that may have taken place within that five-year period that may have effected the licensing requirements for that product. During the review process, the subject company may continue to market the licensed product. Once the MHRA completes its review, it extends the expiration date on the license for another five years, when the licensing review cycle is repeated again.


      On April 26, 2004, we announced that we acquired a group of parenteral pharmaceutical product licenses (i.e., injections and irrigations that are administered intravenously) enabling the Company to enter the hospital supply market in the United Kingdom. These product licenses are issued by the MHRA and give us the exclusive production and distribution rights in the U.K. through September 2005 for a group of hospital products used in infusion, irrigation and injection applications. The products were acquired for a nominal fee from a pharmaceutical company that was placed in U.K. Administration in 2002. These products were acquired royalty free and are summarized as follows:

                           Product                              Solution             Indication
                           -------                              --------             ----------
      Sterile Chlorhexidine Gluconate                              0.2%             Disinfectant
      Sterile Chlorhexidine Gluconate                             0.05%             Disinfectant
      Sterile Chlorhexidine Gluconate                              0.1%             Disinfectant
      Sterile Chlorhexidine Gluconate (Pink)                      0.05%             Disinfectant
      Sterile Chlorhexidine Gluconate (Pink)                       0.5%             Disinfectant
      Sterile Chlorhexidine Gluconate & Centrimide                0.15%             Disinfectant
      Sterile Chlorhexidine Gluconate & Centrimide                0.05%             Disinfectant
      Metrozol Injection                                            --               Antibiotic
      Sodium Chloride                                              0.9%              IV Infusion
      Glucose                                                        5%(1)           IV Infusion
      Uroclens Chlorhexidine                                       N/A              Disinfectant
      Uroclens Saline                                              N/A             Saline Solution

(1)   Other concentrations up to 50% are undergoing licensing renewals

      We are currently in discussions with a number of parties regarding the use of their sales and marketing and distribution capabilities to sell these products through their sales channels although currently no such agreements have been formalized. We also are attempting to identify and recruit a manufacturing partner for these products as we do not currently have the production capabilities to manufacture these products.

Medical Devices

      Inyx Pharma is also an ISO9001/EN 46001 registered company and as such is approved for the design, manufacture and inspection of pharmaceutical medical devices. Such medical devices include sterile saline for wound irrigation, ringers irrigation solution, sterile saline in a polyethylene bottle, sterile buffered saline for contact lens use, sterile saline aerosol for contact lens use, two step lens care system stage one-disinfecting solution and two step lens care system stage two-rinsing and neutralizing solution. Such certification must be renewed annually, and we received approval in March 2005 for the ensuing twelve months.

Registered Marks and Logos

      We are presently using and have filed trademarks on Inyx, Inyx Pharma and the associated logo (i.e., six square orange and grey boxes). In April 2005, we received confirmation that our application to trademark the Inyx name and logo had been approved for the United States market. We are currently continuing such applications in other major countries.

Patents and Registered Design Rights

      Our customers' patents and product licenses are owned by the respective client. On a contract basis, we manufacture products according to our customers' specifications. Until we successfully develop and begin to market our own products, we will not have any design rights that are registered to our own brand items. At that time, we will seek trademark protection for any design rights or brand names for such products.

      On September 21, 2004, we announced that we had completed the acquisition of the patent rights to a novel platform technology, from Phares Technology B.V. ("Phares"), which we believe will enable us to more readily develop inhalation-therapy drugs, including combinations of inhalation drugs that cannot be readily combined in one drug delivery device. The Phares technology is based on the utilization of a lipid-binding matrix for delivering incompatible or unstable drug substances. For example, in November 2004, we received positive results from a two-year Phares stability study utilizing the lipid-binding matrix on an HFA-propelled bronchodilator ("Salbutamol") for use in an MDI. We intend to now test the matrix on other types of respiratory drugs.

      Pursuant to our acquisition of the technology for use in inhalation-therapy drugs, Phares assigned all relevant patents to us. Such patents include "Methods of preparing proliposome dispersions and aerosols" and "Membrane lipid composition and method for its preparation." The Phares technology is patented in the United States (U.S. Patent No. 5,141,674); Japan (Japanese Patent No. 2779 165); and Europe (EP Patent No. 0 309 464) and its major countries, including the United Kingdom, Sweden, Switzerland, Germany, France and Holland. The respective patents for Sweden, Switzerland, Germany, France, Holland and the United Kingdom were originally registered to Phares Pharmaceutical Holland B.V., which subsequently merged with Phares Technology B.V. on December 12, 2000.

      As additional consideration for the transfer of these patent rights, we paid Phares approximately $86,000 in transfer fees plus approximately $67,500 as support and management fees.

Confidential Information, Industrial Secrets, Trade Secrets and Know-how

      We have entered into confidentiality agreements with our employees and third parties including customers, suppliers and contractors.

      Confidential information, such as business proposals and/or plans, customer lists, profit projections, budgets, economic or market information and specific manufacturing methods, is limited to staff and customers on a "need to know" basis. Data such as manufacturing formulas and methods, forecasts etc. are held within databases under individual password control. We retain and control all associated soft copy and hard copy documentation.

      Our product formulation group has certain know-how in the development of new formulations and comparative brand leader testing, including associated testing for product submissions, in the pharmaceutical aerosol sector. Such core skills include polymer chemistry, colloid chemistry, drug design, powder technology, and formulation and device interactions. We also possess analytical skills to support these activities.

      Additionally, we believe that we have certain know-how and applicable expertise in the manufacturing scale-up and industrialization of certain pharmaceutical aerosol products, including:

      1.    Metered dose inhalers - utilizing HFA 134a or CFC as propellants

      2. Sublingual and throat sprays - utilizing propellants or as pump sprays

      3.    Dry powder inhalers

      4.    Hydrocarbon topical and foam products

      5.    Nasal pump sprays

      6.    Barrier pack systems

      Currently, we protect this know-how and expertise through trade secrets and confidentiality agreements although we are in the process of further protecting our proprietary information with applicable patents. At this time, no such patents have been granted.

      As a result of our acquisition of the business assets of Aventis PR, we received from Aventis PR certain pharmaceutical know-how and technical data required to manage and operate an FDA-approved, regulatory compliant pharmaceutical operation in the respiratory, allergy and dermatological sectors.

Databases and Software Protection

      We have replaced our existing information technology and business management system with the Sage 500 Management Information System, which will be fully operational in the first half of 2005. This system is intended to support many of our business functions, including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting, financial reporting, and operating and strategic reporting. In connection with the Sage 500 implementation, we have incurred total related costs of approximately $500,000 as a one-time cost for the purchase of hardware and operating software, and expect to incur an additional $500,000 in implementation costs, plus annual maintenance and support costs of approximately $65,000.

      Other databases including PEMAC (Planned Maintenance program), Prolog 4 (Payroll system), Maximizer (Customer Relationship Management system) and other Microsoft based systems are all individually licensed, and controlled and supported by our internal information technology group.

      As a result of our acquisition of the business assets Aventis PR, we acquired a JD Edwards Enterprise Management system, currently being utilized at our Manati Site.

Software

      As part of the Sage 500 Management Information system purchase, we will ultimately own both the associated hardware and operating system software ("Sage") that will require newer version annual updates. The proprietary licenses for "off-the-shelf" software that we have traditionally utilized are held by the providers.

      As a result of our acquisition of the business assets of Aventis PR, we received from Aventis PR computer software, data and documentation related to the former Aventis PR aerosol and dermatological pharmaceutical operation at the Manati Site. All necessary licenses to operate our information systems at the Manati Site, including the JD Edwards enterprise management system, were transferred to Inyx USA by Aventis PR.

Domain Names

      We have registered several domain names, including "inyxinc.com," "inyxcorp.com," "inyxpharm.com," "inyx-pharma.co.uk", "inyx-pharma.com", and "inyxusa.com". Our primary website is located on the world-wide web at "inyxinc.com."

Government Regulation

      Our business as a pharmaceutical company is regulated by government authorities in the United States, the United Kingdom, and other jurisdictions where we and our customers market and distribute products, including Canada, various parts of Europe and Latin America. We must ensure that our products and services continuously comply with strict requirements designed to ensure the quality and integrity of pharmaceutical products. These requirements include the United States Federal Food, Drug and Cosmetic Act ("FDC Act") governed by the FDA and the MHRA under cGMP ("current Good Manufacturing Practices") regulations for pharmaceutical manufacturers. Our products and services must also continuously comply with the requirements of the European Agency for the Evaluation of Medicinal Products (the "EMEA"), and the Canadian Therapeutic Products Directorate (the "TPD"). These regulations apply to all phases of our business, including drug testing and manufacturing; record keeping; personnel management; management and operations of facilities and equipment; control of materials, processes and laboratories; and packaging, labeling and distribution.

      All of the pharmaceutical products supplied to the United States market are approved and regulated by the FDA and are approved under, and subject to, the FDC Act. In the U.S., the FDA requires extensive testing of new and existing pharmaceutical products to demonstrate safety, efficacy and purity, ensuring that the products are effective in treating the indications for which approval is granted. Where products are under development, testing in humans may not commence until either an Investigational New Drug application has been approved or an exemption is given by the FDA.


      Where a drug is acquired that has been previously approved by the FDA, both the Company and the former application holder are required to submit certain information to the FDA. This information, provided it is adequate, enables the transfer of manufacturing and/or marketing rights to take place. The Company is also required to advise the FDA about any changes that may effect the approved application as set forth in FDA's regulations. Our strategy focuses on acquiring existing approved products or those in late-stage development, transferring manufacture to our own facilities to leverage our existing expertise and know-how where this is considered both economic and advantageous. In order to perform such transfers, we must demonstrate by filing information with the FDA that we are able to manufacture the product in accordance with cGMPs and the specifications and conditions of the approved marketing application. For changes where prior approval is required under FDA regulations, there is no assurance that such approval will be granted by FDA.


      The FDA also mandates that drugs be manufactured, assembled and labeled in conformity with such cGMPs. In complying with cGMP regulations, we are required to continue to expend time, money and effort in production, record keeping, and quality control to ensure that the products meet the necessary and applicable specifications. The FDA periodically inspects manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to regulatory or, in some extreme instances, to possible legal action, such as suspension of manufacturing, seizure of product, or voluntary recall. Where FDA inspections result in cGMP non-compliances being observed a written report (known as a FDA Form 483) is issued. These observations are reported to the manufacturer to assist in complying with the FDC Act and the regulations enforced by FDA. The last FDA inspection of our United Kingdom manufacturing facility resulted in the issuance of a Form 483 that required the facility to resolve a number of observations, but did not require us to delay or discontinue the production of any products made at its facility for the U.S. market as the non-compliances issued were corrected. Adverse experiences with products in the market must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety, or efficacy of the product occurs after approval.

      The U.S. government has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the authority to withdraw approvals, to prohibit sales of unapproved or non-conforming products, seize product and to halt manufacturing operations that are not compliant with cGMPs in addition to monetary penalties, both civil and criminal. Such restrictions may materially adversely effect our business, financial performance and results of operations.


      In addition, modifications to or enhancements of manufacturing facilities may be subject to further additional approval by the FDA that may require a lengthy approval process. The Company's manufacturing facility is subject to continual inspection from regulatory bodies and other government agencies such as the FDA, and manufacturing operations can be interrupted or halted if such inspection proves unsatisfactory.

      Our United Kingdom manufacturing facility holds a Manufacturer's License granted by the U.K.'s Medicines Control Agency, which, on April 1, 2003, merged with the U.K.'s Medical Device Agency to form the MHRA. This license permits the Company to manufacture, control and supply pharmaceutical products to all markets provided that individual products meet with the specification in force within the particular territory that the product is marketed. The MHRA is very similar to the FDA in that it operates under formal legislation (in the U.K. known as The Medicines Act) that controls the approval of all medicinal products used within the U.K. As a member of the European Union, the MHRA also regulates products manufactured for sale both within the U.K. and the E.U. The MHRA is responsible for the review and approval of all license applications and, via its inspection and enforcement division, the inspection and control of manufacturing, assembly and labeling requirements for all medicinal products. As with the FDA, the MHRA has a legal jurisdiction whereby companies who are not compliant with license particulars (known as marketing authorizations within the E.U.) or cGMP can be heavily penalized, including seizure, cessation of manufacture, product recall or, in extreme cases, the cancellation of the manufacturer's license. In this latter case, the manufacturing facility is unable to manufacture for any market. Monetary penalties can also be enforced subject to the judicial system approval within the U.K.

      Following an inspection, the MHRA issues a report (called a Post Inspection Letter) that highlights any observation or deficiencies noted at the facility, to aid the manufacturer to resolve any non-compliances noted during the inspection. At the last inspection in October 2001, a Post Inspection Letter was issued that highlighted a number of non-compliances to be addressed. This did not require the interruption of manufacturing activities nor require any impact upon products supplied from our facility, as the non-compliances issued were corrected.

      As a result of acquisition of the Aventis PR pharmaceutical manufacturing operation in Puerto Rico, we were also granted an FDA manufacturing license to manufacture pharmaceutical products at the site for U.S. markets.


      Our operations are also subject to numerous and increasingly stringent regulations, whether scientific, environmental or labor related, and can be applied via central government or at state or local level. The standards required by regulatory authorities as a result of changes in statutes, regulations or legal interpretations cannot be determined in advance by us. Such future changes could have a material effect upon our business in the future. Changes may, among other aspects, require modification to manufacturing facilities or processes, amend labeling, result in product recall, replacement or discontinuation of products, increase the requirements for control and record keeping or require additional scientific substantiation. Such changes may effect our business, financial condition and results of operations.


      In addition to regulations that govern the manufacture and supply of pharmaceutical products, our facility is also subject to regulation by other agencies such as the United Kingdom's Health and Safety, Executive Environmental Agency and other legislation within the U.K. (e.g., Labor Relations Act, etc.) that are applicable under the laws of the United Kingdom. Periodic inspection by the appropriate agencies occurs to ensure that we are in compliance with the requirements within the appropriate regulations whether these are local, state or national.

Employees


      As of May 31, 2005, we employed a total of 270 personnel, consisting of 11 senior executives, 10 senior managers, 29 managers, 16 clerical staff, 106 technical personnel (including 13 scientific research and development personnel), and 98 production and maintenance staff.

      Our success is heavily dependent on the performance of our executive officers and managers. We have entered into employment agreements with these individuals, including Dr. Jack Kachkar, our Chairman and Chief Executive Officer, Steven Handley, our President and Chief Production Officer and Colin Hunter, our Chief Scientific and Regulatory Officer and John Hamerski, Vice President and Chief Financial Officer. None of such persons has signified any intention to retire or leave the Company. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain these personnel. In addition, our proposed plan of product development and sales activities will require an increase in scientific, management and sales and marketing personnel, and an investment in the professional development of the expertise of our existing employees and management.

      Our United Kingdom subsidiary, Inyx Pharma, consults with its employees through a Joint Consultation Committee comprised of representatives across all levels of the business, and which is chaired by a senior manager. The purpose of that committee is consultative only. We believe that we enjoy favorable relations with our employees. We make available to our employees benefits consisting of a contributing and matching pension plan, available after one year of service, and life insurance benefits and stock options based upon the Company's value and meeting performance targets. Our Puerto Rican operation has approximately 47 unionized employees in the engineering and manufacturing areas.

Environmental Impact

      We utilize a variety of chemicals in our business, many of which are dangerous if used or handled improperly. As of December 2004, we utilized approximately 170 raw material chemicals to formulate over 160 bulk products that in turn are used to produce approximately 400 finished goods. A substantial number of the chemicals we handle are classified as dangerous due to their toxicity, corrosiveness, ability to cause irritation or flammability. Wastes from our manufacturing and testing processes are either collected in drums and removed by a waste contractor or discharged into public sewers pursuant to a Trade Effluent Discharge Consent. The Company takes stringent precautions in the storage and use of these materials and constantly trains its personnel in their use. Because of this, we have not caused any release of hazardous materials into the environment or exposed any of our employees to health risks. We maintain liability and product liability insurance covering the risks of such exposure, in amounts we deem to be adequate.

      Under government regulations governed by the Montreal Protocol on Substances That Deplete the Ozone Layer, chlorofluorocarbon ("CFC") compounds are being phased out because of environmental concerns. We presently manufacture respiratory inhalers that utilize CFC gas as a propellant. Although, we have expertise in converting such products to non-CFC based respiratory inhalers and have commenced manufacturing non-CFC or hydrofluoroalkane ("HFA") respiratory inhalers at our Inyx Pharma production facility, a small number of our customers continue to require CFC respiratory inhalers. These customers sell these products in a number of countries that still allow the import and marketing of CFC-based respiratory inhalers. We believe that we are able to successfully implement a complete transition to the use of CFC-free gas or HFA gas as a propellant in the development and production of respiratory aerosols, as may be required by the respective governing agencies.

      Additionally, a material element of our growth strategy is to expand our existing business through strategic acquisitions of other pharmaceutical manufacturing operations. Prior to making any such acquisition, we expect to first complete stringent environmental studies through the use of expert consultants to ensure that there are no existing or potential environmental hazards at the site or the potential to environmentally contaminate neighboring sites from the acquired site.

Properties

      Our principal executive offices are located at 825 Third Avenue, 40th Floor, New York, New York 10022, consisting of approximately 4,000 square feet of leased space at an annual rent of $120,000.

      Our UK manufacturing facilities are situated over seven proximate locations in Runcorn, Cheshire, England. These sites are combined into the 60,000 square feet manufacturing facility in the Astmoor Industrial Estate. Five of these sites are owned by Inyx Pharma and two are leased from the Warrington and Runcorn Development Corp. for annual rents of $45,000 and $163,000, respectively.

      Our development facility in the United Kingdom occupies 30,000 square-foot facility nearby the manufacturing site, in the Seymour Court Manor area owned by the Borough council. Annual rent is $127,000.

      Our Inyx Canada subsidiary leases approximately 2,800 square feet of office space for an annual cost of approximately $46,000 at 4141 Yonge Street, Suite 205, Toronto, Ontario M2P 2A8.

      Our Inyx USA subsidiary owns and operates a 140,000 square foot pharmaceutical manufacturing facility consisting of five buildings extending over 9.5 acres in Manati, Puerto Rico. The site is located about 30 miles outside of San Juan, at 604 San Jose Road, Cotto Norte Industrial Park, Manati 00674.

      All such facilities are deemed to be adequate for the Company's present needs.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Forward Looking Statements


      Statements that are not historical facts included in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ from projected results. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, business strategies, expansion and growth of the Company's operations, cash flow, marketing of products and services, and development of new products and services. Cautionary Disclosures include, among others: general economic conditions, the markets for and market price of the Company's products and services, the Company's ability to find, acquire, market, develop and produce new products and services, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, labor relations, availability and cost of material and equipment, the results of financing efforts, and regulatory developments and compliance. All written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these factors. The Company disclaims any obligation to update or revise any forward-looking statement to reflect events or circumstances occurring hereafter or to reflect the occurrence of anticipated or unanticipated events.


      General


      Inyx, Inc. through its wholly-owned subsidiaries, Inyx Pharma , Inyx Canada. , and Inyx USA, is a specialty pharmaceutical company. We focus our expertise on the development and manufacturing of prescription and over-the-counter ("OTC") aerosol pharmaceutical products and drug delivery technologies for the treatment of respiratory, allergy, cardiovascular, dermatological and topical conditions. Our client base primarily consists of ethical pharmaceutical corporations, branded generic pharmaceutical distributors and biotechnology companies. Although we perform some sales and marketing functions, we have limited product distribution capabilities and so we depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products we develop and manufacture for them.



      On March 29, 2005, the Company incorporated a wholly-owned subsidiary, Exaeris Inc. ("Exaeris"), a Delaware corporation, to manage and operate its contemplated product development and marketing activities. As of the date of this Prospectus, Exaeris had no active operations and is currently dormant. On May 9, 2005, the Company also established a wholly-owned England and Wales company, Inyx Europe Limited ("Inyx Europe"), to pursue strategic business development activities in Europe. Inyx Europe is also currently dormant.

      We intend to expand our product development and manufacturing activities into our own lines of prescription and OTC pharmaceutical products, but as of the date of this discussion, we had not yet commercialized or marketed our own products or drug delivery applications. Additionally, a material element of our growth strategy is to expand our existing business through the strategic acquisition of pharmaceutical products and drug delivery technologies that are complementary to our expertise in the aerosol pharmaceutical sector, including those through the acquisition of other pharmaceutical companies.

      We completed our first specialty pharmaceutical business acquisition, Inyx Pharma, pursuant to a stock exchange agreement in April 2003 and in December 2004, we signed a definitive agreement with Aventis Pharmaceuticals, Inc., part of the sanofi-aventis Group, to acquire the business assets of Aventis PR. The latter transaction was completed on March 31, 2005, for a cost of approximately $20.1 million.

      Our Company was incorporated on March 28, 2000, in the State of Nevada, under the name Doblique, Inc. ("Doblique"). As Doblique, the Company was engaged in the business of breeding and racing thoroughbred horses at various major horse racing venues throughout the United States. In July 2002, we became a publicly-traded company when we completed a registration statement for the sale by our principal stockholder of 2,450,000 shares of common stock. Since July 2002, we have filed annual, quarterly and periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934.

      On March 6, 2003, management decided to discontinue the Company's thoroughbred horse operation by selling the assets of that operation for cash to a third party; these assets and operations were nominal. Then on March 26, 2003, we announced that our controlling stockholder had accepted an unsolicited offer to sell a controlling block of 2,250,000 shares of our common stock, representing approximately 45% of the Company's then issued and outstanding shares, to Medira Investments, LLC ("Medira"), which later conveyed such shares to its sole member, Ms. Viktoria Benkovitch, our Chairman and CEO's spouse.

      On April 28, 2003, subsequent to the discontinuance of our horse racing operations, we concluded a reverse acquisition of Inyx Pharma Limited ("Inyx Pharma"), an aerosol pharmaceutical manufacturing company incorporated under the laws of England and Wales. Reverse acquisitions occur when one entity (the nominal acquirer) issues sufficient shares to the former owners of another entity (the nominal acquiree) so as to cause the shareholders of the nominal acquiree to become the majority shareholders of the resultant combined enterprise. The total purchase cost is allocated to the net assets of the Company.

      The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma for 16,000,000 restricted shares of our common stock (the "Exchange"), representing approximately 64% of the approximately 25,000,000 shares outstanding after the Exchange. As a result of the Exchange, Inyx Pharma became our wholly-owned subsidiary and we changed our name to Inyx, Inc. ("Inyx"). At that time, we also announced that we would pursue strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries.

      We currently operate in one business segment, the manufacturing of pharmaceutical aerosol products. Although we also perform product research and development activities, at this time, these business activities are primarily supporting our manufacturing operations for the benefit of our customers. Segment reporting on our business will begin to occur as we move into the additional business activities described herein.

      On December 15, 2004, Inyx, Inc. (acting through its wholly-owned subsidiary Inyx USA, Ltd.) signed an Asset Purchase Agreement with Aventis PR to acquire the real estate, equipment, and certain contract rights comprising its Manati, Puerto Rico pharmaceutical manufacturing facility.


      On March 31, 2005, the acquisition of the assets from Aventis PR was closed, the Company assumed possession and control of such operations. The acquired Aventis PR assets consisted of approximately 140,000 square feet of improved real property in five buildings located on 9.5 acres in Manati, Puerto Rico, together with all installed and existing equipment and fixtures. A total of $2,334,327 of inventory was included in the purchase.

      The assets were acquired from Aventis PR, a subsidiary of the sanofi-aventis Group. There was no pre-existing relationship between Inyx, any of its affiliates, any director or officer of registrant or any associate of any such director or officer, and the seller. We acquired two major contract manufacturing customers as a result of the Aventis PR transaction; Aventis Pharmaceuticals, Inc. and Kos Pharmaceuticals, Inc.

      The consideration for the purchase was $20.1 million, which was obtained from the proceeds of a credit facility provided by Westernbank, that is discussed in the Liquidity and Capital Resource section of this discussion.

      Recent Developments

      We have been actively marketing to our customer base and expect that the manufacturing capacity utilization at our Inyx Pharma and INYX USA operations will continue to increase as new customer contracts and purchase orders are signed and initiated.

      It has taken time to start-up a number of new client projects at our Inyx Pharma operation due to such clients' own required regulatory or business approvals, lead times required for critical raw materials and components in the pharmaceutical aerosol sector, and as a result of the production commissioning and validation processes involved in the pharmaceutical manufacturing industry.

      Such delays have been particularly relevant in the transition of a chlorofluorocarbon ("CFC") aerosol respiratory MDI to a CFC-free or hydrofluoralkane ("HFA") MDI for one of our major clients. This client, a large international generic drug marketing and distribution company, has not yet received the necessary regulatory approvals to market their CFC-free MDI for the treatment of asthma which has led to a decrease in our revenues and profitability opportunities during 2004. This client believes that they can complete the transition to a CFC-free MDI by mid-2005.

      Revenues in 2004 were therefore approximately $10 million less than originally anticipated because of the delay in the above noted contract and other delayed contracts, now expected to commence in the third and fourth quarters of 2005.

      We believe that in addition to the conversion of CFC inhalers to non-ozone depleting HFA products, a second major area of potential growth in our manufacturing business is a result of our proprietary hydrocarbon aerosol foam expertise.


      We expect our business strategy will also include the development and marketing of our own proprietary products, including both drug delivery devices and pharmaceutical products that are complementary to our manufacturing technologies. Although we have started developing our own proprietary pharmaceutical products, we have not yet commenced the marketing or sale of any such products.

      In the future, we believe that once we have developed and marketed our own proprietary pharmaceutical product lines, consisting of both drug delivery devices and pharmaceutical products that are complementary to our manufacturing technologies, we can improve our revenue and profitability opportunities as such products may offer greater profit margins than those provided by our contract manufacturing services.


      We are currently focusing our own research and development activities on inhalation-therapy drug delivery devices and inhalation methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, dermatological, topical and cardiovascular applications for our current customers. Proprietary products under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize barrier technologies, and anti-inflammatory nasal pumps. It is anticipated that our first proprietary product may be ready for commercial marketing by late of 2005.


      We plan to distribute our proprietary products through our own customers' distribution channels or in collaboration with strategic marketing partners, although we do not, as of yet, have any distribution agreements for our products finalized.


      Another material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our pharmaceutical aerosol development and manufacturing expertise. As such, on September 21, 2004, we completed what we believe is a significant milestone in our development when we acquired a patented drug delivery technology from Phares Technology B.V. ("Phares"), a European drug development company.

      The Phares technology is based on the utilization of a lipid-binding matrix for delivering incompatible or unstable drug substances. We believe that this is an important development for our Company as we expect this technology to enable us to more readily develop and manufacture inhalation-therapy drugs in user-friendly pulmonary metered dose inhalers (MDIs), including combinations of drugs which normally cannot be combined in one drug delivery device. For example, in November 2004, we received positive results from a two-year Phares stability study utilizing the lipid-binding matrix that we acquired on an HFA-propelled bronchodilator ("Salbutamol") for use in an MDI. We intend to now test the Phares technology on other types of respiratory drugs that we are currently developing or planning to develop.


      We are also continually evaluating opportunities to make strategic acquisitions of complementary pharmaceutical businesses. Any associated expenses including finders' fees incurred to complete such opportunities will be expensed or capitalized as appropriate, It is not appropriate to disclose any early-state acquisition efforts, because (i) there are too many uncertainties whether such contemplated transactions will be completed as planned, (ii) disclosure could arouse an interest in our Company that may later prove to be unjustified, and
(iii) our competitors may also have an interest in the identified targets and, in turn, may adversely compete with us for those targets. If successful in agreeing to terms and conditions on such acquisitions, there is also no certainty that we will be able to raise sufficient capital through additional borrowings or the issuance of additional debt or equity securities to successfully complete such transactions as planned.


      The Inyx Pharma Transaction

      Concurrent with the discontinuance of our thoroughbred horse racing operations in the first half of 2003, we concluded a reverse acquisition of Inyx Pharma, an aerosol manufacturing company incorporated under the laws of England and Wales and changed our name to Inyx.


      The acquisition of Inyx Pharma was consummated on April 28, 2003, by exchanging 16 million shares of the Company's restricted common stock for 100% of the outstanding common stock of Inyx Pharma. As a result of the exchange, the stockholders of Inyx Pharma became the Company's controlling stockholders, in the aggregate, holding approximately 64% of Inyx's outstanding shares. The transaction was accounted for as a recapitalization of Inyx using the reverse acquisition method of accounting and therefore, the historical financial statements of Inyx Pharma are presented herein as our own historical financial statements. As a result of the Inyx Pharma transaction, we incurred costs of approximately $2.7 million consisting primarily of legal, accounting, consulting and finders' fees. All such costs were expensed as incurred.


      Prior to its reverse acquisition by Inyx, on March 7, 2003, Inyx Pharma had purchased the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Ltd. ("Miza UK") out of Administration (a United Kingdom equivalent of bankruptcy protection and reorganization) for approximately $8.3 million, consisting of an approximately $7.1 million cash payment to the Administrator for Miza UK's assets, plus approximately $1.2 million in direct transaction costs. The assets acquired by Inyx Pharma consisted of one aerosol manufacturing site and a pharmaceutical development operation. A third Miza UK operation, the "Biopharma Division", was not acquired. As such, Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees, and know-how to continue to manage and run those acquired parts of the Miza UK operation as a going concern.

      The Inyx Pharma acquisition of Miza UK's business assets was accounted for utilizing the purchase method of accounting. Accordingly, the total purchase price of $8.3 million incurred by Inyx Pharma was allocated to the identifiable net tangible and intangible assets acquired based on their estimated fair values. Based on an independent third-party fair value valuation, the tangible assets acquired by Inyx Pharma, consisting of fixed assets and inventory, were allocated a fair value of approximately $5.1 million and $1.3 million, respectively, and the intangible assets, consisting of a customer list and know-how, were allocated a fair value of approximately $1.3 million and approximately $600,000, respectively. As a consequence of these purchase price allocations, no goodwill was recorded.

      Additionally, as the Biopharma Division was historically part of the Miza UK business but was an operation not acquired by Inyx Pharma, its results of operations are presented as discontinued operations in the Company's financial statements.

      The Aventis PR Transaction


      On March 31, 2005, through our wholly-owned subsidiary, Inyx USA, we acquired certain business assets of Aventis PR from Aventis Pharmaceuticals, Inc. ("Aventis Pharmaceuticals") a subsidiary of the sanofi-aventis pharmaceutical group, for approximately $20.1 million. Aventis PR is a pharmaceutical manufacturing and distribution operation producing dermatological, respiratory and allergy products. Effective December 1, 2001, Aventis PR manufactured pharmaceutical products in accordance with a contract manufacturing agreement with its parent company, Aventis Pharmaceuticals. This commercial agreement allowed Aventis PR to invoice its parent company for the actual cost of manufacturing and shipping such products plus a ten percent mark-up.

      We believe that our acquisition of the business assets of Aventis PR, completed on March 31, 2005, expands our customer base and increases the scale of our business operations. The acquisition was financed through new borrowings obtained under various facilities provided by Westernbank. In connection with the acquisition of Aventis PR we incurred approximately $3.0 million in acquisition related costs.

      The total consideration of approximately $20.1 million that we paid for the business assets of Aventis PR, plus the noted acquisition-related costs of approximately $3.0 million, are collectively referred to as the "Total Purchase Price".


      The Aventis PR acquisition was accounted for using the purchase method of accounting. The Total Purchase Price was allocated to the tangible and intangible assets acquired based upon their fair values as of the date of the transaction. The fair value of the intangible assets acquired (mostly relating to customer contract renewals and relationships) was determined by a third party appraisal firm using an income approach.

      Assuming the acquisition of Aventis PR occurred on January 1, 2004, the unaudited pro forma net revenues, gross profit and loss from continuing operations and diluted loss per share would have been approximately $27.8 million, $5.2 million, $21.5 million and $0.62 per share, respectively, for the ended December 31, 2004.


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


      The following unaudited consolidated pro forma statements of operations for the three months ended March 31, 2005 and 2004 and for the year ended December 31, 2004 give effect to the acquisition of Aventis PR that was concluded on March 31, 2005 as if the acquisition had taken place on January 1, 2004. These pro forma financial statements should be read together with the Company's historical consolidated financial statements and related notes of Inyx, Inc. and Aventis PR.

      The financial information for the three months ended March 31, 2005 and 2004 set forth below are derived from our unaudited consolidated financial statements for the quarters then ended of both companies, which were prepared in accordance with generally accepted accounting principles in the United States of America. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial standards and include all adjustments, which consist only of normal recurring adjustments necessary for fair presentation of the results of operations for these periods.

      The financial information for the years ended December 31, 2004, set forth below are derived from the historical audited financial statements of both companies, which were prepared in accordance with generally accepted accounting principles and audited by our Independent Registered Public Accounting Firm.

      The acquisition was accounted for using the purchase method of accounting. The unaudited pro forma financial data is not necessarily indicative of the operations had the acquisition taken place on January 1, 2004 and are not intended to project the Company's results of operations for any future period.

                 Unaudited Consolidated Statement of Operations
                    For the Three Months Ended March 31, 2005
                    (Expressed in thousands of U.S. dollars)


                                                   Aventis                    Aventis
                                               Parmaceuticals                  Puerto                      Pro
                                                 Puerto Rico,  Adjustments      Rico        Inyx,         forma
                                                    Inc.          (1)         (acquired)     Inc.       Adjustment(2)   Combined
Net Revenues                                   $   15,575    $  (11,905)(a)   $  3,670   $      2,677    $       --    $      6,347
Cost of sales                                      12,242       (10,261)         1,981          2,535            --           4,516
                                               ----------    ----------       --------   ------------    ----------    ------------
                                                    3,333        (1,644)         1,689            142            --           1,831
Operating expenses:
    Research and development                           --            --             --            357            --             357
         General and administrative expenses        2,609        (1,729)           880          1,841            --           2,721
    Selling expenses                                   --            12             12            134            --             146
            Depreciation and amortization               0            71             71            161           220(a)          452
    Amortization of intangibles                         0           226            226             47            89(b)          362
                                               ----------    ----------       --------   ------------    ----------    ------------
               Total operating expenses             2,609        (1,420)         1,189          2,540           309           4,038
Income(loss) from continuing
 operations before interest,
  other and income
   tax benefit (expense)                              724          (224)           500         (2,398)         (309)         (2,207)
    Interest expense(income)                       (1,159)        1,524            365          4,612        (3,779)(c)       1,198
    Other expense (income)                          7,965        (7,965)            --             --            --              --
                                               ----------    ----------       --------   ------------    ----------    ------------
Income (loss) from continuing
 operations before income
 tax benefit (expense)                             (6,082)        6,217            135         (7,010)        3,470          (3,405)
Income tax benefit (expense)                           --            --             --             --            --              --
                                               ----------    ----------       --------   ------------    ----------    ------------
Net income (loss)                              $   (6,082)   $    6,217       $    135   $     (7,010)   $    3,470    $     (3,405)
                                               ==========    ==========       ========   ============    ==========    ============
Basic and fully diluted
income (loss) per share                               N/A           N/A            N/A   $      (0.18)   $     5.04    $      (0.09)
                                               ==========    ==========       ========   ============    ==========    ============
Weighted-average number of
 shares used in computing
 basic and fully diluted
 loss per share amounts                                --            --             --     38,296,035       687,948      38,983,983



                 Unaudited Consolidated Statement of Operations
                    for the Three Months Ended March 31, 2005
                       (Expressed in Thousands of Dollars)


                                             Aventis                    Aventis
                                         Pharmaceuticals                 Puerto
                                           Puerto Rico,  Adjustments      Rico         Inyx,         Pro forma
                                              Inc.          (1)         (acquired)     Inc.          Adjustment(2)    Combined
Net Revenues                               $  17,761    $  (14,727)(a)  $    3,034   $      4,526    $         --    $      7,560
                                           ---------    ----------      ----------   ------------    ------------    ------------
Cost of sales                                 12,677       (10,723)          1,954          3,911              --           5,865

                                               5,084        (4,004)          1,080            615              --           1,695

Operating expenses:
     Research and development                     --            --              --            287              --             287
     General and administrative expenses       2,354        (1,468)            886          2,104              --           2,990
     Selling expenses                             --            13              13             84              --              97
     Depreciation and amortization             1,144        (1,090)             54            152             237(a)          443
     Amortization of intangibles                  --            --              --             42             315(b)          357
                                           ---------    ----------      ----------   ------------    ------------    ------------
               Total operating expenses        3,498        (2,545)            953          2,669             552           4,174

Income(loss) from continuing
 operations before interest,
  other and income tax
  benefit (expense)                            1,586        (1,459)            127         (2,054)           (552)         (2,479)

            Interest expense (income)           (507)          904             397          1,026            (716)(c)         707
            Other expense (income)                 7            (7)             --             --              --              --
                                           ---------    ----------      ----------   ------------    ------------    ------------

Income (loss) from continuing
 operations before income
 tax benefit (expense)                         2,086        (2,356)           (270)        (3,080)            164          (3,186)

Income tax benefit (expense)                    (352)          352              --            393              --             393
                                           ---------    ----------      ----------   ------------    ------------    ------------
Net income (loss)                          $   1,734    $   (2,004)     $     (270)  $     (2,687)   $        164    $     (2,793)
                                           =========    ==========      ==========   ============    ============    ============

Basic and fully diluted
 income (loss) per share                         N/A           N/A             N/A   $      (0.09)   $       0.08    $      (0.09)
                                           =========    ==========      ==========   ============    ============    ============
Weighted-average number of
 shares used in computing
   basic and fully diluted
   loss per share amounts                         --            --              --     28,747,582       1,971,504      30,719,086

                 Unaudited Consolidated Statement of Operations

                      For the Year Ended December 31, 2004

                       (Expressed in thousands of dollars)

                                           Aventis                         Aventis
                                       Pharmaceuticals                   Puerto Rico                   Pro forma
                                         Puerto Rico,   Adjustments (1)   (acquired)    Inyx, Inc.   Adjustment (2)      Combined
Net Revenues                             $     64,761      $ (52,620)(a) $     12,141  $     15,699   $         --     $     27,840
Cost of sales                                  44,438        (36,122)           8,316        14,316             --           22,632
                                         ------------   ------------     ------------  ------------   ------------     ------------
                                               20,323        (16,498)           3,825         1,383             --            5,208

Operating expenses:
   Research and development                        --             --               --         2,745             --            2,745
   General and administrative expenses          9,567         (6,517)           3,050         9,725             --           12,775
   Selling expenses                                --             50               50           367             --              417
   Depreciation and amortization                4,845         (4,268)             577           619            589(a)         1,785
   Amortization of intangibles                     --             --               --           166          1,259(b)         1,425
                                         ------------   ------------     ------------  ------------   ------------     ------------
      Total operating expenses                 14,412        (10,735)           3,677        13,622          1,848           19,147

Income(loss) from continuing operations
 before restructuring interest and
 income tax benefit (expense)                   5,911         (5,763)             148       (12,239)        (1,848)         (13,939)

      Restructuring expenses                   42,822        (42,822)              --            --             --               --
                                         ------------   ------------     ------------  ------------   ------------     ------------

Income (loss) from continuing operations
 before income tax benefit (expense)          (36,911)        37,059              148       (12,239)        (1,848)         (13,939)


      Interest expense (income)                (2,632)         2,632               --         3,370          2,867(c)         6,237
                                         ------------   ------------     ------------  ------------   ------------     ------------

Income (loss) from continuing operations
 before income tax benefit (expense)          (34,279)        34,427              148       (15,609)        (4,715)         (20,176)

Income tax benefit (expense)                   13,116        (13,116)              --        (1,333)            --           (1,333)
                                         ------------   ------------     ------------  ------------   ------------     ------------

Net income (loss)                        $    (21,163)  $     21,311     $        148  $    (16,942)  $     (4,715)    $    (21,509)
                                         ============   ============     ============  ============   ============     ============

                                         ------------   ------------     ------------  ------------   ------------     ------------
Basic and fully diluted loss per share            N/A            N/A              N/A  $      (0.52)  $      (2.49)    $      (0.62)
                                         ============   ============     ============  ============   ============     ============
Weighted-average number of shares used
 in computing basic and fully diluted
 loss per share amounts                            --             --               --    32,598,358      1,891,504       34,489,861

Notes to unaudited pro forma consolidated statements of operations

For the Three Months Ended March 31, 2005 and 2004

      (1) Reflects adjustments to back out certain revenues and expenses historically recorded or incurred by Aventis PR which related to operations not acquired by Inyx USA.

            a. Aventis PR's revenue represents all manufacturing revenues relating to the carved-out business of sanofi-aventis and was derived using the actual product volumes of the products acquired in the acquisition on March 31, 2005, extended at the newly negotiated unit prices for each one of these products.

      (2)   Reflects the following pro forma adjustments:

            a. Depreciation expense was adjusted to reflect the fair value of assets acquired as of the closing of the acquisition on March 31, 2005, based on valuations provided by a third party.

            b. Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer contract renewals and customer relationships.

            c. Reflects additional interest expense from the new Westernbank credit facility closed on March 31, 2005 and a reduction of interest expense due to the repayment of the Laurus Master Funds credit facility also on March 31, 2005.

For the Year Ended December 31, 2004

      (1) Reflects adjustments to back out certain revenues and expenses historically recorded or incurred by Aventis PR which related to operations not acquired by Inyx USA.

            a. Aventis PR's revenue represents all manufacturing revenues relating to the carved-out business of sanofi-aventis and was derived using the actual product volumes of the products acquired in the acquisition on March 31, 2005, extended at the newly negotiated unit prices for each one of these products.

      (2) Reflects the following pro forma adjustments:

            a. Depreciation expense was adjusted to reflect the fair value of assets acquired as of the closing of the acquisition on March 31, 2005, based on valuations provided by a third party.

            b. Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer contract renewals and customer relationships.

            c. Reflects additional interest expense from the new Westernbank credit facility closed on March 31, 2005 and a reduction of interest expense due to the repayment of the Laurus Master Funds credit facility also on March 31, 2005.

      Consolidated Results

      The accompanying consolidated financial information includes the accounts of Inyx and its wholly-owned subsidiaries, Inyx Pharma Limited, incorporated under the laws of England and Wales; Inyx Canada, Inc., formed as a federally incorporated Canadian corporation; and Inyx Realty, Inc. ("Inyx Realty"), a Florida corporation that we owned until April 14, 2004, Inyx USA, Ltd. ("INYX USA"), an Isle of Man company; Exaeris, Inc. ("Exaeris"), a Delaware corporation with no active operations as of the date of this Prospectus, and INYX Euro Links [illegible] ("INYX Europe"), incorporated under the laws of England and Wales, which also had no operations as of the date of this Prospectus. All inter-company accounts and transactions have been eliminated in consolidation.


      On April 14, 2004, Inyx Realty, a wholly-owned subsidiary that we established solely to operate a corporate office lease in Miami Florida, was acquired by First Jemini Trust, a discretionary family trust in which our Chairman/CEO and his spouse are beneficiaries. As a result, as of April 14, 2004, Inyx Realty was no longer a subsidiary of our Company and all of Inyx's obligations relating to Inyx Realty, primarily an office lease in Miami, have been terminated.

      Prior to our reverse acquisition of Inyx Pharma, we were a public company with nominal operations and assets, as we had divested all prior operations, namely our thoroughbred horse business, conducted as Doblique, therefore designating our Company as a non-operating public shell.


      On March 31, 2005 through our wholly owned subsidiary Inyx USA, Ltd., we acquired certain assets of Aventis PR. Therefore, the second quarter of 2005 will be the first time when we will report the results of the newly acquired business, consolidated with our results.


      Combined Results for Comparative Purposes

      Prior to its acquisition of the majority of Miza UK's business assets, Inyx Pharma was a non-operating private corporation with nominal net assets. As the historical financial statements of Inyx Pharma are presented herein as the Company's historical financial statements, and because as of March 7, 2003 Inyx Pharma's sole operation was essentially the continuation of the Miza UK business, the Company's historical financial statements for the period from January 1, 2003 through March 6, 2003 and prior, are those of Miza UK, and are therefore presented as "Predecessor" financial statements.

      The Company's financial statements for the periods commencing March 7, 2003 are referred to as "Successor" financial statements. The financial statements for all periods are collectively referred to as "Inyx" or the "Company".

      Additionally, as the Biopharma Division was historically part of the Miza UK business but was an operation not acquired by Inyx Pharma, its results of operations are presented as discontinued operations in the Company's financial statements.

      For comparative purposes, managements' discussion and analysis of results of operation will focus: (1) on combined results including the results of the Successor Company for the year ended December 31, 2004 which do not include the results of Aventis PR, compared to the results for the period from March 7, 2003 through to December 31, 2003 combined with the results of operations of the Predecessor Company for the period from January 1, 2003 through March 6, 2003 (while Miza UK was in Administration); (2) for the Pro forma year ended December 31, 2004 compared to the combined year ended December 31, 2003; (3) for the three months ended March 31, 2005 compared to the three months ended March 31, 2004; (4) for the pro forma three months ended March 31, 2005 and 2004.

      CRITICAL ACCOUNTING POLICIES

      Our accounting policies are disclosed in Note 2 to the Notes to the Consolidated Financial Statements found elsewhere herein. We consider the following policies to be important to our financial statements.

      Revenue Recognition

      The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) product delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Revenues are recognized FOB (Free-on-Board) shipping point, when products are shipped, which is when legal title and risk of loss is transferred to the Company's customers, and is recorded at the net invoiced value of goods supplied to customers after deduction of sales discounts and sales and value added tax, where applicable. In situations where the Company receives payment in advance of the performance of research and development services, such amounts are deferred and recognized as revenue as the related services are performed.

      Non-refundable fees are recognized as revenue over the term of the arrangement, based on the percentage of costs incurred to date, estimated costs to complete and total expected contract revenue. Product returns are not accepted.

      Shipping costs are paid for by the Company's customers. Any shipping and handling costs incurred by the Company are included in costs of goods sold in the accompanying consolidated statements of operations.

      Translation of Foreign Currency

      The functional currency of our Company's United Kingdom subsidiary, Inyx Pharma, is the Great Britain Pound (GBP). Our Company's financial statements are reported in United States Dollars (USD) and are translated in accordance with Statement of Financial Accounting Standards No. 52, which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing during the period. For purposes of SFAS No. 52, we consider the dollar to be the reporting currency. The effects of unrealized exchange fluctuations on translating foreign currency assets and liabilities into dollars are accumulated as a cumulative translation adjustment in stockholders' deficit. Realized gains and losses from foreign currency transactions are included in the results of operation for the period. Fluctuations arising from inter-company transactions are of long term in nature and are accumulated as cumulative translation adjustments.

      As of March 31, 2005, we had not utilized any currency-hedging programs. However, as we intend to continue to utilize US-based financing sources, and as the significant majority of our revenues are in British pounds sterling, with some revenues in European Euros, we intend to begin hedging activities in 2005.

      Valuation of Long Lived Assets and Intangible Assets

      We review the carrying value of our long lived assets including purchased intangible assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. We assess recoverability of the carrying value of the assets by estimating the future net cash flows expected to result from the assets, including eventual disposition.

      Factors considered important which could trigger an impairment review include among others significant changes relative to: (i) projected future operating results; (ii) significant changes in the manner of our use of the assets or the strategy for our overall business (iii) business collaborations; and (iv) significant negative industry, business, or economic trends. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset.

      If it is determined that the carrying value of long-lived or intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the asset is written down to its estimated fair value on a discounted cash flow basis.

      The Company will conduct impairment tests on an annual basis. Based on the tests conducted for the year ended December 31, 2004, there was no impairment.

   HISTORICAL AND UNAUDITED PRO FORMA CONDENSED SUMMARY FINANCIAL INFORMATION

      The following summary consolidated financial information should be read together with the Company's historical consolidated financial statements and related notes, the audited and unaudited financial statements of the newly acquired business, Aventis Pharmaceuticals Puerto Rico and the Unaudited Pro Forma Consolidated Statement of Operations and "Management Discussion and Analysis or Plan of Operations" included elsewhere within this Prospectus.

      The summary historical consolidated financial information for the year ended December 31, 2004 and for the periods from January 1, 2003 through to March 6, 2003 and March 7, 2003 through December 31, 2003set forth below is derived from our audited consolidated financial statements included elsewhere within this Prospectus. The summary historical consolidated information for the three months ended March 31, 2005 and 2004 have been derived from our unaudited consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments which consist only of normal recurring adjustments necessary for a fair presentation of the financial statements and results of operations for the periods presented.

      The unaudited pro forma consolidated statement of operations presented herein for the years ended December 31, 2004 and December 31, 2003 and for the three months ended March 31, 2005 and 2004, respectively, give effect to (1) the acquisition of Miza UK Pharmaceuticals Ltd. ("Miza UK") by Inyx Pharma Limited ("Inyx Pharma"), a transaction which occurred on March 7, 2003, as if the acquisition had taken place on January 1, 2003; and (2) the acquisition of Aventis PR which was concluded on March 31, 2005 as if the acquisition had taken place on January 1, 2004.


      The unaudited pro forma consolidated summary financial information is provided for illustrative purposes only and is not necessarily indicative of the operations had the acquisitions, as described in clause (1) and (2) above, taken place on January 1, 2003 and January 1, 2004, respectively, and are also not intended to project the Company's results of operations for any future period. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments which consist only of normal recurring adjustments necessary for a fair presentation of the financial statements and results of operations for the periods presented.

      The unaudited pro forma adjustments and certain assumptions are described in the notes below the table.


            (Tabular amounts expressed in thousands of U.S. dollars,
                            except per share amounts)


                                                                                Historical
                                         ------------------------------------------------------------------------------------
                                                     Successor                         Successor                Predecessor
                                         -------------------------------     -------------------------------   --------------
                                                                                                                 For the
                                                                                                                 Period
                                                                                                  For the          from
                                                                                                Period from     January 1,
                                                                                                  March 7,         2003
                                                                                For the        2003 through       through
                                               For the Three Months            Year Ended      December 31,       March 6,
                                                  Ended March 31,             December 31,         2003             2003
                                             2005              2004               2004
                                         -------------     -------------     --------------   --------------   --------------
                                                   (Unaudited)
Net revenues                             $      2,677      $      4,526      $     15,699     $     13,099     $      2,396
Gross profit                                      142               615             1,383            2,465              520
Total operating expenses                        2,540             2,669            13,622           12,839              694
Loss from operations before interest
 and financing costs, income tax benefit
 (expense) and discontinued operations         (2,398)           (2,054)          (12,239)         (10,374)            (174)
Interest & financing costs                      4,612             1,026             3,370            4,312              176
Income tax benefit (expense)                       --               393            (1,333)           1,294               --
Loss from discontinued operations                  --                --                --               --             (558)
Net loss                                 $     (7,010)     $     (2,687)     $    (16,942)    $    (13,392)    $       (908)
                                         ------------      ------------      ------------     ------------     ------------
Loss per share of common stock
outstanding and fully diluted:           $      (0.18)     $      (0.09)     $      (0.52)    $      (0.59)              --
Basic and diluted weighted-average
 number of shares outstanding used
 in computing per share amounts (3)        38,296,035        28,747,582        32,598,358       22,857,260               --

                                                                 Adjusted Pro Forma
                                         -------------------------------------------------------------------

                                                                                     For the Three
                                              For the Year Ended                     Months Ended
                                                  December 31,                         March 31,
                                            2004 (1)         2003 (2)          2005 (1)           2004 (1)
                                         -------------    -------------     -------------      -------------
                                                   (Unaudited)                        (Unaudited)
Net revenues                             $     27,840      $     15,495      $      6,347      $      7,560
Gross profit                                    5,208             2,985             1,831             1,695
Total operating expenses                       19,147            13,553             4,038             4,174
Loss from operations before interest
 and financing costs, income tax benefit
 (expense) and discontinued operations        (13,939)          (10,568)           (2,207)           (2,479)
Interest & financing costs                      6,237             3,451            (1,198)             (707)
Income tax benefit (expense)                   (1,333)            1,294               --                393
Loss from discontinued operations                  --                --               --                --
Net loss                                 $    (21,509)     $    (12,725)     $     (3,405)     $     (2,793)
                                         ------------      ------------      ------------      ------------
Loss per share of common stock
outstanding and fully diluted:           $      (0.62)     $      (0.56)     $      (0.09)     $      (0.09)
Basic and diluted weighted-average
 number of shares outstanding used
 in computing per share amounts (3)        34,489,861        22,857,260        38,983,983        30,719,086

                             BALANCE SHEET SUMMARY:

                             -----------------------------------
                             March 31,         December 31,
                               2005         2004         2003
                             -----------------------------------
Total assets                 $ 38,189     $ 14,755     $ 15,490
Working capital (deficit)     (11,261)     (14,383)        (663)
Total liabilities              49,488       20,620       13,649


Notes to the unaudited pro forma consolidated financial information

For the Year Ended December 31, 2004 and 2003

(1) The unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 reflects the acquisition of Aventis PR (made after December 31, 2004), and adjustments for the incurrence of indebtedness to Westernbank including an asset based revolving facility and a series of four term loans, as if we entered into these agreements on January 1, 2004.

(2) The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 reflects an acquisition of the majority of the operating assets of Miza UK and adjustments to reflect pro forma interest expense and depreciation.

(3) Includes the conversion of principal amount of debt to Laurus into 380,000 common shares of our common stock at $0.80 per share and the issuance of 1.6 million shares to Laurus Funds as payment for early termination fees (relating to debt payout on March 31, 2005), converted at $0.80 per share and as if the above two issuances occurred on January 1, 2004.

For the Three Months Ended March 31, 2005 and 2004

(1) The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2005 and 2004 reflects the acquisition of Aventis PR (made on March 31, 2005), and adjustments for the incurrence of indebtedness to Westernbank including an asset based revolving facility and a series of four term loans, as if we entered into these agreements on January 1, 2004 and 2005.

(2) Includes the conversion of principal amount of debt to Laurus into 380,000 common shares of our common stock at $0.80 per share and the issuance of 1.6 million shares to Laurus Funds as payment for early termination fees (relating to debt payout on March 31, 2005), converted at $0.80 per share and as if the above two issuances occurred on January 1, 2004.

INYX RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 COMPARED THE COMBINED PERIOD FROM JANUARY 1, 2003 THROUGH TO MARCH 6, 2003 OF THE
PREDECESSOR COMPANY AND MARCH 7, 2003 THROUGH DECEMBER 31, 2003 OF THE SUCCESSOR COMPANY

      The financial information set forth in the following discussion should be read in conjunction with and qualified in its entirety by the financial statements of our Company presented elsewhere herein.

      Inyx Pharma had acquired the majority of the business assets of Miza UK on March 7, 2003. Prior to its acquisition of the majority of Miza UK's business assets, Inyx Pharma was a non-operating private corporation with nominal net assets. As the historical financial statements of Inyx Pharma are presented herein as our own historical financial statements, and because as of March 7, 2003 Inyx Pharma's sole operation was essentially the continuation of the Miza UK business, the Company's historical financial statements for the period from January 1, 2003 through March 6, 2003 and prior are those of Miza UK, and are therefore presented as "Predecessor" financial statements.

      The Company's financial statements for the periods commencing March 7, 2003 are referred to as "Successor" financial statements. The financial statements for all periods are collectively referred to as "Inyx" or the "Company".

      Additionally, as the Biopharma Division was historically part of the Miza UK business but was an operation not acquired by Inyx Pharma, its results of operations are presented as discontinued operations in the Company's financial statements.

      Prior to our reverse acquisition of Inyx Pharma, we had divested all prior operations of our thoroughbred horse business and since then all of our revenues have been generated by Inyx Pharma. As a result, the following discussion of our results of operations for the period from March 7, 2003 through December 31, 2003 focuses on approximately ten months of operations of our wholly owned subsidiary, Inyx Pharma, a pharmaceutical manufacturing operation we acquired through a reverse acquisition on April 28, 2003.

      For comparative purposes and in order to present a full year of results for the year ended December 31, 2003, managements' discussion and analysis of results of operation will also focus on "combined" results. Such combined results of operations include the results of the Company (the "Successor Company") for the period from March 7, 2003 through to December 31, 2003 combined with the results of operations of Miza UK (the "Predecessor Company") for the period from January 1, 2003 through March 6, 2003. Managements' discussion and analysis of results of operations for the three months ended March 31, 2005 and 2004 have also been presented.

For the Year Ended December 31, 2004 and for the Combined Year Ended December 31, 2003

      NET REVENUES

      Our revenues are derived from pharmaceutical manufacturing and product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for our clients' products. Future contract revenues are dependant upon our clients maintaining or obtaining regulatory approval for the sale of their products in their designated markets.

      Although we do not currently derive any of our revenues from the sale of our own products, we believe that we can increase our revenues and achieve greater margins through the addition of our own product lines in selected pharmaceutical market sectors, with marketing to be conducted through certain strategic customers. We expect that these types of revenues would include direct sales, royalty payments and licensing fees of our planned products. At this time, we have not commercialized any of our own proprietary products and we have no agreements for such fees or distribution agreements finalized.

      Net revenues for the year ended December 31, 2004 were approximately $15.7 million as compared to combined net revenues of approximately $15.5 million period from January 1, 2003 to December 31, 2003. Net revenues increased by $200,000 or approximately 1.3% for the year.

      For the year ended December 31, 2004, our three top customers accounted for approximately $7.5 million or approximately 48% of our total net revenues. During this period, these three customers were the Merck Generics, accounting for approximately $4.2 million in net revenues or approximately 27% of total revenues; Genpharm Inc. ("Genpharm"), accounting for approximately $1.5 million in net revenues or approximately 10% of total revenues; and SSL International Plc ("SSL"), accounting for approximately $1.8 million in net revenue or approximately 11% of total revenues.

      In comparison, for the combined two periods of 2003, our three top customers accounted for approximately $6.6 million or approximately 43% of combined net revenues. Our three top customers were Merck Generics, accounting for approximately $3.1 million in net revenues or approximately 20% of total combined revenues; Genpharm, accounting for approximately $2.2 million in net revenues or approximately 14% of total combined revenues; and SSL, accounting for approximately $1.3 million in net revenues or approximately 9% of total combined revenues.

      Revenues in 2004 were approximately $10 million less than originally anticipated because of the delay in two contracts that were initially scheduled to start last year but didn't because the required government and regulatory approvals were not secured and not in Inyx's control. One of the delayed contracts valued at approximately $6.5 million annually for an initial four-year term, is now scheduled to start production in the fourth quarter of this year with full ramp-up in 2006. It is anticipated that the other delayed contract for approximately $6.5 million over a two-year term, will also commence later this year.

      The loss of any one of our top three clients would have a material adverse effect on our revenues and profitability opportunities. As part of our strategic growth objectives, we continue to broaden our customer base and distribution channels to mitigate the risk of our economic dependence on any one client.

      We have been actively marketing to our customer base and expect revenues from manufacturing and development revenues to be restored to levels experienced by the business assets acquired by Inyx Pharma prior to the Administration period. Excluding the CFC-metered dose inhaler (MDI) manufacturing line, which is being phased out due to environmental requirements, our manufacturing operations were operating at an average 27% of available capacity. Revenues and, therefore capacity utilization, are expected to increase as new customer contracts and purchase orders are obtained. Additionally, we expect to be able to increase our manufacturing activities as customers' raw material and component inventory requirements are restored to normal business operational levels.

      Also, we believe our expertise in converting from CFC to CFC-free aerosol pharmaceuticals, particularly the production of hydrolfuoroalkane ("HFA") non-ozone-depleting aerosol pharmaceutical products, should generate increasing business as the Montreal Protocol continues to be implemented around the world.

      COST OF GOODS SOLD

      Cost of goods sold is associated with manufacturing and development revenues and includes materials, labor, factory overheads and technical affairs, which include quality control and quality assurance regulatory support.

      Cost of sales for the year ended December 31, 2004, cost of goods sold amounted to approximately $14.3 million or approximately 91% of net revenues. In comparison, the combined cost of goods sold for the year ended December 31, 2003 amounted to approximately $12.5 million, or approximately 81% of combined net revenues of $15.5 million.

      The cost of goods sold as a percentage of revenues is consistently high in the comparative periods due to the following factors:

      (1) This reduced manufacturing capacity utilization has continued into 2004 as it has taken us time during 2004 to start-up a number of client projects due to the required regulatory approvals, and the production commissioning and validation processes involved in the pharmaceutical manufacturing industry. We expect our cost of goods sold to be reduced as more of these projects are ramped up to full production. With more volume throughput at our manufacturing facility, we believe we can absorb more overhead costs and therefore reduce our manufacturing costs.

      (2) In addition, due to the previously noted Montreal Protocol Treaty, during 2002 thru 2004, we have been phasing out the CFC-based MDI respiratory product line, which has gradually reduced our total manufacturing capacity utilization, and therefore reduced overhead absorption rates and increased our cost of goods sold. As a result of the CFC phase-out, the MDI line, which accounted for approximately 20% of overall production in 2002, accounted for approximately only 2% of overall production in 2003 and 2004. Additionally, CFC respiratory inhaler products are approximately 20% lower in material costs than their non-CFC equivalents. As we are now focused on phasing in the non-CFC version of these products, primarily HFA-based respiratory MDIs, our cost of goods sold have marginally increased as a result of the increased production of such inhalers for our customers.

      Even though we have experienced moderate raw material and labor price increases since our reverse acquisition of Inyx Pharma, due to inflation and new vendor relationships, we expect the cost of goods sold percentage to be maintained or reduced as more customer contracts are initiated or renewed, and our capacity utilization is enhanced. With improved fixed overhead cost absorption, we expect to improve our profit margins.

      GROSS PROFIT

      Gross profit for the year ended December 31, 2004 amounted to $1.4 million on net revenues of $15.7 million or approximately 9% of net revenues. In comparison, combined gross profit for the two periods amounted to approximately $3.0 million on combined net revenues of approximately $15.5 million or approximately 19% of net revenues for the combined two periods.

      We believe that we can also improve our gross profit margins through the addition of our own pharmaceutical product lines, which offer greater profit margins than those provided by contract manufacturing services. Although we do not currently derive any revenues from the sale of our own products, we believe that our first proprietary product may be ready for commercial marketing by late 2005.

      OPERATING EXPENSES

      Our operating expenses consist of product research and development costs, and general and administrative, selling, depreciation and amortization, and amortization of intangible assets expenses.

      Operating expenses for the year ended December 31, 2004 amounted to approximately $13.6 or approximately 87% of net revenues of $15.7 million. In comparison, operating expenses for the combined two periods amounted to approximately $13.5 million or approximately 87% of combined net revenues of $15.5 million.

      The largest increase to our operating expenses for the year ended December 31, 2004 was the addition of $2.7 million of research and development expense offset by reductions to the general and administrative expenses.

      In comparison, the largest contributor to our operating expenses for the period ended December 31, 2003, was the general and administrative expenses.

      General and Administrative Expenses

      Our general and administrative expenses include corporate overhead costs, administrative support, and business and corporate development and support costs incurred by our wholly owned subsidiaries.

      General and administrative expenses amounted to approximately $9.7 million or 62% of net revenues of $15.7 million compared to combined, general and administrative expenses of approximately $12.7 million or approximately 82% of net revenues of $15.5 million on a combined basis. The decline in general and administrative expenses was primarily due to:

      The significant decrease in the general and administrative expenses between the respective comparative periods are largely attributable to a number of business ramp-up and corporate overhead costs that we had to incur as a result of our reverse acquisition of Inyx Pharma on April 28, 2003.

      These included the costs associated with the hiring of a number of key personnel, consulting, legal and accounting fees, higher insurance costs, and increased business and corporate development activities, including travel and communication expenses.

      Of the total amount of $9.7 million spent on general and administrative expense for total year ended December 31 2004, salaries and benefits account for nearly $4.3 million, legal, audit and outside consulting expense is approximately $1.8 million, travel, 1.7 million of communications and corporate development cost, $0.8 million in insurance cost, $0.6 of investor relations and associated expense and building and rent expense of $0.5 million.

      Of the total amount of $12.7 million we spent on general and administrative expenses for the combined periods in 2003, approximately $1.3 million of such expenses was related to warrants issued in conjunction with services provided by consultants and investment bankers; approximately $2.0 million of expenses related to reorganization and acquisition costs; approximately $1.7 million of these expenditures were related to salaries and benefits; approximately $1.6 million in expenses for legal, accounting and consulting fees; approximately $0.9 million in travel, communication and corporate development costs, including rent paid; approximately $1.1 million in expenses for investor relation activities; approximately $0.8 million relating to a consulting services provided by an affiliated Partnership controlled by the Chairman and his immediate family and approximately $600,000 in insurance costs, due to a general increase in insurance premiums within the insurance industry. Our Inyx Pharma subsidiary also had an allowance for bad debt totaling approximately $0.2 million. We also expensed approximately $1.5 million for employee vested options granted to employees, officers, directors, and other persons which made valuable contributions to our Company as per the Company's 2003 Stock Option Plan. We expect to be issuing stock options to such persons on a recurring basis.

      As we continue to implement our corporate development and growth strategy, we expect to incur additional administrative costs due to the addition of senior business and financial executives to our management team. We believe that as we grow our business and begin to introduce our own proprietary products, which we believe will have better margins than the contract development and manufacturing fees that we presently receive from our customers, we can offset these administrative incremental costs on a long-term basis.

      Selling Expenses

      Selling expenses consists primarily of salaries, commissions and marketing costs associated with the commercial, and sales and marketing arm of our business. Although we perform some sales and marketing functions, presently such activities are primarily focused on expanding our pharmaceutical aerosol manufacturing business with existing or potential clients.

      Selling expenses were approximately $367,000 or approximately 2.3% of net revenues of $15.7 million for the year ended December 31, 2004 compared to $311,000 or approximately 2.0% of net revenues of approximately $15.5 million for the combined periods through December 31, 2003.

      Although we continue to expand our own proprietary product development programs, we have not yet commercialized or marketed our own products or drug delivery applications. Therefore, our selling expenses have remained consistent over the comparative periods. Since our reverse acquisition of Inyx Pharma, our sales and marketing functions have been primarily focused on expanding our pharmaceutical aerosol manufacturing business with existing or potential clients. As we continue to ramp-up our business development and commercial activities, we expect our selling expenses to increase concomitantly with expected revenue expansion.

      Our selling expenses as a percentage of our revenues will also increase as we are planning to add senior sales and marketing executives to assist in our business expansion, including intensifying our marketing activities to existing or potential customers.

      We believe that once we commence marketing our own proprietary products, we may also need to build or contract our own sales force. We expect to incur substantial additional selling expenses once we undertake these types of commercial activities. Initially though, until we can adequately afford the cost of building or contracting our own sales force, we will depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products that we are presently developing or planning to develop.

      Depreciation and Amortization

      The value of our property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 25 years for buildings and 3-10 years for equipment.

      Depreciation and amortization expenses were approximately $619,000 or 3.9% of net revenues of $15.7 million compared $422,000 or 2.7% of net revenues of approximately $15.5 million for the combined periods.

      There were no significant additions to fixed assets for the year ended December 31, 2004 and for the combined period from January 1, 2003 through March 6, 2003 and for the period from March 7, 2003 through December 31, 2003. Our depreciation and amortization costs for the year were $558,000 for the depreciation of property, plant and equipment, compared to $415,000 for the combined period and $61,000 compared to $7,000 for the amortization of equipment under capital leases.

Amortization of Intangible Assets

      The fair values assigned to the intangible assets acquired are based on estimates and assumptions provided and other information compiled by management, including independent valuations, that utilize established valuation techniques appropriate for the industry the Company operates in.

      The amortization expenses for intangible assets for the year ended December 31, 2004 was approximately $166,000 compared to $139,000 for the combined period.

      Our amortization expenses for intangible assets relate to the Company's purchased intangible assets related to the Inyx Pharma acquisition of Miza UK's assets; the intangible assets include Miza UK's customer list and know-how. The customer list is amortized over a period of 12 years and know-how is amortized over 10 years.

      These intangible assets are amortized on a straight line method basis over their estimated remaining useful lives in proportion to the underlying cash flows that were used in determining the acquired value.

      OPERATING LOSS BEFORE INTEREST AND FINANCING COSTS, INCOME TAX BENEFIT AND DISCONTINUED OPERATIONS

      Loss from operations before interest and financing costs, income tax benefit and discontinued operations amounted to approximately $12.2 million for the year ended December 31, 2004 compared to a loss of $10.5 million for the combined period.

      INTEREST AND FINANCING COSTS

      Interest and financing costs consist of interest expense related to the debt (refinanced in 2005), as well as the amortization of the financing charges and the amortization of the debt discount associated with the fair value of the warrants issued and the beneficial conversion feature related to the financings with Laurus Master Fund, Ltd. ("Laurus Funds").

      For the year ended December 31, 2004, interest and financing costs totaled approximately $3.4 million or 21.7% of net revenues of $15.7 million compared to interest and financing costs of approximately $4.5 million or 29.0% of net revenues of $15.5 million for the combined periods of 2003.

      For the year ended December 31, 2004, interest and financing costs amounted to approximately $3.4 million and included approximately $670,000 in amortization of debt discount, approximately $773,000 for the charge to interest for the beneficial conversion feature related to the convertible debt to Laurus Funds, approximately $336,000 for the amortization of deferred charges, approximately $795,000 in interest expense for the notes payable to Laurus Funds, approximately $250,000 in interest payable under a convertible promissory note payable to Stiefel, and approximately $550,000 in interest payments and associated issued warrant costs as a result of short term loans obtained by the Company during the year.

      In comparison, for the combined period from January 1, 2003 through December 31, 2003, interest and financing costs amounted to approximately $4.3 million and included approximately $48,000 in amortization of debt discount, approximately $3.7 million for the charge to interest for the beneficial conversion feature related to the convertible debt to Laurus Funds, approximately $40,000 for the amortization of deferred charges, approximately $52,000 in interest expense for the notes payable to Laurus Funds, approximately $180,000 in interest payable under a convertible promissory note payable to Stiefel, and approximately $468,000 in interest payments and associated issued warrant costs as a result of short term loans obtained by the Company during the combined period.

      INCOME TAX BENEFIT

      During 2003 the company recorded a tax benefit on the tax loss carry forward of $1.3 million on the basis of projected earnings in subsequent years, Due to the delayed regulatory approval there were significant shortfalls from projected revenues in 2004 resulting in continued operating losses, therefore, we have elected to reverse the tax benefit in 2004.

      For the period from March 7, 2003 through December 31, 2003, the tax benefit net of valuation allowance is approximately $1.3 million.

      DISCONTINUED OPERATIONS

      The Biopharma Division was historically part of the Miza UK business but was an operation not acquired by Inyx Pharma on March 7, 2003. Therefore, its results of operations are presented as discontinued operations in the Company's financial statements.

      The Biopharma Division had net revenues of approximately $334,000 and costs of revenue of approximately $393,000, resulting in a gross loss of approximately $558,000 for the period January 1, 2003 through March 6, 2003.

      All the assets and liabilities relating to the Biopharma division have been included in the reorganization charge described above under Reorganization Items for the period ended December 31, 2003.

      NET LOSS

      The net loss for the year ended December 31, 2004 was approximately $16.9 million compared to a net loss of $14.3 million for the combined period.

      The net loss in both 2003 and 2004 is the result of low manufacturing capacity utilization due to delayed project implementation. We expect the utilization to improve as more of these projects ramp up to full production and new projects are added. The $2.6 million increase in net loss is approximately equal to the change in tax benefit of $1.3 million in 2003 versus the tax expense of $1.3 million in 2004.

      As we continue to ramp-up our business and obtain new contracts and purchase orders from existing and new customers, we believe that we can achieve profitability and have positive cash flows from the operations we acquired, once we fully integrate and develop the Inyx Pharma business and establish ourselves as a specialty pharmaceutical company.

      We also expect profitability to be restored to levels experienced by the business assets acquired by Inyx Pharma prior to the Administration period as more customer contracts and purchase orders are initiated or renewed, through the increase of our manufacturing capacity utilization, increased business derived from our expertise in non-CFC aerosol pharmaceuticals, and the marketing of our proprietary pharmaceutical products, therefore improving gross margins.

For the Three Months Ended March 31, 2005 and 2004

      The financial information set forth in the following discussion should be read in conjunction with and qualified in its entirety by the financial statements of our Company presented elsewhere herein.

      NET REVENUES

      Our revenues are derived from pharmaceutical manufacturing and product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for our clients' products. Future contract revenues are dependant upon our clients maintaining or obtaining regulatory approval for the sale of their products in their designated markets.

      Although we do not currently derive any of our revenues from the sale of our own products, we believe that we can increase our revenues and achieve greater margins through the addition of our own product lines in selected pharmaceutical market sectors, with marketing to be conducted through certain strategic customers. We expect that these types of revenues would include direct sales, royalty payments and licensing fees of our planned products. At this time, we have not commercialized any of our own proprietary products and we have no agreements for such fees or distribution agreements finalized.

      Net revenues for the three months ended March 31, 2005 were approximately $2.7 million as compared to net revenues of approximately $4.5 million for the three months ended March 31, 2004. Net revenues decreased by $1.8 million or approximately 41% for the comparative three months. Net revenues for the three months ended March 31, 2005 were impacted by several factors. There were product quality issues with one of our major can suppliers during the month of January that have led to a delay in the supply of cans required by a number of our key customers in the saline, hydrocarbon and oral spray product areas. As a result of the delay of the supply of products to these customers, approximately $2.0 million in anticipated first quarter revenues have been delayed into the third quarter this year. The quality issues with our can supplier have now been rectified by that vendor. In addition, there were delays in two major client contracts originally expected to start at the beginning of 2005, which did not commence because these clients did not receive their required product regulatory approvals as anticipated. These delayed contracts are now scheduled to start production in the third and fourth quarters of 2005, respectively.

      For the three months ended March 31, 2005, our three top customers accounted for approximately $1.4 million or approximately 51% of our total net revenues. During this period, these three customers were Generics UK, accounting for approximately $662,000 in net revenues or approximately 25% of total revenues; Laboratoria Aldo-Union accounting for approximately $357,000 in net revenues or approximately 13% of total revenues; and Advanced Medical Optics, Inc., accounting for approximately $350,000 in net revenue or approximately 13% of total revenues.

      For the three months ended March 31, 2004, our three largest customers accounted for approximately $2.6 million in net revenues or approximately 58% of total net revenues. During the three months ended March 31, 2004, our top three customers were Merck Generics, accounting for approximately $1.6 million in net revenues or approximately 35% of total net revenues; Genpharm, accounting for approximately $661,000 in net revenues or approximately 15% of total net revenues; and SSL, accounting for approximately $422,000 in net revenues or approximately 9% of total net revenues. These customers were effected by the noted component quality issues during the three months ended March 31, 2005.

      As noted above, a delay in the production for any one of our top three clients or the loss of any such client would have a material adverse effect on our revenues and profitability opportunities. As part of our strategic growth objectives, we continue to broaden our customer base and distribution channels to mitigate the risk of our economic dependence on any one client.

      In addition, as a result of our acquisition of Aventis PR on March 31, 2005, we have broadened our business base including adding a number of new clients. These include Kos Pharmaceuticals, Inc., that we expect will be our largest client, and sanofi-aventis that we expect will still have production requirements from the Puerto Rico manufacturing site we acquired from them.

      Also, we believe our expertise in converting from CFC to CFC-free aerosol pharmaceuticals, particularly the production of hydrolfuoroalkane ("HFA") non-ozone-depleting aerosol pharmaceutical products, should generate increasing business as the Montreal Protocol continues to be implemented around the world.

      COST OF GOODS SOLD

      Cost of goods sold is associated with manufacturing and development revenues and includes materials, labor, factory overheads and technical affairs, including quality control and quality assurance regulatory support functions.

      Cost of sales for the three months ended March 31, 2005 amounted to approximately $2.5 million or approximately 95% of net revenues. In comparison, for the three months ended March 31, 2004, cost of goods sold amounted to approximately $3.9 million, or approximately 86% of net revenues of $4.5 million.

      The cost of goods sold as a percentage of revenues is consistently high in the comparative periods due to the following factors:

      (1) A lower than required manufacturing capacity utilization has continued into 2005 as it has taken us time during 2005 to start-up two major client projects due to their own required regulatory approvals for new CFC-free (or
HFA) metered dose inhaler products to be distributed in Europe, and the normal production commissioning and validation processes involved in the pharmaceutical manufacturing industry. We expect our cost of goods sold to be reduced as these projects are ramped up to full production by the end of 2005. With more volume throughput at our manufacturing facility, we believe we can absorb more overhead costs and therefore reduce our manufacturing costs.

      (2) The noted delay in the supply of cans from a key vendor in the first quarter of 2005, has led to less than expected manufacturing capacity utilization which has led to less overhead absorption and a concomitant increase in cost of goods sold.

      Even though we have experienced moderate raw material and labor price increases since our reverse acquisition of Inyx Pharma, due to inflation and new vendor relationships, we expect the cost of goods sold percentage to be maintained or reduced as more customer contracts are initiated or renewed, and our capacity utilization is enhanced. With improved fixed overhead cost absorption, we expect to improve our profit margins.

      GROSS PROFIT

      Gross profit for the three months ended March 31, 2005 amounted to approximately $142,000 on net revenues of $2.7 million or approximately 5% of net revenues. In comparison, gross profit for the three months ended March 31, 2004 amounted to approximately $615,000 on net revenues of approximately $4.5 million or approximately 14% of net revenues.

      We believe that our gross profit will improve with the additional volume and a more favourable product mix later this year and that we can also improve our gross profit margins through the addition of our own pharmaceutical product lines, which offer greater profit margins than those provided by contract manufacturing services. Although we do not currently derive any revenues from the sale of our own products, we believe that our first proprietary product may be ready for commercial marketing by 2005.

      OPERATING EXPENSES

      Our operating expenses consist of product research and development costs, general and administrative, selling, depreciation and amortization, as well as amortization of intangible assets expenses.

      Operating expenses for the three months ended March 31, 2005 amounted to approximately $2.5 or approximately 95% of net revenues of $2.7 million. In comparison, operating expenses for the three months ended March 31, 2004 amounted to approximately $2.7 million or approximately 59% of net revenues of $4.5 million.

      The largest decrease to our operating expenses for the three months ended March 31, 2005 was a result of lower general and administrative expenses as compared to the same period in 2004.

Research and Development Costs

      Research and development costs for the three months ended March 31, 2005 were approximately $357,000 or approximately 14% of our operating expenses and 13% of our net revenues. In comparison, research and development costs for the three months ended March 31, 2004 were approximately $287,000 or 11% of our operating expenses and 6% of our net revenues.

      As part of our strategy to evolve into a specialty pharmaceutical company with its own proprietary products, we have started to incur research and development costs as part of our operating expenses. These costs include intellectual property development costs, salaries for required technical staff, fees to consultants and costs associated with the use of external laboratory facilities as may be required. We believe that even though research and development costs may increase our operating expenses in the short term; in the long term, these costs should be offset by the higher profit margins derived from the manufacturing and sale of our own proprietary products as compared to the operating margins of our contract manufacturing services. We plan to distribute our proprietary products through our own customers' distribution channels or in collaboration with other strategic marketing partners.

      We are focusing our research and development efforts on inhalation-therapy drug delivery devices and methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, dermatological and topical, and cardiovascular applications. We also believe that we can enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological, topical and cardiovascular medication applications or such products in development, including those through the acquisition of other pharmaceutical companies. As noted above, one such example is our recent acquisition of a lipid-binding matrix for delivering incompatible or unstable drug substances. We plan to use this technology to develop our own proprietary metered dose inhalers ("MDIs") for the treatment of asthma and other respiratory diseases, as well as across a broad-spectrum of other inhalation-therapy treatments including acute and chronic pain management.

      At this time, we have not commercialized any of our own proprietary products although we do have a number of aerosol pharmaceutical products already under development or in late planning stages. These consist of single molecule and combination HFA respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays utilizing barrier technologies, and anti-inflammatory nasal pumps. Our initial two proprietary products, a wound-care spray and an anti-inflammatory nasal pump, are expected to be ready for commercial marketing in late 2005.

      General and Administrative Expenses

      Our general and administrative expenses include corporate overhead costs, administrative support, business and corporate development as well as support costs incurred by our wholly owned subsidiaries.

      General and administrative expenses amounted to approximately $1.9 million or 69% of net revenues of $2.7 million for the three months ended March 31, 2005 compared to general and administrative expenses of approximately $2.1 million or approximately 46% of net revenues of $4.5 million for the three months ended March 31, 2004.

      The general and administrative expenses for the three months ended March 31, 2005 included costs related to the acquisition of Aventis PR amounting to approximately $300,000. These costs were offset by lower insurance, legal and consulting costs of approximately $170,000, lower investor relations and communications costs of approximately $72,000 and an increase in the foreign exchange gain of approximately $140,000.

      As we continue to implement our corporate development and growth strategy, we expect to incur additional administrative costs due to the addition of senior business and financial executives to our management team. We believe that as we grow our business and begin to introduce our own proprietary products, that we believe will have better margins than the contract development and manufacturing fees that we presently receive from our customers, we can offset these administrative incremental costs on a long-term basis.

      Selling Expenses

      Selling expenses consists primarily of salaries, commissions and marketing costs associated with the commercial, and sales and marketing arm of our business. Although we perform some sales and marketing functions, presently such activities are primarily focused on expanding our pharmaceutical aerosol manufacturing business with existing or potential clients.

      Selling expenses were approximately $134,000 or approximately 5% of net revenues of $2.7 million for the three months ended March 31, 2005 compared to $84,000 or approximately 2% of net revenues of approximately $4.5 million for the three months ended March 31, 2004.

      Although we continue to expand our own proprietary product development programs, we have not yet commercialized or marketed our own products or drug delivery applications. Therefore, our selling expenses have remained consistent over the comparative periods. Since our reverse acquisition of Inyx Pharma, our sales and marketing functions have been primarily focused on expanding our pharmaceutical aerosol manufacturing business with existing or potential clients. As we continue to ramp-up our business development and commercial activities, we expect our selling expenses to increase concomitantly with expected revenue expansion.

      Our selling expenses as a percentage of our revenues will also increase as we are planning to add senior sales and marketing executives to assist in our business expansion, including intensifying our marketing activities to existing or potential customers.

      We believe that once we commence marketing our own proprietary products, we may also need to build or contract our own sales force. We expect to incur substantial additional selling expenses once we undertake these types of commercial activities. Initially though, until we can adequately afford the cost of building or contracting our own sales force, we will depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products that we are presently developing or planning to develop.

      Depreciation and Amortization

      The value of our property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 25 years for buildings and 3-10 years for equipment.

      Depreciation and amortization expenses were approximately $161,000 or 6% of net revenues of $2.7 million for the three months ended March 31, 2005 compared $152,000 or 3% of net revenues of approximately $4.5 million for the three months ended March 31, 2004.

      Amortization of Intangible Assets

      The fair values assigned to the intangible assets acquired are based on estimates and assumptions provided and other information compiled by management, including independent valuations, that utilize established valuation techniques appropriate for the industry in which the Company operates.

      The amortization expense for intangible assets for the three months ended March 31, 2005 was approximately $47,000 compared to $42,000 for the three months ended March 31, 2004.


      The amortization expense for intangible assets relates to the Company's purchased intangible assets related to the Inyx Pharma acquisition of Miza UK's assets; the intangible assets include Miza UK's customer list and know-how as well as a technology patent acquired in late 2004. The customer list is amortized over a period of 12 years, know-how is amortized over 10 years and the patent is amortized over 7 years. These intangible assets are amortized on a straight line basis over their estimated remaining useful lives in proportion to the underlying cash flows that were used in determining the acquired value.

      The newly acquired intangible assets relating to the acquisition of Aventis PR will be amortized from the date of acquisition. The intangible asset which represents the value assigned to customer contracts will be amortized on a straight line basis over three years. The intangible asset which represents the value assigned to customer relationships will be amortized using the declining balance method of accelerated amortization over ten years.

      OPERATING LOSS BEFORE INTEREST AND FINANCING COSTS AND INCOME TAX BENEFIT

      Loss from operations before interest and financing costs and income tax benefit amounted to approximately $2.4 million for the three months ended March 31, 2005 compared to a loss of $2.1 million for the three months ended March 31, 2004.

      The primary reason the operating loss for the three months ended March 31, 2005 as compared to the same period in 2004, was due to lower gross profit related to lower production volumes due to delays in customer start dates,resulting in higher unabsorbed overhead costs.

      INTEREST AND FINANCING COSTS

      Interest and financing costs consist of interest expense related to the long term debt as well as the amortization of the financing charges and the amortization of the debt discount associated with the fair value of the warrants issued and the beneficial conversion feature related to the financings with Laurus Funds.

      For the three months ended March 31, 2005, interest and financing costs totaled approximately $4.6 million or 170% of net revenues of $2.7 million compared to interest and financing costs of approximately $1.0 million or 23% of net revenues of $4.5 million for the three months ended March 31, 2004.

      The increase in interest and financing costs for the three months ended March 31, 2005 was attributable to the refinancing of the Laurus Funds convertible debt. As a result of the refinancing on March 31, 2005, we accelerated the recognition of the unamortized deferred charges of approximately $651,000 and unamortized debt discount of approximately $1.4 million and incurred approximately $1.6 million as a fee for early repayment. Laurus Funds was also issued 300,000 stock purchase warrants with a fair value of approximately $162,000 as compensation for a waiver received waiving any Events of Default that may occur under the convertible debt due October 29, 2006 and the revolving facility due December 30, 2006. Both of these instruments were refinanced on March 31, 2005 through Westernbank and Laurus Funds was paid in full.

      Additionally, for the three months ended March 31, 2005, the Company accrued approximately $465,000 in fees related to its 2004 equity financing activities.


      In addition, for the three months ended March 31, 2005, interest expense included interest related to Laurus Funds, Stiefel and various other stockholders amounted to approximately $324,000.


      For the three months ended March 31, 2004, interest and financing costs were approximately $1.0 million or approximately 23% of net revenues of approximately $4.5 million. The interest and financing costs included approximately $589,000 for the beneficial conversion feature on the additional debt issued during the three month period, $142,000 in amortization of debt discount related to the convertible debt to Laurus Funds, approximately $77,000 in amortization of deferred financing charges, approximately $218,000 in interest expense for the notes payable to Laurus Funds, and a convertible promissory note payable to Stiefel. In March of 2004, we received a waiver from Stiefel on the annual interest payment due to them amounting to approximately $240,000 in consideration for future product development services.

      INCOME TAX BENEFIT

      We did not record any provisions for United States federal or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, because it is expected that such earnings will be permanently reinvested in our foreign operations.

      NET LOSS

      The net loss for the three months ended March 31, 2005 was approximately $7 million or approximately 260% of net revenues of $2.7 million compared to a net loss of $2.7 million or approximately 60% of net revenues of $4.5 million for the three months ended March 31, 2004.

      The net loss for the three months ended March 31, 2005 was primarily attributed to the early repayment of the Laurus Funds convertible debt, associated termination fees and interest costs, and the lower than expected production levels at our Inyx Pharma operation. In comparison, the net loss for the three months ended March 31, 2004 was the result of low manufacturing capacity utilization due to delayed project implementation. We expect the utilization to improve as more of these projects ramp up to full production and new projects are added.

      As we continue to ramp-up our business and obtain new contracts and purchase orders from existing and new customers, we believe that we can achieve profitability and have positive cash flows from the operations we acquired, once we fully integrate and develop our current and newly acquired business and establish ourselves as a specialty pharmaceutical company.

      In addition, as a result of our acquisition of Aventis PR on March 31, 2005, we have broadened our business base including adding a number of new clients. These include Kos Pharmaceuticals, Inc., that we expect will be our largest client, and sanofi-aventis that we expect will still have production requirements from the Puerto Rico manufacturing site we acquired from them. We expect our profitability opportunities to improve with a more favourable product mix.

For the Pro Forma Year Ended December 31, 2004 and the Combined Year Ended December 31, 2003

      The financial information set forth in the following discussion should be read in conjunction with and qualified in its entirety by the financial statements of our Company and those of the acquired Company presented elsewhere herein.

      NET REVENUES

      Net revenues for the pro forma year ended December 31, 2004 were approximately $27.8 million as compared to combined net revenues of approximately $15.5 million period from January 1, 2003 to December 31, 2003. The increase in pro forma net revenues of approximately $12.3 million or approximately 79% was the result of the acquisition of Aventis PR, resulting in increased revenues for the pro forma year ended December 31, 2004. The pro forma revenues include the carved-out business of Aventis PR, which was derived using the actual product volumes of the products assigned to us in connection with the acquisition of Aventis PR, extended at the newly negotiated unit prices for each one of these products.

      COST OF GOODS SOLD

      Cost of sales for the pro forma year ended December 31, 2004, amounted to approximately $22.6 million or approximately 81% of pro forma net revenues. In comparison, the combined cost of goods sold for the year ended December 31, 2003 amounted to approximately $12.5 million, or approximately 81% of combined net revenues of $15.5 million. The similarity in the comparative cost of goods sold reflect the complementary nature of the Aventis PR business we acquired to our current operations.

      GROSS PROFIT

      Gross profit for the pro forma year ended December 31, 2004 amounted to $5.2 million on pro forma net revenues of $27.8 million or approximately 19% of pro forma net revenues. In comparison, combined gross profit for the two periods amounted to approximately $3.0 million on combined net revenues of approximately $15.5 million or approximately 19% of net revenues for the combined year ended December 31, 2003. We expect that our gross profitability will increase as we increase the capacity utilization of our manufacturing facilities resulting in more overhead absorption.

      OPERATING EXPENSES

      Our operating expenses consist of product research and development costs, and general and administrative, selling, depreciation and amortization, and amortization of intangible assets expenses.


      Operating expenses for the pro forma year ended December 31, 2004 amounted to approximately $19.1 million or approximately 69% of pro forma net revenues of $27.8 million. In comparison, operating expenses for the year ended December 31, 2003 amounted to approximately $13.5 million or approximately 87% of combined net revenues of $15.5 million. The increase in pro forma operating expenses of $5.5 million relates to the newly acquired carved-out business of Aventis PR amounting to $3.7 million and a pro forma adjustment to depreciation expense of $589,000 to reflect the fair value of the assets acquired as of the closing date of the acquisition on March 31, 2005 and a pro forma adjustment to amortization expense amounting to $1.3 million to reflect the amortization of purchased intangible assets subject to amortization including customer contract renewals and customer relationships.


      Our pro forma operating expenses have decreased as a percentage of our revenues as we incurred a number of start-up business costs in 2003 after our acquisition of Inyx Pharma. We did not incur such start-up costs after our acquisition of Aventis PR.

      General and Administrative Expenses

      Our general and administrative expenses include corporate overhead costs, administrative support, and business and corporate development and support costs incurred by our wholly owned subsidiaries.

      Pro forma general and administrative expenses for the year ended December 31, 2004 compared to the combined year ended December 31, 2003 amounted to approximately $12.8 million or 46% of pro forma net revenues of $27.8 million compared to combined, general and administrative expenses of approximately $12.7 million or approximately 82% of net revenues of $15.5 million, respectively. General and administrative expenses remained relatively flat year over year due to similar acquisition activities in both years.

      Selling Expenses

      Pro forma selling expenses for the year ended December 31, 2004 compared to the combined year ended December 31, 2003 were approximately $417,000 or approximately 1.5% of pro forma net revenues of $27.8 million for the pro forma year ended December 31, 2004 compared to $311,000 or approximately 2.0% of net revenues of approximately $15.5 million for the year ended December 31, 2003.


      Depreciation and Amortization

      Pro forma depreciation and amortization expenses for the year ended December 31, 2004 compared to the combined year ended December 31, 2003 were approximately $1.8 million or 6.4% of pro forma net revenues of $27.8 million compared to $422,000 or 2.7% of net revenues of approximately $15.5 million for the year ended December 31, 2003. The major reason for the increase of approximately $1.3 million relates to the newly acquired assets of Aventis PR.

      Amortization of Intangible Assets

      Pro forma amortization expenses for intangible assets for the pro forma year ended December 31, 2004 were approximately $1.4 million compared to $139,000 for the year ended December 31, 2003. The major reason for the increase in amortization costs relates to the newly acquired intangible assets of Aventis PR including customer contract renewals and customer relationships based on third party valuations.

      OPERATING LOSS BEFORE INTEREST AND FINANCING COSTS, INCOME TAX BENEFIT AND DISCONTINUED OPERATIONS

      Pro forma loss from operations before interest and financing costs, income tax benefit and discontinued operations amounted to approximately $13.9 million for the pro forma year ended December 31, 2004 compared to a loss of $10.5 million for the year ended December 31, 2003. The increased operating loss from operations before other charges primarily result from increased depreciation and amortization expenses as a result of an increase in tangible and intangible assets as a result of our acquisition of certain business assets of Aventis PR.


      INTEREST AND FINANCING COSTS

      For the pro forma year ended December 31, 2004, interest and financing costs totaled approximately $6.2 million or 22% of pro forma net revenues of $27.8 million compared to interest and financing costs of approximately $4.5 million or 29.0% of net revenues of $15.5 million for the combined periods of 2003. The increase of $1.7 million in pro forma interest and financing costs was primarily the result of increased debt resulting from the acquisition of Aventis PR.

      INCOME TAX BENEFIT

      Pro forma income tax expense relates to the historical results of the Company. During 2003, the company recorded a tax benefit on the tax loss carry forward of $1.3 million on the basis of projected earnings in subsequent years, Due to the delayed regulatory approval there were significant shortfalls from projected revenues in 2004 resulting in continued operating losses, therefore, we have elected to reverse the tax benefit in 2004.

      For the period from March 7, 2003 through December 31, 2003, the tax benefit net of valuation allowance is approximately $1.3 million.

      DISCONTINUED OPERATIONS

      There were no discontinued operations for the pro forma year ended December 31, 2004 compared to the discontinued operation of the Biopharma Division, which was historically part of the Miza UK business but was an operation not acquired by Inyx Pharma on March 7, 2003. The Biopharma Division had net revenues of approximately $334,000 and costs of revenue of approximately $393,000, resulting in a gross loss of approximately $558,000 for the period January 1, 2003 through March 6, 2003.

      NET LOSS


      The net loss for the pro forma year ended December 31, 2004 was approximately $21.5 million compared to a net loss of $14.3 million for the year ended December 31, 2003. The increase in the pro forma net loss of $7.2 million can be attributed to increased depreciation and amortization expenses and higher interest and financing costs due to repayment of the Laurus Funds debt and new financing obtained from Westernbank for the acquisition of Aventis PR.


      For the Pro Forma Three Months Ended March 31, 2005 and 2004

      The financial information set forth in the following discussion should be read in conjunction with and qualified in its entirety by the financial statements of our Company and those of the acquired Company presented elsewhere herein.

      NET REVENUES

      Net revenues for the pro forma three months ended March 31, 2005 were approximately $6.3 million as compared to pro forma net revenues of approximately $7.6 million for the three months ended March 31, 2004. Pro forma net revenues decreased by $1.3 million or approximately 20.6% for the comparative three months, primarily due to a decrease in revenues at our Inyx Pharma operation in the comparative pro forma three months ended March 31, 2005. The decrease relates to delays in the supply of cans and thus approximately $2.0 million of anticipated sales have been delayed into the third quarter of this year at that operation. This decrease in revenues for the comparative pro forma periods was partly offset by an increase of approximately $700,000 relating to the acquisition of Aventis PR.

      COST OF GOODS SOLD

      Cost of sales for the pro forma three months ended March 31, 2005 amounted to approximately $4.5 million or approximately 71% of net revenues. In comparison, for the pro forma three months ended March 31, 2004, cost of goods sold amounted to approximately $5.9 million, or approximately 78% of pro forma net revenues of $7.6 million. The improvement of cost of sales as a percentage of net revenues relates to better raw material pricing at our Inyx USA operation as compared to our Inyx Pharma operation.

      GROSS PROFIT

      Gross profit for the pro forma three months ended March 31, 2005 amounted to approximately $1.8 million on pro forma net revenues of $6.3 million or approximately 29% of pro forma net revenues. In comparison, gross profit for the pro forma three months ended March 31, 2004 amounted to approximately $1.7 million on pro forma net revenues of approximately $7.6 million or approximately 22% of pro forma net revenues. The improvement of gross profit as a percentage of revenues for the pro forma three months ended March 31, 2005 is a result of higher contract manufacturing product pricing at our Inyx USA operation as compared to our Inyx Pharma operation.


      OPERATING EXPENSES

      Operating expenses for the pro forma three months ended March 31, 2005 amounted to approximately $4.0 million or approximately 63% of pro forma net revenues of $6.3 million. In comparison, operating expenses for the pro forma three months ended March 31, 2004 amounted to approximately $4.2 million or approximately 55% of pro forma net revenues of $7.6 million. The operating expenses for the pro forma periods were relatively flat. As a percentage of revenues, operating expenses increased for the pro forma three months ended March 31, 2005 as compared to the pro forma three months ended March 31, 2004 as a result of increased research and development cost between the comparative pro forma periods and increased depreciation and amortization expenses as a result of our Aventis PR acquisition.


      Research and Development Costs

      Research and development costs for the pro forma three months ended March 31, 2005 were approximately $357,000 or approximately 10% of our pro forma operating expenses and 6% of our pro forma net revenues. In comparison, research and development costs for the three months ended March 31, 2004 were approximately $287,000 or 8% of our pro forma operating expenses and 4% of our pro forma net revenues.

      General and Administrative Expenses

      General and administrative expenses amounted to approximately $2.7 million or 42% of pro forma net revenues of $6.3 million for the pro forma three months ended March 31, 2005 compared to general and administrative expenses of approximately $3.0 million or approximately 40% of pro forma net revenues of $7.6 million for the pro forma three months ended March 31, 2004. We have not incurred increased pro forma general and administrative costs as a percentage of pro forma net revenues we have not added any new personnel in the administrative area of our business since our acquisition of the business assets of Aventis PR.

      Selling Expenses

      Selling expenses were approximately $146,000 or approximately 2% of pro forma net revenues of $6.3 million for the pro forma three months ended March 31, 2005 compared to $97,000 or approximately 1.3% of pro forma net revenues of approximately $7.6 million for the pro forma three months ended March 31, 2004.

      Depreciation and Amortization

      Depreciation and amortization expenses were approximately $452,000 or 7% of pro forma net revenues of $6.3 million for the pro forma three months ended March 31, 2005 compared to $443,000 or 5.9% of pro forma net revenues of approximately $7.6 million for the pro forma three months ended March 31, 2004. The increase in depreciation and amortization expenses is primarily due to the increased value of property, plant and equipment we acquired as a result of our acquisition of the Aventis PR business assets.

      Amortization of Intangible Assets

      The amortization expenses for intangible assets for the pro forma three months ended March 31, 2005 was approximately $362,000 compared to $357,000 for the pro forma three months ended March 31, 2004.

      OPERATING LOSS BEFORE INTEREST AND FINANCING COSTS AND INCOME TAX BENEFIT

      Loss from operations before interest and financing costs and income tax benefit amounted to approximately $2.2 million for the pro forma three months ended March 31, 2005 compared to a loss of $2.5 million for the pro forma three months ended March 31, 2004.

      INTEREST AND FINANCING COSTS

      For the pro forma three months ended March 31, 2005, interest and financing costs totaled approximately $1.2 million or 19% of pro forma net revenues of $6.3 million compared to interest and financing costs of approximately $707,000 or 9% of pro forma net revenues of $7.6 million for the pro forma three months ended March 31, 2004. The increase of pro forma interest and financing costs as a percentage of pro forma net revenues is a result of costs and charges resulting of our pay-out of the Laurus Funds debt.

      INCOME TAX BENEFIT

      We did not record any provisions for United States federal or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, because it is expected that such earnings will be permanently reinvested in our foreign operations.

      NET LOSS

      The pro forma net loss for the three months ended March 31, 2005 was approximately $3.4 million or approximately 54% of pro forma net revenues of $6.3 million compared to a net loss of $2.8 million or approximately 37% of pro forma net revenues of $7.6 million for the pro forma three months ended March 31, 2004. The increase in the pro forma net loss between the comparative pro forma three month periods can be attributed to increased depreciation and amortization expenses and higher interest and financing costs due to repayment of the Laurus Funds debt and new financing obtained from Westernbank for the acquisition of Aventis PR.

      LIQUIDITY AND CAPITAL RESOURCES



      General

      We are financing our operations primarily through credit facilities, revenues from multi-year contract manufacturing and product development contracts and purchase orders, sale of equity securities, credit facilities, stockholder loans and capital lease financing.


      As of March 31, 2005, we had approximately $51.7 million in contractual obligations that are due through 2019. These financial obligations include both short-term and long-term debt interest and principal repayments, and amounts owed for operating leases.

      As of March 31, 2005, our current assets, including cash and cash equivalents, accounts receivable, inventory and other current assets amounted to approximately $8.9 million. Current liabilities amounted to approximately $20.2 million and include approximately $7.7 million in accounts payable and other current liabilities, $3.5 million in deferred revenues and approximately $9 million for the current portion of our long-term debt obligations, which includes approximately $2.4 million on the revolving line of credit and $4 million due to Stiefel which was refinanced subsequent to the period end and therefore has been classified as a current liability.


      As an emerging specialty pharmaceutical company, we are involved in a number of business development projects, including research and development activities, that require the use of capital resources over extended periods of time. From time to time, these activities may also include the use of external resources that require prepayment or cash deposits for supplies, products or services that we require. As we intensify the development of our own proprietary products, our capital requirements may increase accordingly. The profit margins on our proprietary products and consulting services are expected to be higher than our contract manufacturing services, although the time line for the commencement of revenues and earnings from these newly evolving business activities may be longer than that of our established contract manufacturing operations.


      We also continue to incur operating losses since our reverse acquisition of Inyx Pharma on April 28, 2003. For the three months ended March 31, 2005, such losses amounted to approximately $7 million. These losses are primarily as a result of low gross profit margins due to the underutilization of our manufacturing capacity, research and development costs as we continue the development of our own proprietary pharmaceutical products, interest and financing costs, and a number of business and corporate development costs including added payroll expenses, and external consulting costs and fees associated with our efforts to grow our Company and evolve into an integrated pharmaceutical company.


      In 2005, we believe that we can achieve profitability by continuing to intensify our sales and marketing efforts to increase the number of customer purchase orders and contracts for our contract development and manufacturing services. As noted above, we also believe that we can establish new sources of revenue by providing pharmaceutical consulting services to the industry, and by marketing our own proprietary pharmaceutical products. Based on pharmaceutical industry profit margins for proprietary products, we expect that the successful development and manufacturing of our own proprietary products will provide us with greater operating margins and improve our performance and overall profitability opportunities.

      Until that time, we will continue to depend on our credit facilities, and placements of equity and debt securities, to assist us with our working capital requirements and to continue implementing our business development strategies, capital expenditure plans, and proprietary product development and commercialization initiatives.

      Capital Resources

      On July 30, 2004, we agreed to a deferral, from Laurus Funds, on the first seven months of principal payments due under the Laurus Note (originally $4.5 million and then amended to $5.0 million on May 27, 2004). Such payments are now due upon maturity of the Laurus Note in November, 2006. As consideration for this principal payment deferral, on August 30, 2004, we issued to Laurus Funds five-year warrants to purchase 694,000 shares of our common stock at an exercise price of $0.81 per share.

      During the three months ended September 30, 2004, we received approximately $695,000 in combined net proceeds in the form of short-term stockholder loans provided by our Chairman, a senior executive of the Company and an outside director. These stockholder loans are due upon demand and bear interest at seven percent annually. As additional consideration for these loans, we granted these individuals five-year warrants, to purchase an aggregate of 700,000 shares of our common stock at an exercise price of $0.80 per share. Net proceeds from these loans were used for working capital purposes.

      From August 3, 2004 through September 3, 2004, we completed two private placements in which we sold an aggregate of 9,190,901 shares of our common stock to institutional and other accredited investors, resulting in approximately $6.8 million in net proceeds to the Company. In the aggregate, we also granted these investors, five year non-detachable warrants to purchase up to an additional 9,190,901 shares of our common stock at exercise prices ranging from $1.00 to $1.11 per share.

      At the time we felt that the funding provided by these two equity placements provided us with the necessary capital to fund our operations, including raw material and component purchases, research and development and business development activities, and capital expenditures and debt servicing requirements. Over the longer term, we would require additional funding in the amount of approximately $6.0 million annually over three years, to complete the development and commercialization of additional planned proprietary products. We would also require an additional $3.6 million in funding over three years for capital expenditures in order to improve our pharmaceutical manufacturing technologies, production capabilities, and plant quality and safety systems in order to pursue expanding commercial and product manufacturing opportunities with existing and potential multinational pharmaceutical and biotechnology clients.

      Additionally, we believe that we can enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, cardiovascular, and dermatological and topical applications or such products in development, including those through the acquisition of other pharmaceutical companies, which we are actively pursuing. In the event we make a significant acquisition or change our capital structure in the future, we may be required to raise additional capital through a combination of additional borrowings and the issuance of additional debt and equity securities to fund such activities.

      We are also actively pursuing acquisitions that may require substantial capital resources. In the event that we make a significant future acquisition or change our capital structure, we may also be required to raise additional funds through additional borrowings or the issuance of additional debt or equity securities.


      On March 31, 2005 the Company obtained a new non-dilutive asset based secured credit facility from Westernbank Puerto Rico totaling $46 million. The facility is comprised of a Revolving loan (the "Revolver") of up to $10 million for purposes of working capital, a series of three term loans (Term loan "A", "B" and "C") amounting in aggregate to up to $31 million for purpose of refinancing the indebtedness to Laurus Funds and purchasing the assets of Aventis PR, and a mezzanine loan (Term loan "D") of up to $5 million for the purpose of funding construction or new equipment. The revolver is secured by the eligible receivables and inventory. The term notes are collateralized by substantially all the property of the Company and its subsidiaries whether now owned or thereafter to be acquired. Interest is based on Westernbank's prime rate.

      The amounts drawn on the above credit facility on the date of closing were used to pay $19.7 million for the acquisition of the assets of Aventis PR, approximately $12.3 million was used to refinance the indebtedness due to Laurus funds, approximately $681,000 was used to pay for various acquisition transaction related costs and approximately $643,000 for financing costs.

      The revolver has a three year term and bears interest at the Westernbank prime rate plus 1.0%. The availability on the Revolver is based on a percentage of our accounts receivable, unbilled finished goods and raw inventory as well as in-process inventory. The first three term loans bear interest at the Westernbank prime rate plus 2.0% payable monthly with monthly principle repayments commencing on July 1, 2005 through maturity. The mezzanine term loan bears interest at the rate of 15.0% with monthly principal payments commencing on July 1, 2005 through maturity.

      In connection with the Company's repayment of the $12.3 million Credit Facility with Laurus Funds, all of the liens and security interest in the assets of Inyx Pharma, Ltd held by Laurus Funds were unconditionally released and transferred to Westernbank Puerto Rico pursuant to the Release Agreement dated March 31, 2005.

      On March 31, 2005, the Company received a $3.5 million advance from Aventis PR for strategic and business development activities to be carried out by the Company during 2005. This amount was recorded as deferred revenue on the Company's consolidated balance sheet and will be recognized into income as revenue is earned.

      On April 6, 2005, we amended the repayment of our promissory note due to Stiefel such that the principle amount of (pound)2.5 million British pounds is now repayable to Stiefel in three equal quarterly installments of approximately (pound)833,000 British pounds due on June 30, 2005, September 30, 2005 and December 30, 2005, respectively. In connection with such refinancing Stiefel agreed to terminate their option entitling them to convert the principle amount of the note into 4 million common shares of the Company's common stock.

      We expect to meet our short term liquidity requirements through net cash provided by operations and borrowings under the Debt Agreement with Westernbank. We may be required to obtain funds through a public or private financing, including equity financing, debt financing, a combination of debt and equity financing, and/or through collaborative arrangement.

Contractual Obligations as of March 31, 2005

------------------------------------------------------------------------------------------------------------------------------
TABULAR DISCLOSURE OF                                                    Payments by Period
CONTRACTUAL OBLIGATIONS                ---------------------------------------------------------------------------------------
(amounts in thousands of U.S. dollars)      2005           2006          2007           2008        Thereafter        Total
------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt Obligations -
Principal(1)                            $  12,508       $  4,981      $  4,882       $  19,433             --       $  41,804
------------------------------------------------------------------------------------------------------------------------------
Long Term Debt Obligations -
Interest                                    2,533          2,296         1,863             374             --           7,066
------------------------------------------------------------------------------------------------------------------------------
Operating Lease Obligations (2)               409            418           390             187          1,209           2,613
------------------------------------------------------------------------------------------------------------------------------
Other Contractual Obligations (3)             230             --            --              --             --             230
------------------------------------------------------------------------------------------------------------------------------
Total                                   $  15,680       $  7,695      $  7,135       $  19,994     $    1,209       $  51,713
------------------------------------------------------------------------------------------------------------------------------

      (1) Long term debt as of March 31, 2005 relates to the new asset-based collateralized Westernbank credit facility comprised of the following: (i) $14.2 million promissory term loan B at interest of Prime + 2% with repayment of principal starting on July 1, 2005; (ii) $11.8 million promissory term loan C at an interest rate of Prime + 2% with repayment of principal starting on July 1, 2005; (iii) $5 million promissory term loan D at an interest rate of 15% with annual mandatory repayment based on an agreed upon formula; (iv) $2.4 million revolver with an interest rate of Prime + 1%. (v) $4,013,000 uncollateralized 6% convertible promissory note due to Stiefel, in three equal installments starting on June 30, 2005;
      (vi) Uncollateralized 10% promissory note due to Aventis Pharmaceuticals on July 30 and December 30, 2005; (vii) Uncollateralized 7% - 18% demand notes due to stockholders, principal and interest due on demand amounting to $682,000, and (viii) Capital lease obligations, due to financial institutions, collateralized by software and equipment, due in monthly installments of $14,000 including interest of 10% to 27%, through 2006, amounting to $185,000.

      (2) We have commitments under various long-term operating lease agreements for our manufacturing, development and office facilities. In additi00on to the payment of rent, we are also responsible for operating costs, real estate taxes and insurance.

      (3) As of March 31, 2005, the Company has approximately $230,000 of outstanding commitments related to capital projects currently in progress.

      Analysis of Cash Flows

      For the Year Ended December 31, 2004 and for the Combined Period Ended December 31, 2003

      At December 31, 2004, we had cash of approximately $336,000 as compared to cash of $796,000 at December 31, 2003. The decrease in our cash position was due mainly to increased working capital requirements due to a change in the mix in the business in 2004.

      Cash Flows from Operating Activities for the Year Ended December 31, 2004

      The net cash used in operating activities for the year ended December 31, 2004 was $9.0 compared to $5.5 million for the combined periods of 2003.

      For the period ending December 31, 2004, the net cash used in operating activities included a net loss of $16.9 million adjusted for non-cash charges totaling $6.2 million consisting primarily of $1.8 million of amortization of financing cost and debt discounts, $1.3 million due to the issuance of equity securities as compensation of services and $1.3 million related to a write down of the deferred tax asset, $0.6 million of depreciation and amortization and an additional $0.5 million provision for inventory obsolescence and $0.7 of all other changes. Working Capital changes generated a net $0.3 million with uses generated by reductions to prepaids and increased inventories offset by an increase in accounts payable and a decrease in accounts receivable.

      For the combined period through December 31, 2003, the net cash used in operating activities included a net loss of approximately $14.3 million adjusted for non-cash charges totaling approximately $8.3 million primarily due to the issuance of equity securities as compensation of services and financing costs, which we have expensed. These non-cash charges have been offset by a deferred income tax asset of approximately $1.3 million, consisting of a net operating loss carried forward. Working capital changes reducing cash flow from operations were due primarily to increases in inventory, accounts receivable and prepaid deposits, resulting from increasing sales and business activities during 2003. Working capital changes increasing cash flow from operations were due primarily to increases in accounts payable and accrued liabilities as we ramped up business after our reverse acquisition of Inyx Pharma.

      Cash Flows from Investing Activities for the Year Ended December 31, 2004

      The net cash used in investing activities for the year ended December 31, 2004 amounted to approximately $1.7 million compared to approximately $412,000 for the combined periods of 2003.

      For the year ended December 31, 2004, we spent approximately $1.5 million on equipment to be refurbished for a new HFA manufacturing line, $105,000 on capital expenditures related to computer hardware and software and approximately $95,000 on a technology patent.

      For the combined period through December 31, 2003, we spent approximately $412,000 related to the purchase of computer hardware and software (including deposits required for a new business information system), and office furniture and fixtures.

      Cash Flows from Financing Activities for the Period Ended December 31,
2004

      For the year ended December 31, 2004, the net cash provided by financing activities approximated $10.5 million compared to approximately $7.2 million for the combined period through December 31, 2003.


      The proceeds for the year ended December 31, 2004 included net proceeds from the issuance of debt and equity of approximately $12.5 million compared to $14.1 million for the combined period through December 31, 2003. The borrowings were offset by repayment of short-term and long-term debt repayments and financing fees totaling approximately $2.0 million for the year ended December 31, 2004 and $6.9 million for the combined period through December 31, 2003.

      For the Three Months Ended March 31, 2005 and 2004

      At March 31, 2005, we had cash of approximately $3.3 million as compared to cash of $753,000 at March 31, 2004.

      Cash Flows from Operating Activities for the Three Months Ended March 31, 2005

      The net cash generated by operating activities for three months ended March 31, 2005 was approximately $4.0 million compared to cash utilization of approximately $3.2 million for the three months ended March 31, 2004.

      For the three months ended March 31, 2005, the net cash generated in operating activities included a net loss of $7 million adjusted for non-cash charges totaling $4.0 million consisting primarily of $2.1 million of amortization of financing cost and debt discounts, $1.6 million due to the issuance of equity securities as compensation of interest and penalties to Laurus Funds, and $0.2 million of depreciation and amortization, an additional $64,000 provision for inventory obsolescence and $90,000 of all other changes. Working Capital changes generated a net $7 million with uses generated by reductions to prepaid and increased inventories offset by an increase in accounts payable and accrued liabilities as well as a $3.5 million deferred revenues attributable to business development activities with sanofi-aventis, and a decrease in accounts receivable.

      The net cash used in operating activities for the three months ended March 31, 2004 amounted to approximately $3.1 million. Our net cash used in operations was primarily the result of a $2.7 million net loss from continuing operations of the business, adjusted by non-cash charges including depreciation and amortization of approximately $1.1 million, a reserve for bad debts and obsolete inventory amounting to approximately $450,000, and net securities issuance costs of approximately $430,000. These non-cash charges were offset by a deferred income tax asset of approximately $390,000, consisting of a net operating loss carried forward. Working capital changes reducing cash flow from operations were due to increases to our inventory amounting to approximately $210,000, and an increase to our prepaid deposits and other current assets amounting to approximately $1.3 million, resulting from increasing new sales and business development activities. Working capital changes increasing cash flow from operations were due primarily to a decrease of accounts receivable of approximately $200,000, an increase in accounts payable and accrued liabilities of approximately $135,000 and a decrease in deferred revenue totaling approximately $190,000.

      Cash Flows from Investing Activities for the Three Months Ended March 31, 2005

      The net cash used in investing activities for the three months ended March 31, 2005 amounted to approximately $22.9 million compared to approximately 58,000 for the comparative period in 2004.

      For the three months ended March 31, 2005, $22.7 million of the capital expenditures related to property, plant and equipment as well as purchased intangibles acquired by Inyx USA in the Aventis PR transaction completed on March 31, 2005 and approximately $120,000 related to construction in progress costs in preparation for a new customer contract to be serviced from our newly acquired Puerto Rico plant.

      For the three months ended March 31, 2004, we spent approximately $58,000 on the acquisition of office equipment and computers.

      Cash Flows from Financing Activities for the Period Ended March 31, 2005

      For the three months ended March 31, 2005, the net cash provided by financing activities approximated $21.7 million compared to approximately $3.2 million for the three months ended March 31, 2004.

      The proceeds for the three months ended March 31, 2005 included $34 million from the issuance of debt compared to $3.2 million for the three months ended March 31, 2004. The borrowings were offset by the repayment of short-term and long-term debt and financing fees totaling approximately $12.5 million for the three months ended March 31, 2005 and 34,000 for the three months ended March 31, 2004.

      External Sources of Liquidity

      Financing Activities

      Our Company's operating subsidiary, Inyx Pharma, financed its acquisition of the business assets of Miza UK through stockholder equity and term debt in the form of a secured asset-based loan from Venture Finance PLC ("Venture Finance"), a United Kingdom asset-based lender that is part of the IFN Group owned by ABN-AMRO Bank. Inyx Pharma obtained this loan from Venture Finance on March 7, 2003. On that date, Venture Finance also provided Inyx Pharma with a working capital loan in the form of a confidential invoice discounting credit facility.

      In 2003, Inyx Pharma received a term loan credit facility from Venture Finance which consisted of a $4.8 million plant and machinery credit facility with available room of $3.2 million and a real property term loan with available room of $1.6 million. Inyx Pharma pledged its real estate properties, and manufacturing equipment and facilities as collateral for these loans. The plant and machinery credit facility and the real property loan were repayable in 34 equal monthly payments of $67,000 and $45,000 respectively. This included interest on outstanding balances calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. Payments commenced one month after the commencement of the credit facilities with a final bullet payment 36 months after commencement of the facilities. This facility was subsequently repaid in October 2003, when the Company received financing from Laurus Funds.

      On October 29, 2003, we issued a secured 7% Convertible Term Note due October 29, 2006 to Laurus Funds in the principal amount of $4.5 million in exchange for cash. This convertible term note is secured by all of our real and personal properties in the United States and the United Kingdom, and the common stock of Inyx Pharma consisting of one million ordinary shares. We also issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase a total of 1,350,000 shares based on the following prices: 450,000 shares at $1.25 per share; 450,000 shares at $1.50 per share; and 450,000 shares at $1.75 per share. Excluding related financing fees and costs of $700,000, the net proceeds of the three-year convertible note financing with Laurus Funds amounted to $3.8 million. Approximately $3 million of the net proceeds were used to repay the outstanding balance of the original Venture Finance plant and machinery credit facility and terminate that credit facility, with the balance of approximately $800,000 utilized for working capital purposes.

      On December 30, 2003, we also closed a financing transaction with Laurus Funds to obtain an additional $3.5 million credit facility. In addition to being collateralized by our eligible accounts receivable, this Laurus Funds credit facility is also secured by all other assets of our Company. Based on eligible accounts receivable at the time, the net proceeds of this financing amounted to approximately $3.1 million of which approximately $2.6 million of the proceeds were utilized to repay and terminate the confidential invoice discounting credit facility originally obtained by Inyx Pharma from Venture Finance. Exclusive of financing fees of approximately $180,000, the balance of the net proceeds was utilized for working capital purposes.

      The Laurus Funds $3.5 million credit facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. Both Notes bear interest at the greater of prime plus 3% or a 7% rate and at the time of closing on December 30, 2003 were convertible into our common stock at a fixed conversion price of $1.47 per share. We subsequently amended this fixed conversion price, on August 31, 2004, to $0.80 per share. In addition, subject to certain limitations, the Secured Convertible Minimum Borrowing Note permits payments to be made in our common stock, and we have filed a registration statement that is not yet effective to register 3,150,000 shares issued upon conversion of the Notes or in lieu of Note payments. As additional consideration for the loan, we also issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase a total of 660,000 shares based on the following prices: 220,000 shares at $1.84 per share; 220,000 shares at $2.20 per share; and 220,000 shares at $2.57 per share.

      Therefore by December 31, 2003, we had utilized proceeds from the Laurus Funds financings to repay and extinguish all previous financings obtained through Venture Finance. As of December 31, 2003, the outstanding amounts on the Laurus Funds credit facilities were $4.5 million on the secured 7% Convertible Term Note due October 29, 2006, and a total of $3.1 million owing on the $3.5 working capital credit facility, (consisting of the

$1.0 million Secured Convertible Minimum Borrowing Note and $2.5 million Secured Revolving Note) which we obtained on December 30, 2003.

      In addition to the proceeds from our equity placement financings, in 2003, the Laurus Funds credit facilities were sufficient to fund our requirements for the year ended December 31, 2003.

      Then on February 27, 2004, we closed another transaction with Laurus Funds to obtain an additional financing of $2.0 million as an amendment to the $3.5 million credit facility that we previously entered with them on December 30, 2003. That Laurus Funds $3.5 million credit facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. As a result of the additional Laurus Funds financing, the $1.0 million Secured Convertible Minimum Borrowing was increased by $1.0 million and the $2.5 million principal amount Secured Revolving Note of the credit facility was increased by $1.0 million. Both Notes were further amended to decrease the applicable conversion rate to$0.80. As additional consideration for the loan, we issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase 330,000 shares of common stock at exercise prices of $1.25 for 110,000 shares, $1.50 for 110,000 shares and $1.75 for 110,000 shares.

      On March 30, 2004, we obtained an additional $1.0 million advance from Laurus Funds under the Secured Revolving Credit Note, and issued additional warrants to purchase 165,000 shares of common stock at exercise prices of $1.25 for 55,000 shares, $1.50 for 55,000 shares and $1.75 for 55,000 shares.

      On May 27, 2004, we obtained an additional $500,000 advance from Laurus Funds under the October 29, 2003 Laurus Note, convertible into common stock at $0.80 per share, and issued additional five-year warrants to Laurus Funds to purchase 82,500 shares at exercise prices of $1.00 per share for 27,500 shares, $1.20 per share for 27,500 shares, and $1.40 per share for 27,500 shares. On July 30, 2004, we received from Laurus Funds a deferral on the first seven months of principal payments due under the Laurus Note (originally $4.5 million and then amended to $5.0 million on May 27, 2004). Such payments are now due upon maturity of the Laurus Note in November, 2006. As consideration for this principal payment deferral, we have issued to Laurus Funds five-year warrants to purchase 694,000 shares of our common stock at an exercise price of $0.81 per share.

      On September 8, 2004, we announced that we had completed two private placements in which we sold from August 3, 2004 through September 3, 2004 an aggregate of 9,190,901 shares of our common stock to institutional and other accredited investors, resulting in gross proceeds of approximately $7.4 million with approximately $6.6 million in net proceeds to the Company. In the aggregate, the Company also granted all of the investors, in these two private placements, five-year non-detachable warrants, to purchase up to an additional 9,190,901 shares of our common stock at exercise prices ranging from $1.00 to $1.11 per share. During the term of such warrants, the exercise price shall be increased by 2% (but not more than 20% cumulatively) for every $2 million of revenues that the Company receives above $35 million in net revenues for the twelve months ended December 31, 2005, and $55 million for the twelve months ended December 31, 2006; and, conversely, the exercise price shall be decreased by 5% (but not more than 50% cumulatively) for every $2 million that the Company's net revenues are below $35 million and $55 million, respectively, for the years ended December 31, 2005 and 2006.


      On March 31, 2005 the Company obtained a new non-dilutive, asset based secured credit facility from Westernbank totaling $46 million. On March 31, 2005, we drew approximately $33.4 million under the total facility. The facility is comprised of the following:

      (i) A Revolving loan (the "Revolver") of up to $10 million for purposes of working capital. On March 31, 2005 the Company drew approximately $2.4 million on the availability under this revolver. The revolver has a three-year term, which is automatically renewable unless terminated on maturity. The revolver bears interest at Prime plus 1% with a minimum of 6.5% per annum. Interest is payable monthly commencing on May 1, 2005. The Revolver also has a 0.50% fee for unutilized availability.

      (ii) A collateralized three year Term Loan A Promissory Note for $5.0 million. The annual interest rate on the loan is Prime plus 2% and shall never be lower than 7.5% per annum. Interest is payable monthly starting May 1, 2005. The principal is due monthly, calculated on the basis of 60 equal monthly payments commencing on July 1,

2005 with the remaining principal balance due on maturity. On March 31, 2005, the Company did not draw anything on this facility. Subsequent to March 31, 2005, the Company drew $780,000.

      (iii) A collateralized three year Term Loan B Promissory Note for $14.2 million. The annual interest rate on the loan is Prime plus 2% and shall never be lower than 7.5% per annum. Interest is payable monthly starting May 1, 2005. The Principal is due monthly, calculated on the basis of 60 equal monthly payments commencing on July 1, 2005 with the remaining principal balance due on maturity.

      (iv) A collateralized three year Term Loan C Promissory Note for $11.8 million. The annual interest rate on the loan is Prime plus 2%, and shall never be lower than 7.5% per annum. Interest is payable monthly commencing May 1, 2005. The principal amount is repayable monthly calculated on the basis of 180 equal monthly installments commencing on July 1, 2005.

      (v) A collateralized three year Term Loan D Promissory Note for $5.0 million. The annual interest rate on the loan is 15%. Interest is payable monthly commencing May 1, 2005. Term Loan D Promissory Note is subject to mandatory prepayments amounting to 25% of the Company's excess cash flow for the preceding fiscal year and are due annually commencing on January 30, 2006.

      As of March 31, 2005, we had availability of $7.6 million under the revolver and $5 million under Term Loan A for capital expenditures.

      In connection with the Company's repayment of the $12.3 million Credit Facility with Laurus Funds, all of the liens and security interest in the assets of Inyx Pharma held by Laurus Funds, were unconditionally released and transferred to Westernbank Puerto Rico pursuant to the Release Agreement dated March 31, 2005 between those parties.

      On March 31, 2005, the Company received a $3.5 million advance from Aventis PR for strategic and business development activities to be carried out by the Company during 2005. This amount was recorded as deferred revenue on the Company's consolidated balance sheet and will be recognized into income as revenue is earned.


            Certain Indebtedness and Other Matters

      In addition to the original credit facilities provided by Venture Finance, on March 6, 2003, Inyx Pharma also received a working capital credit facility in the form of an unsecured convertible debt instrument (the "Stiefel Loan") from one of its clients, Stiefel. Headquartered in Coral Gables, Florida, Stiefel is a privately held pharmaceutical company which has a number of domestic and international operations.

      Stiefel provided the loan in order to ensure that Inyx Pharma had sufficient working capital to support its inventory and insurance requirements, once Stiefel agreed to exclusive development, and manufacturing and supply agreements with Inyx Pharma. Stiefel and Inyx Pharma signed such agreements, which also included a quality agreement, on March 6, 2003. Under these agreements, Inyx Pharma is to manufacture and assist in the commercialization of specific hydrocarbon aerosol dermatological products for Stiefel's worldwide customer base.

      The principal amount of the Stiefel Loan is approximately $4 million, and is due on March 6, 2007. Interest is payable annually at a rate of 6%, beginning March 7, 2004. Stiefel may, from time to time, agree to postpone any accrued interest payments. Under the Stiefel Loan, Stiefel also has the first right of first refusal, for a period of four years, on any additional debt financing that may be required by the Company from time to time. To date, they have not exercised this right of first refusal.

      Due to our reverse acquisition of Inyx Pharma, the Stiefel Loan and any accrued interest may be converted into 4 million shares of our common stock at anytime before March 6, 2007. When we concluded our reverse acquisition of Inyx Pharma on April 28, 2003, the transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma (or 1 million ordinary shares of Inyx Pharma) in exchange for 16 million shares of our common stock, as a result of which Inyx Pharma's shareholders became the majority shareholders of our Company and Inyx Pharma became our wholly owned subsidiary. On April 6, 2005, we amended the repayment of our promissory note due to Stiefel such that the principal amount of (pound)2.5 million Great Britain pounds is now repayable to Stiefel in three equal quarterly installments of approximately (pound)833,000 Great Britain pounds due on June 30, 2005, September 30, 2005 and December 30, 2005, respectively. In connection with such refinancing Stiefel agreed to terminate their option entitling them to convert the principal amount of the note into 4 million common shares of our common stock. Furthermore, once the note is paid off, the cross default condition on the Manufacturing and Supply Agreement dated March 6, 2003, will be removed and a cancellation letter will be reissued on December 31, 2005.

      As of March 31, 2005, the outstanding amount we owed under the Stiefel Loan totaled approximately $4.0 million in principal and interest.


      The Company approached Stiefel in June 2005 with a request to restructure the payments under its 6% uncollateralized Promissory Note to Stiefel. In the course of such discussions the Company did not make the first restructured note payment on June 30, 2005, and Stiefel accelerated the repayment of the balance of the Stiefel Note. We paid the June 30 installment in July 2005 and are continuing discussions with Stiefel regarding the payment terms of the balance of the note and other commercial matters between the parties, none of which have been finalized at this time.


      In addition to our credit facilities, as noted above, our Company's stockholders have periodically advanced and received repayment of funds loaned to the Company. We have utilized such stockholder loans to support operations, settle outstanding trade accounts payable, and for general working capital purposes. Such loans are usually advanced on a short-term basis.


      As of March 31, 2005, we have capital lease obligations amounting to approximately $185,000 for two capital leases. These leases include computer equipment and copier. The major component of these capital lease costs is our new business information technology system, the Sage 500 Management Information System (Sage 500 MIS), which has now become operational. The lease for the Sage 500 MIS will expire by 2006 and is guaranteed by our Chairman/CEO.

      For the three months ended March 31, 2005, interest and financing costs amounted to approximately $4.6 million, which included the acceleration of deferred charges, debt discount, an early termination penalty and additional warrants issued to Laurus Funds totaling approximately $3.8 million and approximately $465,000 in fees related to the Company's 2004 equity financing activities. The normalized interest expense for the period was approximately $324,000 for the notes payable to Laurus Funds, Stiefel, and the short-term loans obtained by the Company. The weighted average interest rate paid on the gross outstanding debt during the year was approximately 7.7%.

      In comparison, for three months ended March 31, 2004, the total amount of interest expensed on all of our Company's borrowings amounted to approximately $1.0 million. This amount of interest consisted of approximately $215,000 of interest paid and $811,000 of interest accrued. For the three months ended March 31, 2004, the weighted average interest rate paid on gross outstanding debt during the year was approximately 6.7%.


      Capital Expenditures

      For the year ending December 31, 2004, we spent approximately $1.8 million in capital expenditures for the purchase of equipment to be refurbished for a new HFA manufacturing line amounting to $1.6 million, computer hardware and software totaling $107,000 and $95,000 for a technology patent. In comparison, for the combined period ended December 31, 2003, we spent approximately $412,000 in capital expenditures for the purchase of computer hardware and software, and office furniture and fixtures.


      For the three months ended March 31, 2005, the capital expenditures related primarily to the acquisition of tangible and intangible identifiable assets from Aventis PR, which was completed on March 31, 2005.


      On a short-term basis, recent equity financings and customer funding have provided us with sufficient capital to fund our immediate capital expenditure plans.


      Commencing in the second half of 2005, we will require an additional $5.0 million in funding over twenty-four months, for capital expenditures, in order to improve our pharmaceutical manufacturing technologies, production capabilities, and plant quality and safety systems so that we are able to pursue expanding commercial and product manufacturing opportunities with existing and potential multinational pharmaceutical and biotechnology clients. Our new credit facility with Westernbank provides for up to $5.0 million in funding new capital equipment purchases

      On a longer term basis, in order to continue to strengthen our position in the pharmaceutical aerosol sector, we will require further capital expenditures to enhance our aerosol manufacturing and quality control systems at our manufacturing facilities. We estimate that on a longer term basis we will require approximately $15 million over 5 years, for such expenditures. These include expenditures for new filling and packaging equipment and production facility enhancements to improve our capabilities to introduce new pharmaceutical aerosol products for increasing market opportunities in the respiratory sector including dry powder inhaler manufacturing technology and isobutene filling capabilities. Planned investments will also be to support the maintenance of our facilities to meet ongoing regulatory compliance requirements, including adherence to good manufacturing practice, and the health, safety and environmental aspects of our pharmaceutical operations.


      Future Commitments


      As of March 31, 2005, we have commitments under various long-term lease agreements for premises including those for our office and development and production facilities. These property leases range from one to fifteen years depending on the specific property. We also have a number of operating and capital leases for office equipment, fork lifts and staff automobiles in the United Kingdom.

      As of March 31, 2005, we had operating lease contractual obligations totaling approximately $2.6 million due to various vendors over the next ten years.

      With regard to our vendor and suppliers, due to the purchase of the business assets of Miza UK out of Administration, we continue to be on pre-payments and cash on delivery (COD) payment terms with a number of our suppliers in Europe. These include all of our key component suppliers, including Cebal, which provides us with cans; Perfect Valois, which provides valves for aerosol pharmaceutical products; Lablabo, which provides actuators for steroidal foam products; Bespak, which provides valves for pharmaceutical respiratory inhaler devices; Precision Valve which provides us with aerosol valves; and Nussbaum & Guhl, which also provides us with cans.


      As a specialty pharmaceutical company, we are also involved in a number of business development projects including research and development activities that require the use of capital resources over extended periods of time. From time to time, these activities may also include the use of external resources that require prepayment or cash deposits for supplies, products or services that we require. As we intensify the development of our own proprietary products, our capital requirements and/or future commitments may increase accordingly. The profit margins on our proprietary products and consulting services are expected to be higher than our contract manufacturing services, although the time line for the commencement of revenues and earnings from these newly evolving business activities may be longer than that of our established contract manufacturing operations.

      Subsequent Events


      Subsequent to March 31, 2005, the Company issued a Promissory note for $780,000 to Westernbank against the Term Loan A facility collateralized by the Company's capital expenditures. The term loan bears interest of prime plus 2% with monthly repayments starting on July 1, 2005. Interest payments are due starting May 1, 2005.

      On April 15, 2005, Inyx received from Aeropharm Technology LLC, a Kos Pharmaceuticals, Inc. subsidiary, a 10-year agreement to produce Kos' Azmacort Inhalation Aerosol product line at the Company's Puerto Rico facility. The exclusive Azmacort relationship, effective April 1, 2005, is expected to generate about $10 million in annual revenues to the Company. In addition, the parties have also agreed to negotiate in good faith prior to June 30, 2005 an R&D collaboration related to the development of an Azmacort metered dose inhaler utilizing a non-ozone-depleting propellant HFA (hydrofluoroalkane) propellant.


      On April 21, 2005, the Company was selected by Generics (UK) Ltd to produce for worldwide markets a non-ozone-depleting hydrofluoroalkane (HFA) salbutamol inhaler for the treatment of asthma and other chronic respiratory conditions. The initial contract is for four years with automatic renewal options. Inyx expects production to commence before the end of 2005 at the Company's manufacturing facility in the United Kingdom.

      Expectations


      We also continue to explore other pharmaceutical business acquisitions or the acquisition of pharmaceutical products, intellectual properties or drug delivery devices, although no such potential definitive agreements have been signed. In the event that we make a significant future acquisition or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities. If our funding requirements for such transactions are not met, we may not be able to complete such transactions, as planned.


                                   MANAGEMENT

      Directors and Executive Officers


Name                        Age       Position with Company                                     Start Date with Company
Jack Kachkar                42        Chairman, Chief Executive Officer, and Director           April 1, 2003

Steven Handley              42        President and Director                                    May 1, 2003

Colin Hunter                48        Executive Vice President, Chief Scientific                May 1, 2003
                                      Officer and Director

Douglas Brown               52        Director and Compensation Committee Chair                 July 17, 2003

Joseph Rotmil               54        Director and Audit Committee Chair                        May 5, 2004

Jay M. Green                56        Executive Vice President and Director of                  December 1, 2003
                                      Corporate Development

John Hamerski               54        Vice President and Chief Financial Officer                April 1, 2005

Rima Goldshmidt             42        Vice President-Finance ,Treasurer                         April 1, 2003
                                      and Corporate Secretary

Ulrich Bartke               49        Vice President, Global Sales and Marketing                June 1, 2004


      Jack Kachkar - Chairman, Chief Executive Officer and Director. Dr. Kachkar is a medical doctor with experience as an executive within the pharmaceutical industry. From 1996 until December 2002, he was President and CEO of Miza Pharmaceuticals, Inc., a Canadian corporation in Toronto, Ontario. Dr. Kachkar has founded and assisted in the acquisition of a number of pharmaceutical companies focused on niche product development and manufacturing capabilities. He has also provided consulting and advisory services within the pharmaceutical industry and was a founder in 1995 of a medical publishing company. Dr. Kachkar earned his medical degree from the English Language Medical Program at Semmelweis Medical University in Budapest, Hungary. Miza Pharmaceuticals, Inc. ("Miza") had three operating subsidiaries, Miza Pharmaceuticals (UK), Ltd. ("Miza UK"), Miza Ireland Limited ("Miza Ireland") and Miza Pharmaceuticals USA, Inc. ("Miza USA"). Dr. Kachkar was involved in the management of all four companies, although he resigned as an officer of Miza in December 2002 and as a director in May 2003; he resigned as a director of Miza UK in August 2002 and was never an officer; he resigned as a director of Miza Ireland in October 2002 and was never an officer; and he resigned as an officer of Miza USA in March 2003 and as a director in May 2003, after it had been sold to its management in October 2002. Miza UK was placed in Administration in 2001 and sold its assets out of Administration in March 2003 to Inyx Pharma. Miza USA was placed with Chapter 11 bankruptcy proceedings by its new owners in May 2003 under the name Carr Pharmaceuticals, Inc., and was liquidated by its secured lenders. Miza is currently inactive.

      Steven Handley - President and Director. Mr. Handley has over 20 years experience within the pharmaceutical industry. During this period, Mr. Handley has held several senior management positions in manufacturing and technical operations. He has extensive experience in the development and manufacture of sterile pharmaceuticals and aerosols technology. Mr. Handley has worked for Evans Medical, Medeva PLC, and, during the past five years for CCL Pharmaceuticals and its successor Miza UK, where he was responsible for all manufacturing and technical operations as Senior Vice President. Mr. Handley holds a qualified pharmaceutical technician degree and is a member of several professional bodies. He also holds a diploma in management and is experienced in vaccine manufacturing and lyophilization technology.

      Colin Hunter - Executive Vice President, Chief Scientific Officer and Director. Mr. Hunter has over 25 years experience within the pharmaceutical industry where he has held senior positions within quality and manufacturing operations, gaining extensive experience of regulatory authorities' requirements for pharmaceutical products, including both FDA and EU regulatory agencies. During his career, he has worked for Glaxo Pharmaceuticals, Evans Medical Ltd. and Medeva PLC. From January 1990 until June 2000, he was European Quality Director for Medeva Pharma Ltd., a subsidiary of Medeva + Celltech PLC. From July 2000 until April 2001, he was Quality Director for CCL Industries, Inc. From May 2001 until February 2003, he was Senior Vice President of Miza Pharmaceuticals UK, Ltd. From March 2003 until April 2003, he was a director of Inyx Pharma Limited, and he became Executive Vice President of the Company in May 2003. Mr. Hunter holds a Bachelor of Science Degree with Honors in Bacteriology and Virology. He is a Chartered Biologist, Member of the Institute of Biology, a Fellow of The Institute of Quality Assurance and is a member of other professional societies.

      Douglas Brown - Director and Compensation Committee Chair and Audit Committee Member. Mr. Brown is an independent director of the Company. He has been active in a number of financial and investment companies. He has served as a director of the L/M Asia Arbitrage Fund since June 1988 and of the Eastern Capital Fund since June 1988. Previously, Mr. Brown was Vice-President of Citibank in London, United Kingdom, and Geneva, Switzerland where he managed over one billion dollars in assets. Mr. Brown graduated LLB from Edinburgh University, United Kingdom.



      Joseph Rotmil - Director and Audit Committee Chair and Compensation Committee Member. Currently, he is President and CEO of Weston Capital Quest Corporation, a private consulting firm, prior to that , since 1993, Mr. Rotmil had been President and CEO of Mixson Corporation, a manufacturer of public safety equipment. Prior to 1993, his experience includes serving as President and CEO of Cobotyx Corporation, a privately owned telecommunications equipment manufacturer, and earlier as Vice President, Finance and Chief Financial Officer of that company. Mr. Rotmil has also served as a Controller at Executone Information Systems, a telecommunications equipment manufacturer, and as a Director of Corporate Accounting for Tetley, Inc., a large consumer products company. He also served as a Controller for the Accessories Group of General Mills, and as a Senior Financial Analyst at IBM. Mr. Rotmil began his career in 1972 as an auditor with Coopers & Lybrand (now part of Price Waterhouse Coopers).




      Jay M. Green - Executive Vice President and Director of Corporate Development. Mr. Green joined Inyx in December 2003. From January until November 2003, Mr. Green was a managing director of Duncan Capital, LLC, a merchant banking/investment banking firm that served as our investment banking firm. From June 2001 until 2002 year-end, Mr. Green was a Managing Director of BlueFire Partners, a Minneapolis-based capital markets advisory firm. From January 2001 until May 2001, Mr. Green served as an independent financial consultant advising both private and public companies. From June 2000 until December 2000, he was a Vice President with Unapix Entertainment, Inc., which was a public company on the American Stock Exchange (ASE: UPX) that filed for bankruptcy and its assets were subsequently liquidated. From March 1999 to May 2000, Mr. Green was an independent consultant advising private and public companies. From September 1998 until February 1999, he served as a Vice President with Paxar Corp. (NYSE:
PXR). From January 1991 until May 1998, Mr. Green was a Vice President with Seitel, Inc. (which was on the ASE and then the NYSE during his tenure).

      John (Jack) Hamerski - Vice President and Chief Financial Officer. Mr. Hamerski is an experienced executive with a broad range of financial and operational experience. He joined Inyx on April 1, 2005 as Chief Financial Officer of Inyx, Inc. and Chief Operating Officer of Inyx USA. From August 2000 until June 2004, he was the Executive Vice President & Chief Financial Officer of Access Worldwide Communications, Inc., a pharmaceutical marketing firm. From November 1997 until his promotion to CFO he was the Vice President of Financial Planning and Analysis for Access Worldwide. Previously, from 1994 until November 1997, he was Vice President & Chief Financial Officer for Cadmus Interactive and Cadmus Catalogs, two divisions of Cadmus Communications Corporation, a marketing services firm and from 1992 thru 1994 as Director of Financial Planning and Analysis also with Cadmus Communications. Earlier in his career, he held several positions at the General Electric Company, including Manager of Internal Auditing and Manager of Programs & Productivity for GE Appliances.

      Rima Goldshmidt - Vice President-Finance, Treasurer and Corporate Secretary. Ms. Goldshmidt is responsible for financial reporting and consolidation. She has been employed with Inyx Canada Inc. and Inyx, Inc. since April 2003. Ms. Goldshmidt worked in the pharmaceutical industry for Miza Pharmaceuticals, Inc. between November 2001 and September 2002 as Director of Finance. From September 2002 to April 2003, she was a self-employed financial consultant to pharmaceutical companies. Prior to November 2001 Ms. Goldshmidt served as an audit manager at KPMG where she focused on serving clients in the life sciences industry. Ms. Goldshmidt is a Chartered Accountant with a Bsc degree in Microbiology and Biochemistry from the University of Toronto. Ms. Goldshmidt is a member of The Institute of Chartered Accountants of Ontario and the Canadian Institute of Chartered Accountants.

      Ulrich Bartke - Vice President, Global Sales and Marketing. Mr. Bartke joined Inyx in June 2004. From November 2003 until joining Inyx, Mr. Bartke was a self-employed consultant to pharmaceutical companies. Prior to that, Mr. Bartke served as Vice President Global Sales & Marketing of PowderJect Pharmaceuticals Plc, where he directed sales growth from approximately $40 million to in excess of $290 million during his two-year tenure from 2001 to August 2003, at which time PowderJect was acquired and Mr. Bartke became a pharmaceutical industry consultant focusing on U.S. and European markets. Mr. Bartke began his professional career and served for 17 years, from 1984 to 2001, with GlaxoSmithKline ("GSK") in a number of different executive capacities. He started out in manufacturing management positions before moving into several marketing directorships at SmithKline Beecham Pharmaceuticals. In his last position with GSK, he served as Therapy Area Director, Vaccines, for GSK Pharmaceuticals Europe. Mr. Bartke holds a BSc in Pharmacy and a Ph.D. in Pharmaceutical Chemistry from the University of Berlin.

Director Compensation

      Directors serve for a term of one year or until their successors are elected and qualified. Non-management directors receive annual compensation of $30,000 for serving on the Board and all committees. The chair of the Compensation Committee receives an additional $10,000 per year, and the chair of the Audit Committee receives an additional $10,000 per year. Existing non-management directors have also received certain stock options. See "Principal Stockholders and Security Ownership of Management."

Other Key Employees

 Name                      Position                                                 Company
 Dolores Fernandez         Vice President, Global Supply Chain                      Inyx, Inc.
 Nancy Hernandez           Vice President, Regulatory Compliance and Quality        Inyx, Inc.
                           Operations
 Jose Betancourt           Vice President, Operations                               Inyx, Inc.
 Josette Wys               Vice President, Business Development                     Inyx, Inc.
 Serge Agueev              Information Systems Manager                              Inyx, Inc.
 Tony Garcia               Vice President, General Manager                          Inyx USA, Inc.
 Norma Rosa                Head of Finance                                          Inyx USA, Inc.
 Ged Dittman               Vice President, Operations                               Inyx Pharma. Ltd
 Phil Jenkinson            Vice President, Quality                                  Inyx Pharma. Ltd
 Joseph Rose               Head of Finance                                          Inyx Pharma. Ltd
 Patricia Gilmore          Human Resource Manager                                   Inyx Pharma. Ltd
 Anastasia Loftus          Regulatory Affairs Manager                               Inyx Pharma. Ltd
 Malcolm Fox               Engineering Manager                                      Inyx Pharma. Ltd
 Carole Richardson         Corporate Administration Manager                         Inyx Pharma. Ltd

      Officers are appointed by and serve at the will of the Board of Directors. There are no family relationships between or among any of the directors or executive officers of the Company.

Director Compensation

      Directors receive annual compensation of $30,000 for serving on the Board and all committees. The chair of the Compensation Committee receives an additional $10,000 per year, and the chair of the Audit Committee receives an additional $10,000 per year. Existing non-management directors have also received certain stock options. See "Principal Stockholders and Security Ownership of Management."

Governance

      The Board of Directors has adopted the following committees to assist in the Company's governance:

      Audit Committee - Joseph A. Rotmil and Douglas Brown comprise the Audit Committee, and Mr. Rotmil is the Chairman and Audit Committee Financial Expert. The Audit Committee functions under a Charter empowering it to, among other things, appoint the independent auditors, approve the auditor's fees, evaluate performance of the auditor, review financial statements and management's discussion and analysis thereof, review all SEC reports and press releases of a financial nature, oversee internal audit processes, oversee new audit reviews performed by the auditors, and receive management and other reports from the auditor.

      Compensation Committee - Douglas Brown and Joseph A. Rotmil comprise the Compensation Committee, and Mr. Brown serves as the Chairman. The Compensation Committee determines the compensation of the Chief Executive Officer and other executive officers, determines Board of Director compensation, awards options and other stock grants, and issues the report regarding these matters for inclusion in annual reports to stockholders.


      As we are not listed on a national stock exchange we are not subject to many of the corporate governance requirements mandated by The Sarbanes-Oxley Act of 2002 ("SOX"). However, we have structured our governance to comply substantially with all requirements of the major stock exchanges as required by SOX. We intend to pursue a listing of our common stock on a major stock exchange and will continue to comply with the rules of any exchange on which a listing is sought.


      Beginning with 2005, we are no longer a Small Business Issuer as defined by the rules of the SEC, and we will review our corporate governance for compliance with the heightened governance rules applicable to us.

Compliance with Section 16(a)

      The Company does not file reports pursuant to Section 12 of the Securities Exchange Act of 1934, and its officers, directors, and 10% shareholders are not required to file reports under Section 16(a) of the Securities Act.

Executive Compensation

      For the fiscal years ended December 31, 2004, 2003 and 2002, the following officers of the Company received the following cash compensation for services rendered to the Company. See "Management - Employment Agreements" for a description of compensation arrangements entered into by the Company with certain of its executive officers. Long-Term Incentive Plans

                                                               Annual Compensation                    Long-Term
                                                               -------------------                    ---------
Name/Principal                                                            Other Annual                        All Other
Position                       Year        Salary           Bonus         Compensation      Compensation      Compensation
--------                       ----        ------           -----         ------------      ------------      ------------
Jack Kachkar(1) (3)            2004      $ 345,000             --                 --                 --         $  75,000
Chief Executive                2003      $ 245,000             --         $  100,000(4)              --         $  65,000
Officer                        2002             --             --                 --                 --                --

Steven Handley(1)              2004      $ 183,000             --         $   27,885(6)              --         $  57,329
President                      2003      $ 163,300      $  12,250(5)              --                 --         $  16,120
                               2002             --             --                 --                 --                --

Colin Hunter(1)                2004      $ 172,300             --         $   29,501(6)              --         $  61,568
Executive Vice-                2003      $ 155,135      $  11,635(5)              --                 --         $  16,120
President, CSO                 2002             --             --                 --                 --                --

Jay Green(1) (2)               2004      $ 150,000      $  75,000(5)      $    5,000(7)              --         $  10,000
Executive Vice-                2003             --             --                 --                 --                --
President, Corp. Dev.          2002             --             --                 --                 --                --

Rima Goldshmidt(1)             2004      $ 100,000      $  35,000(5)              --                 --         $  15,000
Vice President, Finance        2003      $  92,000      $   5,000                 --                 --                --
                               2002             --             --                 --                 --                --

Ulrich Bartke(1) (2)           2004      $  96,000             --         $   11,254(6)              --         $  20,361
Vice President, Sales &        2003             --             --                 --                 --                --
Marketing                      2002             --             --                 --                 --                --


(1) No compensation was paid in 2002.

(2) No compensation was paid in 2003.

(3) During 2003 and 2004, Dr. Kachkar provided his services to Inyx and its subsidiaries through "JK Services", a partnership of corporations owned by him and members of his immediate family. See "Related Party Transactions."

(4) Represents a discretionary expense allowance. Effective January 1, 2004, such amount was combined with the salary amount.

(5) Accrued but not paid.

(6) Represents vehicle, travel and professional fee allowances.

(7) Represents a one-time discretionary expense allowance.

Stock Options

                                                             Number of Securities               Value of Unexercised In-the-
                                                            Underlying Unexercised                     Money Options
                                                          Options at Fiscal Year End                 at Fiscal Year End
                       Number of
                         Shares
                      Acquired or         Value
      Name             Exercised        Realized        Exercisable     Un-exercisable       Exercisable         Un-exercisable
      ----             ---------        --------        -----------     --------------       -----------         --------------
Jack Kachkar                  --            --            750,000               --            $ 233,500                    --
Steven Handley                --            --                 --               --                   --                    --
Colin Hunter                  --            --            233,333          166,667            $  58,333              $ 41,667
Jay Green                     --            --            500,000               --            $ 125,000                    --
Rima Goldshmidt               --            --            215,000               --            $  55,250                    --
Ulrich Bartke                 --            --            160,000           50,000            $  19,800                    --

Long-Term Incentive Plans

                                                                   Estimated Future Payments under
                                                                   Non-Stock Price-Based Plans
                        Number of        Performance or            ---------------------------
                         Shares,       Other period Until
                        Under or         Maturation or        Threshold         Target          Maximum
        Name          Other Rights           Payout           ($ or #)         ($ or #)        ($ or #)
        ----          ------------           ------           --------         --------        --------
Jack Kachkar                None               --                 --              --              --
Steven Handley              None               --                 --              --              --
Colin Hunter                None               --                 --              --              --
Jay Green                   None               --                 --              --              --
Rima Goldshmidt             None               --                 --              --              --
Ulrich Bartke               None               --                 --              --              --

Employment Agreements

      The Company has signed Employment Agreements with its six executive officers. Such agreements have the following principal terms:

                        Start Date       Term of          Base Salary     Stock Options (2)      Vacation       Severance
                                          Years                                                   Weeks           amount
                        ----------       -------         -------------    -----------------      ---------     -----------
 Jack Kachkar (1)     January 1, 2004        5         $      345,000          750,000              4        24 month base
 Steven Handley         May 1, 2003          5         (pound)100,000          750,000              5       12 months base
 Colin Hunter           May 1, 2003          5         (pound) 95,000          100,000              5       12 months base
 John Hamerski         April 1, 2005         2         $      200,000          300,000              4        6 months base
 Rima Goldshmidt       April 1, 2003         4         $       92,000          100,000              4        6 months base
 Jay Green              December 1,          5         $      150,000          500,000              4        24 month base
                           2003
 Ulrich Bartke         June 1, 2004        1.5         (pound) 90,000          210,000              5        9 months base

(1) Dr. Kachkar's contract was with Inyx through May 15, 2003, when it was amended to direct all payments to JK Services, a personally owed investment company, for purposes of Canadian tax planning. Beginning January 1, 2004, the employment agreement was resumed with Dr. Kachkar and the terms amended to provide for a $345,000 salary without any discretionary expense allowance. Based on the acquisition of the business assets of Aventis Pharmaceuticals Puerto Rico, Inc. and related pending and concluded commercial transactions, Dr. Kachkar has become eligible for additional bonuses and stock options as may be recommended by the Company's Compensation Committee to the Company's Board of Directors.

(2) Actual grants during 2003 and 2004 were: Handley - nil, Hunter - 400,000, Goldshmidt - 215,000.

      All agreements contain the following provisions: Bonus payments will be made as a percentage of base salary increasing with performance measured by EBITDA, with a guaranteed bonus of ten percent of annual base salary. Each executive may receive additional option grants upon award of the Compensation Committee. Base salary will increase by 5% during each year of the term. The term automatically renews for successive one-year periods after expiration of the primary employment term. Each agreement may be terminated early for good cause or by the executive's resignation. Termination for other reason triggers payment of the severance amount, offset by any termination event that is insured. Severance amounts for key senior executives increase from one-year base salary to two times salary in case of termination due to a change of control of the Company. Each executive is subject to customary confidentiality obligations and an agreement not to compete with the Company for three years following termination. Key executives are covered by a life insurance policy through the Company benefit plan. The policy coverage starts at two times base salary.

Stock Option Plan

      The Company's Stock Option Plan (the "Option Plan") provides for the grant to eligible employees and directors of options for the purchase of common stock. The Option Plan covers, in the aggregate, a maximum of 5,000,000 shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

      The Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Organization of the Company

      Dr. Jack Kachkar, Mr. Steven Handley, and Mr. Colin Hunter may be considered to be the promoters who organized the Company.

      On March 26, 2003, the prior controlling shareholders of the Company sold 2,250,000 shares of common stock, representing 45% of shares outstanding, to Medira Investments LLC, which subsequently transferred such shares to Viktoria Benkovitch, the wife of Dr. Kachkar

      On April 28, 2003, the Company acquired all outstanding stock of Inyx Pharma, Ltd. in exchange for 16,000,000 shares of common stock of Inyx, Inc., including 7,600,000 shares issued to Larry Stockhamer as Trustee of the JEM Family Trust, of which Dr. Kachkar's children and other family members are the beneficiaries, 2,000,000 shares to Mr. Handley and 600,000 shares to Mr. Hunter. Dr. Kachkar disclaims any beneficial ownership of the shares owned by Ms. Benkovitch or Mr. Stockhamer. See the discussion below in "Related Party Transactions."

      Dr. Kachkar has been issued stock options for a total of 500,000 shares at an exercise price of $1.10 per share and has entered into the Employment Agreement described above. On August 22, 2003, he also participated in a private placement of restricted common stock which was made to existing stockholders. He acquired 100,000 shares at $1.00 per share in exchange for debt owed to him, and received two-year warrants, to purchase one share for each share purchased in the offering for $1.50 per share. On July 2, 2004, Dr. Kachkar was issued additional stock options for 50,000 shares at an exercise price of $0.90 per share. On November 22, 2004, Dr. Kachkar was issued additional stock options for 200,000 shares at an exercise price of $0.92 per share.

      Mr. Handley has entered into the Employment Agreement described above.

      Mr. Hunter has been granted stock options for a total of 400,000 shares at a price of $1.10 per share and the Employment Agreement described above.

Related Party Transactions

      Mr. Green has been granted stock options for a total of 500,000 shares at a price of $1.10 per share and the Employment Agreement described above. Prior to joining the Company, Mr. Green was previously a managing director at Duncan Capital LLC ("Duncan"). Duncan had been the Company's investment banker during the second half of 2003. That relationship with Duncan has been terminated. On May 7, 2004, the Company terminated its investment banking relationship with Duncan. As a termination fee, the Company agreed to pay Duncan $120,000.

      Mr. Green and Dr. Kachkar's spouse, Viktoria Benkovitch are co-owners of Karver Capital Holding, Ltd., ("Karver"), a private investment holding company incorporated in the British Virgin Islands. Karver is an affiliate of Medeorex, Inc. ("Medeorex"), a New York Corporation and a publicly-held health services company that subleases office space from the Company.

      On July 1, 2004, the Company granted a total of 100,000 five year stock purchase warrants to Mr. Green as additional consideration for the issuance of a promissory note. These warrants allow the holder to purchase the Company's common stock at a price of $0.80 per share.

      On July 1, 2004, the Company subleased 25% of its New York offices to Medeorex. Medeorex is required to pay to the Company approximately $30,000 in annual rent. Dr. Kachkar and Mr. Green are officers and directors of Medeorex.

      On July 2, 2004, the Company granted a total of 1,500,000 warrants to First Jemini Trust, a discretionary family trust in which Dr. Kachkar and his spouse, are non-voting beneficiaries. These five-year warrants were granted pursuant to various business development services provided to the Company and allow the holder to purchase the Company's common stock at a price of $0.90 per share.

      In July 2004, Dr. Jack Kachkar and his spouse, and Mr. Douglas Brown, an outside Director, each provided the Company with stockholder loans amounting to $300,000. Mr. Jay Green, the Company's Executive Vice President of Corporate Development, also provided the Company a stockholder loan in the amount of $100,000. All of these stockholder loans are due by December 31, 2004, and bear interest at seven percent annually. As additional consideration for these loans, the Company granted these individuals five-year warrants, to purchase an aggregate of 700,000 shares of its common stock at an exercise price of $0.80 per share. Additionally, in November 2004, Dr. Kachkar and his spouse, Mr. Brown and Mr. Green agreed to each renew their loans to the Company. As additional consideration for such loans and for additional services provided to the Company in connection with the Company's corporate developments, the Company granted these individuals five-year warrants, to purchase an aggregate of 1,150,000 shares of its common stock at an exercise price of $0.95 per share. The loans were renewed subsequent to year end and the net proceeds from these loans were utilized for working capital purposes.


      All such loans from Dr. Kachkar and his family have either been repaid, are periodically repaid, or are currently outstanding and therefore included in the Company's liabilities. As of March 31, 2005, the Company's liabilities to Dr. Kachkar and his family amounted to apprxoximately $233,000. Subsequent to March 31, 2005, Dr. Kachkar and his family have periodically provided further funding for the Company's working capital requirements.


      On May 1, 2001, Miza UK, a subsidiary of Miza Pharmaceuticals, Inc., a Canadian corporation, acquired the pharmaceutical development and manufacturing business of CCL Pharmaceuticals, a division of CCL Industries (UK), Limited unrelated to the Company or any affiliate, for $20 million in a combination of stock, and vendor debt and convertible debt notes. At that time, Miza Pharmaceuticals, Inc. ("Miza Inc.") was majority owned by Dr. Jack

Kachkar and his family members. Dr. Kachkar resigned as an executive officer of Miza Inc. on December 31, 2002, and as a Director of that company on May 15, 2003.

      Miza Inc. had three operating subsidiaries, Miza Pharmaceuticals (UK), Ltd. ("Miza UK"), Miza Ireland Limited ("Miza Ireland") and Miza Pharmaceuticals USA, Inc. ("Miza USA"). Dr. Kachkar was involved in the management of all four companies, although he resigned as an officer of Miza Inc. in December 2002, and as a director in May 2003; he resigned as a director of Miza UK in August 2002 and was never an officer; he resigned as a director of Miza Ireland in October 2002 and was never an officer; and he resigned as an officer of Miza USA in March 2003 and as a director in May 2003, after it had been sold to its management in October 2002. Miza UK was placed in Administration in 2001 and sold its assets out of Administration in March 2003 to Inyx Pharma. Miza Ireland's assets were sold to an unrelated third party through an Irish court liquidation proceeding. Miza USA was placed with Chapter 11 bankruptcy proceedings by its new owners in May 2003 under the name Carr Pharmaceuticals, Inc. Miza Inc. is currently inactive.

      On September 3, 2002, Miza UK was placed into court-appointed Administration. On February 2, 2003, Inyx Pharma was organized by Steven Handley and Colin Hunter, who acquired 12.5% and 3.75% of the company, respectively, for nominal value. On March 3, 2003, 75821 Ontario Limited ("Ontario"), a Canadian entity owned by Jordon Slatt, acquired 8.75% of Inyx Pharma for services and 65% of Inyx Pharma as trustee for the JEM Family trust ("JEM"), whose beneficiaries are Dr. Kachkar and his family. Such trust is irrevocable and grants to independent trustees the right to vote and dispose of any stock owned by the trust. Therefore, Dr. Kachkar and Ms. Benkovitch (Dr. Kachkar's wife) disclaim beneficial ownership of the shares owned by the trust. JEM paid approximately (pound)550,000 to acquire such shares, which were distributed from Ontario to JEM in May 2003. The final investor in Inyx Pharma was Coral Beach Ventures, Inc., a Liechtenstein based fund, which acquired 10% of Inyx Pharma for (pound)750,000 on March 7, 2003. Other than Dr. Kachkar, Mr. Handley and Mr. Hunter being previous directors or management of Miza companies, none of the Inyx Pharma shareholders were related.

      On March 7, 2003, two divisions of Miza UK, "Miza Aerosols" and "Miza Development", were sold from the Administrator to Inyx Pharma for a total purchase price, inclusive of working capital, of $7.1 million, plus acquisition costs of $1.2 million. The acquisition price was obtained from the foregoing capital contributions and a loan from Venture Finance PLC.

      Prior to September 3, 2002, Dr. Jack Kachkar, the Company's Chairman and CEO, was a director and indirect shareholder of Miza UK but as a result of this administration process, at the time of its acquisition of Miza UK's assets, Inyx Pharma and its shareholders did not directly or indirectly own or control any of Miza UK's assets. Then, on April 28, 2003, the Inyx Pharma stockholders unanimously agreed to exchange their shares for an aggregate of 64% of the outstanding common stock of Doblique. At the time of the transfer, Dr. Kachkar was the sole director and officer of Inyx (f/k/a Doblique), and his wife, Ms. Benkovitch, was the owner of 45% of the outstanding common stock of Inyx (f/k/a Doblique) following the transfer to her from Medira Investments, LLC, a wholly-owned investment company.

      In his capacity as the Company's director, Dr. Kachkar acted for Doblique in connection with the Inyx Pharma acquisition. In addition, Inyx Pharma was represented by its own Board of Directors, officers, and separate legal counsel. Dr. Kachkar concluded that the Inyx Pharma transaction was fair to the unaffiliated stockholders of Doblique and all other parties. Such conclusion was based upon the following factors:

      o Doblique received an opinion that the acquisition was fair to the Doblique stockholders from a financial point of view from Jeffrey Katz, C.A. Mr. Katz is an independent chartered accountant in Canada and is experienced in the analysis of public companies and rendering of fairness opinions.

      o Doblique shares were trading sporadically at prices as low as $.21 per share before the acquisition of the control bloc by Medira was announced, and the net book value per share as of December 31, 2002, was a negative $0.03. Following announcement of the change of control and closing of the acquisition, the trading price of the Doblique stock increased to $1.55.

      o Doblique has moved from a small company with limited assets and continuing losses from operations to a potentially growing specialty pharmaceutical company with an international client base.

      The Company and Inyx Pharma previously had been without cash resources, and Dr. Kachkar's family made numerous cash advances in anticipation of the acquisition of Inyx Pharma. In August 2003, $100,000 of such loans was converted into common stock at $1.00 per share, and all other amounts have been satisfied.

      Inyx Canada provides management services to Inyx and its subsidiary, Inyx Pharma. JK Services, a partnership of companies owned by Dr. Kachkar and his immediate family members, provides Dr. Kachkar's services to the Company, from time to time. Total payments to JK Services in 2003 were $980,939, consisting of $228,125 for recurring salary and $752,814 based on the following: In March 2003, Dr. Kachkar agreed to contribute (pound)400,000 to Inyx Pharma so it could meet the shareholders equity requirement of its lender Venture Finance. Such contribution was made with an understanding that the Company would repay it when it could meet the financial covenant on its own, and the contribution was returned in November 2003 in the form of a payment to JK Services.

      Dr. Kachkar holds 40,000 shares of Company stock owned of record and beneficially, options to purchase 750,000 shares of Company stock, and warrants to purchase an additional 100,000 shares of Company stock. In 2003, Dr. Kachkar previously held 100,000 shares in Company stock which he acquired in August 2003 when he converted an outstanding shareholder loan of approximately $100,000 due to him by the Company into common stock at $1.00 per share. In January 2004 Dr. Kachkar transferred 60,000 shares of his Company stock to Bennett Jones, a Canadian law firm which provides legal and commercial advice and services to Dr. Kachkar's family. Such transfer was in lieu of fees payable to Bennett Jones by Dr. Kachkar's family.

      On April 14, 2004, the Company transferred all shares of its subsidiary, Inyx Realty, Inc. to First Jemini Trust, a discretionary family trust for the benefit of Dr. Kachkar's Family. Inyx Realty was formed to be the lessee of an office facility in Miami. The Company instead determined to lease office space in New York, New York, and had no need for the Miami space and its associated liabilities. The transfer of Inyx Realty which contained no assets and only the noted net lease obligation liability of approximately $1.6 million to a third party at time of its transfer to First Jemini Trust effectively removed the long-term lease commitment liability that was previously a financial obligation of the Company.

      The Company believes that all of the foregoing transactions were made on terms as favorable as could have been obtained from unrelated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table lists the holdings of all directors, executive officers and persons known to beneficially own at least 5% of our outstanding common stock.

                                                                                          After Offering
                                                     Before Offering                      Assuming All Shares Are Sold
                                                     Number of                            Number of
              Name and Address                       Shares            Percentage         Shares      Percentage
              ----------------                       ------            ----------         ------      ----------
Jordan Slatt                                        2,201,500(1)           5.5%           2,201,500        4.4%
124 Sandringham Drive
North York, Ontario Canada M3H 1E3

Viktoria Benkovitch                                 3,030,000(2)           7.4%           3,030,000        6.1%
Unit #1210, 445 Grand Bay Drive
Key Biscayne, Florida 33149

                                                                                          After Offering
                                                     Before Offering                      Assuming All Shares Are Sold
                                                     Number of                            Number of
              Name and Address                       Shares            Percentage         Shares      Percentage
              ----------------                       ------            ----------         ------      ----------
Jack Kachkar                                          890,000(3)           2.2%             890,000        1.8%
Unit #1210, 445 Grand Bay Drive
Key Biscayne, Florida 33149

Steven Handley                                      2,000,000(4)           5.0%           2,000,000        4.0%
37 Parkland Drive
Elton, Chester
Cheshire, England CH2 4PG

Rima Goldshmidt *                                     215,000(5)             *              215,000          *
103 Overbrook Place
Toronto, Ontario, Canada M3H 4P5

Colin Hunter                                        1,000,000(6)           2.5%           1,000,000        2.0%
11 Humberclose
Widnes, Cheshire, England

Larry Stockhamer, Trustee                           9,100,000(7)          21.9%           6,500,000       12.6%
76 Sanibel Crescent
Thornhill, Ontario, Canada L4J 8K7

Seward Trade Ltd.                                   2,300,000              5.8%           2,300,000        4.6%
Voting and dispositive power is held by
Alex Benkovitch Des Bergues 11, CP,
Geneva 11 Switzerland, CH-1211

Perceptive Life Sciences Master Fund Ltd.,          2,500,000              6.3%                  --         --
voting and dispositive power is held by
Joseph Edelman Suite 100, 5437
Connecticut Ave, N.W.
Washington, D.C. 20015

J. Douglas Brown                                    1,200,000(8)           2.9%           1,000,000        2.0%
Sturdy's, Taston
Oxon, UK 0OX735L

Joseph A. Rotmil *                                    200,000(9)             *              200,000          *
2453 Provence Circle
Weston, FL 33327

Jay M. Green                                          850,000(10)          2.1%             850,000        1.7%
104 West Shore Drive
Putnam Valley, New York, NY 10579

Ulrich Bartke *                                       160,000(11)            *              160,000          *
Doernter Weg 26
Wallenhorst, Germany D-49134

Jack Hamerski                                              --(12)           --                   --         --
3101 South Ocean Blvd.
Highland Beach, FL 33487

All officers and directors as a group               6,515,000(13)         15.5%           6,315,000       11.7%
(9 persons)

*     less than one percent


(1) Consists of 1,301,500 shares owned of record and beneficially, 700,000 owned in his capacity as trustee of 715821 Ontario Limited, and warrants to purchase 200,000 shares.

(2) Consists of 2,250,000 shares owned of record and beneficially and warrants to purchase 780,000 shares. Ms. Benkovitch is the spouse of Dr. Jack Kachkar. Dr. Kachkar disclaims any beneficial ownership of her shares.

(3) Consists of 40,000 shares owned of record and beneficially, options to purchase 750,000 shares, and warrants to purchase 100,000 shares. Dr. Kachkar previously held 100,000 shares but in January 2004 transferred 60,000 shares to Bennett Jones, a Canadian law firm, which provides his family with legal advice and services. Although Dr. Kachkar is presently one of the beneficiaries of the JEM Family Trust and First Jemini Trust, such trusts are discretionary family trusts for the benefit of Kachkar family members in which the Trustee has absolute discretion to determine to pay any or part of the income or capital of the Trusts to the beneficiaries, and to exclude any beneficiary from any distribution - also see notes (8 and 9) below. Dr. Kachkar possesses no right to vote or dispose of or otherwise control any shares held by the trusts, and therefore has no direct beneficial ownership of shares owned by Larry Stockhamer as sole Trustee of both the JEM Family Trust and First Jemini Trust.

(4)   Shares owned of record and beneficially.

(5)   Options to purchase 215,000 shares.

(6) Consists of 600,000 shares owned of record and beneficially and options to purchase 400,000 shares. Of these options, options to purchase 150,000 shares have vested. Options to purchase the remaining 250,000 shares are vesting over three years commencing June 2003.

(7) Mr. Stockhamer is the Trustee of both the JEM Family Trust and First Jemini Trust. As Trustee of the JEM Family Trust, Mr. Stockhamer owns of record and beneficially 7,600,000 shares. As Trustee of First Jemini Trust, Mr. Stockhamer owns of record and beneficially warrants to purchase 1,500,000 shares. The JEM Family Trust and First Jemini Trust are discretionary family trusts for the benefit of Kachkar family members, including Dr. Kachkar, his spouse and two children. Dr. Kachkar and his family members possess no right to vote or dispose of or otherwise control any shares and warrants held by these family trusts, and therefore have no direct beneficial ownership of shares and warrants held by the Trustee, Mr. Larry Stockhamer.

(8) Consists of 100,000 shares owned of record and beneficially, options to purchase 250,000 shares, vesting over two years, and warrants to purchase 850,000 shares.

(9)   Options to purchase 200,000 shares, vesting over two years.

(10) Options to purchase 500,000 shares and warrants to purchase 350,000 shares.


(11) Options to purchase 210,000 shares, vesting over 1.5 years. Currently only 160,000 options have vested.


(12)  Options to purchase 300,000 shares, vesting over 3 years.

(13) Consists of 2,640,000 shares, options to purchase 2,825,000 shares and warrants to purchase 1,200,000 shares, 100,000 shares are sold directly and another 100,000 shares sold through the exercise of warrants.

      The Company is not aware of any arrangement which might result in a change in control in the future.

                          DESCRIPTION OF CAPITAL STOCK

      The following summary is qualified in its entirety by reference to the Company's Restated Articles of Incorporation ("Articles") and its Bylaws. The Company's authorized capital stock consists of 150,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

      Common Stock


      As of May 31, 2005, 39,983,983 common shares of the Company's common stock are held of record by 298 holders and approximately 716 beneficial holders. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's stockholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the exercise of options under the Option Plan will be fully paid and non-assessable when issued.


      Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available there for. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

      Preferred Stock

      The Board of Directors of the Company has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of the Company.

      There are no shares of preferred stock designated or issued as of the date hereof

      Certain Rights of Holders of Common Stock


      The Company is a Nevada corporation organized under Chapter 78 of the Nevada Revised Statutes ("NRS"). Accordingly, the rights of the holders of common stock are governed by Nevada law. Although it is impracticable to set forth all of the material provisions of the NRS or the Company's Articles and Bylaws, the following is a summary of certain significant provisions of the NRS and/or the Company's Articles and Bylaws that effect the rights of securities holders.


      The Warrants

      Each warrant issued to the purchasers in the August and September 2004 private placements and the placement agent's designees (the "Warrants") entitles the holder thereof to purchase at any time for a period of five years, a specified number of shares of common stock at an initial Exercise Price equally to one hundred twenty-five (125%) percent of the Issue Price, for a period of five (5) years from the date of issuance.

      After the expiration of the exercise period, Warrant holders will have no further rights to exercise such Warrants. The Warrants may be exercised by surrendering the certificate evidencing the Warrant to the Company along with the form of election to purchase properly completed and executed together with payment of the exercise price and any transfer tax. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants not so exercised. Payment of the exercise price may be made by cash or certified or official bank check equal to the exercise price. Warrant certificates may be exchanged for new certificates of different denominations or transferred and may be exercised in whole or in part by presenting them at the office of the Company.

      The Warrants may be exercised only for full shares of common stock. They include a cashless exercise provision that will become operative if a registration statement covering the Warrant Shares is not effective any time after one (1) year from the date of purchase. The Company will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Warrant holders do not have any voting or other rights as a stockholder of the Company.

      The exercise price and the number of shares of common stock purchasable upon the exercise of each Warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits. Additionally, The Warrants include weighted average anti-dilution protection (including "carve outs" for, among other issuances! options and/or warrants and, to be issued, employee stock options, securities issued in and/or related to the private placements, securities issued in connection with public offerings, mergers and acquisitions, employment agreements, strategic ventures and similar items) until the earlier to occur of (i) the effective date of a public offering of the Company's securities at no less than seventy-five (75%) percent of the then current Exercise Price of the Warrant and in which no less than $5,000,000 in gross proceeds are raised, and (ii) the date eighteen (18) months following the date of issuance. During the term of the Warrants, the Exercise Price: (i) will be increased by two (2%) percent (but no more than cumulatively twenty (20%) percent) for every $2,000,000 of net revenues of the Company above $35,000,000 and $55,000,000 for the twelve (12) months ended December 31, 2005 and December 31, 2006, respectively; and (ii) will be decreased by five (5%) percent (but no more than cumulatively fifty (50%) percent) for every $2,000,000 million that net revenues of the Company are below the $35,000,000 and $55,000 threshold amounts for the same respective periods of time. "Net revenues" will be as set forth in the Company's audited financial statements included in the Company's Annual Report on Form 10-KSB (or such other similar report) for the applicable fiscal year. No adjustment in the exercise price will be required unless cumulative adjustments require an adjustment of at least $0.01. Notwithstanding the foregoing, in case of any consolidation, merger, or sale of all or substantially all of the assets of the Company, the holder of each of the Warrants will have only the right, upon the subsequent exercise thereof, to receive the kind and amount of shares and other securities and property (including cash) that such holder would have been entitled to receive by virtue of such transaction had the Warrants been exercised immediately prior to such transaction.

      The Warrants may be redeemed on not less than ten (10) business day prior written notice at a redemption price of $0.01 per Warrant provided that: (i) the average market price per share equals or exceeds (a) three hundred (300%) percent of the then current Exercise Price if the date of redemption is within the period commencing on the date of issuance and terminating on the date twelve
(12) months following such dates (the "Period"), and (b) two hundred twenty-five (225%) percent of the Exercise Price if the date of redemption is a date within the period commencing on the day immediately following the Period and terminating on the date of expiration of the Warrant for ten (10) consecutive trading days ending on the second trading day prior to the date of the notice of redemption; and (ii) if the date of redemption is during the period commencing on the date of issuance of the Warrant and terminating on the date two (2) years thereafter, a registration statement covering the Warrant shares filed under the Securities Act is declared effective and remains effective on the date fixed for redemption of the Warrants.

      Registration Rights


      In connection with the issuance of its securities in connection with the August and September 2004 private placements, the Company entered into a registration rights agreement with the purchasers and the placement agents requiring the Company to file (or amend any non-effective registration statement) to register the Shares sold to said purchaser and the Shares underlying the Warrants issued to the Purchaser (including those underlying the Warrants issued to the Placement Agent's Designees) on a Form S-1 or SB-2 (or comparable form) by on or about October 17, 2004 and ensure that such registration statement is effective no later than on or about January 2, 2005. In connection with the initial $1,100,000 portion of the private placements, the dates are advanced to on or about October 1, 2004 and on or about December 1, 2004, respectively. As the above time periods were not met, the Company is obligated to pay-investors an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% per month of the issue price until such deficiency is cured. As of March 31, 2005, the Company had accrued liquidated damages of approximately $465,000.


Anti Takeover Provisions

      Special Meetings of Stockholders; Director Nominees

      The Company's Bylaws and Articles provide that special meetings of stockholders may be called by stockholders only if the holders of at least 66-2/3% of the common stock join in such action. The Bylaws and Articles of the Company also provide that stockholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the Company at least 60 days in advance of the date on which the last annual stockholders' meeting was held, and provide that the number of directors to be elected (within the minimum - maximum range of 3 to 21 set forth in the Articles and Bylaws of the Company) shall be determined by the Board of Directors or by the holders of at least 66-2/3% of the common stock. While these provisions of the Articles and Bylaws of the Company have been established to provide a more cost-efficient method of calling special meetings of stockholders and a more orderly and complete presentation and consideration of stockholder nominations, they could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

Removal of Directors

      The Articles of the Company provide that directors may be removed from office only for cause by the affirmative vote of holders of at least 66-2/3% of the common stock. Cause means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the Company, or committed a material breach of such director's fiduciary duty to the Company resulting in a material detriment to the Company. The inability to remove directors except for cause could provide incumbent management with a greater opportunity to oppose hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

      Control Share Statute

      Sections 78.378 - 78.3793 of the Nevada statutes constitute Nevada's control share statute, which set forth restrictions on the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. A controlling interest is defined as ownership of common stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least 20% but less than 33.3% of the common stock, or at least 33.3% but less than a majority of the common stock, or a majority or more of the common stock. Generally, any person acquiring a controlling interest must request a special meeting of stockholders to vote on whether the shares constituting the controlling interest will be afforded full voting rights, or something less. The affirmative vote of the holders of a majority of the common stock, exclusive of the control shares, is binding. If full voting rights are not granted, the control shares may be redeemed by the Company under certain circumstances. The Company does not believe the foregoing provisions of the Nevada statutes are presently applicable to it because it does not presently conduct business in Nevada; however, if in the future it does conduct business in Nevada then such provisions may apply.

      Business Combination Statute

      Sections 78.411 - 78.444 of the NRS set forth restrictions and prohibitions relating to certain business combinations and prohibitions relating to certain business combinations with interested stockholders. These Sections generally prohibit any business combination involving a corporation and a person that beneficially owns 10% or more of the common stock of that company (an "Interested Stockholder") (A) within five years after the date (the "Acquisition Date") the Interested Stockholder became an Interested Stockholder, unless, prior to the Acquisition Date, the corporation's board of directors had approved the combination or the purchase of shares resulting in the Interested Stockholder becoming an Interested Stockholder; or (B) unless five years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the common stock not owned by the Interested Stockholder and its affiliates and associates; or (C) unless the holders of common stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of common stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the Interested Stockholder for shares of common stock acquired at a time when he owned 5% or more of the outstanding shares of common stock and which acquisition occurred at any time within five years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends. For purposes of these provisions, a "business combination" is generally defined to include (A) any merger or consolidation of a corporation or a subsidiary with or into an Interested Stockholder or an affiliate or associate; (B) the sale, lease or other disposition by a corporation to an Interested Stockholder or an affiliate or associate of assets of that corporation representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (C) the issuance by a corporation of any of its securities to an Interested Stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of that corporation; (D) the adoption of any plan to liquidate or dissolve a corporation proposed by or under an agreement with the Interested Stockholder or an affiliate or associate; (E) any receipt by the Interested Stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and (F) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the Interested Stockholder or an affiliate. Sections 78.411-78.444 of the Nevada statutes are presently applicable to the Company.

      Special Meetings

      The Company's Bylaws and Articles provide that special meetings of the stockholders of the Company may be called by the Chairman of the Board, the Board of Directors or upon written request of stockholders holding not less than 66 2/3% of the common stock.

      Mergers, Consolidations and Sales of Assets


      Nevada law provides that an agreement of merger or consolidation, or the sale or other disposition of all or substantially all of a corporation's assets, must be approved by the affirmative vote of the holders of a majority of the voting power of a corporation (except that no vote of the stockholders of the surviving corporation is required to approve a merger if certain conditions are met, unless the articles of incorporation of that corporation states otherwise, and except that no vote of stockholders is required for certain mergers between a corporation and a subsidiary), but does not require the separate vote of each class of stock unless the corporation's articles of incorporation provides otherwise (except that class voting is required in a merger if shares of the class are being exchanged or if certain other rights of the class are effected). The Company's Articles do not alter these provisions of Nevada law.


      Directors; Removal of Directors

      Under Nevada law, the number of directors may be fixed by, or determined in the manner provided in the articles of incorporation or bylaws of a corporation, and the board of directors may be divided into classes as long as at least 25% in number of the directors are elected annually. Nevada law further requires that a corporation have at least one director. Directors may be removed under Nevada law with or without cause by the holders of not less than a majority of the voting power of the corporation, unless a greater percentage is set forth in the articles of incorporation. The Articles of the Company provide that directors may be removed only for cause by a two-thirds majority of stockholders.

      Amendments to Bylaws

      The Company's Bylaws may be amended by the Board of Directors or stockholders, provided, however that certain provisions can only be amended by the affirmative vote of holders of at least 66 2/3% of the common stock. These provisions relate to special meetings of stockholders, actions by written consent of stockholders, nomination of directors by stockholders, proceedings for the conduct of stockholder's meetings and the procedures for fixing the number of and electing directors.

      Limitation on Liability of Directors

      Section 78.037 of the NRS provides that a Nevada corporation may limit the personal liability of a director or officer to a corporation or its stockholders for breaches of fiduciary duty, except that such provision may not limit liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or payment of dividends or other distributions in violation of the Nevada statutes. The Company's Articles provide that no director shall be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability
(A) for any breach of the director's duty of loyalty to the Company or its stockholders, (B) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (C) liability under the Nevada statutes, or (D) for any transaction from which the director derived an improper personal benefit.

      In the opinion of the Securities and Exchange Commission, the indemnification and limitation of liability provisions described above would not eliminate or limit the liability of directors and officers under the federal securities laws.

      Appraisal Rights

      The Nevada statutes provide dissenting or objecting security holders with the right to receive the fair value of their securities in connection with certain extraordinary corporate transactions. These appraisal rights are available with respect to certain mergers and share exchanges and in connection with the granting of full voting rights to control shares acquired by an interested stockholder. However, unless the transaction is subject to the control share provisions of the Nevada statutes, a stockholder of a Nevada corporation may not assert dissenters' rights, in most cases, if the stock is listed on a national securities exchange or held by at least 2,000 stockholders of record (unless the articles of incorporation of the corporation expressly provide otherwise or the security holders are required to exchange their shares for anything other than shares of the surviving corporation or another publicly held corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders). The Company's Articles do not alter these provisions of Nevada law.

      Distributions

      Dividends and other distributions to security holders are permitted under the Nevada statutes as authorized by a corporation's articles of incorporation and its board of directors if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would exceed the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount needed to satisfy the preferential rights on dissolution of holders of stock whose preferential rights are superior to those of the shares receiving the distribution.

      Preemptive Rights

      Under the Nevada statutes, stockholders of Nevada corporations organized prior to October 1, 1991 have preemptive rights unless the articles of incorporation expressly deny those rights or the stock issuance is among those described in Section 78.265. A stockholder who has preemptive rights is entitled, on terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued or treasury shares in most instances in which the board has decided to issue them. The Company's Articles expressly deny the availability of preemptive rights to the Company's stockholders.

      Cumulative Voting

      Under the Nevada statutes, the articles of incorporation of a corporation may provide for cumulative voting, which means that the stockholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and then cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting is not available to stockholders of a Nevada corporation, unless its articles of incorporation expressly provide for that voting right. The Company's Articles do not contain a provision permitting stockholders to cumulate their votes when electing directors.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of common stock offered by this Prospectus has been passed upon for the Company and the selling stockholders by Alverson Taylor Mortensen Nelson & Sanders, Las Vegas, Nevada.

                                     EXPERTS

      The consolidated financial statements of Inyx, Inc. as of December 31, 2004 and 2003, for the year ended December 31, 2004, and the period beginning March 7, 2003 to December 31, 2003, and the period from January 1, 2003 to March 6, 2003, as listed below, included in this Prospectus and the Registration Statement have been included herein in reliance upon the report of Berkovits, Lago & Company, LLP, independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.


      The independent valuation referred to in the notes to the financial statements of INYX, Inc. was prepared by the Valuation Services practice of BearingPoint, Inc., and has been included herein in reliance upon the authority of said firm as an expert in conducting valuations.



      The consolidated financial statements of Aventis Pharmaceuticals Puerto Rico, Inc., as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 2004 and 2003 and the thirteen months ended December 31, 2002, as listed below, included in this Prospectus and in the Registration Statement have been included herein in reliance upon the report of Berkovits, Lago & Company, LLP, independent registered certified public accountants, given on the authority of said firm as an expert in auditing and accounting.


      Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

      On July 23, 2002, Doblique, Inc. was informed by Scott Hatfield, CPA, Dallas, Texas (the "First Auditor") that his firm resigned as Doblique's independent public accountant.

      The First Auditor's report for the two most recent fiscal years included an explanatory paragraph concerning Doblique's ability to continue as a going concern. During the two most recent fiscal years and during the interim period from December 31, 2001 until July 23, 2002, Doblique did not have any disagreements with the First Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure in the Form 8-K reporting the resignation dated July 23, 2003. During such period, there were no reportable events as described in
Item 304(a)(1)(v) of Regulation S-K. Scott W. Hatfield, CPA, furnished to Doblique a letter addressed to the SEC stating that it agrees with the statements in the immediately preceding paragraph. An updated copy of such letter, dated August 7, 2002 was filed as Exhibit 1 to the Form 8-K.

      On July 26, 2002, Doblique retained the accounting firm of Parks, Tschopp, Whitcomb & Orr, Maitland, Florida (the "Second Auditor") as its independent auditors for the fiscal year ending December 31, 2002. The Board of Directors of Doblique approved the selection of the Second Auditor as new independent auditors. During Doblique's two most recent fiscal years ended December 31, 2001, and the subsequent interim periods through the date of this Report, Doblique did not consult with the Second Auditor regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. On March 29, 2003, following a change in control of Doblique, Doblique dismissed the Second Auditor as its independent auditors. The Second Auditor's reports for the two most recent fiscal years included an explanatory paragraph concerning Doblique's ability to continue as a going concern. During the two most recent fiscal years and during the interim period from December 31, 2002 until March 29, 2003, Doblique did not have any disagreements with the Second Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure in the Form 8-K dated March 24, 2003 reporting the closing. During such period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Second Auditor furnished to Doblique a letter addressed to the SEC stating that it agreed with the statements in the immediately preceding paragraph. A copy of such letter, dated April 2, 2003 was filed as Exhibit 2 to the Form 8-K.

      On March 29, 2003, Doblique retained the accounting firm of Berkovits, Lago & Company, LLP, Fort Lauderdale, Florida, as its independent auditors for the fiscal year ending December 31, 2003. The Board of Directors of Doblique approved the selection of Berkovits, Lago &Company, LLP as new independent auditors. Neither management nor anyone on its behalf had consulted with Berkovits, Lago & Company, LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Doblique's financial statements, and neither a written report nor oral advice was provided to Doblique that Berkovits, Lago & Company, LLP concluded was an important factor considered by Doblique in reaching a decision as to the accounting, auditing or financial reporting issue during Doblique's two most recent fiscal years prior to engaging Berkovits, Lago & Company, LLP.

                              AVAILABLE INFORMATION

      The Company has filed under the Securities Act with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to its shares of common stock offered hereby. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and its common stock.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission at http://www.sec.gov. The Company maintains a website at www.inyxinc.com and publishes all SEC reports on the website.

      No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

Reports of Independent Registered Public Accounting Firm ......................................    F-2, F-3

Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003 .....................    F-4

Consolidated Statements of Operations for the Year Ended December 31, 2004; for the period from
March 7, 2003 through December 31, 2003 and for the period from January 1, 2003 through March
6, 2003 .......................................................................................    F-5

Consolidated Statements of Stockholders' Equity (Deficit) and Other Comprehensive Loss for the
Year Ended December 31, 2004; for the period from March 7, 2003 through December 31, 2003;
and for the period from January 1, 2003 through March 6, 2003 .................................    F-6

Consolidated Statements of Cash Flows for Year Ended December 31, 2004; for the period from
March 7, 2003 through December 31, 2003 and for the period from January 1, 2003 through March
6, 2003 .......................................................................................    F-7

Notes to Consolidated Financial Statements ....................................................    F-8

Unaudited Pro forma Statements of Operation ....................................................    F-29

Unaudited Consolidated Financial Statements:

Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004 ............    F-30

Consolidated Statements of Operations for the three months ended March 31, 2005
and 2004(unaudited) ...........................................................................    F-31

Consolidated Statements of Cash Flows for three months ended March 31, 2005
and 2004(unaudited) ...........................................................................    F-32

Notes to Consolidated Financial Statements (unaudited) ........................................    F-33

Unaudited Pro forma Statements of Operation ....................................................    F-41

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Inyx, Inc. (formerly known as Doblique, Inc.)

We have audited the consolidated balance sheets of Inyx, Inc. (formerly known as Doblique, Inc.) (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended December 31, 2004 and for the period from March 7, 2003 through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inyx, Inc. (formerly known as Doblique, Inc.) as of December 31, 2004 and 2003, and the results of operations and cash flows for the year ended December 31, 2004 and for the period from March 7, 2003 through December 31, 2003, in conformity with accounting principles generally accepted in the United States.


/s/Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
April 12, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.)

We have audited the statements of operations, changes in stockholders' equity (deficit) and cash flows of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) (the "Company") for the period from January 1, 2003 through March 6, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed more fully in Note 1 to the financial statements, Miza Pharmaceuticals (UK) Ltd. was placed under supervision of an Administrator in accordance with the United Kingdom Insolvency Act of 1986. On March 7, 2003, while under the supervision of the Administrator, Miza Pharmaceuticals (UK) Ltd. sold the majority of its property, plant and equipment, inventory, customer base and intellectual property to INYX Pharma, Ltd., a subsidiary of Inyx, Inc., and the designated successor of Miza Pharmaceuticals (UK) Ltd.


/s/ Berkovits, Lago & Company, LLP
Ft. Lauderdale, Florida
December 28, 2004

                                   INYX, INC.
                          Consolidated Balance Sheets
        (Expressed in thousands of U.S. dollars except for share amounts)

                                                                                       Successor
                                                                               --------------------------
                                                                                      December 31,
                                                                                 2004             2003
                                                                               --------------------------
                                     Assets
Current assets:
   Cash                                                                        $    336         $    796
   Accounts receivable, net                                                       1,697            3,395
   Inventory, net                                                                 1,520            1,089
   Prepaid expenses and other current assets                                      2,571            1,089
                                                                               --------------------------
         Total current assets                                                     6,124            6,369
                                                                               --------------------------

Property, plant and equipment, net                                                6,230            5,183
Deferred financing costs, net                                                       651              860
Other assets                                                                         45               45
Deferred tax asset                                                                   --            1,294
Purchased intangible assets, net                                                  1,705            1,739
                                                                               --------------------------
                                                                                  8,631            9,121
                                                                               --------------------------

         Total assets                                                          $ 14,755         $ 15,490
                                                                               ==========================

                 Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Accounts payable                                                            $  4,091         $  2,178
   Accrued expenses and other current liabilities                                 1,744              996
   Debt refinanced, net of discount                                              10,395               --
   Current portion of debt                                                        4,277            3,858
                                                                               --------------------------
         Total current liabilities                                               20,507            7,032
Debt, net of current portion and debt discount                                      113            6,617
                                                                               --------------------------
         Total liabilities                                                       20,620           13,649
                                                                               --------------------------
Commitments and contingencies
Stockholders' equity (deficit):
   Preferred stock - $0.001 par value, 10,000,000 shares
      authorized -0- shares issued and outstanding                                  --               --
   Common stock - $0.001 par value, 150,000,000 shares
      authorized, 38,012,479 shares issued and outstanding
      at December 31, 2004, 28,525,000 shares issued and
      and outstanding at December 31, 2003                                           38               29
   Additional paid-in capital                                                    25,275           15,599
   Accumulated deficit                                                          (30,334)         (13,392)
   Subscriptions receivable                                                        (343)            (100)
   Accumulated other comprehensive loss -
      foreign currency translation adjustment                                      (501)            (295)
                                                                               --------------------------
         Total stockholders' equity (deficit)                                    (5,865)           1,841
                                                                               --------------------------
         Total liabilities and stockholders' equity (deficit)                  $ 14,755         $ 15,490
                                                                               ==========================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                   INYX, INC.
                      Consolidated Statements of Operations
       (Expressed in thousands of U.S. dollars, except for share amounts)

                                                          ---------------------------------------------------------
                                                                      Successor                      Predecessor
                                                          ---------------------------------------------------------
                                                                              For the Period
                                                                              from March 7,         For the Period
                                                           For the Year        2003 through         from January 1,
                                                          Ended December       December 31,          2003 through
                                                             31, 2004              2003              March 6, 2003
                                                          ---------------------------------------------------------
Net revenues                                               $     15,699         $     13,099         $      2,396
Cost of sales                                                    14,316               10,634                1,876
                                                           ------------------------------------------------------
   Gross profit                                                   1,383                2,465                  520
Operating expenses:
   Research and development                                       2,745                   --                   --
   General and administrative                                     9,725               12,093                  568
   Selling                                                          367                  260                   51
   Depreciation and amortization                                    619                  347                   75
   Amortization of intangible assets                                166                  139                   --
                                                           ------------------------------------------------------
               Total operating expenses                          13,622               12,839                  694
                                                           ------------------------------------------------------
Loss from continuing operations before interest
  and financing costs, income tax (provision) benefit
  and discontinued operations                                   (12,239)             (10,374)                (174)
Interest and financing costs (includes $670,000
  amortization of debt discount)                                  3,370                4,312                  176
                                                           ------------------------------------------------------
Loss before income tax (provision) benefit
  and discontinued operations                                   (15,609)             (14,686)                (350)
Income tax (provision) benefit                                   (1,333)               1,294                   --
                                                           ------------------------------------------------------
Loss before discontinued operations                             (16,942)             (13,392)                (350)
Loss from discontinued operations, net of
  income taxes                                                       --                   --                  558
                                                           ------------------------------------------------------
Net loss                                                   $    (16,942)        $    (13,392)        $       (908)
                                                           ======================================================
Basic and fully diluted loss per share
   Loss before discontinued operations                     $      (0.52)        $      (0.59)                  --
   Loss from discontinued operations, net of
   income taxes                                                      --                   --                   --
                                                           ------------------------------------------------------
                                                           $      (0.52)        $      (0.59)                  --
                                                           ======================================================
Weighted-average number of shares used in
  computing per share amounts                                32,598,358           22,857,260                   --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                   INYX, INC.
  Consolidated Statement of Changes in Stockholders' Equity (Deficit) and Other
                   Comprehensive Loss (Expressed in thousands
                                of U.S. dollars)

                                                        --------------------------------------------------------------------------
                                                                                                                           Accumu-
                                                                                                                           lated
                                                                                                                           Other
                                                             Common Stock             Additional           Stock           Compre-
                                                        Number of                       Paid-in         Subscription       hensive
                                                          Shares       Par Value        Capital          Receivable         loss
                                                        ---------      ---------      ----------        ------------      --------
Predecessor
Balances at January 1, 2002                                5,000        $  8,022         $    --         $     --         $   (771)
Net loss for the year                                         --              --              --               --               --
Foreign currency translation adjustment                       --              --              --               --             (732)
                                                          ------------------------------------------------------------------------
Balances at December 31, 2002                              5,000           8,022              --               --           (1,503)
                                                          ------------------------------------------------------------------------
Net loss for the period                                       --              --              --               --               --
Foreign currency translation adjustment                       --              --              --               --             (102)
                                                          ------------------------------------------------------------------------
Balances at March 6, 2003                                  5,000        $  8,022        $     --         $     --         $ (1,605)
                                                          ------------------------------------------------------------------------
Successor
Balances at March 7, 2003                                 16,000        $     16        $  2,081         $     --         $     --
Issuance of stock for reverse acquisition                  5,000               5              18               --               --
Issuance of stock for finders fees (April 17)              2,450               2           1,302               --               --
Issuance of stock for services (April 21)                  1,500               2             799               --               --
Issuance of stock (August 22)                                500              --             500               --               --
Offering costs on issuance of stock (August 22)               --              --             (12)              --               --
Issuance of stock (November 4)                             3,000               3           2,997               --               --
Offering costs on issuance of stock (November 4)              --              --            (311)              --               --
Issuance of stock for options exercised
  (November 17)                                               75               1              90               --               --
Issuance of stock options                                     --              --           1,513               --               --
Issuance of warrants for services                             --              --           1,261               --               --
Issuance of warrants with convertible debt and
  related beneficial conversion feature                       --              --           5,361               --               --
Subscriptions receivable                                      --              --              --             (100)              --
Foreign currency translation adjustment                       --              --              --               --             (295)
Net loss for the period                                       --              --              --               --               --
                                                          ------------------------------------------------------------------------
Balances at December 31, 2003                             28,525              29          15,599             (100)            (295)
                                                          ------------------------------------------------------------------------
Issuance of stock for options exercised in
  January 2004 (net of shares returned to
  treasury)                                                  265              --             293               --               --
Issuance of stock for services (July 1)                       32              --              30               --               --
Issuance of stock (August 3 - September 3)                 9,191               9           7,441               --               --
Offering costs (August 3 - September 3)                       --              --            (819)              --               --
Issuance of stock options                                     --              --             291               --               --
Issuance of warrants with convertible debt and
  related beneficial conversion feature                       --              --           1,295               --               --
Issuance of warrants for financing & consulting
  fees                                                        --              --           1,337               --               --
Share registration fees for SB2                               --              --            (192)              --               --
Subscription receivable                                       --              --              --             (243)              --
Foreign currency translation adjustment                       --              --              --               --             (206)
Net loss for the period                                       --              --              --               --               --
                                                          ------------------------------------------------------------------------
Balances at December 31, 2004                             38,013        $     38        $ 25,275         $   (343)        $   (501)
                                                          ------------------------------------------------------------------------
                                                        -------------------------
                                                        Accumu-
                                                         lated
                                                        Deficit            Total
                                                        --------         --------
Predecessor
Balances at January 1, 2002                             $    524         $  7,775
Net loss for the year                                    (30,988)         (30,988)
Foreign currency translation adjustment                       --             (732)
                                                        -------------------------
Balances at December 31, 2002                            (30,464)         (23,945)
                                                        -------------------------
Net loss for the period                                     (908)            (908)
Foreign currency translation adjustment                       --             (102)
                                                        -------------------------
Balances at March 6, 2003                               $(31,372)        $(24,955)
                                                        -------------------------
Successor
Balances at March 7, 2003                               $     --         $  2,097
Issuance of stock for reverse acquisition                     --               23
Issuance of stock for finders fees (April 17)                 --            1,304
Issuance of stock for services (April 21)                     --              801
Issuance of stock (August 22)                                 --              500
Offering costs on issuance of stock (August 22)               --              (12)
Issuance of stock (November 4)                                --            3,000
Offering costs on issuance of stock (November 4)              --             (311)
Issuance of stock for options exercised
  (November 17)                                               --               91
Issuance of stock options                                     --            1,513
Issuance of warrants for services                             --            1,261
Issuance of warrants with convertible debt and
  related beneficial conversion feature                       --            5,361
Subscriptions receivable                                      --             (100)
Foreign currency translation adjustment                       --             (295)
Net loss for the period                                  (13,392)         (13,392)
                                                        -------------------------
Balances at December 31, 2003                            (13,392)           1,841
                                                        -------------------------
Issuance of stock for options exercised in
  January 2004 (net of shares returned to
  treasury)                                                   --              293
Issuance of stock for services (July 1)                       --               30
Issuance of stock (August 3 - September 3)                    --            7,450
Offering costs (August 3 - September 3)                       --             (819)
Issuance of stock options                                     --              291
Issuance of warrants with convertible debt and
  related beneficial conversion feature                       --            1,295
Issuance of warrants for financing & consulting
  fees                                                        --            1,337
Share registration fees for SB2                               --             (192)
Subscription receivable                                       --             (243)
Foreign currency translation adjustment                       --             (206)
Net loss for the period                                  (16,942)         (16,942)
                                                        -------------------------
Balances at December 31, 2004                           $(30,334)        $ (5,865)
                                                        -------------------------

              The accompanying notes are an integral part of these
                        consolidated financial statements

                                   INYX, INC.
                      Consolidated Statements of Cash Flows
                    (Expressed in thousands of U.S. dollars)

                                                               ---------------------------------------------
                                                                         Successor             Predecessor
                                                               ---------------------------------------------
                                                                                                   For the
                                                                                                 Period from
                                                                            For the Period from   January 1,
                                                                For the        March 7, 2003        2003
                                                                Year Ended       through           through
                                                                December        December 31,       March 6,
                                                                31, 2004           2003              2003
                                                               ---------------------------------------------
Cash flows from operating activities:
 Net loss for the period                                       $(16,942)        $(13,392)        $   (908)
   Add: loss from discontinued operations                            --               --              558
                                                               ------------------------------------------
   Loss from continuing operations                              (16,942)         (13,392)            (350)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                                    619              347               75
   Interest and amortization of financing costs and
    debt discount                                                 1,778            3,821               --
   Amortization of intangible assets                                166              139               --
   Deferred tax asset                                             1,333           (1,294)              --
   Issuance of stock for services                                    30            2,105               --
   Reserve for inventory obsolescence                               269              207               --
   Provision for bad debts                                          (39)             191               --
   Stock option compensation                                        291            1,513               --
   Warrants issued for finaincing & consulting fees               1,337            1,261               --
   Issuance of shares in recapitalization                            --               23               --
   Issuance of shares for exercise of stock options                 293               --               --
   Subscription receivable                                         (243)              --               --
 Changes in assets and liabilities:
   Decrease (increase) in accounts receivables                    1,737           (3,586)            (215)
   (Increase) decrease in inventory                                (700)              23              385
   (Increase ) decrease in prepaid and other current
    assets                                                       (1,482)             230              267
   (Increase) decrease in deferred financing costs                 (127)            (900)              --
   (Increase) in other assets                                        --              (45)              --
   Increase in accounts payable and accrued liabilities           2,904            2,380              640
   Increase (decrease) in deferred revenues                        (243)             351               --
   Increase in liabilities subject to compromise                     --               --              353
                                                               ------------------------------------------

         Net cash (used in) provided by continuing operations    (9,019)          (6,626)           1,155
                                                               ------------------------------------------
 Net cash provided by (used in) discontinued operations              --               50             (617)
                                                               ------------------------------------------
         Net cash (used in) provided by operating activities     (9,019)          (6,576)             538
                                                               ------------------------------------------
Cash flows from investing activities:
 Purchase of intangible assets                                      (95)              --               --
 Purchase of property, plant and equipment                       (1,641)            (394)             (18)
                                                               ------------------------------------------

         Net cash used in investing activities                   (1,736)            (394)             (18)
                                                               ------------------------------------------
Cash flows from financing activities:
 Borrowings under revolving line of credit, net of fees           3,869            5,735             (522)
 Repayment on revolving line of credit                               --           (2,655)              --
 Advances by stockholder                                             --              450               --
 Repayment to stockholder                                            --             (450)              --
 Proceeds from issuance of long term debt                           500            4,500               --
 Repayment of long term debt                                       (281)          (2,771)             104
 Payment of financing fees related to debt                          (19)            (573)              --
 Proceeds from issuance of promissory demand notes                  700              100               --
 Repayment of promissory demand notes                              (600)              --               --
 Gross proceeds from issuance of stock                            7,450            3,500               --
 Costs related to issuance of stock                                (819)            (323)              --
 Cost of registering stock (SB2 registration)                      (192)              --               --
 Proceeds from exercise of stock options                             --               90               --
 Repayment of capital lease obligation                             (107)              --               --
                                                               ------------------------------------------

Net cash provided by (used in) financing activities              10,501            7,603             (418)
                                                               ------------------------------------------
Effect of foreign exchange rate changes
 on cash and cash equivalents                                      (206)            (295)            (102)
Change in cash                                                     (460)             338               --
Cash at beginning of period                                         796              458               --
                                                               ------------------------------------------
Cash at end of period                                          $    336         $    796         $     --
                                                               ==========================================

              The accompanying notes are an integral part of these
                        consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Tabular amounts are expressed in thousands of U.S. dollars)

NOTE 1: BUSINESS DESCRIPTION AND PRESENTATION

      Inyx, Inc. ("Inyx" or the "Company") through its wholly-owned subsidiaries, Inyx Pharma Limited and Inyx Canada Inc., is a specialty pharmaceutical company which focuses on the development and manufacturing of prescription and over-the-counter aerosol pharmaceutical products and drug delivery technologies for the treatment of respiratory, allergy, dermatological and topical conditions. Inyx's client base primarily consists of large ethical pharmaceutical corporations, branded generic pharmaceutical distributors, and biotechnology companies.

      The Company was incorporated on March 28, 2000, in the State of Nevada, under the name Doblique, Inc. ("Doblique"). As Doblique, the Company was engaged in the business of breeding and racing thoroughbred horses at various major horse racing venues throughout the United States. On March 6, 2003, management decided to discontinue the Company's thoroughbred horse operation by selling the assets of that operation to a third party; such assets and operations were nominal. Subsequent to the discontinuance of its horse racing operations, the Company concluded a reverse acquisition of Inyx Pharma Limited ("Inyx Pharma"); an aerosol pharmaceutical manufacturing company incorporated under the laws of England and Wales, and changed its name to Inyx, Inc. ("Inyx").

      The acquisition of Inyx Pharma was consummated on April 28, 2003, by exchanging 16 million shares of the Company's restricted common stock for 100% of the outstanding common stock of Inyx Pharma. As a result of the exchange, the stockholders of Inyx Pharma became the Company's controlling stockholders, in the aggregate, holding approximately 64% of the Company's outstanding shares. The transaction was accounted for as a recapitalization of Inyx using the reverse acquisition method of accounting and therefore, the historical financial statements of Inyx Pharma are presented herein as the Company's historical financial statements. As a result of the Inyx Pharma transaction, the Company incurred costs of approximately $2.7 million consisting primarily of legal, accounting, consulting and finders' fees. All such costs were expensed as incurred.

      Prior to its reverse acquisition by the Company, on March 7, 2003, Inyx Pharma had purchased the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Ltd. ("Miza UK") out of Administration (a United Kingdom equivalent of Chapter 11 bankruptcy protection and reorganization) for approximately $8.3 million, consisting of an approximately $7.1 million cash payment to the Administrator for Miza UK's assets and approximately $1.2 million in direct transaction costs. The Inyx Pharma acquisition of Miza UK's business assets was accounted for utilizing the purchase method of accounting. Accordingly, the total purchase price was allocated to the tangible and identifiable intangible assets acquired based on their estimated fair values. The intangible assets acquired consisted of customer list and know-how which were allocated a fair value of approximately $1,280,000 and $598,000, respectively, based on an independent third party valuation.

      Prior to its acquisition of the majority of Miza UK's business assets, Inyx Pharma was a non-operating private corporation with nominal net assets. As the historical financial statements of Inyx Pharma are presented herein as the Company's historical financial statements, and because as of March 7, 2003, Inyx Pharma's sole operation was essentially the continuation of the Miza UK business, the Company's historical financial statements for the period from January 1, 2003 through March 6, 2003 are those of Miza UK, and are therefore presented as "Predecessor" financial statements.

      The Company's financial statements for the periods commencing March 7, 2003 are referred to as "Successor" financial statements. The financial statements for all periods are collectively referred to as "Inyx" or the "Company".

      Inyx currently manages and operates its business as one operating segment.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a) Consolidated Financial Statements

      The accompanying consolidated financial statements include the accounts of Inyx and its wholly owned subsidiaries: Inyx Pharma Limited and it's predecessor Miza UK, an operating company formed under the laws of England and Wales; Inyx Canada Inc., a federally incorporated Canadian corporation and Inyx Realty, Inc., a Florida corporation through the date of disposition of April 14, 2004. On April 14, 2004, Inyx Realty, Inc. was transferred to a related party. As consideration, the related entity assumed all of the liabilities of Inyx Realty, Inc. including a commitment of a ten year office space lease of approximately $1.5 million.

      All inter-company accounts and transactions have been eliminated in consolidation

      b) Use of Estimates

      The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates are those used by management to measure the recoverability of intangible assets, the value of its deferred tax asset, the allowances for doubtful accounts and inventory reserves. Actual results could differ from those estimates.

      c) Accounts Receivable

      Accounts receivable are stated at realizable value, net of an allowance for doubtful accounts. Periodically, management reviews all accounts receivable and based on an assessment of whether they are collectible, estimates the portion, if any, of the balance that will not be collected in order to establish an allowance for doubtful accounts. Such allowance was based on the specific identification of accounts deemed uncollectible as of each period end. The provision for the allowance for doubtful accounts is included in general and administrative expenses in the accompanying consolidated statements of operations.

      d) Inventory

      Inventory is valued using the first-in, first-out method of accounting and is stated at the lower of cost or net realizable value.

      e) Property, Plant and Equipment

      Property, plant and equipment is stated at cost, net of accumulated depreciation and amortization, which is provided for by charges to operations over the estimated useful life of the assets using the straight line method. The useful life of assets ranges from 3-10 years for equipment, and up to 25 years for buildings. Leasehold improvements and equipment capital leases are amortized over the life of the related lease.

      Expenditures that extend the useful life of the respective assets are capitalized and depreciated over the lives of the respective assets. Maintenance, repairs and other expenses that do not extend their useful life are expensed as incurred.

      f) Purchased Intangible assets

      The Company's purchased intangible assets consist of a customer list, know-how and a technology patent. These intangible assets are accounted for in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"("SFAS No. 142") and are amortized on a straight line basis over their estimated remaining useful lives in proportion to the underlying cash flows that were used in determining the acquired value. Customer list is amortized over a period of 12 years, know-how is amortized over 10 years and the patent will be amortized over a 7 year period.

      g) Deferred Financing Costs

      Costs directly associated with obtaining financing are capitalized and amortized on a straight-line basis over the estimated life of the financing arrangement. These costs will be written off in March 2005 due to the refinancing of this facility. Refer to Subsequent Events, Note 12.

      h) Business Combinations

      The Company accounts for business combinations in accordance with Statement of Financial Accounting Standard No. 141, "Business Combinations"("SFAS No.141"). SFAS No.141 requires that the purchase method of accounting be used for all business combinations. SFAS No.141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). This pronouncement also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment by assessing the recoverability of the carrying value, The Company has adopted the provisions of SFAS No. 141 and SFAS No. 142 as of January 1, 2003.

      i) Impairment of Long Lived Assets and Intangible Assets The Company reviews the carrying value of its long lived assets including purchased intangible assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate.

      The Company assesses recoverability of the carrying value of the assets by estimating the future net cash flows expected to result from the assets, including eventual disposition. If the future net cash flows are less than the carrying value of the assets, an impairment loss is recorded, equal to the difference between the asset's carrying value and its fair value. In performing such reviews, management takes into consideration the current operating levels including any idle capacity, alternative uses for production utilizing current equipment, and growth trends and industry projections.

      j) Financial Instruments

      Financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, borrowings under the revolving line of credit and loans payable. The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short lives to maturity. Non-derivative financial instruments include letters of credit, commitments to extend credit and guarantees of debt. The fair value of debt also approximates fair market value, as these amounts are due at rates which are compatible to market interest rates. There were no derivative financial instruments for any of the periods presented. The carrying values of these financial instruments approximated their fair market value as of December 31, 2004, and 2003.

      k) Revenue Recognition

      The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) product delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Revenues are recognized FOB shipping point, when products are shipped, which is when legal title and risk of loss is transferred to the Company's customers, and is recorded at the net invoiced value of goods supplied to customers after deduction of sales discounts and sales and value added tax, where applicable. In situations where the Company receives payment in advance of the performance of research and development services, such amounts are deferred and recognized as revenue as the related services are performed.

      As of December 31, 2004 and 2003, deferred revenues amounted to $108,000 and $351,000 respectively and are included in accrued expenses and other liabilities.

      Non-refundable fees are recognized as revenue over the term of the arrangement, based on the percentage of costs incurred to date, estimated costs to complete and total expected contract revenue. Product returns are not accepted.

      Shipping costs are paid by the Company's customers. Any shipping and handling costs incurred by the Company are included in costs of goods sold in the accompanying consolidated statements of operations.

      l) Convertible Debt

      Convertible debt with beneficial conversion features, whereby the conversion feature is "in the money" are accounted for in accordance with guidance supplied by Emerging Issues Task Force ("EITF") No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF No. 00-27 "Application of Issue 98-5 to Certain Convertible Instruments." The relative fair value of the warrants has been recorded as a discount against the debt and is amortized over the term of the debt.

      In addition since the debt is convertible into equity at the option of the note holder at the date of issuance at beneficial conversion rates, an embedded Beneficial Conversion Feature has been charged to interest and financing costs in the accompanying consolidated statement of operations and as an increase to additional paid-in capital at the time of issuance.

      For convertible debt and related warrants, the recorded discount is calculated at the issuance date as the difference between the conversion price and the relative fair value of the common stock and warrants into which the security is convertible or exercisable.

      Notes 10 and 16 provide additional information on the valuation of the warrants and the beneficial conversion feature.

      m) Net Loss per Share

      The Company follows the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No.128") in calculating its loss per share. SFAS No.128 states basic and diluted earnings per share are based on the weighted average number of shares of common stock and potential common stock outstanding during the period. Potential common stock equivalents for purposes of determining diluted earnings per share include the effects of dilutive stock options, warrants and convertible securities. The effect on the number of shares of such potential common stock equivalents is computed using the treasury stock method or the if-converted method, as applicable. The Company has excluded all outstanding options and warrants as well as shares issued upon conversion of convertible debt from the calculation of diluted net loss per share because these securities are anti-dilutive. Refer to Subsequent Events, Note 12. Accordingly, as of December 31, 2004 and 2003, the Company had common stock equivalents of approximately 25,155,687 and 10,345,000 shares respectively, related to options and warrants; and approximately 18,375,000 and 10,880,952 shares respectively related to shares to be issued upon the conversion of the convertible debt.

      n) Stock Based Compensation

      On May 1, 2003, the Company adopted a Stock Option Plan that provides for the granting of incentive stock options and non qualified stock options for the benefit of employees, officers, consultants, directors and persons who the Company believes may have made a valuable contribution to the Company. The total number of shares that may be issued under the plan amounts to 5,000,000. The exercise price per share must be at least equal to the fair market price at the time of the grant.

      The Company applies the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in accounting for its stock option plan. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The fair value of all vested options granted has been charged to salaries, wages, and benefits in accordance with SFAS No. 123.

      o) Concentration of Credit Risk

      The Company obtains detailed credit evaluations of customers generally without requiring collateral, and establishes credit limits as required. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit risk losses and maintains an allowance for anticipated losses.

      For the year ended December 31, 2004 and for the period from March 7, 2003 through December 31, 2003, the Company's three largest customers accounted for approximately 46% and 43% of net revenues, respectively. As of December 31, 2004 and 2003, the Company's three largest customers accounted for 56% and 57% of net receivables, respectively. The loss of any of these customers could have a material adverse effect on the operations of the Company.

      p) Income Taxes

      The Company follows Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

      q) Translation of Foreign Currency

      The functional currency of the Company's United Kingdom subsidiary is the Great Britain Pound. The Company's financial statements are reported in United States Dollars and are translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"), which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing during the period. For purposes of SFAS No. 52, the Company considers the Dollar to be the reporting currency. The effects of unrealized exchange fluctuations on translating foreign currency assets and liabilities into Dollars are accumulated as a cumulative translation adjustment which is included as a separate component in the stockholders' equity (deficit). Realized gains and losses from foreign currency transactions are included in the results of operations for the period.

      r) Research and development

      All research and development costs are expensed as incurred and include salaries of, and expense relating to, employees and consultants who conduct research and development.

      s) Recently Issued Accounting Standards

      In January 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As of the date of adoption of SFAS 143, the Company had no tangible long-lived assets. During the second quarter of 2003, the Company, through the reverse acquisition of Inyx Pharma acquired property, plant and equipment, including the manufacturing facility for CFC-based respiratory inhalers. The Company evaluates the carrying value of property, plant and equipment to determine whether there is any impairment. Our evaluations have indicated no such impairment to date. Management believes that as the Company increases its marketing and commercial activities in the United States and Latin America where the market for CFC-based respiratory inhalers still exists, the Company will be increasingly utilizing its production line for such products and any idle capacity will be eliminated.

      In January 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146").

      This standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than when a commitment to an exit plan is made. The adoption of SFAS No. 146 did not have a material impact on the Company's consolidated financial statements.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133 and is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's consolidated financial statements. The Company does not currently have derivative instruments or hedging activities. However, the Company is currently in the processes of setting up an arrangement with a financial institution to participate in currency forward contracts for the purpose of mitigating foreign exchange fluctuations.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 provides guidance with respect to the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. This statement requires that an issuer classify a financial instrument that is within its scope as a liability rather than, under previous guidance, as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's consolidated financial statements.

      In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs--an amendment of ARB No. 43, Chapter 4", which is the result of the FASB's project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our fiscal year 2006. The Company has not yet determined the impact of applying the provisions of SFAS No. 151.

      In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No. 123R eliminates the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the first annual reporting period that begins after December 15, 2005. The Company estimates that the adoption of SFAS No. 123R will not have a material effect on the Company's consolidated financial statements.

      t) Reclassifications

      Certain amounts from prior consolidated financial statements and related notes have been reclassified to conform to the current period presentation.

NOTE 3: ACQUISITION AND RECAPITALIZATION TRANSACTION

      Acquisition

      On March 7, 2003, Inyx Pharma acquired the business assets of Miza UK from a court-appointed Administrator in the United Kingdom. The acquisition was accounted for in accordance with the purchase method of accounting. Miza UK is considered to be a predecessor business and accordingly results of operations included in these consolidated financial statements prior to the acquisition of Miza UK are those of Miza UK. Effective as of the purchase date the Company established a new basis in the acquired assets based on the purchase consideration and transaction costs totalling approximately $8.3 million. The results of the operations of the acquired business have been included in the consolidated financial statements since the acquisition date. In connection with this acquisition, Inyx Pharma paid cash of approximately $7.1 million and incurred approximately $1.2 million in direct transaction costs.

      The purchase price was allocated to the identifiable net assets purchased based on their estimated fair market value at the date of acquisition as follows:

      Property, plant and equipment                 $5,136
      Inventory                                      1,319
      Intangible assets subject to amortization:
           Customer list                             1,280
           Know-how                                    598
                                                    ------
                                                    $8,333
                                                    ======

      The fair values assigned to the intangible assets acquired are based on estimates and assumptions provided and other information compiled by management, including independent valuations, that utilize established valuation techniques appropriate for the industry the Company operates in.

      Recapitalization Transaction

      On April 28, 2003, the Company acquired all of the outstanding common shares of Inyx Pharma by issuing 16 million of the Company's shares for all the outstanding and issued shares of Inyx Pharma. As a result of the transaction, the stockholders of Inyx Pharma received 64% of the Company's outstanding shares, after the issuance of shares for finders' fees and consulting services. The transaction was accounted for as a recapitalization of Inyx using the reverse acquisition method of accounting. Consequently, the assets transferred were recorded at historical value.

NOTE 4: ACCOUNTS RECEIVABLE, NET

      Accounts receivable consist of the following:

                                            --------------------------
                                            December 31,  December 31,
                                               2004          2003
                                            --------------------------
      Trade receivables                       $ 1,849      $ 3,586
      Less allowance for doubtful accounts       (152)        (191)
                                            --------------------------
                                              $ 1,697      $ 3,395
                                            ==========================

      There were no write-offs during the year ended December 31, 2004 and during the period from March 7, 2003 through December 31, 2003 and January 1, 2003 through March 6, 2003. There was a bad debt recovery for the year ended December 31, 2004 for a net amount of $33,000 and a bad debt expense of $191,000 for the period from March 7, 2003 through December 31, 2003.

NOTE 5: INVENTORY, NET

      Inventory is comprised of the following:

                                          --------------------------
                                          December 31,  December 31,
                                             2004          2003
                                          --------------------------
      Finished goods                       $   107       $    15
      Work in process                          551           266
      Raw materials                          1,338         1,015
                                          --------------------------
                                             1,996         1,296
      Less provision for obsolescence         (476)         (207)
                                          --------------------------
                                           $ 1,520       $ 1,089
                                          ==========================

NOTE 6: PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Prepaid expenses and other current assets consist of the following:

                                                  --------------------------
                                                  December 31,  December 31,
                                                     2004          2003
                                                  --------------------------
      Deferred acquisition costs (a)                $ 1,975      $   --
      Prepaid vendor invoices                           352         347
      Deferred legal and consulting fees                 --         152
      Prepaid rent, property and sales tax               83         258
      Prepaid insurance                                 125         128
      Other prepaid expenses                             36         204
                                                  ---------------------------
                                                    $ 2,571      $1,089
                                                  ===========================

      (a) On March 31, 2005, the Company acquired a pharmaceutical manufacturing operation in Puerto Rico. Costs incurred in relation to this transaction include consulting fees, due diligence costs and manufacturing equipment costs. These costs are part of the purchase price related to the acquisition. See Subsequent Events, Note 12.

NOTE 7: PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

                                                            ------------------------------
                                                            December 31,      December 31,
                                                               2004              2003
                                                            ------------------------------
      Land                                                    $   546           $   546
      Buildings                                                 1,059             1,059
      Machinery, equipment and office furniture                 3,541             3,524
      Computer hardware and software                              102                19
                                                            ------------------------------
                                                                5,248             5,148
      Less accumulated depreciation                              (898)             (340)
                                                            ------------------------------
                                                                4,350             4,808
      Computer hardware and software under capital lease          407               382
      Less accumulated amortization                               (68)               (7)
                                                            ------------------------------
                                                                  339               375
      Equipment held for future use                             1,541                --
                                                            ------------------------------
                                                              $ 6,230           $ 5,183
                                                            ==============================

      For the year ended December 31, 2004 and for the period from March 7, 2003 through December 31, 2003, depreciation of property, plant and equipment was approximately $558,000 and $340,000, respectively. Amortization for equipment under capital leases was approximately $61,000 for the year ended December 31, 2004 and $7,000 for the period from March 7, 2003 through December 31, 2003.

      For the period from January 1, 2003 through March 6, 2003 depreciation of property, plant and equipment was approximately $75,000. There was no amortization of equipment under capital lease during the latter period.

      The equipment held for future use consists of a manufacturing line which the Company is in the process of developing. Management expects to incur additional costs to equip this manufacturing line for the filling and gassing of non-CFC aerosol pharmaceutical products.

NOTE 8: DEFERRED FINANCING COSTS, NET

      Deferred financing costs, net are comprised of fees related to the issuance of convertible debt issued to Laurus Master Funds, Ltd ("Laurus Funds"). (See Note 10) These amounts are amortized over the term of the loan.

      Deferred financing costs, net consist of the following:

                                        -------------------------------
                                        December 31,       December 31,
                                            2004               2003
                                        -------------------------------
      Deferred financing costs           $ 1,027             $   900
      Less accumulated amortization         (376)                (40)
                                        -------------------------------
                                         $   651             $   860
                                        ===============================

      For the year ended December 31, 2004, the amortization of deferred financing costs approximated $336,000 and for the period from March 7, 2003 through December 31, 2003, amortization of deferred financing costs approximated $40,000.

      For the period from January 1, 2003 through March 6, 2003, there were no deferred financing costs and no respective amortization.

NOTE 9: PURCHASED INTANGIBLE ASSETS, NET

      Purchased intangible assets consist of the following:

                                        ----------------------------
                                        December 31,    December 31,
                                            2004            2003
                                        ----------------------------
      Customer list (12 year life)         $ 1,280         $ 1,280
      Know-how (10 year life)                  598             598
      Patent (7 year life)                     132              --
                                        ----------------------------
                                             2,010           1,878
      Less accumulated amortization           (305)           (139)
                                        ----------------------------
                                           $ 1,705         $ 1,739
                                        ============================

      Purchased intangible assets are carried at cost less accumulated amortization. For the year ended December 31, 2004 and for the period from March 7, 2003 through December 31, 2003, amortization expense related to intangible assets totaled approximately $166,000 and $139,000, respectively. The aggregate estimated amortization expense for intangible assets as of December 31, 2004 for each of the following five years and thereafter is as follows:

      2005                                  $  185
      2006                                     185
      2007                                     185
      2008                                     185
      2009                                     185
      Thereafter                               780
                                            ------
      Total                                 $1,705
                                            ======

NOTE 10: DEBT, NET OF CURRENT PORTION AND DEBT DISCOUNT

      Debt, net of current portion consists of the following:

                                                                  -------------------------
                                                                  December         December
                                                                  31, 2004         31, 2003
                                                                  -------------------------
      Revolving line of credit due to Laurus Funds, net of
         debt discount of $740,000 at December 31,
         2004 and $758,000 at December 31, 2003 (a-i)             $  6,368         $  2,375
      7% convertible term note due to Laurus Funds,
         collateralized by accounts receivable and other
         assets of the Company, net of debt discount of
         $ 692,000 at December 31, 2004 and $822,000 at
         December 31, 2003 (a--ii)                                   4,027            3,678

      Uncollateralized 6% convertible promissory note
         due to customer,(b)                                         4,013            4,013
      Uncollateralized 7% to 18% demand notes due to a
         stockholder and an executive of the Company,
         principal and interest due on demand                          150              100
      Capital lease obligations, due to financial
         institutions, collateralized by software and
         equipment, due in monthly installments of
         $ 14,000 including interest of 10% to 27%,
         through 2006 (c)                                              227              309
                                                                  -------------------------
                                                                    14,785           10,475
      Less debt refinanced, net of discount                        (10,395)              --
      Less current portion                                          (4,277)          (3,858)
                                                                  -------------------------
      Debt, net of current portion                                $    113         $  6,617
                                                                  =========================

      On March 31, 2005 the Company refinanced its borrowings from Laurus Funds carried at approximately $10.4 million (11.8 million less related discount of $1.4 million as of December 31, 2004 through a credit facility. This facility consists of a new non-dilutive, asset base revolving credit, term loan and security agreement ("Debt Agreement") totaling $46 million with Westernbank Business Credit Division of Westernbank Puerto Rico, Puerto Rico's second largest bank and a wholly owned subsidiary of W Holding Company, Inc. The Debt Agreement provides up to $10.0 million under a revolving line of credit (the "Revolver") secured by accounts receivables and inventory and up to $36.0 million under a series of four term loans (the "Term Loans") collateralized by the assets of Inyx, Inc. and it's subsidiary Inyx USA, Inc. The term loans consist of up to $5.0 million under a 5 year term loan for purchases of new property, plant and equipment, a $14.2 million, 5 year term loan on existing equipment, $11.8 million, 15 year term loan on real property and a $5.0 million mezzanine term line carries interest of 15% and collateralized by all other assets of the Company. The interest rate for these facilities excluding the mezzanine ranges from Prime plus 1% to Prime + 2% (at a minimum of 6.5%) not to exceed 15%.

      (a-i) On December 30, 2003, the Company issued to Laurus Funds (i) Secured Revolving Convertible Note in the maximum principle amount of up to $2.5 million and (ii) Secured Convertible Minimum Borrowing Note in the original principal amount of $1.0 million. In connection with the issuance of the Revolving Note and the Minimum Borrowing Note, the company issued 660,000 warrants to purchase up to 660,000 shares of the Company's common stock having exercise prices ranging from $1.84 to $2.57 per share. The warrants expire on December 30, 2008 and have a cashless exercise provision. The relative fair value of these warrants was estimated at approximately $758,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. In addition since the debt is convertible into equity at the option of the note holder at the date of issuance at beneficial conversion rates, an embedded conversion feature was charged to interest and financing costs amounting to approximately $568,000 in the accompanying consolidated statement of operations.

      The Company can elect to pay the outstanding balance in shares of common stock at a fixed conversion price of $1.47 which was amended to $1.00 per share on February 27, 2004 and amended again to $0.80 on August 31, 2004, retroactively to the date of the original agreement. If the closing price of the Company's stock for any of the 10 trading days preceding the repayment date is less than 110% of the fixed conversion price, the Company shall pay cash instead.

      On February 27, 2004 the Company issued Amendment #1 and increased the principle borrowing amount under the Secured Revolving Convertible Note and the Minimum Borrowing Note by $1.0 million, respectively. In addition, the Company issued Laurus Funds 330,000 warrants to purchase 330,000 shares of the Company's common stock at prices ranging between $1.25 and $1.75 per share. The fair value assigned to these warrants was approximately $219,000 using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. In accordance with EITF 00-27, the Company recorded the relative fair value of the warrants as a discount against the debt, and is amortizing the discount over the term of the debt. In addition since the debt is convertible into equity at the option of the note holder at the date of issuance at beneficial conversion rates, an embedded conversion feature was charged to interest and financing costs amounting to approximately $380,000 in the accompanying consolidated statement of operations.

      On March 30, 2004, the aggregate principle amount available for borrowing under these two notes was increased to $6.5 million by issuing Amendment #2 to the Secured Revolving Convertible Note whereby the maximum principle amount was increased by $1.0 million to $4.5 million. The Company issued Laurus Funds 165,000 warrants to purchase 165,000 of the Company's shares of common stock at prices ranging between $1.25 and $1.75 per share. The additional beneficial conversion feature recorded on this amendment was $209,000 and the fair value allocated to the warrants was approximately $109,000 using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. In accordance with EITF 00-27, the Company recorded the relative fair value of the warrants as a discount against the debt, and is amortizing the discount over the term of the debt and the embedded beneficial conversion feature was charged to interest and financing costs in the accompanying consolidated statement of operations.

      As of December 31, 2004, advances under this facility, amounted to approximately $7.1 million. These advances are collateralized by accounts receivables based on an agreed upon formula and all other assets of the Company. The Company has the option of paying interest on these borrowings in cash or by issuing common stock. Interest on these borrowings is payable monthly at prime plus 3% with a minimum of 7% on the outstanding balance. The initial advance under this facility on December 30, 2003 amounted to approximately $3.1 million of which approximately $2.6 million was used to repay the Company's factoring arrangement with another lender.

(a-ii) On October 29, 2003, the Company issued to Laurus Funds a Convertible Term Note in the maximum principle amount of $4.5 million. In connection with the issuance of the Convertible Term Note, the Company issued 1,350,000 warrants to purchase up to 1,350,000 shares of the Company's common stock having exercise prices ranging from $1.25 to $1.75 per share. The warrants expire on October 29, 2008 and have a cashless exercise provision. The fair value of these warrants was estimated at approximately $870,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. The relative fair value allocated to the warrants was recognized as debt discount and amortized over the term of the note.

      In addition, since this debt is convertible into equity at the option of the note holder at beneficial conversion rates, an embedded beneficial conversion feature amounting to approximately $3.2 million was recorded. The value of the beneficial conversion feature has been recorded to interest and financing costs in accordance with EITF No. 00-27.

      In April 2004, the Company received a thirty day waiver from the holder on the first principal payment due which was subsequently further extended through to maturity. In addition, the Company received a deferral on certain interest payments which have subsequently been paid to Laurus Funds. As consideration for the deferrals, the Company issued five year Common Stock Purchase Warrants to Laurus Funds to purchase 694,000 shares of common stock at an exercise price of $0.81 per share. The fair value of these warrants was $153,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an estimated life of four years, a volatility factor of 57%, and a dividend yield of 0% and will be amortized over the remaining term of the loan. The Company also lowered the fixed conversion price of the convertible debt to $0.80 retroactively to the date of the agreement and stipulated an automatic reset of the fixed conversion price under certain circumstances.

      The principal amount of this collateralized 7% convertible term note was increased by another $500,000 on May 27, 2004. As additional consideration for the increase the Company issued a five year Common Stock Purchase Warrant to Laurus Funds to purchase 82,500 shares of the Company's common stock at exercise prices ranging from $1.00 to $1.40 per share. The principal is due in monthly installments of approximately $17,000 commencing in November 2004 through November 2006. The Company recorded a beneficial conversion feature of $184,000 and the relative fair value allocated to the warrants was approximately $40,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an estimated life of four years, a volatility factor of 57%, and a dividend yield of 0%. The fair value allocated to the warrants was recorded as debt discount and is being amortized over the term of the loan and the beneficial conversion feature was charged to the statement of operations as interest and financing costs.

      Laurus Funds shall not be entitled to be issued shares of common stock in repayment of any portion of the notes or upon exercise of either of the warrants if and to the extent such issuance would result in Laurus Funds and its affiliates beneficially owning more than 4.99% of the issued and outstanding common stock upon issuance, unless Laurus Funds shall have provided at least 75 days prior written notice to the Company of its revocation of such restriction. To date, the Company has not received any such notice.

      For the year ended December 31, 2004, interest expense on the amortization of debt discount was approximately $670,000. The amortization for the period from March 7, 2003 through December 31, 2003 was approximately $50,000.

      The principal is due in monthly installments of approximately $141,000 starting in April 2004 through November 2006, while interest on unpaid balances is payable monthly. The Company has the option to issue common stock in lieu of debt service payments at the then-market price of the stock. In addition, at the option of the holder, the debt may be converted into common stock at a fixed conversion price of $0.80 per share based on an agreed upon conversion formula.

      Pursuant to the Registration Rights Agreement with Laurus Funds, the Company is liable for certain penalties as a result of not registering the securities within a specified time frame. However, to date Laurus Funds has waived all penalties.

      Laurus Funds shall not be entitled to be issued shares of common stock in repayment of any portion of the notes or upon exercise of either of the warrants if and to the extent such issuance would result in Laurus Funds and its affiliates beneficially owning more than 4.99% of the issued and outstanding common stock upon issuance, unless Laurus Funds shall have provided at least 75 days prior written notice to the Company of its revocation of such restriction. To date, the Company has not received any such notice.

      (b) Principal is due in Great Britain Pounds, on March 6, 2007 to Stiefel Laboratories, Inc. ("Stiefel"), a customer and lender, while interest is payable annually commencing on March 7, 2004. The holder has the option to convert this note and any accrued interest into 4 million shares of the Company's common stock at any time before March 6, 2007. Additionally, the holder has the first right of refusal, for a period of four years on any additional debt financing that may be required by the Company. In March of 2004, the Company received, from the holder, a waiver of the first annual interest payment amounting to approximately $240,000 in consideration of future product development services. On April 6, 2004, the Company renegotiated this note. The new terms include the repayment of this note by December 31, 2005 and the cancellation of the option agreement to convert the note into 4 million common shares of the Company. Refer to Subsequent Events, Note 12.

      (c) The Company leases computers and furniture under capital leases that expire at various dates through 2006. Interest rates range from 10% to 27%.

      As of December 31, 2004 the principal installments payable on debt are as follows:

      2005                                    $4,277
      2006                                       107
      2007                                         6
                                              ------
      Total                                   $4,390
                                              ======

NOTE 11: COMMITMENTS AND CONTINGENCIES

      Leases:

      The Company has commitments under various long-term operating lease agreements for various premises. For the year ended December 31, 2004, total rent of office space was approximately $180,000

(2003 - $103,000). In addition to rent, the Company and its subsidiaries are responsible for operating costs, real estate taxes and insurance. As of December 31, 2004, future minimum annual rental commitments under operating leases are as follows:

      2005                                      $  577
      2006                                         428
      2007                                         399
      2008                                         191
      2009                                         100
      Thereafter                                 1,106
                                                ------
      Total                                     $2,801
                                                ======

      Legal Matters:

      The Company and its subsidiaries are subject to claims and lawsuits arising in the ordinary course of business. Management, in consultation with its legal advisors, believes that the outcomes of such legal matters are remote and unlikely to have a material adverse effect on the Company's financial position or operating results.

      Key Suppliers:

      The Company purchases raw materials and components from a limited number of key suppliers. A loss of any one of these suppliers would have a material adverse affect on the Company's operations.

      Other:

      Based on an agreement with a customer, the Company will spend approximately $365,000 on gassing equipment to automate a manufacturing line related to that customer's contract.

NOTE 12: SUBSEQUENT EVENTS

      During January 2005, Laurus Funds, the holders of the Convertible Notes due through 2006 converted $304,000 of the principal due on the Convertible Notes into 380,000 shares of the Company's restricted common stock at a conversion price of $0.80 per share.

      Subsequent to December 31, 2004, the Company renewed three Promissory Notes to two executives and an outside director for an aggregate amount of $700,000 and at an interest rate of 10% per annum.

      On March 31, 2005, the Company entered into a new non-dilutive, asset base revolving credit, term loan and security agreement ("Debt Agreement") totaling $46 million with Westernbank Business Credit Division of Westernbank Puerto Rico, Puerto Rico's second largest bank and a wholly owned subsidiary of W Holding Company, Inc. The Debt Agreement provides up to $10.0 million under a revolving line of credit (the "Revolver") secured by accounts receivables and inventory and up to $36.0 million under a series of four term loans (the "Term Loans") collateralized by the assets of Inyx, Inc. and it's subsidiary Inyx USA, Inc. The term loans consist of up to $5.0 million under a 5 year term loan for purchases of new property, plant and equipment, a $14.2 million, 5 year term loan on existing equipment, $11.8 million, 15 year term loan on real property and a $5.0 million mezzanine term line carries interest of 15% and collateralized by all other assets of the Company. This interest rate for these facilities excluding the mezzanine ranges from prime + 1% to prime + 2% (at a minimum of 6.5%) not to exceed 15%.

      The availability under the Debt Agreement allowed the Company to complete the acquisition of certain assets and business of Aventis Pharmaceuticals Puerto Rico Inc. ("Aventis PR") from Aventis Pharmaceuticals, Inc., a member of the sanofi-aventis Group, to repay all amounts due to Laurus Funds and to provide funding for working capital requirements.

      In connection with the Company's repayment of amounts due to Laurus Funds, all of the property, rights, title, interests and other assets pledged to Laurus Funds by Inyx Pharma, Ltd. and the Registrant pursuant to that certain Debenture dated as of October 30, 2003, by and between Inyx Pharma, Ltd. and Laurus Funds, as supplemented by a Supplemental Deed of Security dated as of December 29, 2003, and pursuant to that certain Share Charge dated as of October 29, 2003, by and between the Registrant and Laurus Funds, respectively, were irrevocably and unconditionally released by Laurus Funds pursuant to that certain Deed of Release dated as of March 31, 2005, by and between the Registrant, Inyx Pharma, Ltd and Laurus Funds. Further, all of Laurus Funds' right, title and interest in and to the assets secured in connection with that certain Secured Revolving Note dated as of December 30, 2003, that certain Minimum Borrowing Note dated as of December 30, 2003 and that certain Convertible Term Note dated as of October 20, 2003, each by and between the Registrant and Laurus Funds (together, the "Instruments"), were terminated, cancelled and transferred, along with all of Laurus Funds' right, title and interest in and to the Instruments, by Laurus Funds to Westernbank Puerto Rico pursuant to that certain Release Agreement dated as of March 31, 2005, by and among the Inyx, Inc., Inyx Pharma, Ltd., Inyx USA, Ltd., Laurus Funds and Westernbank Puerto Rico. In addition to the repayment of the convertible notes, the Company issued to Laurus Funds 1.5 million restricted common shares in lieu of early termination fees.

      On March 31, 2005, we entered into a long-term manufacturing and supply agreement with Aventis to manufacture and supply dermatological creams, lotions and ointments to Aventis from the Manati, Puerto Rico manufacturing facility that we acquired from Aventis PR (the "Aventis Supply Agreement").

      Pursuant to the completion of the acquisition of the business assets of Aventis PR, the Company received a $3.5 million advance from Aventis PR, evidenced by a Promissory Note which was entered into on March 31, 2005 (the "Promissory Note"), for strategic and business development activities to be carried out by the Company subsequent to its acquisition of the pharmaceutical manufacturing assets of Aventis PR. Such Promissory Note carries a ten percent (10%) per annum interest rate and is to be repaid by the Company to Aventis PR in two equal installments of one million seven hundred fifty thousand dollars ($1,750,000); the first of these installments shall be made on July 29, 2005 and the second of these installments shall be made on December 30, 2005.

      On April 6, 2005, our subsidiary, Inyx Pharma and Stiefel entered into a renewal of a Promissory Note originally dated March 6, 2003 payable to Stiefel in the principal amount of 2,500,000 Great Britain Pounds. In connection with such refinancing, Stiefel agreed to terminate its Option to convert such debt into 4 million shares of common stock of the Company. The new Note is payable quarterly in three equal installments starting June 30, 2005. Furthermore, once the note is paid off, the cross default condition on the Manufacturing and Supply Agreement dated March 6, 2003, will be removed and a cancellation letter will be reissued on December 31, 2005.

      Subsequent to year end, following the cancellation of 550,000 stock options granted to employees and consultants under the 2003 Stock Option Plan, the Company granted 550,000 stock options to employees and consultants as per the 2003 Stock Option Plan with prices ranging from $0.90 to $1.10.

NOTE 13: STOCKHOLDERS' EQUITY (DEFICIT)

      The stockholders' equity (deficit) information presented in these consolidated financial statements reflects the recognition of the effect of the reverse acquisition transaction with Inyx Pharma (See Note 1).

      On April 17, 2003 the Company issued 2,450,000 shares of restricted common stock as a fee to five entities as finders' fees for their role in facilitating the transaction with Inyx Pharma. The value of the common stock was approximately $1.3 million.

      On April 21, 2003 the Company issued 1,500,000 shares of restricted common stock to an individual as consideration for business advisory and financial consulting services. The value of the common stock was approximately $800,000.

      On April 28, 2003 the Company issued 16,000,000 shares of restricted common stock for 100% of the issued and outstanding shares of Inyx Pharma in a reverse merger acquisition.

      On August 22, 2003 the Company completed a private placement financing under which the Company sold 500,000 shares of its common stock at a price of $1.00 per share, and the investors also received a common stock purchase warrant, with an exercise price of $1.50 per share, along with each common share purchased. Neither the common shares nor the warrants are registered for trading at this time. As announced by the Company on September 9, 2003 the proceeds of the offering were to be used to increase the Company's working capital. The investors in this private placement included the Company's Chairman and an Outside Director of the Company.

      On October 30, 2003, the Company closed the private placement of $3 million in common stock. The common stock private placement has resulted in the issuance of 3 million shares, par value $0.01 to a group of institutions and other accredited investors. Proceeds net of offering costs of approximately $310,000 amounted to approximately $2.7 million. In addition to the common shares, the purchasers received a five-year Stock Purchase Warrant to buy one share of common stock for each two shares acquired in the placement, at a price of $1.00 per share for half of such warrants and $1.35 for the remaining half. The Company can call these warrants for redemption if the Company's stock price has closed above 200% of the strike price for 20 consecutive days.

      On November 17, 2003, pursuant to an exercise of 75,000 options the Company issued 75,000 shares of common stock for net proceeds of $90,000.

      During the period March 7, 2003 through December 31, 2003, the Company recorded approximately $1.5 million of additional paid-in capital resulting from stock options which vested during the period. The fair value was calculated using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. This amount is included in general and administrative expenses in the consolidated statement of operations.

      During the period March 7, 2003 through December 31, 2003, the Company recorded approximately $1.3 million resulting from the issuance of 1,475,000 stock purchase warrants as consideration for services to consultants and stock options to employees. The fair value was calculated using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. These amounts are included in general and administrative expenses in the consolidated statement of operations.

      On October 29, 2003 and December 30, 2003, the Company issued Laurus Funds a Convertible Term Note and a Secured Revolving Convertible Note with attached warrants. The beneficial conversion feature and the fair value of the warrants were recorded to additional paid-in capital. The value of the beneficial conversion feature was approximately $3.7 million and the fair value assigned to the warrants was approximately $1.6 million. The fair value was calculated using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%

      In January 2004, pursuant to an exercise of 265,000 options, the Company issued 200,000 shares of common stock at approximately $1.10 per share, and 65,000 shares of common stock at approximately $1.20 per share.

      On July 1, 2004, the Company issued 31,579 restricted shares of common stock for services under a strategic collaboration agreement amounting to approximately $30,000. This amount is included in the general and administrative expenses in the consolidated statement of operations.

      On August 3, 2004 through September 3, 2004 the Company completed two private placements and issued an aggregate of 9,190,901 shares of common stock at exercise prices ranging from $1.00 to $1.11 per share. The private placement resulted in proceeds of approximately $7.5 million net of offering related costs amounting to approximately $819,000. All of the investors were granted five-year non-detachable warrants to purchase up to an additional 9,190,901 shares of our common stock in aggregate at exercise prices ranging from $1.00 to $1.11 per share. During the term of such warrants, the exercise price shall be adjusted based on an agreed upon formula. The warrants also contain certain redemption and anti-dilution provisions. The Company also issued 783,286 warrants as a fee in connection with this private placement.

      During the year ended December 31, 2004, the Company recorded approximately $291,000 of additional paid-in capital resulting from stock options which vested during the period. The fair value was calculated using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. This amount is included in general and administrative expenses in the consolidated statement of operations.

      During the year ended December 31, 2004, the Company recorded approximately $521,000 as the fair value of warrants granted to Laurus Funds as consideration for its collateralized 7% convertible term note and certain amendments to the loan agreement thereafter. The relative fair value was calculated using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0% and was recorded as debt discount and is amortized over the remaining term of the loan. In addition, the Company also recorded $773,000 in the beneficial conversion feature on the convertible term note and secured revolver note. This amount was recorded as a charge to interest and financing costs in the accompanying statement of operations

      In addition, during the year ended December 31, 2004, the Company recorded approximately $178,000 of additional paid-in capital resulting from the issuance of 700,000 stock purchase warrants as additional consideration for promissory notes issued to two of its executives and one independent director. Additionally, on November 19, 2004, the Company granted an additional 1,150,000 five-year warrants to two of the Company's executives and an outside director to purchase an aggregate of 1,150,000 shares of the Company's common stock at a price of $0.95 per share. 450,000 of these warrants related to services provided in connection with corporate development and acquisition activities. The remaining 700,000 warrants were granted as additional consideration for extending loans to the Company, the aggregate amount of the loans amounts to $700,000 bearing interest of 10% per annum. Net proceeds from these loans, were used for working capital purposes. The fair value assigned to these warrants based on the Black-Scholes pricing model was approximately $404,000 with the following weighted-average risk assumptions: a risk free interest rate of 3.14%, an estimated life of four years, a volatility factor of 66% (2003) and 57%
(2004), and a dividend yield of 0%. These amounts are included in interest expense in the consolidated statement of operations

      During the year ended December 31, 2004, the Company recorded approximately $580,000 of additional paid-in capital resulting from the issuance of stock purchase warrants, which included; (i) 100,000 stock purchase warrants granted to a resigning director as an exchange for cancellation of 350,000 stock options. These Common Stock Purchase Warrants have an exercise price of $1.20 per share. (ii) 1,500,000 warrants granted to an entity related to the Company's Chairman, and his spouse. These five-year warrants were granted pursuant to various business development services provided to the Company and allow the holder to purchase our common stock at a price of $0.90 per share. These amounts are included in general and administrative expenses in the consolidated statement of operations.

      On November 26, 2004, the Company granted 300,000 five-year stock purchase warrants to purchase 300,000 shares of the Company's common stock at a price of $0.98 per share, to a consultant for due diligence services in relation to the asset acquisition in Puerto Rico. The fair value assigned to these warrants was approximately $109,000 and was charged to deferred acquisition costs on the Company's balance sheet.

      Between December 16, 2004 and December 30, 2004, the Company granted 150,000 stock purchase warrants for services in connection with signing a definitive agreement for the asset acquisition in Puerto Rico. These five year warrants allow various consultants to purchase the Company's common stock at a prices ranging between of $1.11 and $1.35 per share. The fair value assigned to these warrants was approximately $66,000 based on the Black-Scholes option pricing model and was charged to deferred acquisition costs on the Company's balance sheet.

NOTE 14: ACCUMULATED COMPREHENSIVE LOSS

      The accumulated comprehensive loss reflected in the consolidated statement of changes in Stockholders' Equity (deficit) and other comprehensive loss represents accumulated foreign currency translation adjustments associated with the conversion of the Company's United Kingdom and Canadian subsidiary's accounts to US dollars. These amounts are not adjusted for income taxes as they relate to an indefinite investment in a foreign subsidiary.

NOTE 15: STOCK OPTION PLAN

      On May 1, 2003, the Company's Board of Directors adopted the 2003 Stock Option Plan, which provides for the granting of incentive stock options and non-qualified stock options for the benefit of employees, officers, directors and those persons who the Company believes may have made a valuable contribution to the Company. The total number of shares that may be issued under the plan is 5,000,000. The exercise price per share must be at least equal to the fair market price at the time of grant. The term of each option is 10 years from the date of grant. The predecessor Company had no stock option plan.

      The weighted average fair value, at the date of the grant of the individual options granted during 2004 and 2003 was estimated at $1.18 and $1.12 respectively. The fair value of these options was estimated using the Black-Scholes option-pricing model, with the following assumptions for the year ended December 31, 2004 and for the period from March 7, 2003 through December 31, 2003, volatility rate of 57% and 66% respectively, risk free interest rate of 3.14%, an expected life of four years and no dividend yield for all periods.

      Total net compensation expense relating to options granted to employees, officers, directors, and other persons approximated $292,000 for the year ended December 31, 2004 and $1.5 million during the period March 7, 2003 through December 31, 2003. These amounts are included in general and administrative expenses in the consolidated statement of operations, as the Company expects that it will continue to issue stock options to such persons. There was no similar expense for options in the other periods presented.

      A summary of stock option activity under the plan is shown below:

                                          Successor                      Predecessor
                            ----------------------------------------------------------
                                                   For the Period
                            For the Year            from March 7,      For the Period
                                Ended               2003 through       from January 1,
                              December              December 31,        2003 through
                              31, 2004                  2003            March 6, 2003
                               (000's)                (000's)              (000's)
                            ----------------------------------------------------------
      Beginning Balance         4,860                      0                 --
      Granted                     773                  6,185                 --
      Exercised                  (325)                   (75)                --
      Forfeited                  (410)                  (250)                --
      Cancelled                  (448)                (1,000)                --
                            ----------------------------------------------------------
      Ending Balance            4,450                  4,860                 --
                            ==========================================================
      Exercisable               3,627                  3,212                 --
                            ==========================================================

      The following table summarizes information concerning outstanding and exercisable options at December 31, 2004 and at December 31, 2003; the predecessor Company had no stock option plan.

-----------------------------------------------------------------------------------------------------------------------
                                          Options outstanding                                  Options exercisable
-----------------------------------------------------------------------------------------------------------------------
                                                            Weighted
                                                             Average      Weighted                            Weighted
                                                            Remaining      Average                             Average
                          Range of              Shares     Contractual    Exercise          Shares            Exercise
                       Exercise Price        Outstanding   Life (Years)     Price        Exercisable           Price
-----------------------------------------------------------------------------------------------------------------------
December 31, 2004       $0.90 -$1.75            4,450           9           $1.18           3,627               $1.18
December 31, 2003       $1.10 -$1.75            4,860           9           $1.12           3,212               $1.12
=======================================================================================================================

NOTE 16: WARRANTS

      For the period from March 7, 2003 through December 31, 2003, the Company granted 3,475,000 warrants to purchase a maximum of 3,475,000 whole shares of common stock. Of the warrants granted, 2,000,000 warrants were issued pursuant to issuance of debt that are non-detachable and 1,475,000 detachable warrants were issued pursuant to consulting and investment banking agreements. These warrants allow the holders to buy the Company's common stock at prices ranging from $1.00 to $3.10 per share and expire at various dates between July 1, 2006 and December 30, 2008. The fair value assigned to the warrants issued for consulting and investment banking fees was approximately $1.3 million based on the Black-Scholes option pricing model with the following weighted average assumption: a risk free interest rate of 3.14%, an estimated life of four years, a volatility factor of 66%, and a dividend yield of 0%. This amount was included in the general and administrative expenses on the Company's consolidated statement of operations for the period March 7, 2003 through December 31, 2003.

      The Company issued to Laurus Funds 2,010,000 stock purchase warrants in conjunction with the issuance of debt over the period March 7, 2003 through December 31, 2003. The value assigned to these warrants was approximately $1.6 million and was recorded to debt discount and is being amortized over the period the debt is outstanding. In addition, the Company issued 1,271,500 warrants to Laurus Funds in consideration for increases to their convertible note and borrowing facility during the year ended December 31, 2004. The value assigned to these warrants was approximately $521,000 and was recorded to debt discount and is being amortized over the period the debt is outstanding. The total amortization for the year ended December 31, 2004 was approximately $670,000 and for the period March 7, 2003 through December 31, 2003 was approximately $48,000.

      During the year ended December 31, 2004 there were 9,974,187 warrants granted to purchase a maximum of 9,974,187 shares of common stock. 9,190,901 warrants were issued pursuant to the issuance of equity and are non-detachable 783,286 were granted to consultants as consideration for services in connection with the issuance of equity.

      Additionally, 2,575,000 detachable warrants issued pursuant to consulting and investment banking agreements. These warrants allow the holders to purchase the Company's common stock at prices ranging from $0.80 to $1.75 per share. The fair value of these warrants was estimated using the Black-Scholes option pricing model with the following weighted average assumption: a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. The value assigned to these warrants was approximately $907,000 and was charged as general and administrative expenses to the Company's consolidated statement of operations for the year ended December 31, 2004.

      Additionally, 1,400,000 warrants were issued in conjunction with promissory notes to related parties issued during the year. The value assigned to these warrants based on the Black-Scholes option pricing model was $425,000 and was charged as interest and financing expense to the Company's consolidated statement of operations for the year ended December 31, 2004.

NOTE 17: SUPPLEMENTAL CASH FLOW INFORMATION

                                                -------------------------------------------
                                                        Successor               Predecessor
                                                -------------------------------------------
                                                For the           For the         For the
                                                 Year              Period       Period from
                                                 Ended              from         January 1,
                                                December          March 7,         2003
                                                31, 2004            2003          through
                                                                  through         March 6,
                                                                  December         2003
                                                                  31, 2003
                                                -------------------------------------------
      Supplemental Disclosure of Cash
      Flow Information:
      Cash paid during the period for
         interest                               $  341              $  216            $  --
                                                -------------------------------------------
      Supplemental Disclosure of Non-
      Cash Financing Activities:
      Conversion of shareholder debt of
         $100,000 into shares of stock              --                 100               --
      Issuance of stock for services               323                 799               --
      Issuance of stock for finders fees            --               1,302               --
      Issuance of stock options                    291               1,513               --
      Warrants issued for consulting and
         financing fees                          1,337               1,261               --
      Debt discount                                522               1,628               --
                                                -------------------------------------------
      Supplemental Disclosure of Non-
      Cash Investing Activities:
      Capital leases                                25                 309               --
      Acquisition of Patent                         37                  --               --
                                                ===========================================

NOTE 18: INCOME TAXES

      The (provision) benefit for income taxes by taxing jurisdictions was as follows:

                                          ----------------------------------------------------
                                                    Successor                      Predecessor
                                          ----------------------------------------------------
                                                                 For the             For the
                                                                 Period               Period
                                                                  from                 from
                                                                 March 7,           January 1,
                                            For the               2003                 2003
                                          Year Ended             through             through
                                           December             December             March 6,
                                           31, 2004             31, 2003               2003
                                          ----------------------------------------------------
      Deferred tax (provision) benefit:
            US Federal                    $    --                $    --               $    --
            Non-US                         (1,333)                 1,294                    --
                                          ----------------------------------------------------

           Income tax (provision)
           benefit                        $(1,333)               $ 1,294               $    --
                                          ====================================================

      The federal statutory tax rate reconciled to the effective tax rate during 2004 and 2003 respectively is as follows:

                                         ------------------------------------------------
                                                        Successor             Predecessor
                                         ------------------------------------------------
                                                             For the            For the
                                                           Period from        Period from
                                                             March 7,          January 1,
                                          For the             2003                2003
                                         Year Ended          through            through
                                          December           December           March 6,
                                          31, 2004           31, 2003             2003
                                         ------------------------------------------------
      Tax at US statutory rate               35%                  35%                  35%

      Change in valuation allowance       (43.5%)              (23.3%)                 --
                                         ------------------------------------------------
      Effective tax rate                   (8.5%)               11.7%                  --
                                         ================================================

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes at December 31, 2004 and 2003 are as follows:

                                               ---------------------------
                                               December 31,    December 31,
                                                   2004            2003
                                               ---------------------------
      Deferred tax assets:
       Net Operating loss carry-forward
        US federal deferred                    $ 3,144             $ 3,393
        Non-US                                   2,463               1,294
                                               ---------------------------
                                                 5,607               4,687
      Less: valuation allowance                $(5,607)             (3,393)
                                               ---------------------------
      Total net deferred tax assets            $    --             $ 1,294
                                               ===========================

      At December 31, 2004, the Company had approximately $9.0 million of U.S. operating loss carry-forwards expiring from 2005 through 209; and approximately $8.2 million of foreign loss carry-forwards expiring from 2005 through 2011. The Company has not made any provisions for United States federal or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries because it is expected that such earnings will be permanently reinvested in these foreign operations. It is not practical to estimate the amount of taxes that might be payable on the eventual remittance of these earnings.

NOTE 19: DISCONTINUED OPERATIONS

      On March 7, 2003, Inyx Pharma acquired the majority of the pharmaceutical business assets of Miza UK out of Administration. The business assets of Miza UK's Biopharma division were not purchased and therefore have been presented as discontinued operations in the period from January 1, 2003 through March 6, 2003. The Biopharma Division generated net revenues of approximately $335,000, costs of sales of approximately $395,000 and a net loss of approximately $558,000.

NOTE 20: RELATED PARTY TRANSACTIONS

      During the period from March 7, 2003 through December 31, 2003, an affiliated partnership controlled by the chairman and his immediate family charged the Company for the chairman's services. Total payments to this affiliate approximated $980,000. The amount consisting of a one-time consulting charge of $753,000 and the balance of $227,000 for recurring salary were charged to general and administrative expenses in the consolidated statement of operations.

      During the period from March 7, 2003 through December 31, 2003, the Chairman and his spouse provided working capital advances to the Company. At December 31, 2003, all such advances have been repaid.

      During the period from March 7, 2003 through December 31, 2003, the Company paid rent to an affiliate for a furnished office space amounting to $66,000. This amount is included in general and administrative expenses.

      On April 14, 2004, Inyx Realty, Inc., which the Company established solely to operate a corporate office lease in Miami, Florida, was acquired by a related party. As consideration for the transfer, this related party assumed $100,000 of Inyx Realty's liabilities. The acquirer is a family trust in which the Company's Chairman/CEO and his spouse are beneficiaries. The acquirer unconditionally assumed all liabilities, thus terminating all of the Company's obligations under that lease.

      During the year ended December 31, 2004 and the period from March 7, 2003 through December 31, 2003 the Company paid to an affiliate approximately $12,000 and $0, respectively for sublease of office furniture and equipment.

      During the year ended December 31, 2004, the Company issued three promissory notes in aggregate amounting to $700,000 to two of the Company's executives and an independent director. The parties were issued warrants with a fair value of $178,000 for the issuance of the notes. This amount was charged as interest expense. During 2004, the Company repaid $600,000 of the notes. Subsequent to December 31, 2004, the Company renewed the notes which carry interest of 10% per annum. As additional consideration, the Company granted five-year warrants to the lenders to purchase an aggregate of 700,000 shares of its common stock at $0.95 per share. The fair values of these warrants amounted to $246,000 was charged to interest and financing charges.

         UNAUDITED PRO FORMA FINANCIAL STATEMENT INFORMATION - MIZA UK

      The following unaudited consolidated pro forma statement of operations presented herein for the year ended December 31, 2003 gives effect to the acquisition of Miza UK Pharmaceuticals Ltd. (Miza UK) by Inyx Pharma Limited ("Inyx Pharma") as if the acquisition had taken place as of January 1, 2003.

      As Miza UK is the predecessor entity, the historical financial information presented is that of Miza UK. The historical financial data is derived from the historical audited financial statements of the predecessor entity to Inyx Pharma. On March 7, 2003, Inyx Pharma acquired the majority of the operating assets of Miza UK from a court appointed Administrator. The acquisition did not include the operations of Miza UK's Biopharma Division, and such operations have been presented as discontinued operations in the underlying historical financial statements.

      The acquisition was accounted for using the purchase method of accounting. The unaudited pro forma financial data is not necessarily indicative of the operations had the acquisition taken place on January 1, 2003 and are not intended to project the Company's results of operations for any future period.

      The unaudited pro forma adjustments and certain assumptions are described in the accompanying notes.

      The unaudited pro forma financial statements should be read in conjunction with Inyx, Inc.'s consolidated financial statements and notes and the management's discussion and analysis included within this filing.

       Unaudited Consolidated Pro Forma Combining Statement of Operations

                      For the Year Ended December 31, 2003

                    (Expressed in thousands of U.S. dollars)


                                                                                                Pro forma
                                                                Miza UK      Inyx, Inc.         Adjustment           Pro forma
      Net Revenues                                             $  2,396     $     13,099         $     --           $    15,495
      Cost of sales                                               1,876           10,634               --                12,510
                                                               -------------------------         --------           -----------
                                                                    520            2,465               --                 2,985
      Operating expenses:
          Research and development                                   --               --               --                    --
          General and administrative expenses                       568           12,093               --                12,661
          Selling expenses                                           51              260               --                   311
          Depreciation and amortization                              75              347               (7) (3)              415
          Amortization of intangibles                                --              139               27  (4)              166
                                                               -------------------------         --------           -----------
                 Total operating expenses                           694           12,839               20                13,553
      Loss from continuing operations before interest
       expense, reorganization items and income tax
       benefit                                                     (174)         (10,374)             (20)              (10,568)
          Interest expense                                          176              707           (1,037) (1),(2)         (154)
                                                               -------------------------         --------           -----------
      Loss from continuing operations before
       reorganization items and income tax benefit                 (350)         (11,081)           1,017               (10,414)
          Reorganization items                                       --               --               --                    --
                                                               -------------------------         --------           -----------
      Loss from continuing operations before income tax
       benefit                                                     (350)         (11,081)           1,017               (10,414)
      Income tax benefit                                             --            1,294               --                 1,294
                                                               -------------------------         --------           -----------
      Net income (loss)                                        $   (350)    $     (9,787)        $     --           $    (9,120)
                                                               -------------------------         --------           -----------
                                                               -------------------------         --------           -----------
      Basic and fully diluted loss per share                         NA     $      (0.59)              NA           $     (0.56)
                                                               =========================         ========            ==========
      Weighted-average number of shares
        used in computing basic and
        fully diluted per share amounts                              --       22,857,260               --            22,857,260


NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

1) Interest expense was reduced by approximately $1,217,000 to reflect a reduction in interest expense assuming the repayment of Miza UK's debt. Upon completion of the acquisition, approximately $6.5 million of the cash paid to the Administrator was used to repay Miza UK's secured debt.

2) Interest expense was increased by approximately $180,000 to reflect the interest on the debt issued by the Company in connection with the acquisition.

3) Depreciation expense was adjusted to reflect the charges related to changes in fixed assets as of the closing of the acquisition.

4) Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer list and know-how.

                                   INYX, INC.
                          Consolidated Balance Sheets
        (Expressed in thousands of U.S. dollars except for share amount)


                                                                          -------------------------
                                                                           March 31,   December 31,
                                                                             2005          2004
                                                                          (Unaudited)
                                                                          -------------------------
                                            Assets
Current assets:
  Cash                                                                    $  3,277         $    336
  Accounts receivable, net                                                     862            1,697
  Inventory, net                                                             3,648            1,520
  Prepaid expenses and other current assets                                  1,144            2,571
                                                                          -------------------------
        Total current assets                                                 8,931            6,124
                                                                          -------------------------
Property, plant and equipment, net                                          19,502            6,230
Deferred financing costs, net                                                  697              651
Other assets                                                                    29               45
Purchased intangible assets, net                                             9,030            1,705
                                                                          -------------------------
                                                                            29,258            8,631
                                                                          -------------------------

        Total assets                                                      $ 38,189         $ 14,755
                                                                          =========================

                             Liabilities and Stockholders' Deficit
Current liabilities:

  Accounts payable                                                        $  4,578         $  4,091
  Accrued expenses and other current liabilities                             3,106            1,636
  Deferred revenues                                                          3,500              108
  Debt refinanced, net of discount                                              --           10,395
  Current portion of long-term debt                                          9,008            4,277
                                                                          -------------------------
        Total current liabilities                                           20,192           20,507
Long-term debt, net of current portion                                      29,296              113
                                                                          -------------------------
        Total liabilities                                                   49,488           20,620
                                                                          -------------------------
Commitments and contingencies
Stockholders' deficit:
  Preferred stock - $0.001 par value, 10,000,000 shares
    authorized -0- shares issued and outstanding                                --               --
  Common stock - $0.001 par value, 150,000,000 shares
    authorized, 39,983,983 shares issued and outstanding
    at March 31, 2005; 38,012,479 shares issued and
    and outstanding at December 31, 2004                                        40               38
  Additional paid-in capital                                                26,996           25,275
  Accumulated deficit                                                      (37,344)         (30,334)
  Subscriptions receivable                                                    (343)            (343)
  Accumulated other comprehensive loss -
    foreign currency translation adjustment                                   (648)            (501)
                                                                          -------------------------
        Total stockholders' deficit                                        (11,299)          (5,865)
                                                                          -------------------------

        Total liabilities and stockholders' deficit                       $ 38,189         $ 14,755
                                                                          =========================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                   INYX, INC.
                      Consolidated Statements of Operations
       (Expressed in thousands of U.S. dollars, except per share amounts)

                                                                   ---------------------------------
                                                                       For the Three Months Ended
                                                                                March 31,
                                                                       2005                 2004
                                                                               (Unaudited)
                                                                   ---------------------------------
Net revenues                                                       $      2,677         $      4,526
Cost of sales                                                             2,535                3,911
                                                                   ---------------------------------
   Gross profit                                                             142                  615
Operating expenses:
   Research and development                                                 357                  287
   General and administrative                                             1,841                2,104
   Selling                                                                  134                   84
   Depreciation and amortization                                            161                  152
   Amortization of intangible assets                                         47                   42
                                                                   ---------------------------------
   Total operating expenses                                               2,540                2,669
                                                                   ---------------------------------
Loss from operations before interest and
  financing costs and income tax benefit                                 (2,398)              (2,054)

Interest and financing costs (Note 10)                                    4,612                1,026
                                                                   ---------------------------------
Loss before income tax benefit                                           (7,010)              (3,080)
Income tax benefit                                                           --                  393
                                                                   ---------------------------------

Net loss                                                           $     (7,010)        $     (2,687)
                                                                   =================================

                                                                   ---------------------------------
Basic and fully diluted loss per share                             $      (0.18)        $      (0.09)
                                                                   =================================

Weighted-average number of shares used in
   computing basic and fully diluted loss per share amounts          38,296,035           28,747,582

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                   INYX, INC.
                      Consolidated Statements of Cash Flows
                    (Expressed in thousands of U.S. dollars)


                                                                    ------------------------------------
                                                                    For the Three Months Ended March 31,
                                                                       2005                       2004
                                                                                  (Unaudited)
                                                                    ------------------------------------
Cash flows from operating activities:
 Net loss for the period                                            $ (7,010)                   $ (2,687)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                                         161                         152
   Amortization of financing costs and debt discount                   2,096                         823
   Amortization of intangible assets                                      47                          42
   Deferred tax asset                                                     --                        (393)
   Issuance of stock for termination fees and conversion of
    debt                                                               1,577                          --
   Reserve for inventory obsolescence                                     64                         386
   Provision for bad debts                                                24                          59
   Stock option compensation                                              66                          66
   Warrants issued for financing & consulting fees                       162                          --
   Issuance of shares for exercise of stock options                       --                         290
   Subscription receivable                                                --                        (293)
 Changes in assets and liabilities:
   Decrease in accounts receivables                                      811                          46
   (Increase) decrease in inventory                                      142                        (212)
   (Increase ) decrease in prepaid and other current assets            1,427                      (1,308)
   (Increase) in deferred financing costs                               (697)                       (107)
   Decrease in other assets                                               16                          --
   Increase in accounts payable and accrued liabilities                1,682                         135
   Increase(decrease) in deferred revenues                             3,392                        (191)
                                                                    ------------------------------------
       Net cash provided by (used in) operating activities             3,960                      (3,192)
                                                                    ------------------------------------
Cash flows from investing activities:
 Purchase of property, plant and equipment                              (120)                        (58)
 Acquisition of Aventis Pharmaceuticals, Puerto Rico                 (22,744)                         --
                                                                    ------------------------------------
       Net cash used in investing activities                         (22,864)                        (58)
                                                                    ------------------------------------
Cash flows from financing activities:
 Borrowings under revolving line of credit, net of fees                2,423                       3,206
 Proceeds from issuance of long term debt to Westernbank              29,187                          --
 Proceeds from issuance of long term debt (current portion),
  to Westernbank                                                       1,813                          --
 Repayment of long term debt and revolving line of credit to
  Laurus Funds                                                       (10,395)                         --
 Payment of fees on long-term debt and revolving line of
  credit to Laurus Funds                                              (1,739)                         --
 Proceeds from issuance of demand notes to shareholders                  600                          --
 Repayment of demand notes to shareholders                               (67)                         --
 Cost of registering stock (SB2 registration)                            (82)                         --
 Repayment of capital lease obligation                                   (42)                        (34)
                                                                    ------------------------------------
       Net cash provided by financing activities                      21,698                       3,172
                                                                    ------------------------------------
Effect of foreign exchange rate changes
 on cash and cash equivalents                                            147                          35
Increase(decrease) in cash                                             2,941                         (43)
Cash at beginning of period                                              336                         796
                                                                    ------------------------------------
Cash at end of period                                               $  3,277                    $    753
                                                                    ------------------------------------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

NOTE 1: BUSINESS DESCRIPTION

      Inyx, Inc. ("Inyx" or the "Company") through its wholly-owned subsidiaries, Inyx Pharma Limited, Inyx Canada Inc. and Inyx USA, Ltd., is a specialty pharmaceutical company which focuses on the development and manufacturing of prescription and over-the-counter aerosol pharmaceutical products and drug delivery technologies for the treatment of respiratory, allergy, dermatological and topical conditions. Inyx's client base primarily consists of large ethical pharmaceutical corporations, branded generic pharmaceutical distributors, and biotechnology companies.

      On March 31, 2005, the Company through its wholly-owned subsidiary, Inyx USA, completed the acquisition of the business assets of Aventis Pharmaceuticals Puerto Rico, Inc. ("Aventis PR") from Aventis Pharmaceuticals, Inc. ("Aventis Pharmaceuticals") a subsidiary of the sanofi-aventis Group, for approximately $20.1 million, plus acquisition costs of approximately $2.6 million. Aventis PR is a pharmaceutical manufacturing operation producing dermatological, respiratory and allergy products. Aventis PR manufactured pharmaceutical products in accordance with a contract manufacturing agreement with its parent company, Aventis Pharmaceuticals. The operating results of the acquired business will be included in the Company's consolidated results from the effective date of the acquisition. The Company's March 31, 2005 balance sheet includes the assets acquired.

      Inyx currently manages and operates its business as one operating segment.

NOTE 2: BASIS OF PRESENTATION

      The financial information presented herein should be read in conjunction with our consolidated financial statements for the year ended December 31, 2004. The accompanying consolidated financial statements for the three months ended March 31, 2005 and 2004 are unaudited but, in the opinion of management, include all necessary adjustments (consisting of normal, recurring in nature) for a fair presentation of the financial position, results of operations and cash flow for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Therefore, the results of operations for the three months ended March 31, 2005 are not necessarily indicative of operating results to be expected for the year.

      Significant accounting policies are detailed in our annual report on Form 10-KSB for the year ended December 31, 2004.

      All intercompany accounts and transactions have been eliminated in consolidation.

      Certain amounts from prior consolidated financial statements and related notes have been reclassified to conform to the current period presentation

NOTE 3: ACQUISITION OF AVENTIS PHARMACEUTICALS

      On March 31, 2005, Inyx USA acquired the business assets of Aventis PR from the sanofi-aventis Group for approximately $20.1 million plus acquisition transaction costs of $2.6 million. The acquisition was accounted for as a business combination in accordance with Statement of Financial Accounting Standard No. 141 "Business Combinations". In connection with this acquisition, Inyx USA paid cash of approximately $19.7 million upon closing, (an additional $365,000 as a purchase price adjustment which remains payable at March 31,
2005), and incurred approximately $2.6 million in direct transaction costs. The acquisition was funded through a credit facility from the Business Credit Division of Westernbank Puerto Rico; Puerto Rico's second largest bank, and a wholly owned subsidiary of W Holding Company, Inc. ("Westernbank"). The Westernbank financing consists of a revolving loan, three term loans and a mezzanine loan, in the aggregate referred to as the "Westernbank Credit Facility" (See Note 10).


      The purchase price was allocated to the identifiable net assets acquired including the identifiable intangible assets based on their estimated fair market values at the date of acquisition as determined by the Valuation Services Practice of BearingPoint, Inc.

      The fair value of the assets acquired from the transaction totaled approximately $62.9 million based on independent third-party appraisals and valuations, which resulted in negative goodwill of $40.2 million. The negative goodwill was proportionately allocated over the non-current tangible and intangible assets acquired as follows:

                                                           Fair Value of         Allocation of       Allocation of
                                                               Assets               negative        Purchase price
                                                              acquired              goodwill      of assets acquired
                                                           ---------------------------------------------------------
      Land                                                 $      3,040          $     (2,017)          $      1,023
      Building                                                   12,700                (8,425)                 4,275
      Machinery and equipment                                    22,725               (15,076)                 7,649
      Computer hardware and software                                269                  (178)                    91
      Identifiable intangible assets:
       Customer contracts                                         4,800                (3,184)                 1,616
       Customer relationships                                    17,100               (11,344)                 5,756
      Inventory                                                   2,334                    --                  2,334
                                                           ---------------------------------------------------------
       Total                                               $     62,968          $    (40,224)          $     22,744
                                                           ---------------------------------------------------------

      The fair values assigned to the acquired assets are based on estimates and assumptions provided and other information compiled by management, including independent valuations, that utilize established valuation techniques appropriate for the industry in which the Company operates. The property, plant and equipment will be depreciated based on the Company's existing depreciation policies. The intangible asset which represents the value assigned to customer contracts will be amortized on a straight line basis over three years. The intangible asset which represents the value assigned to customer relationships will be amortized using the declining balance method of accelerated amortization over ten years.


      Pro Forma Results

      The following unaudited proforma summary information was based upon assumptions deemed appropriate by the Company and presents the financial information as if the acquisition of Aventis PR had taken place at the beginning of the periods presented. These pro forma results have been prepared for comparative purposes and are not indicative of what would have occurred had the acquisition occurred at the beginning of the periods presented nor are they indicative of future results.

      The most significant pro forma adjustments reflect the new debt incurred to finance the purchase of Aventis PR and the refinancing of the existing debt to Laurus Master Funds, Ltd. ("Laurus Funds"); the depreciation and amortization were also adjusted to reflect the fair market values of tangible and intangible assets acquired on March 31, 2005.


                                                      Pro Forma
                                          For the Three Months Ended March 31,
                                              2005                    2004
                                          ------------------------------------
Pro forma net revenues                    $      6,347            $      7,561
Pro forma loss from operations            $     (3,405)           $     (2,793)


NOTE 4: ACCOUNTS RECEIVABLE, NET

      Accounts receivable consist of the following:

                                          ------------------------------------
                                              March 31,          December 31,
                                                2005                 2004
                                            (Unaudited)
                                          ------------------------------------
Trade receivables                         $        1,038        $        1,849
Less allowance for doubtful accounts                (176)                 (152)
                                          ------------------------------------
                                          $          862        $        1,697
                                          ====================================

      There was a bad debt expense of $24,000 and $59,000 for the three months ended March 31, 2005, and 2004, respectively.

NOTE 5: INVENTORY, NET

      Inventory is comprised of the following:

                                          ------------------------------------
                                            March 31,            December 31,
                                               2005                  2004
                                           (Unaudited)
                                          ------------------------------------
Finished goods                            $           12        $          107
Work in process                                      527                   551
Raw materials                                      3,649                 1,338
                                          ------------------------------------
                                                   4,188                 1,996
Less provision for obsolescence                     (540)                 (476)
                                          ------------------------------------
                                          $        3,648        $        1,520
                                          ====================================

NOTE 6: PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment consist of the following:


                                                       -------------------------------------
                                                         March 31,             December 31,
                                                            2005                   2004
                                                        (Unaudited)
                                                       -------------------------------------
Land                                                   $        1,569         $          546
Buildings                                                       5,334                  1,059
Machinery, equipment and office furniture                      11,190                  3,541
Computer hardware and software                                    193                    102
                                                       -------------------------------------
                                                               18,286                  5,248
Less accumulated depreciation                                  (1,044)                  (898)
                                                       -------------------------------------
                                                               17,242                  4,350
Computer hardware and software under capital lease                407                    407
Less accumulated amortization                                     (83)                   (68)
                                                       -------------------------------------
                                                                  324                    339
Equipment held for future use (a)                               1,541                  1,541
Construction in progress (b)                                      395                     --
                                                       -------------------------------------
                                                       $       19,502         $        6,230
                                                       =====================================


      For the three months ended March 31, 2005, depreciation of property, plant and equipment was approximately $146,000 and for the same period in 2004 it was $138,000. Amortization for equipment under capital leases was approximately $15,000 and $14,000 for the three months ended March 31, 2005 and 2004, respectively.

      (a) The equipment held for future use consists of a manufacturing line which the Company is in the process of developing. Management expects to incur additional costs to equip this manufacturing line for the filling and gassing of non-CFC aerosol pharmaceutical products.

      (b) The construction in progress relates to costs associated with building a manufacturing line for a customer and various other ongoing projects. Management expects to incur additional costs to complete the manufacturing line for production and the various other projects estimated to be in excess of $3.0 million over the next two years. As of March 31, 2005, the Company has approximately $230,000 of outstanding commitments relating to these projects.

NOTE 7: DEFERRED FINANCING COSTS, NET

      As of December 31, 2004, deferred financing costs, net are comprised of fees related to convertible debt issued to Laurus Master Funds, Ltd ("Laurus Funds") in 2003 and amended in 2004. All amounts due to Laurus Funds were refinanced on March 31, 2005 through the Company's new Westernbank Credit Facility. (See Note 10) The unamortized deferred financing costs of approximately $651,000 relating to Laurus Funds were charged to interest and financing costs on the Company's consolidated statement of operations for the three months ended March 31, 2005.

      As of March 31, 2005, the deferred financing costs, net are related to the Westernbank Credit Facility and will be amortized over a three year period.

      Deferred financing costs, net consist of the following:

                                           ------------------------------------
                                             March 31,             December 31,
                                               2005                    2004
                                            (Unaudited)
                                           ------------------------------------
      Deferred financing costs             $        1,724        $        1,027
      Less accumulated amortization                (1,027)                 (376)
                                           ------------------------------------
                                           $          697        $          651
                                           ====================================

      For the three months ended March 31, 2005 and 2004, the amortization of deferred financing costs approximated $651,000 and $77,000, respectively.

NOTE 8: PURCHASED INTANGIBLE ASSETS, NET

      Purchased intangible assets consist of the following:


                                                                 ------------------------------------
                                                                     March 31,          December 31,
                                                                       2005                 2004
                                                                   (Unaudited)
                                                                 ------------------------------------
      Intangible assets subject to amortization:
      Customer relationships (accelerated 10 year life)          $        5,756        $           --
      Customer Contracts (straight line 3 year life)                      1,616                    --
      Customer list (straight line 12 year life)                          1,280                 1,280
      Know-how (straight line 10 year life)                                 598                   598
      Patent (straight line 7 year life)                                    132                   132
                                                                 ------------------------------------
                                                                          9,382                 2,010
      Less accumulated amortization                                        (352)                 (305)
                                                                 ------------------------------------
                                                                 $        9,030        $        1,705
                                                                 ====================================


      Purchased intangible assets are carried at cost less accumulated amortization. For the three months ended March 31, 2005 and 2004, amortization expense related to intangible assets totaled approximately $47,000 and $42,000, respectively. The aggregate estimated amortization expense for intangible assets as of March 31, 2005 for each of the following five years and thereafter is as follows:

      2005                                      $1,083
      2006                                       1,428
      2007                                       1,407
      2008                                         979
      2009                                         818
      Thereafter                                 3,315
                                                ------
      Total                                     $9,030
                                                ======

      Intangible assets not subject to amortization

NOTE 9: DEFERRED REVENUES

      On March 31, 2005, the Company received an advance of $3.5 million from Aventis PR for strategic and business development activities to be carried out by the Company in 2005, in collaboration with Aventis PR and its parent company sanofi-aventis. This amount was classified as deferred revenues and will be recognized into income as revenue is earned.

      Deferred revenues of $108,000 at December 31, 2004 related to an advance from Stiefel Laboratories, Inc. ("Stiefel") for services that were carried out during the first three months of 2005.

NOTE 10: LONG-TERM DEBT, NET OF CURRENT PORTION

      Long-term debt, net of current portion consists of the following:

                                                                                         -------------------------------------
                                                                                            March 31,            December 31,
                                                                                              2005                   2004
                                                                                          (Unaudited)
                                                                                         -------------------------------------
Prime + 1% Secured Revolving loan due to Westernbank                                     $        2,423         $           --
Prime + 2% Secured Term Promissory Note B issued to
   Westernbank                                                                                   14,200                     --
Prime + 2% Secured Term Promissory Note C issue to
   Westernbank                                                                                   11,800                     --
15% Term loan D Promissory Note issued to Westernbank                                             5,000                     --
Revolving line of credit due to Laurus Funds, net of debt discount of $0 at
   March 31, 2005 and $740,000 at December 31, 2004,
   paid from proceeds of Westernbank on March 31, 2005                                               --                  6,368
7% convertible term note due to Laurus Funds, collateralized by accounts receivable and other assets of the Company, net of debt discount of $0 at March
   31, 2005 and $692,000 at December 31, 2004, paid from proceeds of Westernbank on
   March 31, 2005                                                                                    --                  4,027
Uncollateralized 6% convertible promissory note due to customer,                                  4,013                  4,013
Uncollateralized 7% to 18% demand notes due to stockholders
   and various executives of the Company, principal and interest
   due on demand                                                                                    683                    150
Capital lease obligations, due to financial institutions, collateralized by software and equipment, due in monthly installments of $14,000 including
   interest of 10% to 27%, through 2006                                                             185                    227
                                                                                         -------------------------------------
                                                                                                 38,304                 14,785
Less debt refinanced, net of discount                                                                --                (10,395)
Less current portion                                                                             (9,008)                (4,277)
                                                                                         -------------------------------------
Long-term debt, net of current portion                                                   $       29,296         $          113
                                                                                         =====================================

      On March 31, 2005 the Company obtained a new non-dilutive asset based secured credit facility from Westernbank Puerto Rico totaling $46 million. The facility is comprised of a revolving loan (the "Revolver") of up to $10 million for purposes of working capital, a series of three term loans (Term loan "A", "B" and "C") amounting in aggregate to up to $31 million for purpose of refinancing the indebtedness to Laurus Funds and purchasing the assets of Aventis PR, and a mezzanine loan (Term loan "D") of up to $5 million for the purpose of funding construction or new equipment. The revolver is secured by the eligible receivables and inventory. The term notes are collateralized by substantially all the property of the Company and its subsidiaries whether now owned or thereafter to be acquired. Interest is based on Westernbank's prime rate. The prime rate at March 31, 2005 was 5.75%.

      The Westernbank Credit Facility is automatically renewable after the initial three year period ending on March 31, 2008 on a year to year basis, unless terminated by the Company or Westernbank.

      For the three months ended March 31, 2005, the Company accelerated its amortization of deferred charges of approximately $651,000, debt discount of approximately $1.4 million and recorded an early termination fee of $1.6 million related to the repayment of the debt to Laurus Funds.

NOTE 11: NET LOSS PER SHARE

      The Company follows the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No.128") in calculating its loss per share. SFAS No.128 states basic and diluted earnings per share are based on the weighted average number of shares of common stock and potential common stock outstanding during the period. Potential common stock equivalents for purposes of determining diluted earnings per share include the effects of dilutive stock options, warrants and convertible securities. The effect on the number of shares of such potential common stock equivalents is computed using the treasury stock method or the if-converted method, as applicable. The Company has excluded all outstanding options and warrants as well as shares issued upon conversion of convertible debt from the calculation of diluted net loss per share because these securities are anti-dilutive.

      Accordingly, as of March 31, 2005 and December 31, 2004, the Company had common stock equivalents of approximately 25,055,687 and 25,155,687 shares respectively, related to options and warrants; and approximately 18,375,000 related to shares to be issued upon the conversion of the convertible debt at December 31, 2004. There was no convertible debt outstanding at March 31, 2005.

NOTE 12: COMMITMENTS AND CONTINGENCIES

      Leases:

      The Company has commitments under various long-term operating lease agreements for various premises. For the three months ended March 31, 2005 and 2004, total rent of office space was approximately $40,000 and $36,000, respectively. In addition to rent, the Company and its subsidiaries are responsible for operating costs, real estate taxes and insurance. As of March 31, 2005, future minimum annual rental commitments under operating leases are as follows:

      2005                                          $  409
      2006                                             418
      2007                                             390
      2008                                             186
      2009                                              98
      Thereafter                                     1,112
                                                    ------
      Total                                         $2,613
                                                    ======

      Legal Matters:

      The Company and its subsidiaries are subject to claims and lawsuits arising in the ordinary course of business. Management, in consultation with its legal advisors, believes that the outcome of such legal matters are remote and unlikely to have a material adverse effect on the Company's financial position or operating results.

      Key Suppliers:

      The Company purchases raw materials and components from a limited number of key suppliers. A loss of any one of these suppliers would have a material adverse effect on the Company's operations.

      Other:

      As of March 31, 2005, the Company has approximately $230,000 of outstanding commitments related to capital projects currently in progress.


      The Company approached Stiefel in June 2005 with a request to restructure the payments under its 6% uncollateralized Promissory Note to Stiefel. In the course of such discussions the Company did not make the first restructured note payment on June 30, 2005, and Stiefel accelerated the repayment of the balance of the Stiefel Note. We paid the June 30 installment in July 2005 and are continuing discussions with Stiefel regarding the payment terms of the balance of the note and other commercial matters between the parties, none of which have been finalized at this time. The Company may therefore be required to repay the balance of the Stiefel Note and accrued interest, amounting to approximately $2.97 million in total, earlier than anticipated.

NOTE 13: SUBSEQUENT EVENTS

      On April 1, 2005, the Company granted 300,000 stock options to the Company's newly appointed Chief Financial Officer under the 2003 Stock Option Plan with an exercise price of $1.01. The options will vest over a three year period.

      On April 6, 2005, our subsidiary, Inyx Pharma and Stiefel entered into a renewal of a Promissory Note originally dated March 6, 2003 payable to Stiefel in the principal amount of 2.5 million Great Britain Pounds. In connection with the refinancing, Stiefel agreed to terminate its Option to convert such debt into 4 million shares of common stock of the Company. The new Note is payable quarterly in three equal installments starting June 30, 2005. Furthermore, once the note is paid off, the cross default condition on the Manufacturing and Supply Agreement dated March 6, 2003, will be removed and a cancellation letter will be reissued on December 31, 2005. The effects of the renewal have been reflected in these financial statements.

      Subsequent to March 31, 2005, the Company issued a Promissory note for $780,000 to Westernbank against the Term Loan A facility collateralized by the Company's capital expenditures. The term loan bears interest of prime plus 2% with monthly repayments starting on July 1, 2005. Interest payments are due starting May 1, 2005.

NOTE 14: STOCKHOLDERS' DEFICIT

      Between the period of January 14, 2005 and January 26, 2005 the Company issued 380,000 shares of its restricted common stock as payment of $304,000 of principal due under the Laurus Note. On February 28, 2005, the Company issued 300,000 five-year stock purchase warrants to Laurus in conjunction with a waiver received for any Events of Default. The fair value of the warrants was approximately $162,000 based on the Black-Scholes option pricing model with the following weighted average assumption: a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. This amount was charged to interest and financing costs on the consolidated statement of operations. Subsequently, on March 31, 2005, the Company issued 1,591,504 shares of the Company's restricted common stock valued at approximately $1.3 million as payment of certain early termination fees in connection with the repayment of all amounts due to Laurus Funds as of March 31, 2005. Such repayment amounted to approximately $12.3 million.

      During the three months ended March 31, 2005, the Company recorded approximately $66,000 of additional paid-in capital resulting from stock options which vested during the period. The fair value was calculated using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. This amount is included in general and administrative expenses in the consolidated statement of operations.

NOTE 15: ACCUMULATED COMPREHENSIVE LOSS

      The accumulated comprehensive loss reflected in the consolidated statement of changes in stockholders' deficit and other comprehensive loss represents accumulated foreign currency translation adjustments associated with the conversion of the Company's United Kingdom and Canadian subsidiary's accounts to US dollars. These amounts are not adjusted for income taxes as they relate to an indefinite investment in a foreign subsidiary.

NOTE 16: WARRANTS

      During the three months ended March 31, 2005, the Company issued to Laurus Funds, 300,000 five year warrants in conjunction with a waiver received and certain amendments to the registration rights agreements with Laurus Funds. The waiver waived any Events of Default that may have occurred under the credit facility and term note due to Laurus Funds. These warrants allow the holders to purchase the Company's common stock at a price of $0.95 per share. The fair value of these warrants was estimated using the Black-Scholes option pricing model with the following weighted average assumption: a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. The value assigned to these warrants was approximately $162,000 and was charged as interest and financing costs to the Company's consolidated statement of operations for the three months ended March 31, 2005.

      Comparatively, for the three months ended March 31, 2004, the Company issued 495,000 warrants to Laurus Funds in conjunction with a credit facility established in December 2003. These warrants allow the holders to purchase the Company's common stock at prices ranging from $1.25 to $1.75 per share. The fair value of these warrants was estimated using the Black-Scholes option pricing model with the following weighted average assumption: a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. The value assigned to these warrants was approximately $309,000 and was charged as interest and financing costs to the Company's consolidated statement of operations for the three months ended March 31, 2004.

NOTE 17: SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                 ----------------------------------
                                                                                     For the Three Months Ended
                                                                                              March 31,
                                                                                      2005               2004
                                                                                  (Unaudited)
                                                                                 ----------------------------------
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest                                         $          644      $           28
                                                                                 ----------------------------------
Supplemental Disclosure of Non-Cash Financing Activities:
Issuance of 380,000 shares as payment of debt and issuance of
   1,591,504 of shares for payment of termination fees to Laurus
   Funds (conversion price of $0.80 per share)                                            1,577                  --
Issuance of stock options                                                                    66                 356
Warrants issued for consulting and financing fees                                           162                 932
Accelerated amortization of financing costs                                                 651                  --
Accelerated amortization of debt discount                                                 1,445                  --
                                                                                 ----------------------------------
Supplemental Disclosure of Non-Cash Investing Activities
Acquisition of property, plant and equipment, under construction in
   progress                                                                                 275                  --
                                                                                 ----------------------------------

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

      The following unaudited consolidated pro forma statements of operations presented herein for the three months ended March 31, 2005 and March 31, 2004 give effect to the acquisition of the business assets of Aventis PR as if the acquisition had taken place at the beginning of the periods presented.

      The historical financial data is derived from the historical financial statements of both companies which were prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of the unaudited pro forma statement of operations for Aventis PR included the adjustment to back-out sales attributable to Aventis inter-company sales and customer contracts not renewed at the date of acquisition.

      The acquisition was accounted for using the purchase method of accounting. The unaudited pro forma financial data is not necessarily indicative of the operations had the acquisition taken place at the beginning of the periods presented and are not intended to project the Company's results of operations for any future period.

      The unaudited pro forma adjustments and certain assumptions are described in the accompanying notes which should be read in conjunction with this unaudited pro forma consolidated statement of operations.

                 Unaudited Consolidated Statement of Operations

                    For the three months ended March 31, 2005

                       (Expressed in thousands of dollars)

                                             Aventis
                                         Pharmaceuticals                    Aventis
                                           Puerto Rico,                   Puerto Rico                 Pro forma
                                               Inc.       Adjustments(1)  (acquired)    Inyx, Inc.  Adjustments(2)       Combined
Net Revenues                               $     15,575   $    (11,905)(a)      3,670  $      2,677  $         --      $      6,347
Cost of sales                                    12,242        (10,261)         1,981         2,535         4,516
                                           ------------   ------------   ------------  ------------  ------------      ------------
                                                  3,333         (1,644)         1,689           142            --             1,831

Operating expenses:
     Research and development                        --             --             --           357            --               357
     General and administrative expenses          2,609         (1,729)           880         1,841            --             2,721
     Selling expenses                                --             12             12           134            --               146
     Depreciation and amortization                    0             71             71           161           220 (a)           452
     Amortization of intangibles                      0            226            226            47           (89)(b)           362
                                           ------------   ------------   ------------  ------------  ------------      ------------
                 Total operating expenses         2,609         (1,420)         1,189         2,540           309             4,038

Income(loss) from continuing
  operations before interest,
  other and income tax benefit (expense)            724           (224)           500        (2,398)         (309)           (2,207)

     Interest expense(income)                    (1,159)         1,524            365         4,612        (3,779)(c)         1,198
     Other expense (income)                       7,965         (7,965)            --            --            --                --
                                           ------------   ------------   ------------  ------------  ------------      ------------

Income (Loss) from continuing operations
  before income tax benefit (expense)            (6,082)         6,217            135        (7,010)        3,470            (3,405)

Income tax benefit (expense)                         --             --             --            --            --                --
                                           ------------   ------------   ------------  ------------  ------------      ------------

Net income (loss)                          $     (6,082)  $      6,217   $        135  $     (7,010) $      3,470      $     (3,405)
                                           ============   ============   ============  ============  ============      ============
Basic and fully diluted income/(loss)
  per share                                         N/A            N/A            N/A  $      (0.18) $       5.04      $      (0.09)
                                           ============   ============   ============  ============  ============      ============
Weighted-average number of shares
  used in  computing basic and fully
  diluted loss per share amounts                     --             --             --    38,296,035       687,948        38,983,983

                 Unaudited Consolidated Statement of Operations

                    For the Three Months Ended March 31, 2004

                       (Expressed in thousands of dollars)

                                             Aventis
                                         Pharmaceuticals                  Aventis
                                           Puerto Rico,                 Puerto Rico                    Pro forma
                                               Inc.     Adjustments(1)  (acquired)     Inyx, Inc.    Adjustments(2)     Combined
                                          ------------  ------------   ------------   ------------   ------------      ------------
Net Revenues                              $     17,761  $   (14,727)(a) $     3,034   $      4,526   $         --      $      7,560
Cost of sales                                   12,677       (10,723)         1,954          3,911             --             5,865
                                          ------------  ------------   ------------   ------------   ------------      ------------
                                                 5,084        (4,004)         1,080            615             --             1,695

Operating expenses:
     Research and development                       --            --             --            287             --               287
     General and administrative expenses         2,354        (1,468)           886          2,104             --             2,990
     Selling expenses                               --            13             13             84             --                97
     Depreciation and amortization               1,144        (1,090)            54            152            237(a)            443
     Amortization of intangibles                    --            --             --             42            315(b)            357
                                          ------------  ------------   ------------   ------------   ------------      ------------
                Total operating expenses         3,498        (2,545)           953          2,669            552             4,174

Income(loss) from continuing operations
  before interest, other and income tax
  benefit (expense)                              1,586        (1,459)           127         (2,054)          (552)           (2,479)

     Interest expense (income)                    (507)         (904)           397          1,026           (716)(c)           707
     Other expense (income)                          7            (7)            --             --             --                --
                                          ------------  ------------   ------------   ------------   ------------      ------------

Income(loss)from continuing operations
 before income tax benefit (expense)             2,086        (2,356)          (270)        (3,080)           164            (3,186)

Income tax benefit (expense)                      (352)          352             --            393             --               393
                                          ------------  ------------   ------------   ------------   ------------      ------------

Net income (loss)                         $      1,734  $     (2,004)  $       (270)  $     (2,687)  $        164      $     (2,793)
                                          ============  ============   ============   ============   ============      ============
                                          ------------  ------------   ------------   ------------   ------------      ------------
Basic and fully diluted income
 (loss) per share                                  N/A           N/A            N/A   $      (0.09)  $       0.08      $      (0.09)
                                          ============  ============   ============   ============   ============      ============
Weighted-average number of shares
  used in computing basic and fully
  diluted loss per share amounts                    --            --             --     28,747,582      1,971,504        30,719,086

Notes to unaudited pro forma consolidated statements of operations

For the Three Months Ended March 31, 2005 and 2004

      (1)  Reflects  adjustments  to back  out  certain  revenues  and  expenses
      historically   recorded  or  incurred  by  Aventis  PR  which  related  to operations not acquired by Inyx USA.

            a. Aventis PR's revenue represents all manufacturing revenues relating to the carved-out business of Aventis PR and was derived using the actual product volumes of the products acquired in the acquisition on March 31, 2005, extended at the newly negotiated unit prices for each one of these products.

      (2) Reflects the following pro forma adjustments:

            a. Depreciation expense was adjusted to reflect the fair value of assets acquired as of the closing of the acquisition on March 31, 2005, based on valuations provided by a third party.

            b. Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer contract renewals and customer relationships acquired in the acquisition on March 31, 2005 based on valuations provided by a third party.

            c. Reflects additional interest expense from the new Westernbank credit facility closed on March 31, 2005 and a reduction of interest expense due to the repayment of the Laurus Master Funds credit facility also on March 31, 2005.

                 FINANCIAL STATEMENTS ON NEWLY ACQUIRED BUSINESS

                    Aventis Pharmaceuticals Puerto Rico, Inc.

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm ..................... F-44

Balance Sheets as of December 31, 2004, December 31, 2003 ................... F-45

Statements of Operations for the Years Ended December 31,
 2004 and 2003 and for the thirteen months ended December 31, 2002........... F-46

Statements of Stockholders'  Equity and Other Comprehensive
 Income (Loss) for the Years Ended December 31, 2004 and 2003
and for the thirteen months ended December 31, 2002 ......................... F-47

Statements of Cash Flows for the Years Ended December 31,
 2004 and 2003 and for the thirteen months ended December 31, 2002........... F-48

Notes to Financial Statements ............................................... F-49

UNAUDITED INTERIM FINANCIAL STATEMENTS

Balance Sheet as of March 31, 2005 .......................................... F-59

Statements of Operations for the three months ended March 31, 2005 and 2004 . F-60

Statements of Cash Flows for the three months ended March 31, 2005 and 2004 . F-61

Notes to Financial Statements ............................................... F-62

PRO FORMA FINANCIAL STATEMENTS

Pro forma Statement of Operations for the Three Months Ended March 31, 2005 . F-67

Pro forma Statement of Operations for the Three Months Ended March 31, 2004 . F-68

Pro forma Statements of Operations for the Years Ended December 31, 2004 .... F-68

Notes to the unaudited Pro Forma Statement of Operations .................... F-69

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Inyx, Inc.

We have audited the balance sheets of Aventis Pharmaceuticals Puerto Rico, Inc. (the "Company") (a wholly-owned subsidiary of Aventis, S.A.) (the "Parent") as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 2004 and 2003, and the thirteen months ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aventis Pharmaceuticals Puerto Rico, Inc. as of December 31, 2004 and 2003, and the results of operations and cash flows for the two years ended December 31, 2004 and 2003, and the thirteen months ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 1 and 3 of the accompanying financial statements, subsequent to year-end, the Company sold the majority of its manufacturing facility, including the land, buildings, machinery and equipment, and certain intangible assets located in Manati, Puerto Rico to Inyx, Inc., an unrelated third-party, in connection with an Asset Purchase Agreement dated December 15, 2004 ("the Agreement"). The accompanying balance sheet as of December 31, 2004 has been adjusted to reflect the acquisition terms and conditions of the Agreement and an impairment charge has been recorded on the accompanying statement of operations for the year ended December 31, 2004. The Parent has no plans to liquidate or merge the legal entity at this time. Since part of the Parent's strategic plan is to transition the manufacturing operations of the Company to other existing facilities, future revenues will not be indicative of the historical results reported on the accompanying statement of operations for the two years ended December 31, 2004 and the thirteen months ended December 31, 2002. Also, the Parent has not indicated to the Company when the notes receivable and due from affiliates approximating $240,000,000 at December 31, 2004 will be paid or credited to the Company, and as such, realizability of these amounts cannot be predicted by the Company at this time. The accompanying financial statements do not include the effects of any adjustments that may be required as a result of this uncertainty.

/s/Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
June 10, 2005

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                                 Balance Sheets

                                                                        ---------------------------------
                                                                                    December 31,
                                                                              2004               2003
                                                                        ---------------------------------
                                             Assets

Current assets:
     Cash and cash equivalents                                          $     150,444       $   3,430,465
     Receivables
        Interest                                                              230,988             245,965
        Other                                                                 368,588             942,791
     Inventories, net                                                       6,807,921          13,514,766
     Prepaid Puerto Rico income tax                                         7,262,408           6,615,096
     Prepaid expenses                                                         171,821             165,315
     Assets sold                                                            4,507,250                  --
                                                                        ---------------------------------
           Total current assets                                            19,499,420          24,914,398
                                                                        ---------------------------------

Due from affiliates                                                        96,576,441          91,133,407
Notes receivable from affiliate                                           143,384,494         127,280,330
Long-term investments held-to-maturity                                     35,455,000          36,055,000
Property, plant and equipment, net                                          4,016,371          45,256,980
Deferred tax asset                                                            418,181           1,138,566
Other assets                                                                  120,346           1,759,765
                                                                        ---------------------------------

           Total assets                                                 $ 299,470,253       $ 327,538,446
                                                                        =================================

                              Liabilities and Stockholder's Equity

Current liabilities:
     Accounts payable, trade                                            $   1,212,755       $   3,144,043
     Accrued expenses                                                       5,200,909           4,538,223
     Deferred tax liability                                                   462,000           2,092,258
Federal income tax payable                                                  5,891,689           3,708,949
                                                                        ---------------------------------
           Total current liabilities                                       12,767,353          13,483,473

Due to affiliates                                                              86,414           6,287,296
Additional minimum pension liability                                        1,130,219           1,098,046
                                                                        ---------------------------------
           Total liabilities                                               13,983,986          20,868,815
                                                                        ---------------------------------

Contingencies (note 13)

Stockholder's equity
     Common stock - no par value, 1,000 shares authorized,
     100 shares issued and outstanding at $21 stated value                      2,100               2,100
     Additional paid-in capital                                            17,214,843          17,214,843
     Retained earnings                                                    268,979,662         290,142,406
     Accumulated other comprehensive loss                                    (710,338)           (689,718)
                                                                        ---------------------------------
           Total stockholder's equity                                     285,486,267         306,669,631
                                                                        ---------------------------------

           Total liabilities and stockholder's equity                   $ 299,470,253       $ 327,538,446
                                                                        =================================

   The accompanying notes are an integral part of these financial statements.
        Refer to Report of Independent Registered Public Accounting Firm.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                            Statements of Operations

                                                           --------------------------------------------------------
                                                                                                   For the Thirteen
                                                                                                     Months Ended
                                                             For the Years Ended December 31,         December 31,
                                                                 2004                 2003               2002
                                                           --------------------------------------------------------
Revenues
Net sales                                                  $   64,761,425       $   78,768,528       $   79,926,454
Cost of sales                                                  44,437,977           56,717,449           69,935,988
                                                           --------------------------------------------------------
Gross profit                                                   20,323,448           22,051,079            9,990,466

Operating expenses:
General and administrative                                      9,566,648            9,908,701            9,536,264
Depreciation                                                    4,845,321            4,377,243            4,505,110
                                                           --------------------------------------------------------
     Total operating expenses                                  14,411,969           14,285,944           14,041,374

     Income before restructuring, interest and                         --
        income taxes                                            5,911,479            7,765,135           (4,050,908)

Restructuring expenses (primarily write-down
    of assets sold)                                            42,821,850                   --                   --
                                                           --------------------------------------------------------

     Income (loss) before interest and income taxes           (36,910,371)           7,765,135           (4,050,908)

Interest income                                                 2,632,024            2,443,348            3,296,271
                                                           --------------------------------------------------------

     Income (loss) before income taxes                        (34,278,347)          10,208,483             (754,637)

Provision (benefit) for income tax                            (13,115,603)           4,523,920            5,877,300
                                                           --------------------------------------------------------

     Net Income (loss)                                        (21,162,744)           5,684,563           (6,631,937)

Other comprehensive loss:
     Minimum pension liability adjustment,
         net of tax                                               (20,620)            (153,538)            (536,180)
                                                           --------------------------------------------------------

     Comprehensive income (loss)                           $  (21,183,364)      $    5,531,025       $   (7,168,117)
                                                           ========================================================

   The accompanying notes are an integral part of these financial statements.
        Refer to Report of Independent Registered Public Accounting Firm.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                Statement of Changes in Stockholder's Equity and
                        Other Comprehensive Income (Loss)

                                        -----------------------------------------------------------------------------------------
                                                                                                    Accumulated
                                        Common Stock                Additional                         Other
                                         Number of       Par         Paid-in        Retained       Comprehensive
                                           Shares       Value        Capital        Earnings           Loss             Total
                                        ----------    ---------   -------------   -------------    -------------    -------------
Balances at December 1, 2001                   100    $   2,100   $  17,214,843   $ 410,943,801    $          --    $ 428,160,744
Net loss for the thirteen months
    ended December 31, 2002                     --           --              --      (6,631,937)              --       (6,631,937)
Minimum pension liability adjustmnent           --           --              --              --         (536,180)        (536,180)
Dividends                                       --           --              --    (119,854,021)              --     (119,854,021)
                                        -----------------------------------------------------------------------------------------
Balances at December 31, 2002                  100        2,100      17,214,843     284,457,843         (536,180)     301,138,606
                                        ------------------------------------------------------------------------------------------
Net income                                      --           --              --       5,684,563               --        5,684,563
Minimum pension liability adjustmnent           --           --              --              --         (153,538)        (153,538)
                                        -----------------------------------------------------------------------------------------
Balances at December 31, 2003                  100        2,100      17,214,843     290,142,406         (689,718)     306,669,631
                                        -----------------------------------------------------------------------------------------
Net loss                                        --           --              --     (21,162,744)              --      (21,162,744)
Minimum pension liability adjustmnent           --           --              --              --          (20,620)         (20,620)
                                        -----------------------------------------------------------------------------------------
Balances at December 31, 2004                  100    $   2,100   $  17,214,843   $ 268,979,662    $    (710,338)   $ 285,486,267
                                        =========================================================================================

   The accompanying notes are an integral part of these financial statements.
        Refer to Report of Independent Registered Public Accounting Firm.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                            Statements of Cash Flows

                                                                              -----------------------------------------------------
                                                                                                                   For the Thirteen
                                                                                                                     Months Ended
                                                                               For the Years Ended December 31,       December 31,
                                                                                   2004                2003               2002
                                                                              -----------------------------------------------------
Comprehensive (loss)/income                                                   $ (21,183,364)      $   5,531,025       $  (7,168,117)
                                                                              -----------------------------------------------------
Adjustments to reconcile net (loss) income to net cash provided by operating activities
   Depreciation                                                                   4,845,321           4,377,243           4,505,110
   Additional pension liability                                                      20,620             153,538             536,180
   Provision for inventory obsolescence                                           2,748,417           3,575,045           4,128,565
   Write down of assets held for sale to fair value                              40,501,045             598,119             609,575
   Loss on disposal of fixed assets                                                      --           2,145,897
   Deferred tax benefit                                                         (15,052,532)           (553,570)          1,085,885
   Changes in assets and liabilities that increase (decrease) cash flows from operating activities
    Receivables                                                                     589,180           5,894,634            (969,521)
    Inventories                                                                   1,558,568            (197,487)            670,572
    Prepaid Puerto Rico income tax                                                 (647,312)          9,134,060         (15,749,156)
    Prepaid expenses                                                                 (6,506)           (147,131)             31,570
    Due from affiliates                                                           8,712,377            (783,944)        103,767,950
    Other assets                                                                     21,242            (573,028)            116,979
    Accounts payable, trade                                                      (1,931,288)         (3,811,610)          2,575,132
    Accrued expenses                                                                662,686           1,876,587          (1,347,565)
    Due to affiliates                                                            (6,200,882)          5,993,766          (2,183,009)
    Federal income tax payable                                                    2,182,740           3,708,949          (7,702,601)
                                                                              -----------------------------------------------------
         Total adjustments                                                       38,003,676          29,245,171          92,221,563
                                                                              -----------------------------------------------------
         Net cash provided by operating activities                               16,820,312          34,776,196          85,053,446
                                                                              -----------------------------------------------------

Cash flows from investing activities
Proceeds from collections of investments held to maturity                           600,000           1,445,050          28,460,000
Proceeds from sale of property, plant and equipment                                      --             125,000             106,676
Capital expenditures                                                             (4,596,169)         (4,503,266)         (8,332,392)
Funds advanced to affiliates under notes receivable                             (16,104,164)        (26,372,857)       (100,907,473)
                                                                              -----------------------------------------------------
    Net cash used in investing activities                                       (20,100,333)        (29,306,073)        (80,673,189)
                                                                              -----------------------------------------------------

Cash used in financing activities
Cash dividends paid                                                                      --                  --        (119,854,021)
Payment of bank overdraft                                                                --          (2,040,558)          2,040,558
                                                                              -----------------------------------------------------
    Net cash used in financing activities                                                --          (2,040,558)       (117,813,463)
                                                                              -----------------------------------------------------

Net change in cash and cash equivalents                                          (3,280,021)          3,429,565        (113,433,206)
Cash and cash equivalents, beginning of the year                                  3,430,465                 900         113,434,106
                                                                              -----------------------------------------------------
Cash and cash equivalents, end of the year                                    $     150,444       $   3,430,465       $         900
                                                                              =====================================================

Supplemental cash flow disclosure
Assets sold, at net book value                                                $   4,507,250       $          --                  --
                                                                              -----------------------------------------------------
Assets held for sale, at net book value                                       $          --       $          --       $     125,000
                                                                              -----------------------------------------------------
Income taxes paid                                                             $     319,375       $          --       $  15,288,509
                                                                              -----------------------------------------------------

   The accompanying notes are an integral part of these financial statements.
        Refer to Report of Independent Registered Public Accounting Firm.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

NOTES TO FINANCIAL STATEMENTS

Note 1: Organization

      Aventis   Pharmaceuticals   Puerto  Rico,   Inc.  (the   "Company")  is  a
wholly-owned subsidiary of Aventis S.A. (the "Parent"). The Company manufactures pharmaceutical and other products in Manati, Puerto Rico.

      Effective December 1, 2001, the Company entered into a contract manufacturing agreement ("Agreement") with Parent. The agreement states that the Company is entitled to invoice Parent the actual cost of manufacturing and shipping the related products to Parent plus a ten percent mark-up. The agreement can be renewed automatically every year until either party decides to terminate the agreement.

      As discussed in Note 3, on December 15, 2004, the Company signed an Asset Purchase Agreement with a third party with the purpose of selling all the assets associated with its manufacturing operations. The effective date of the transaction was March 31, 2005. Management has no plans to liquidate or merge the legal entity at this time. The majority of pharmaceutical and other products currently manufactured at the Company's plant in Manati, Puerto Rico will be transitioned to other existing manufacturing facilities owned by the Parent and a portion will be included in a contract manufacturing agreement with the third party that acquired the assets associated with the manufacturing operations. (See Subsequent Event note 14)

      The Company operates in one business segment.

Note 2: Summary of Significant Accounting Policies

      The following summarizes the most significant accounting policies used in the preparation of the accompanying financial statements.

Change in Reporting Period

      During 2003, the Company changed its reporting year-end from November 30th to a calendar year-end. The Company is reporting a thirteen month period on the accompanying statements of operations, statement of changes in stockholders equity and cash flows for the period ended December 31, 2002 because of the inability of the accounting and reporting system to isolate the one month ended December 31, 2001.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are adequate. Actual results could differ from those estimates.

Revenue Recognition

      Revenues and related cost of sales are recorded upon passage of title and risk of loss, which occurs at time of shipment. Interest income is recognized as earned, on the accrual basis of accounting.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. At December 31, 2004 and 2003, cash equivalents consisted of a money market account that amounted to approximately $150,000 and $3.4 million, respectively.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 2: Summary of Significant Accounting Policies, cont'd

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out basis. Allowances are established to reduce the cost of excess and obsolete inventories to their estimated net realizable value.

Investments

      The Company has investments in debt securities that have been classified as held to maturity. Accordingly, these investments are carried at amortized cost and temporary unrealized gains and losses are not recognized. Securities having less than twelve months to maturity are classified as either cash equivalents or as short-term investments, depending on the original terms of the instruments.

Property, Plant and Equipment

      Property, Plant and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided over the estimated useful life of the respective assets using the straight-line method. Upon sale or retirement of depreciable properties, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the determination of income. Maintenance and repairs are charged to operations when incurred. Betterments which substantially increase the life of the individual assets are capitalized.

Accounting for Impairment of Long-lived Assets

      The Company periodically evaluates its long-lived assets to determine whether current events and circumstances warrant adjustment to the carrying values or amortization periods. The Company measures impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the carrying amount of long-lived assets is not recoverable from its undiscounted cash flows.
Impairment loss on long-lived assets to be held and used is measured as the difference between the carrying amount and fair value of the assets and for long-lived assets held for sale as the difference between the carrying amount and fair value less estimated cost to sell.

Income Taxes

      The Company uses an asset and liability approach in accounting for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between tax bases of assets and liabilities and their reported amounts in the financial statements. An allowance is recognized for any deferred tax asset for which, based on management's evaluation, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Disclosure about Fair Value of Financial Instruments

      For certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable, accrued expenses and balances due from and due to affiliates, the carrying amounts approximate fair value due to their short maturities or variable interest rate feature of the instruments, if applicable. For investment securities, management believes that carrying value approximates fair value as a substantial portion of the investments bear interest at variable rates.

Reclassifications

      Certain amounts in the financial statements for the periods ended December 31, 2003 and 2002 have been reclassified to conform to the presentation for the year ended December 31, 2004.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 3: Assets Sold

      On December 15, 2004, the Company signed an Asset Purchase Agreement with a third party for the purpose of selling substantially all the assets associated with its manufacturing operations in Manati, Puerto Rico. The effective date of the transaction is March 31, 2005. The decision was made by the Parent since the Manati, Puerto Rico manufacturing plant no longer fits the Parent's core capacity requirements. The Parent transferred some production to other facilities and in addition, the Company has investments that will also continue to produce income in Puerto Rico.

Carrying amount of major classes of assets included as part of the assets sold are:

                                            December 31,
                                               2004
                                            ----------
Inventory                                   $  507,250
Property, plant and equipment                4,000,000
                                            ----------
Total                                       $4,507,250
                                            ==========


      Assets classified as sold are measured at the lower of its carrying amount or fair value. The Company recorded a loss of $40,751,045 for the year ended December 31, 2004 associated with the write down to fair value of the assets sold. This loss is presented as part of restructuring expenses in the Statement of Operations and Comprehensive Loss.

      This transaction was not treated as a discontinued operation as the Parent transferred certain manufacturing production occurring in the Manati, Puerto Rico facility, not related to the assets sold, to other affiliated manufacturing facilities.

Note 4: Due from Affiliates

      Due from affiliates is comprised of the following:

                                         December 31,   December 31,
                                            2004           2003
                                         -----------   -----------
Accounts receivables - Parent            $80,406,340   $83,875,109
Accounts receivables trade - affiliate     1,187,037     6,430,645
Deferred tax asset (a)                    14,983,064       827,653
                                         -----------   -----------

                                         $96,576,441   $91,133,407
                                         ===========   ===========


(a) The deferred tax is expected to be fully recovered when the Parent files its consolidated tax return in the United States of America. This deferred tax asset is primarily due to the impairment charge recorded in connection with the assets sold. Upon realization of the asset, the Parent is expected to pass this benefit to the Company as an adjustment to the intercompany account. (See Note 10)

      At this time, the Parent cannot determine with any degree of certainty as to when these amounts will be paid. Therefore, these amounts have been classified as long-term assets.

Note 5: Notes Receivable from Affiliate

      The notes receivable from affiliate are promissory notes due from Aventis Pharma, S.A. that bear interest at LIBOR plus one tenth of one percent per annum, payable based on contractual terms. The notes receivable from affiliate outstanding at December 31, 2004 and 2003 have a weighted average interest rate of 2.62% and 1.27%, respectively and has been accrued. At this time, the Parent cannot determine with any degree of certainty as to when these amounts will be paid. Therefore, these amounts have been classified as long-term assets.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 6: Inventories

      Inventories are comprised of the following:

                                  December 31,    December 31,
                                     2004             2003
                                  ------------    ------------
Finished goods                    $  1,350,221    $  5,459,160
Work in process                      1,361,222       1,366,092
Raw materials                        4,997,114       8,926,320
                                  ------------    ------------
                                     7,708,557      15,751,572
Less provision for obsolescence       (900,636)     (2,236,806)
                                  ------------    ------------
                                  $  6,807,921    $ 13,514,766
                                  ============    ============


      Finished goods inventory includes samples inventory of $270,222 for the year ended December 31, 2004 and $978,465 for the year ended December 31, 2003.

Note 7: Property, Plant and Equipment

      Property, plant and equipment consist of the following:

                                December 31,    December 31,
                                   2004             2003
                                ------------    ------------

Building and improvements       $         --    $ 29,633,240
Machinery and equipment            6,979,332      41,789,400
Furniture and fixtures                    --       1,019,440
Mold, patterns and dies                   --          33,023
                                ------------    ------------
                                   6,979,332      72,475,103
Less accumulated depreciation     (2,962,961)    (34,309,299)
                                ------------    ------------
                                   4,016,371      38,165,804

Land                                      --       1,661,032
Construction in progress                  --       5,430,144
                                ------------    ------------
                                $  4,016,371    $ 45,256,980
                                ============    ============


      As further disclosed in Note 3, during 2004, the Company reclassified approximately $3,970,000 of property, plant and equipment to assets sold. An adjustment to reduce the property to its fair value less estimated cost to sell was recorded as of December 31, 2004. The Company ceased depreciating these assets on March 31, 2005, the actual date of sale.

      The remaining balance of machinery and equipment represents the equipment at vendor sites used for continuing production. These assets were sold to an affiliate at book value during 2005.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 8: Investments

      Investments held-to maturity consist of:

                                 December 31,                  December 31,
                          -------------------------      ----------------------
                          2004                 2003      2004              2003
                               Carrying Value                   Fair Value
                          -------------------------      ----------------------

Long-term investments
 maturing in 2007

Finance Agency            $   455,000   $ 1,055,000   $   457,534   $ 1,103,234
                          -----------   -----------   -----------   -----------
Promissory Notes
                          -----------   -----------   -----------   -----------
  P.R. Conservation Trust
(floating)                 20,000,000    20,000,000    21,004,000    20,000,000
                          -----------   -----------   -----------   -----------
  Oriental Bank and Trust
(floating)                 15,000,000    15,000,000    15,000,000    15,000,000
                          -----------   -----------   -----------   -----------
                          $35,455,000    36,055,000   $36,461,534   $36,103,234
                          ===========   ===========   ===========   ===========


      As of December 31, 2004 and 2003, the floating rates on the P.R. Conversation Trust note was 1.48% and 1.00%, respectively and the rates on the Oriental Bank and Trust notes were 1.38% and 1.10%, respectively.

Note 9: Income and Local Taxes

Income Taxes:

      During 2002, the Company signed a tax grant ("the Grant") with the Puerto Rico Treasury Department ("PRTD"). The Grant provides partial tax exemption from income, property and municipal license taxes and undistributed industrial development income (IDI) for a period of 15 years, retroactive to January 1, 1998.

      The Grant establishes a basic 9.275% flat income tax rate on the first $59,865,934 of industrial development income ("Base Period IDI"), excluding income from certain qualified investments ("Section 2(j) IDI"), until November 30, 2002. The flat tax rate is in lieu of any other income or withholding tax. Any IDI generated by the Company, excluding Section 2(j) IDI, over the Base Period Income is subject to a maximum flat income tax rate of 7%, or a lower applicable rate depending on the average monthly employment for the fiscal year up until November 30, 2002.

      Effective December 1, 2002, the basic 9.275% flat income tax rate on the Base Period Income has been phased-out and replaced by a flat income tax rate on all IDI, including Section 2(j) IDI. The income tax rate begins at a basic 7% but may be further reduced, depending on the Company's average monthly employment as follows:

      --------------------------------------------- -------------------------
              Average Monthly Employment                Income Tax Rate
                       Up to 375                               7%
                       376 to 400                             6.5%
                       401 to 425                              6%
                       426 to 450                             5.5%
                       451 to 475                              5%
                     More than 475                             4%
      --------------------------------------------- -------------------------

      Under the Grant, the Company's effective income tax rate on IDI increases from the rate under the previous grant. The effect of this increased rate on tax years 1998 through 2001 resulted in an additional Puerto Rico income tax liability of approximately $10 million The grant also eliminates the tax on industrial development income distributed since 1998 ("tollgate tax"), which results in the reimbursement of tollgate taxes

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 9: Income and Local Taxes, cont'd

previously paid by the Company's Parent during that period of approximately $16 million. The Company, based on the advice of its legal counsel, amended its Puerto Rico corporation income tax returns from 1998 to 2001 and recharacterized the reimbursable tollgate tax as income tax payments. As a result of the above recharacterization and tax payments in previous years, the Company has a prepaid Puerto Rico income tax of approximately $7 million at December 31, 2004. This prepaid tax is transferable to other affiliates of the Company with operations in Puerto Rico.

      On June 30, 2004, the Company reached a closing agreement with PRTD to re-characterize the tol1gate taxes previously paid as income tax payments and disallow certain deductions claimed in the Puerto Rico income tax returns for the years 1998 to 2001, which resulted in a tax assessment of approximately $1.6 million.

      Qualified investment income, which is fully tax exempt from Puerto Rico income tax, amounted to approximately $2.6 million in 2004, $1.9 million in 2003 and $2.4 million in 2002.

      Components of the Company's deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows:

                                           December 31,  December 31,
                                              2004          2003
                                           -----------   -----------
Deferred tax assets
Current: (a)
Allowance for inventory obsolescence       $    92,427   $   827,653
Assets write down to fair value             14,890,637            --
                                           -----------   -----------
                                            14,983,064       827,653

Non-current:
Additional minimum pension liability           418,181       406,276
Qualified capital expenditures                      --       732,290
                                           -----------   -----------
                                               418,181     1,138,566
                                           -----------   -----------

 Total deferred tax asset                  $15,401,245   $ 1,966,219
                                           ===========   ===========

Deferred tax liability
Qualified capital expenditures - current   $   462,000   $ 2,092,258
                                           ===========   ===========


      In assessing the realizability of the deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management, based upon recent events believes it is more likely than not that the Parent will realize the benefits of these deductible differences upon the filing of the consolidated tax return in the United States of America. Management at this time cannot predict when these benefits will be realized and paid or credited to the Company, (a) included in due from affiliate. (See Note
4).

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS


Note 9: Income and Local Taxes, cont'd

      The provision (benefit) for income taxes consists of:

                                                    For the Thirteen
                         For the Years Ended         Months ended
                             December 31,             December 31,
                         2004            2003            2002
                     ------------    ------------    ------------
Current
     Puerto Rico     $   (245,811)   $  2,039,793    $ 10,631,347
     United States      2,182,740       3,037,697      (5,839,932)
                     ------------    ------------    ------------
                        1,936,929       5,077,490       4,791,415
Deferred
     Puerto Rico         (623,895)        382,510       1,502,275
     United States    (14,428,637)       (936,080)       (416,390)
                     ------------    ------------    ------------
                      (15,052,532)       (535,570)      1,085,885
                     ------------    ------------    ------------
                     $(13,115,603)   $  4,523,920    $  5,877,300
                     ============    ============    ============

      During 2003, the Company received US Federal income tax refunds in the amount of $5.5 million related to taxable years 1999 and 2000, including interest of approximately $515,000, which has been reflected as part of interest income in the statement of operations.

Local Taxes:

      Pursuant to the Grant, the Company also enjoys 90% exemption from property taxes and a 60% exemption from municipal license taxes, effective January 1, 1998.

Note 10: Related Party Transactions

      Transactions made in the normal course of business with the Parent and other affiliated companies not disclosed elsewhere in the financial statements follow:

                                                    For the Thirteen
                         For the Years Ended         Months ended
                             December 31,             December 31,
                         2004            2003            2002
                     ------------    ------------    ------------

Net sales            $64,761,425      $78,768,528     $77,465,739
Interest income      $ 2,104,812      $ 1,387,512     $ 1,223,592

      Amounts due from and to affiliates, other than the notes receivable from affiliate, are non-interest bearing and have no stated maturity dates. (See Notes 4 and 5)

      During the periods ended 2004 and 2002, the Company performed contract-manufacturing for certain third party customers. Contract manufacturing revenues for 2004 were billed and shipped to the Parent (contracted-manufacturer) who in turn shipped and billed the customers. Contract manufacturing revenues for 2002 of approximately $2,400,000 were shipped and billed directly to third party customers since the Company was the contracted manufacturer.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 11: Retirement Plans

      Pension Plan

The Company sponsors a non-contributory defined benefit pension plan ("the Plan"), covering substantially all employees of the Company in Manati, Puerto Rico. The Plan provides retirement benefits based primarily on years of service and employees average compensation near retirement. The actuarially computed pension cost of the Plan for 2004 and 2003 includes the following components:

                                             December 31,    December 31,
                                                2004            2003
                                            ------------    ------------
Changes in Benefit Obligation
Net benefit obligation, beginning of year   $  8,873,558    $  6,587,873
Service cost                                     873,958         606,258
Interest cost                                    554,513         416,516
Actuarial loss                                   821,317       1,304,582
Gross benefits paid                              (73,733)        (41,671)
                                            ------------    ------------
Net benefit obligation, end of year         $ 11,049,613    $  8,873,558
                                            ============    ============

                                                December 31,  December 31,
                                                   2004          2003
                                               -----------    -----------
Changes in Plan Assets
Fair value of plan assets, beginning of year   $ 4,395,857    $ 3,682,811
Actual return on plan assets                       270,922        627,599
Employer contribution                              669,859        127,118
Gross benefits paid                                (73,733)       (41,671)
                                               -----------    -----------
Net benefit obligation, end of year            $ 5,262,905    $ 4,395,857
                                               ===========    ===========
Funded status-excess of benefit obligation     $(5,786,708)   $(4,477,701)
     over fair value of plan assets
Unrecognized prior service cost                     (1,700)        (2,052)
Unrecognized loss                                3,996,486      3,262,183
                                               -----------    -----------
Accrued pension cost before minimum             (1,791,922)    (1,217,570)
     liability
Additional minimum pension liability            (1,130,219)    (1,098,046)
                                               -----------    -----------
Accrued pension cost                           $(2,922,141)   $(2,315,616)
                                               ===========    ===========


      The Company recognized an additional pension liability because the unfunded accrued pension cost is less than the amount of the existing unfunded accumulated benefit obligation. Furthermore, the Company recorded a related intangible asset in an amount that did not exceed the unrecognized prior year service cost. The intangible asset in the amount of $1,700 and $2,052 is presented as other asset in the accompanying balance sheets for the years ended December 31, 2004 and 2003, respectively. The additional minimum pension liability recognized in the balance sheets as of December 31, 2004 and 2003 includes the following components:

                           December 31, December 31,
                              2004         2003
                           ----------   ----------
Other comprehensive loss   $  710,338   $  689,718
Deferred tax asset            418,181      406,276
Intangible asset                1,700        2,052
                           ----------   ----------
                           $1,130,219   $1,098,046
                           ==========   ==========

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 11: Retirement Plans, cont'd

                                            December 31,    December 31,
                                               2004            2003
                                            -----------     -----------
Weighted-Average Assumptions
Discount rate                                      5.75%           5.75%
Rate of compensation increase                      4.50%           4.50%
Expected long-term rate of return on plan
    assets                                         8.25%           9.00%

Components of Net Periodic Benefit Cost
Service Cost                                $   873,958     $   606,258
Interest costs                                  554,513         416,516
Expected return on assets                      (428,044)       (327,501)
Amortization of prior service cost                 (352)           (352)
Amortization of loss                            244,136         134,764
                                            -----------     -----------
Net periodic benefit cost                   $ 1,244,211     $   829,685
                                            ===========     ===========


      As discussed in Note 3, in connection with the Asset Purchase Agreement, the Company has ceased manufacturing operations in the Manati, Puerto Rico facility effective March 31, 2005. This event limits the Company's employees expected future years of service up to March 31, 2005, which should ultimately reduce the Plan's projected benefit obligation. During 2005, the Company will recognize the effect of such reduction upon termination of the Plan. The Company is currently in the process of terminating the plan and distributing the vested portion of the employees unpaid pension benefits.

      Savings Plan

      The Company also sponsors a savings plan (the "Savings Plan") for its employees in Puerto Rico. Any employee who meets certain service requirement is eligible to participate in the Savings Plan. Participants of the Savings Plan can elect to contribute up to 10% of their monthly compensation and the Company matches from 75% to 100% of such contribution, up to 6% of the employee compensation. The maximum amount that can be contributed is limited to $8,000 for the 2004 taxable year. Charges to operations under the Savings Plan amounted to approximately $391,000 and $378,000 for the years ended December 31, 2004 and 2003 and $420,000 for the thirteen months ended ended December 31, 2002. The Company is currently in the process of terminating its Savings Plan.

Note 12: Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and investments. The Company places its cash and investment instruments with high credit quality financial institutions all of which are located in Puerto Rico; consequently it has a geographic concentration of credit risk in Puerto Rico.

Note 13: Contingencies

      The Company is a defendant in legal cases arising in the normal course of business. Management believes, based on advice from legal counsel, that the final outcome of these cases will not have a significant impact on the Company's financial position or results of operations.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 14: Subsequent Events

      On March 31, 2005, the Company closed a definitive agreement with Inyx USA, Inc. a U.S. subsidiary of Inyx, Inc., to sell the business assets of Aventis PR for a selling price of approximately $20.1 million.

      On March 31, 2005, pursuant to the sale of the business assets at the Manati, Puerto Rico facility, Kos Pharmaceuticals, Inc. agreed to assign a manufacturing and supply agreement for the production of a CFC-version of Azmacort by Aventis PR to Inyx USA, Inc.

      Subsequent to year-end, the remaining equipment, reflected on the December 31, 2004 balance sheet, was sold at book value to an affiliated entity.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                                  Balance Sheet

                                                             -------------
                                                                March 31
                                                                  2005
                                                               (Unadited)
                                                             -------------
                                     Assets

Current assets:
     Cash and cash equivalents                               $   9,940,686
     Receivables
        Interest                                                   280,207
        Other                                                    7,872,490
     Inventories, net                                              361,274
     Prepaid Puerto Rico income tax                                245,811
     Prepaid expenses                                              102,736
                                                             -------------
           Total current assets                                 18,803,204
                                                             -------------

Due from affiliates                                            105,609,855
Notes receivable from affiliate                                140,311,130
Long-term investments held-to-maturity                          35,205,000
Deferred tax asset                                                 418,181
Federal income tax                                                 881,370
Other assets                                                         1,700
                                                             -------------
                                                               282,427,236

                                                             -------------
           Total assets                                      $ 301,230,440
                                                             =============

                      Liabilities and Stockholder's Equity

Current liabilities:
     Accounts payable, trade                                 $  11,192,938
     Accrued expenses                                            1,065,411
     Deferred tax liability                                        462,000
                                                             -------------
                                                                12,720,349
                                                             -------------

Due to affiliates                                                  596,865
Additional minimum pension liability                             1,214,534
Other deferred income                                            7,294,516
                                                             -------------
           Total liabilities                                    21,826,264
                                                             -------------

Contingencies (note 11)

Stockholder's equity
     Common stock - no par value, 1,000 shares authorized,
     100 shares issued and outstanding                               2,100
     Additional paid-in capital                                 17,214,843
     Retained earnings                                         262,897,571
     Accumulated other comprehensive loss                         (710,338)

                                                             -------------
           Total stockholder's equity                          279,404,176
                                                             -------------

           Total liabilities and stockholder's equity        $ 301,230,440
                                                             =============

   The accompanying notes are an integral part of these financial statements.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                            Statements of Operations

                                                   -----------------------------
                                                       For the Three Months
                                                         Ended March 31,
                                                      2005            2004
                                                           (Unaudited)
                                                   ----------------------------
Revenues:
Net sales                                          $ 15,575,383    $ 17,761,556
Cost of sales                                        12,241,632      12,677,303
                                                   ------------    ------------
Gross profit                                          3,333,751       5,084,253

Operating expenses:
General and administrative                            2,609,051       2,354,494
Depreciation                                                 --       1,143,189
                                                   ------------    ------------
     Total operating expenses                         2,609,051       3,497,683
                                                   ------------    ------------

     Income before other income and income taxes        724,700       1,586,570

Other income:
Interest income                                       1,158,611         507,094
Other income (expense)                               (7,965,402)         (7,345)
                                                   ------------    ------------

     Income (loss) before income taxes               (6,082,091)      2,086,319
                                                   ------------    ------------

Provision (benefit) for income tax                           --         352,000
                                                   ------------    ------------

     Net loss (income)                             $ (6,082,091)   $  1,734,319
                                                   ============    ============


   The accompanying notes are an integral part of these financial statements.


                    Aventis Pharmaceuticals Puerto Rico, Inc.
                            Statements of Cash Flows

                                                           ----------------------------
                                                              For the Three Months
                                                                 Ended March 31,
                                                             2005             2004
                                                                  (Unaudited)
                                                           ----------------------------
Cash flows from operating activities:

Net (loss)/income                                          $ (6,082,091)   $  1,734,319
                                                           ------------    ------------
Adjustments to reconcile net income to net cash provided
   by operating activities
   Depreciation                                                      --       1,143,189
   Other comprehensive loss                                          --         (19,106)
   Changes in assets and liabilities that
    increase (decrease) cash flows
    from operating activities
     Receivables                                                196,879         859,763
     Inventories                                              6,446,647         (47,570)
     Prepaid Puerto Rico income tax                           7,016,597       1,967,123
     Prepaid expenses                                            69,085      (1,499,599)
     Due from affiliates                                     (5,017,043)      5,054,134
     Other assets                                               118,646       1,759,765
     Accounts payable, trade                                  2,227,234          29,212
     Accrued expenses                                        (4,135,498)     (2,010,408)
     Due to affiliates                                          510,451      (5,977,889)
     Federal income tax payable                              (6,773,059)      4,444,501
     Pension liability                                           84,315              --
     Deferred tax liability                                          --          21,960
                                                           ------------    ------------
          Total adjustments                                     744,254       5,725,075
                                                           ------------    ------------
          Net cash provided by operating activities          (5,337,837)      7,459,394
                                                           ------------    ------------

Cash flows from investing activities
Proceeds from investments held to maturity                      250,000         240,000
Proceeds from sale of property, plant and equipment          11,984,327              --
Capital expenditures - work in progress                        (179,612)       (225,881)
Funds advanced to affiliates under notes receivable           3,073,364      (8,369,647)
                                                           ------------    ------------
     Net cash used in investing activities                   15,128,079      (8,355,528)
                                                           ------------    ------------

Cash used in financing activities
     Net cash used in financing activities                           --              --
                                                           ------------    ------------

Net change in cash and cash equivalents                       9,790,242        (896,134)
Cash and cash equivalents, beginning of the year                150,444       3,430,465
                                                           ------------    ------------
Cash and cash equivalents, end of the year                 $  9,940,686    $  2,534,331
                                                           ============    ============

Supplemental cash flow disclosure
                                                           ------------    ------------
Assets sold, at net book value                             $  4,016,250    $         --
                                                           ------------    ------------
Income tax paid                                            $         --    $         --
                                                           ------------    ------------
Non-cash investing activities
Purchase price not paid at closing                         $  7,750,000    $         --
                                                           ------------    ------------

   The accompanying notes are an integral part of these financial statements.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 1: Organization

      Aventis   Pharmaceuticals   Puerto  Rico,   Inc.  (the   "Company")  is  a
wholly-owned subsidiary of Aventis S.A. (the "Parent"). The Company manufactures pharmaceutical and other products Manati, Puerto Rico.

      Effective December 1, 2001, the Company entered into a contract manufacturing agreement ("Agreement") with Parent. The agreement states that the Company is entitled to invoice Parent the actual cost of manufacturing and shipping the related products to Parent plus a ten percent mark-up. The agreement can be renewed automatically every year until either party decides to terminate the agreement.

      As discussed in Note 3, on December 15, 2004, the Company signed an Asset Purchase Agreement with a third party with the purpose of selling all the assets associated with its manufacturing operations. Effective date of the transaction is March 31, 2005. Management has no plans to liquidate or merge the legal entity at this time. The majority of pharmaceutical and other products currently manufactured at the Company's plant in Manati, Puerto Rico will be transitioned to other existing manufacturing facilities owned by the Parent or included in a contract manufacturing agreement with the third party that acquired the assets associated with the manufacturing operations.

      The Company operates in one business segment.

Note 2: Summary of Significant Accounting Policies

      The following summarizes the most significant accounting policies used in the preparation of the accompanying financial statements.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are adequate. Actual results could differ from those estimates.

Revenue Recognition

      Revenues and related cost of sales are recorded upon passage of title and risk of loss, which occurs at time of shipment. Interest income is recognized as earned, on the accrual basis of accounting.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. At March 31, 2005 cash equivalents consisted of a money market account that amounted to approximately $10.3 million.

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out basis. Allowances are established to reduce the cost of excess and obsolete inventories to their estimated net realizable value.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 2: Summary of Significant Accounting Policies, cont'd

Investments

      The Company has investments in debt securities that have been classified as held to maturity. Accordingly, these investments are carried at amortized cost and temporary unrealized gains and losses are not recognized. Securities having less than twelve months to maturity are classified as either cash equivalents or as short-term investments, depending on the original terms of the instruments.

Accounting for Impairment of Long-lived Assets

      The Company periodically evaluates its long-lived assets to determine whether current events and circumstances warrant adjustment to the carrying values or amortization periods. The Company measures impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the carrying amount of long-lived assets is not recoverable from its undiscounted cash flows.
Impairment loss on long-lived assets to be held and used is measured as the difference between the carrying amount and fair value of the assets and for long-lived assets held for sale as the difference between the carrying amount and fair value less estimated cost to sell.

Income Taxes

      The Company uses an asset and liability approach in accounting for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between tax bases of assets and liabilities and their reported amounts in the financial statements. An allowance is recognized for any deferred tax asset for which, based on management's evaluation, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Disclosure about Fair Value of Financial Instruments

      For certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable, accrued expenses and balances due from and due to affiliates, the carrying amounts approximate fair value due to their short maturities or variable interest rate feature of the instruments, if applicable. For investment securities, management believes that carrying value approximates fair value as a substantial portion of the investments bear interest at variable rates.

Reclassifications

      Certain amounts in the financial statements for the period ended March 31, 2004 have been reclassified to conform to the presentation for the year ended March 31, 2005.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 3: Due from Affiliates

         Due from affiliated is comprised of the following:

                                        March 31, 2005
                                         ------------
Accounts receivables - Parent            $ 87,228,197
Accounts receivables trade - affiliate      3,398,594
Deferred tax asset (a)                     14,983,064
                                         ------------

                                         $105,609,855
                                         ============


(a) The deferred tax is expected to be fully recovered when the Parent files its consolidated tax return in the United States of America. This deferred tax asset is primarily due to the impairment charge recorded in connection with the assets sold. Upon realization of the asset, the Parent is expected to pass this benefit to the Company as an adjustment to the intercompany account. (See Note 7)

      At this time, the Parent cannot determine with any degree of certainty as to when these amounts will be paid. Therefore, these amounts have been reclassified as long-term assets.

Note 4: Notes Receivable from Affiliate

      The notes receivable from affiliate are promissory notes due from Aventis Pharma, S.A. that bear interest at LIBOR plus one tenth of one percent per annum, payable based on contractual terms. The notes receivable from affiliate outstanding at March 31, 2005 have a weighted average interest rate of 3.21% and the interest has been accrued. At this time, the Parent cannot determine with any degree when these amounts will be repaid. Therefore, these amounts have been reclassified as long-term assets.

Note 5: Inventories

      Inventories are comprised of the following:

                                           March 31,
                                             2005
                                           --------

Finished goods                             $     --
Work in process                             156,315
Raw materials                               204,959
                                           --------
                                            361,274
        Less provision for  obsolescence         --
                                           --------
                                           --------
                                           $361,274
                                           ========


Note 6: Investments

      Investments held-to-maturity consists of:

                                                March 31, 2005  March 31, 2005
                                                Carrying Value    Fair Value
                                                 -----------     -----------
       Long-term investments maturing in 2007:
6.2% Bond P.R. Housing Bank Finance Agency       $   205,000     $   206,059
Promissory Notes
     P.R. Conservation Trust (floating)           20,000,000      20,045,208
     Oriental Bank and Trust (floating)           15,000,000      15,029,967
                                                 -----------     -----------
                                                 $35,205,000     $35,281,234
                                                 ===========     ===========

      As of March 31, 2005, the floating rates on the P.R. Conversation Trust note was 2.63% and the rate on the Oriental Bank and Trust notes was 2.32%.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 7: Income Taxes

      The Company uses an asset and liability approach in accounting for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between tax bases of assets and liabilities and their reported amounts in the financial statements. An allowance is recognized for any deferred tax asset for which, based on management's evaluation, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

      In assessing the realizability of the deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management, based upon recent events believes it is more likely than not that the Parent will realize the benefits of these deductible differences upon the filing of the consolidated tax return in the United States of America. Management at this time cannot predict when these benefits will be realized and paid or credited to the Company.

Note 8: Related Party Transactions

      Transactions made in the normal course of business with the Parent and other affiliated companies not disclosed elsewhere in the financial statements follow:

                           For the Three Months Ended
                                    March 31,
                              2005           2004
                          ---------------------------
Net sales                 $15,575,383     $17,761,556
Interest income           $   946,070     $   393,575


      Amounts due from and to affiliates, other than the notes receivable from affiliate, are non-interest bearing and have no stated maturity dates.

      During the periods ended March 2005 and 2004, the Company performed contract-manufacturing for certain third party customers. Contract manufacturing revenues were billed and shipped to the Parent (contracted-manufacturer) who in turn shipped and billed the customers.

Note 9: Retirement Plans

      Pension Plan

      The Company sponsors a non-contributory defined benefit pension plan ("the Plan"), covering substantially all employees of the Company in Manati, Puerto Rico. The Plan provides retirement benefits based primarily on years of service and employees average compensation near retirement. The Company is currently in the process of terminating the plan and distributing the vested portion of the employees unpaid pension benefits.

Note 10: Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and investments. The Company places its cash and investment instruments with high credit quality financial institutions all of which are located in Puerto Rico; consequently it has a geographic concentration of credit risk in Puerto Rico.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

Note 11: Contingencies

      The Company is a defendant in legal cases arising in the normal course of business. Management believes, based on advice from legal counsel, that the final outcome of these cases will not have a significant impact on the Company's financial position or results of operations.

Note 12: Subsequent Events

      On March 31, 2005, pursuant to the sale of the business assets at the Manati, Puerto Rico facility, Kos Pharmaceuticals, Inc. agreed to assign a manufacturing and supply agreement for the production of a CFC-version of Azmacort by Aventis PR to Inyx USA, Inc.

                    Aventis Pharmaceuticals Puerto Rico, Inc.
                   (a wholly-owned subsidiary of Aventis S.A.)
                          NOTES TO FINANCIAL STATEMENTS

      Pro Forma Financial Information

      The following unaudited consolidated pro forma statements of operations for the three months March 31, 2005 and 2004 and for the year ended December 31, 2004 give effect to the acquisition of Aventis Pharmaceuticals Puerto Rico, Inc. ("Aventis PR") which was concluded on March 31, 2005 as if the acquisition had taken place on January 1, 2004. These pro forma financial statements should be read together with the Company's historical consolidated financial statements and related notes of Inyx, Inc. and Aventis PR.

      The financial information for the three months ended March 31, 2005 and 2004 set forth below are derived from the unaudited consolidated financial statements for the quarters then ended of both companies which were prepared in accordance with Generally Accepted Accounting Principles in the United States of America. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial standards and include all adjustments which consist only of normal recurring adjustments necessary for fair presentation of the results of operations for these periods.

      The financial information for the year ended December 31, 2004, set forth below are derived from the historical audited financial statements of both companies which were prepared in accordance with Generally Accepted Accounting Principles in the United States of America and audited by our Independent Registered Public Accounting Firm.


      The acquisition was accounted for using the purchase method of accounting. The unaudited pro forma financial data is not necessarily indicative of the operations had the acquisition taken place on January 1, 2004 and are not intended to project the Company's results of operations for any future period.




                                                       Unaudited Consolidated Statement of Operations

                                                          For the Three Months Ended March 31, 2005

                                                             (Expressed in thousands of dollars)


                                             Aventis                       Aventis                    Pro forma
                                         Pharmaceuticals   Adjustments   Puerto Rico                   Adjustment
                                         Puerto Rico, Inc.     (1)        (acquired)    Inyx, Inc.        (2)           Combined
                                           ------------   ------------   ------------  ------------   ------------     ------------
Net Revenues                               $     15,575   $    (11,905)  $      3,670  $      2,677   $         --     $      6,347
Cost of sales                                    12,242        (10,261)         1,981         2,535             --            4,516
                                           ------------   ------------   ------------  ------------   ------------     ------------
                                                  3,333         (1,644)         1,689           142             --            1,831

Operating expenses:
     Research and development                        --             --             --           357             --              357
     General and administrative expenses          2,609         (1,729)           880         1,841             --            2,721
     Selling expenses                                --             12             12           134             --              146
     Depreciation and amortization                   --             71             71           161            220 (a)          452
     Amortization of intangibles                     --            226            226            47            (89)(b)          362
                                           ------------   ------------   ------------  ------------   ------------     ------------
                 Total operating expenses         2,609         (1,420)         1,189         2,540            309            4,038

Income(loss) from continuing operations
  before interest, other and income tax
  benefit (expense)                                 724           (224)           500        (2,398)          (309)          (2,207)

     Interest expense(income)                    (1,159)         1,524            365         4,612         (3,779)(c)        1,198
     Other expense (income)                       7,965         (7,965)            --            --             --               --
                                           ------------   ------------   ------------  ------------   ------------     ------------

Income (Loss) from continuing operations
  before income tax benefit (expense)            (6,082)         6,217            135        (7,010)         3,470           (3,405)

Income tax benefit (expense)                         --             --             --            --             --               --
                                           ------------   ------------   ------------  ------------   ------------     ------------

Net income (loss)                          $     (6,082)  $      6,217   $        135  $     (7,010)  $      3,470     $     (3,405)
                                           ============   ============   ============  ============   ============     ============
Basic and fully diluted income
 (loss) per share                                    NA             NA             NA  $      (0.18)  $       5.04     $      (0.09)
                                           ============   ============   ============  ============   ============     ============
Weighted-average number of shares
  used in computing basic and
  fully diluted per share amounts                    --             --             --    38,296,035        687,948       38,983,983



                                                       Unaudited Consolidated Statement of Operations

                                                          For the Three Months Ended March 31, 2004

                                                             (Expressed in thousands of dollars)


                                           Aventis                         Aventis                    Pro forma
                                        Pharmaceuticals  Adjustments    Puerto Rico                   Adjustment
                                       Puerto Rico, Inc.     (1)         (acquired)     Inyx, Inc.         (2)          Combined
                                          ------------   ------------   ------------   ------------   ------------     ------------

Net Revenues                              $     17,761   $    (14,727)  $      3,034   $      4,526   $         --     $      7,560
Cost of sales                                   12,677        (10,723)         1,954          3,911             --            5,865
                                          ------------   ------------   ------------   ------------   ------------     ------------
                                                 5,084         (4,004)         1,080            615             --            1,695

Operating expenses:
     Research and development                       --             --             --            287             --              287
     General and administrative expenses         2,354         (1,468)           886          2,104             --            2,990
     Selling expenses                               --             13             13             84             --               97
     Depreciation and amortization               1,144         (1,090)            54            152            237 (a)          443
     Amortization of intangibles                    --             --             --             42            315 (b)          357
                                          ------------   ------------   ------------   ------------   ------------     ------------
                Total operating expenses         3,498         (2,545)           953          2,669            552            4,174

Income(loss) from continuing operations
  before interest, other and income tax
  benefit (expense)                              1,586         (1,459)           127         (2,054)          (552)          (2,479)

     Interest expense (income)                    (507)          (904)           397          1,026           (716)(c)          707
     Other expense (income)                          7             (7)            --             --             --               --
                                          ------------   ------------   ------------   ------------   ------------     ------------

Income(loss)from continuing operations
 before income tax benefit (expense)             2,086         (2,356)          (270)        (3,080)           164           (3,186)

Income tax benefit (expense)                      (352)           352             --            393             --              393
                                          ------------   ------------   ------------   ------------   ------------     ------------

Net income (loss)                         $      1,734   $     (2,004)  $       (270)  $     (2,687)  $        164     $     (2,793)
                                          ============   ============   ============   ============   ============     ============
Basic and fully diluted
 income (loss) per share                            NA             NA             NA   $      (0.18)  $       0.08     $      (0.09)
                                          ============   ============   ============   ============   ============     ============
Weighted-average number of shares
  used in computing basic and
  fully diluted per share amounts                   --             --             --     28,747,582      1,971,504       30,719,086

                                                       Unaudited Consolidated Statement of Operations

                                                            For the Year Ended December 31, 2004

                                                             (Expressed in thousands of dollars)


                                            Aventis                        Aventis                   Pro forma
                                        Pharmaceuticals  Adjustments    Puerto Rico                  Adjustment
                                       Puerto Rico, Inc.     (1)         (acquired)     Inyx, Inc.       (2)            Combined
                                          ------------   ------------   ------------  ------------   ------------     ------------
Net Revenues                              $     64,761   $    (52,620)  $     12,141  $     15,699   $         --     $     27,840
Cost of sales                                   44,438        (36,122)         8,316        14,316             --           22,632
                                          ------------   ------------   ------------  ------------   ------------     ------------
                                                20,323        (16,498)         3,825         1,383             --            5,208

Operating expenses:
     Research and development                       --             --             --         2,745             --            2,745
     General and administrative expenses         9,567         (6,517)         3,050         9,725             --           12,775
     Selling expenses                               --             50             50           367             --              417
     Depreciation and amortization               4,845         (4,268)           577           619            589(a)         1,785
     Amortization of intangibles                    --             --             --           166          1,259(b)         1,425
                                          ------------   ------------   ------------  ------------   ------------     ------------
                Total operating expenses        14,412        (10,735)         3,677        13,622          1,848           19,147

Income(loss) from continuing operations
 before restructuring interest and
 income tax benefit (expense)                    5,911         (5,763)           148       (12,239)        (1,848)         (13,939)

            Restructuring expenses              42,822        (42,822)            --            --             --               --
                                          ------------   ------------   ------------  ------------   ------------     ------------

Income (loss) from continuing operations
 before income tax benefit (expense)           (36,911)        37,059            148       (12,239)        (1,848)         (13,939)


            Interest expense (income)           (2,632)         2,632             --         3,370          2,867(c)         6,237
                                          ------------   ------------   ------------  ------------   ------------     ------------

Income(loss)from continuing operations
 before income tax benefit (expense)           (34,279)        34,427            148       (15,609)        (4,715)         (20,176)

Income tax benefit (expense)                    13,116        (13,116)            --        (1,333)            --           (1,333)
                                          ------------   ------------   ------------  ------------   ------------     ------------

Net income (loss)                         $    (21,163)  $     21,311   $        148  $    (16,942)  $     (4,715)    $    (21,509)
                                          ============   ============   ============  ============   ============     ============
Basic and fully diluted loss per share              NA             NA             NA  $      (0.52)  $      (2.49)     $     (0.62)
                                          ============   ============   ============  ============   ============     ============
Weighted-average number of shares
  used in computing basic and
  fully diluted per share amounts                   --             --             --    32,598,358      1,891,504       34,489,861


      Notes to unaudited pro forma consolidated statements of operations

For the Three Months Ended March 31, 2005 and 2004

(1)   Reflects   adjustments   to  back  out  certain   revenues   and  expenses
      historically   recorded  or  incurred  by  Aventis  PR  which  related  to operations not acquired by Inyx USA.


      a. Aventis PR's revenue represents all manufacturing revenues relating to the carved-out business of Aventis PR and was derived using the actual product volumes of the products acquired in the acquisition on March 31, 2005, extended at the newly negotiated unit prices for each one of these products.


(2)   Reflects the following pro forma adjustments:

      a. Depreciation expense was adjusted to reflect the fair value of assets acquired as of the closing of the acquisition on March 31, 2005, based on valuations provided by a third party.

      b. Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer contract renewals and customer relationships based on valuations provided by a third party.

      c. Reflects additional interest expense from the new Westernbank credit facility closed on March 31, 2005 and a reduction of interest expense due to the repayment of the Laurus Master Funds credit facility also on March 31, 2005.

For the Year Ended December 31, 2004

(1)   Reflects   adjustments   to  back  out  certain   revenues   and  expenses
      historically   recorded  or  incurred  by  Aventis  PR  which  related  to operations not acquired by Inyx USA.


      a. Aventis PR's revenue represents all manufacturing revenues relating to the carved-out business of Aventis PR and was derived using the actual product volumes of the products acquired in the acquisition on March 31, 2005, extended at the newly negotiated unit prices for each one of these products.


(2)   Reflects the following pro forma adjustments:

      a. Depreciation expense was adjusted to reflect the fair value of assets acquired as of the closing of the acquisition on March 31, 2005, based on valuations provided by a third party.

      b. Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer contract renewals and customer relationships based on valuations provided by a third party.

      c. Reflects additional interest expense from the new Westernbank credit facility closed on March 31, 2005 and a reduction of interest expense due to the repayment of the Laurus Master Funds credit facility also on March 31, 2005.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INYX, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INYX, INC. SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS
                                                                            Page


        PROSPECTUS SUMMARY.....................................................2

        RISK FACTORS...........................................................7

        SELLING STOCKHOLDERS..................................................20

        PLAN OF DISTRIBUTION..................................................24

        PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.......................26

        BUSINESS AND PROPERTIES...............................................26

        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS............59

        MANAGEMENT............................................................96

        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................102

        PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT..........105

        DESCRIPTION OF CAPITAL STOCK.........................................107

        LEGAL MATTERS........................................................112

        EXPERTS..............................................................112

        AVAILABLE INFORMATION................................................113


        DEALER PROSPECTUS DELIVERY OBLIGATIONS

      Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

      Item 24. Indemnification of Directors and Officers.

      Article Eleven of the Company's Restated Articles of Incorporation limits the liability of the Company's directors. It provides that no director of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director, except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or for any transaction from which he derived an improper personal benefit.

      In addition, Section 7.8 of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amount actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of the Company, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served as an officer or director of the Company.

      Section 78.138(7) of the Nevada Revised Statutes (the "NRS") provides, with limited exceptions, that:

      a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

      (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

      (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

      Section 78.7502 of the NRS permits the Company to indemnify its directors and officers as follows:

      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding if he:

      (a) Is not liable pursuant to NRS 78.138; or

      (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

                                 Part II-Page-1

      (a) Is not liable pursuant to NRS 78.138; or

      (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

      Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      In addition, Section 78.751 of the NRS permits the Company to indemnify its directors and officers as follows:

      1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

      (a) By the stockholders;

      (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

      (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

      (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

      (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                                 Part II-Page-2

      (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

      The Company has purchased director and officer liability insurance, as permitted by the NRS.

      Each selling stockholder has agreed to indemnify the Registrant, the officers and directors and controlling persons of the Registrant, and the employees of the Registrant who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.

      Item 25. Other Expenses of Issuance and Distribution

      The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

        SEC Filing fees                             $   2,500
        Printing Expenses                           $   2,000
        Accounting Fees and Expenses                $  30,000
        Legal Fees and Expenses                     $  20,000
        Blue Sky Fees and Expenses                  $   2,500
                                                    ---------
        TOTAL                                       $  57,000
                                                    =========

      Item 26. Recent Sales of Unregistered Securities

      Upon its incorporation in March 2000, the Company issued 5,000,000 shares of common stock to Pam J. Halter for $0.001 per share.

      On April 17, 2003, in connection with the Company's acquisition of all of the issued and outstanding securities of Inyx Pharma Limited, a specialty pharmaceutical company incorporated under the laws of England and Wales ("Inyx Pharma"), the Company issued the following restricted shares of common stock in a private transaction pursuant to Regulation D, Regulation S and Section 4(2) of the Securities Act of 1933 (the "Securities Act"):

       Name                     Number of Shares
       ----                     ----------------

Saintsbury Management Corp.            975,000
                                 -------------
Grosvenor Trust Company, Ltd       .   475,000
                                 -------------
Liberty Management, LLC                500,000
                                 -------------
Tri Finity Venture Corp.               250,000
                                 -------------
BPL Corp.                              250,000
                                 -------------

      The above purchasers are unaffiliated with the Company. The purchase price per share recorded for each issuance was $0.53 per share. No other securities were issued.

      On April 17, 2003, the Company issued 1,500,000 shares of restricted common stock to Jordan Slatt, who is unaffiliated with the Company, at a recorded issue price of $0.53 per share, as consideration for future business consulting services under a Business Advisory & Financial Consulting Services Agreement. Such shares were restricted under Regulation D and Section 4(2) of the Securities Act, but have subsequently been registered for resale on a Form S-8 registration statement.

      On April 28, 2003, the Company concluded its acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma, for 16,000,000 shares of restricted common stock of the Company, representing approximately 64% of the shares outstanding after the exchange, as a result of which Inyx Pharma became a wholly owned subsidiary of the Company. Inyx Pharma focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. It specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, and topical conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups. The acquirors were:

                                 Part II-Page-3


                                Shares of Common
                 Name           Stock Received        Relationship to Company
------------------------------- --------------------- --------------------------------------
715821 Ontario Ltd.                    11,800,000     7,600,000 of such shares were
                                                      distributed to JEM Family Trust,
                                                      whose beneficiaries are family
                                                      members of Jack Kachkar. Dr. Kachkar
                                                      and his wife disclaim any beneficial
                                                      ownership of shares owned by the
                                                      Trust. The balance of the 11.8
                                                      million shares have been distributed
                                                      to the unaffiliated partners of
                                                      715821 Ontario Ltd.
------------------------------- --------------------- --------------------------------------
Steve Handley                           2,000,000     President and Director of Company
------------------------------- --------------------- --------------------------------------
Colin Hunter                              600,000     Vice President and Director of
                                                      Company
------------------------------- --------------------- --------------------------------------
Coral Beach Ventures, Inc.              1,600,000     None
------------------------------- --------------------- --------------------------------------

      The shares issued in connection with the Company's acquisition of Inyx Pharma were issued in a business combination pursuant to Regulation D or Regulation S of the Securities Act, and the shares issued are restricted against transfer. No lockups beyond usual Rule 144 restrictions were applied. The purchasers were given registration rights. The total transaction value was $8,520,000. No boot, warrants or other securities were issued in the transaction.

      On June 26, 2003, the Company entered into a three month consulting agreement with National Financial Communications Corp. ("NFCC") to provide public relations and shareholders communications services. In connection with those services, warrants for 300,000 shares of the Company's common stock were issued pursuant to Section 4(2) of the Securities Act, consisting of warrants for 150,000 shares to NFCC and warrants for 150,000 shares to Gary Geraci, entitling the holders to each purchase such shares by September 26, 2006 at prices ranging from $1.10 to $3.10.

      On July 1, 2003, pursuant to Section 4(2) of the Securities Act, the Company issued a 5-year warrant to The Garrard Group to purchase 200,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding public relations, advertising and graphic design.

      On August 15, 2003, pursuant to Section 4(2) of the Securities Act, the Company issued a 3-year warrant to Capital Financial Media, Inc. to purchase 100,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding advertising and mass mailings.

      On August 22, 2003, the Company closed a private placement of restricted common stock pursuant to Regulation D of the Securities Act to the following purchasers. The purchase price was $1.00 per share, and each purchaser also received a warrant to purchase one share for each share purchased in the offering for $1.50 per share.

                                 Part II-Page-4

   Name                Number of Shares   Affiliation
   ----                ----------------   -----------

Jack Kachkar                 100,000(1)   Chairman
                             -------      -----------
J. Douglas Brown             100,000      Director
                             -------      -----------
Jordan Slatt                 200,000      Shareholder
                             -------      -----------
Saintsbury Management Corp    50,000      Shareholder
                             -------      -----------
Liberty Management, LLC       50,000      Shareholder
                             -------      -----------

      (1) In exchange for debt arising from working capital loans.

      On August 25, 2003, the Company issued five-year warrants to Duncan Capital LLC to purchase 300,000 shares of our common stock at a price of $1.25 per share for investment banking and investor advisory services provided to us by Duncan Capital. On October 29, 2003, the Company issued Duncan Capital additional five-year warrants to purchase 525,000 shares of our common stock at a price of $1.80 per share, as consideration for arranging a $4.5 million convertible debt financing facility with Laurus Funds which we closed on October 29, 2003 and a $3 million private placement financing, provided by a group of accredited and institutional investors, which the Company completed on October 30, 2003. Duncan Capital subsequently transferred such warrants to its principals.

      On September 12, 2003, the Company issued three-year warrants to Mr. Rick Iler to purchase 20,000 shares of our common stock in exchange for business consulting services provided by Mr. Iler to the Company. Mr. Iler is entitled to purchase the following unregistered securities by September 12, 2006: 5,000 shares at $1.25, 5,000 shares at $1.50, 5,000 shares at $1.75, and 5,000 shares at $2.00.

      On October 1, 2003, the Company issued three- year warrants to R. Castro and Associates, PLLC to purchase 30,000 shares of common stock at $1.25 per share in exchange for advisory and consulting services provided by Mr. Rafael Castro, of R. Castro and Associates, to the Company. On February 1, 2005, Mr. Castro elected to transfer his warrants to Ms. Viktoria Benkovitch, the spouse of our Chairman and CEO.

      On October 29, 2003, the Company issued a 7% Convertible Term Note (the "Laurus Note") due October 29, 2006 to Laurus Funds in the principal amount of $4.5 million in exchange for cash. Principal and interest on the Laurus Note was originally convertible into our common stock at the fixed conversion price of $1.00 per share but was subsequently amended by the Company on August 31, 2004 to $0.80 per share. No conversion is permitted if the shares issued upon conversion, together with other shares beneficially owned by Laurus Funds, would exceed 4.99% of our outstanding common shares. The interest rate of the Laurus
Note is subject to reduction up to 0.75% if the market price of the common stock trades at a variable price in excess of the conversion price. At our option, provided the Company's shares have been trading at a price at least 15% in excess of the fixed conversion price, the Company may repay the principal and interest of the Laurus Note not theretofore converted in shares of our common stock at the fixed conversion price. Any amount of principal repaid in cash will be payable in an amount equal to 105% of the principal amount. The Laurus Note may be prepaid in cash or shares of common stock subject to various prepayment penalties and limitations. Because the Company's shares may be issued to Laurus Funds, either upon conversion of the convertible note or in repayment of principal and interest, the Company is registering a total of 5,975,000 shares of our common stock. This includes 5,625,000 shares either as shares being resold by Laurus Funds following a conversion of the entire note or as registered shares issued by the Company in repayment of the note, plus 350,000 shares to cover applicable interest on the note. As additional consideration for the Laurus Note, the Company also issued to Laurus Funds, a five-year Common Stock Purchase Warrant to purchase 1,350,000 shares of the Company's common stock at exercise prices of $1.25 per share for 450,000 shares; $1.50 per share for 450,000 shares; and $1.75 per share for 450,000 shares. Registration rights were also granted to Laurus Funds for all such shares and warrants.

      On October 30, 2003, the Company issued 3,000,000 shares at $1.00 per share to 13 institutional and accredited investors in a private placement. In addition, the Company issued warrants to purchase 1,500,000 shares of which 750,000 shares are exercisable at $1.00 and 750,000 shares are exercisable at $1.35.

                                 Part II-Page-5

      On December 30, 2003, the Company closed a transaction with Laurus Funds to obtain a $3.5 million debt facility (the "Laurus Facility"). The initial advance under the Laurus Facility was $3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with its prior lender, Venture Finance, PLC, and the balance applied to working capital. The Laurus Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note (the "Laurus Notes"). These notes are secured by all of the Company's assets previously pledged to Laurus Funds under the $4.5 million convertible loan previously made to us by Laurus Funds on October 29, 2003, and additionally, by the Company's accounts receivables released by Venture Finance. The Laurus Notes are due December 30, 2006, bear interest at the greater of prime plus 3% or a 7% rate, and were initially convertible into our common stock at a fixed conversion price of $1.47 per share at the time of they were issued. On August 31, 204, the Company amended this conversion price to $0.80 per share. Subject to certain limitations, the Laurus Notes permit payments on the Laurus Facility to be made in the Company's common stock, and the Company has registered 4,375,000 shares hereunder to register shares issued upon conversion of the Laurus Notes or in lieu of note payments. As additional consideration for the Laurus Facility, the Company also issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase 660,000 shares of the Company's common stock at exercise prices of $1.84 per share for 220,000 shares; $2.20 per share for 220,000 shares, and $2.57 per share for 220,000 shares. Registration rights were also granted to Laurus Funds for all such shares and warrants.

      On February 27, 2004, the Company closed a transaction with its primary lender, Laurus Funds,, to obtain an additional financing of $2.0 million as an amendment to the $3.5 million credit facility that the Company previously entered with them on December 30, 2003. That Laurus Funds $3.5 million credit facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. As a result of the additional Laurus Funds financing, the $1.0 million Secured Convertible Minimum Borrowing was increased by $1.0 million and the $2.5 million principal amount Secured Revolving Note of the credit facility was increased by $1.0 million. Both Notes were further amended to decrease the applicable conversion rate to $0.80. As additional consideration for the loan, the Company issued to Laurus Funds, a five-year Common Stock Purchase Warrant to purchase 330,000 shares of its common stock at exercise prices of $1.25 for 110,000 shares, $1.50 for 110,000 shares and $1.75 for 110,000 shares.

      On March 30, 2004, the Company also obtained an additional $1.0 million advance from Laurus Funds under the Secured Revolving Credit Note, and issued additional warrants to purchase 165,000 shares of common stock at exercise prices of $1.25 for 55,000 shares, $1.50 for 55,000 shares and $1.75 for 55,000 shares.

      On May 11, 2004, the Company issued 100,000 stock purchase warrants to Mr. Orestes Lugo in exchange for the cancellation of 350,000 employee stock options. These three year Common Stock Purchase Warrants have an exercise price of $1.20 per share.

      On May 27, 2004, the Company obtained an additional $500,000 advance from Laurus Funds under the October 29, 2003 Laurus Note, convertible into common stock at $0.80 per share, and issued additional five-year warrants to Laurus Funds to purchase 82,500 shares at exercise prices of $1.00 per share for 27,500 shares, $1.20 per share for 27,500 shares, and $1.40 per share for 27,500 shares.

      On July 2, 2004, the Company granted a total of 1,500,000 warrants to First Jemini Trust, a discretionary family trust in which the Company's Chairman and his spouse are non-voting beneficiaries. These five-year warrants were granted pursuant to various business development services provided to the Company and allow the holder to purchase the Company's common stock at a price of $0.90 per share.

      In July, 2004, Dr. Kachkar's family and Mr. J. Douglas Brown, an outside Director, each provided the Company with stockholder loans amounting to $300,000. Another executive, Mr. Jay Green, our Executive Vice President of Corporate Development, also provided the Company a stockholder loan in the amount of $100,000. All of these stockholder loans are due by December 31, 2004 and bear interest at seven percent annually. As additional consideration for these loans, the Company granted these individuals five-year warrants, to purchase an aggregate of 700,000 shares of its common stock at an exercise price of $0.80 per share. These stockholder loans were subordinated to Westernbank under the financing arrangement the Company entered into with Westernbank on March 31, 2005.

                                 Part II-Page-6

      On July 30, 2004, the Company received from Laurus Funds a deferral on the first seven months of principal payments due under the Laurus Note (originally $4.5 million and then amended to $5.0 million on May 27, 2004). Such payments are now due upon maturity of the Laurus Note in November, 2006. As consideration for this principal payment deferral, on August 31, 2004, the Company has issued to Laurus Funds a five-year Warrant to purchase 694,000 shares of its common stock at an exercise price of $0.81 per share.

      On September 8, 2004, the Company announced that it had completed two private placements in which it sold from August 3, 2004 through September 3, 2004 an aggregate of 9,190,901 shares of its common stock to institutional and other accredited investors, resulting in gross proceeds of approximately $7.4 million with approximately $6.6 million in net proceeds to the Company. In the aggregate, the Company also granted all of the investors, in these two private placements, five-year non-detachable warrants, to purchase up to an additional 9,190,901 shares of its common stock at exercise prices ranging from $1.00 to $1.11 per share. During the term of such warrants, the exercise price shall be increased by 2% (but not more than 20% cumulatively) for every $2 million of revenues that the Company receives above $35 million in net revenues for the twelve months ended December 31, 2005, and $55 million for the twelve months ended December 31, 2006; and, conversely, the exercise price shall be decreased by 5% (but not more than 50% cumulatively) for every $2 million that the Company's net revenues are below $35 million and $55 million, respectively, for the years ended December 31, 2005 and 2006. The warrants also contain certain redemption and anti-dilution provisions.

      In the first offering, on August 3, 2004, the Company closed in a private placement to six institutional investors, each of which is an affiliate of Sands Brothers International (the placement agent of the second offering), the sale of 1,358,025 shares of its common stock for $1.1 million gross proceeds. Investors in the offering also received five-year warrants to purchase in the aggregate 1,358,025 shares of its common stock, which warrants are exercisable at an exercise price of $1.01 per share. There is a performance feature related to the warrants, whereby during the warrant term the exercise price shall be increased by certain percentage based on an agreed upon formula. The warrants also contain certain weighted average anti-dilution rights which terminate at different time intervals.

      In the second offering (the "Offering"), which the Company closed in three tranches from August 27, 2004 through September 3, 2004, it received an aggregate of approximately $6.3 million in gross proceeds from the sale of its common stock to seventy-one additional accredited investors. On August 27, 2004, the Company effectuated the initial closing of the Offering and sold to accredited investors in the aggregate 6,440,000 shares of its common stock for an aggregate of $4,621,800 of net proceeds upon the gross proceeds of $5,152,000. Investors in this first tranche also received five-year warrants to purchase in the aggregate 6,440,000 shares of common stock, at an initial exercise price of $1.01 per share. On September 1, 2004, the Company effectuated a second closing of the Offering and sold to accredited investors in the aggregate 1,279,882 shares of its common stock for an aggregate of $979,110 of net proceeds upon $1,087,900 of gross proceeds. Investors participating in this second tranche also received five-year warrants to purchase in the aggregate 1,279,882 shares of its common stock, at an initial exercise price of $1.06 per share. On September 3, 2004, the Company effectuated a third closing of the Offering and sold to accredited investors in the aggregate 112,994 shares of its common stock for an aggregate of $90,000 of net proceeds upon $100,000 of gross proceeds. Investors participating in this tranche also received five-year warrants to purchase in the aggregate 112,994 shares of common stock, at an initial exercise price of $1.06 per share.

      Offering costs incurred in connection with the second offering included approximately $634,000 for the placement agent's commission and approximately $150,000 in related legal and financing costs. In addition, a cost valuation of approximately $329,000 has been assigned to the issuance to the placement agent, five-year warrants, to purchase 783,286 shares of the Company's common stock at exercise prices ranging from $1.00 to $1.11 per share. The Company also granted to the Agent certain registration rights with respect to the common stock warrants it issued to the Agent.

      On July 1, 2004, the Company entered into a strategic alliance agreement with Utek Corporation ("Utek"). Under the agreement, the Company will be collaborating with Utek in the identification, acquisition and development of intellectual property that it may require to implement its business initiatives. Pursuant to this agreement, in September 2004, the Company issued 31,579 restricted shares of our common stock to Utek. On October 1, 2004, we terminated our collaboration agreement with Utek.

                                 Part II-Page-7

      On October 4, 2004, the Company granted 75,000 stock purchase warrants to our New York solicitors, Gusrae Kaplan & Bruno, PLLC ("GKB") in connection with two private placements the Company had completed from August 3, 2004 through September 3, 2004. These 5-year warrants allow GKB to purchase the Company's common stock at $1.08 per share.

      On November 19, 2004, Dr. Kachkar and his spouse, Mr. Brown and Mr. Green agreed to each renew previous loans made to the Company. Such stockholder loans are now due by March 31, 2005 and bear interest at ten percent annually. Net proceeds from these loans were utilized for working capital purposes. As additional consideration for such loans and for additional services provided to the Company in connection with the Company's corporate development and acquisition activities, the Company granted these individuals five-year warrants to purchase, an aggregate of 1,150,000 shares of the Company's common stock at an exercise price of $0.95 per share.

      On November 26, 2004, the Company granted Stephen Spitz and Spitz Business Solutions (collectively "Spitz") a five-year warrant to purchase an aggregate of 300,000 shares of the Company's common stock at a price of $0.98 per share. These warrants were issued to Spitz in relation to acquisition and due diligence-related services in connection with the Company's planned acquisition of Aventis PR.

      On December 16, 2004, the Company granted Enzo Barichello a five-year warrant to purchase 100,000 shares of our common stock at a price of $1.11 per share. These warrants were issued to Mr. Barichello in relation to business acquisition and corporate development services provided to the Company in connection with the Company's planned acquisition of Aventis PR.

      On December 30, 2004, the Company granted to two parties (Sharon Brown and Robert Carrigan) five-year warrants to each purchase an aggregate of 50,000 shares of the Company's common stock at a price of $1.35 per share. These warrants were issued in relation to business acquisition and corporate development services provided to the Company in connection with the Company's planned acquisition of Aventis PR.

      Between the period of January 14, 2005 and January 26, 2005,the Company issued 380,000 shares of the Company's restricted common stock, par value $.001 per share to Laurus Funds, the holders of the Convertible Note due 2006, for the conversion of $304,000 of principal amounts owed under the Laurus Note. The Laurus Note has a conversion price of $0.80 per share.

On March 31, 2005 the Company issued 1,591,504 shares of the Company's restricted common stock in lieu of certain early termination fees in connection with the repayment of all amounts due to Laurus Funds as of March 31, 2005, including the repayment of the 7% Convertible Note and the borrowings under the Laurus Facility.

Item 27.  Exhibits

EXHIBITS

2.1 Stock Exchange Agreement dated April 25, 2003, among Inyx Pharma, Doblique and the Inyx Stockholder. (1)

2.2.1 Asset Purchase Agreement dated as of December 15, 2004, by and between Inyx USA, Ltd. and Aventis Pharmaceuticals Puerto Rico, Inc.
            (20)(10)

2.2.2. General Assignment dated as of April 1, 2005, by and between Aventis Pharmaceuticals Puerto Rico Inc. and Inyx USA, Ltd. (21)

3.1.1       Restated Articles of Incorporation of Inyx, Inc. (1)

3.2         Bylaws of Inyx, Inc. (1)

4           Specimen stock certificate for common shares. (1)

5.0         Opinion of Lionel Sawyer & Collins. (29)

10.1        2003 Stock Option Plan. (1)

10.2 Indemnity Agreement dated April 25, 2003, among the Company, Steve Handley, Colin Hunter and Jack Kachkar. (1)

10.3 Registration Rights Schedule to Stock Exchange Agreement dated April 25, 2003. (1)

10.4.1      Employment Agreement dated April 1, 2003, with Jack Kachkar. (1)

10.4.2      Employment Agreement dated May 1, 2003, with Steven Handley. (1)

                                 Part II-Page-8

10.4.3      Employment Agreement dated May 1, 2003, with Colin Hunter. (1)

10.4.4      Employment Agreement dated April 1, 2003, with Rima Goldshmidt. (1)

10.4.5      Employment Agreement dated June 1, 2004, with Ulrich Bartke. (11)

10.4.6      Employment Agreement dated December 1, 2004, with Jay Green. (16)

10.4.7 Amendment dated May 15, 2003, to Employment Agreement of Rima Goldshmidt. (7)

10.4.8      Management  Services Agreement dated May 15, 2003, with JK Services.
            (8)

10.4.9      Employment Agreement dated January 1, 2004, with Jack Kachkar. (8)

10.4.10     Employment Agreement dated April 1, 2005, with Jack Hamerski (22)

10.5        Opinion of Jeffrey Katz, C.A. (1)

10.6.1 Lease dated July 22, 1994, with the Council of the Borough of Halton for facilities at 6 Seymour Court, Manor Park, Runcorn, Cheshire, England. (1)

10.6.2 Lease dated June 23, 1988, between Warrington and Runcorn Development Corp and MiniPak Aerosols, Ltd. for lease of facilities at 10-11 Arkwright Road, Astmoor Industrial Estate, Runcorn, Cheshire, England. (1)

10.6.3 Lease dated June 23, 1988, between Warrington and Runcorn Development Corp and MiniPak Aerosols, Ltd. for lease of facilities at 1-2 Arkwright Road, Astmoor Industrial Estate, Runcorn, Cheshire, England. (1)

10.7 Business Advisory and Financial Consulting Services Agreement with Jordan Slatt. (1)

10.8 Agreement dated March 7, 2003, between Miza Pharmaceuticals (UK) Limited (in administration) and Inyx Pharma. (1)

10.9.1. Option Agreement dated March 6, 2003, between Inyx Pharma and Stiefel Laboratories, Inc. (1)

10.9.2 6% Convertible Promissory Note dated March 6, 2003, in the principal amount of (pound)2,500,000 to Stiefel Laboratories, Inc. (1)

10.9.3 Renewal 6% Promissory Note due December 31, 2005 to Stiefel Laboratories, Inc. (24)

10.9.4      Termination of Stiefel Option Agreement (24)

10.9.5 Manufacturing and Supply Agreement between Registrant and Stiefel Laboratories, Inc. dated March 6, 2003. (9)(25)

10.9.6 Quality Agreement between Registrant and Stiefel Laboratories, Inc. dated March 6, 2003. (9)

10.9.7 Development Agreement between Registrant and Stiefel Laboratories, Inc. dated March 6, 2003. (9)(15)

10.9.8      Amendment to Development Agreement with Stiefel  Laboratories,  Inc.
            (18)

10.10 Finders Fee Agreement with Saintsbury Management Corp., Grosvenor Trust Company, Ltd. and Liberty Management LLC (1)

10.11       Finders Fee Agreement with  TriFinity  Venture  Corporation  and BPL
            Corp. (1)

10.15 Stock Purchase Warrant dated June 26, 2003, with National Financial Communications Corp. (3)

10.16       Stock Purchase Warrant dated June 26, 2003, with Gary Geraci. (3)

10.17 Business Consulting Services Agreement dated July 1, 2003, with Marc Couturier. (3)

10.18.1 Securities Purchase Agreement dated October 29, 2003, with Laurus Master Fund, Ltd. (4)

10.18.2     Convertible Term Note dated October 29, 2003. (4)

10.18.3     Common Stock Purchase Warrant (4)

10.18.4     Registration Rights Agreement (4)

10.18.5     Debenture (security agreement). (4)

10.18.6     Charge Over Shares (pledge agreement). (4)

10.19       Form of Subscription Agreement for common stock placement. (4)

10.20.1     Security Agreement with Laurus Master Fund, Ltd. (5)

10.20.2     Secured Revolving Note to Laurus Master Fund, Ltd. (5)

10.20.3 Secured Convertible Minimum Borrowing Note with Laurus Master Fund, Ltd. (5)

10.20.4     Common Stock Purchase Warrant to Laurus Master Fund, Ltd. (5)

10.23.1 Stock Purchase Warrant for 200,000 shares of the Company's common stock with Patrick W.H. Garrard/dab/The Garrard Group of West Redding, CT, dated July 1, 2003. (6)

10.23.2 Stock Purchase Warrant for 100,000 shares of the Company's common stock with Capital Financial Media, Inc., dated August 15, 2003. (6)

10.23.4 Stock Purchase Warrant for 100,000 shares of the Company's common stock with Dr. Jack Kachkar, dated August 22, 2003. (6)

10.23.5 Stock Purchase Warrant for 200,000 shares of the Company's common stock with Mr. Jordan Slatt, dated August 22, 2003. (6)

                                 Part II-Page-9

10.23.6 Stock Purchase Warrant for 50,000 shares of the Company's common stock with Saintsbury Management Corp., dated August 22, 2003. (6)

10.23.7 Stock Purchase Warrant for 50,000 shares of the Company's common stock with Liberty Management, LLC, dated August 22, 2003. (6)

10.23.8 Stock Purchase Warrant for 300,000 shares of the Company's common stock with Duncan Capital LLC, dated August 25, 2003. (6)

10.23.9 Stock Purchase Warrant for 20,000 shares of the Company's common stock with Mr. Rick Iler, dated September 12, 2003. (6)

10.23.10    Warrant Agreement dated May 10, 2004, with Orestes Lugo. (7)

10.23.11 Stock Purchase Warrant for 82,500 shares of the Company's common stock with Laurus Master Fund Ltd. dated May 27, 2004. (12)

10.23.12 Stock Purchase Warrant for 330,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated February 27, 2004. (7)

10.23.13 Stock Purchase Warrant for 165,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated March 30, 2004. (7)

10.23.14 Stock Purchase Warrant Agreements for an aggregate of 1,500,000 shares of the Company's common stock with Larry Stockhamer as Trustee for First Jemini Trust dated July 2, 2004. (7)

10.23.15 Stock Purchase Warrant Agreement for 300,000 shares of the Company's common stock with Douglas Brown dated July 19, 2004. (7)

10.23.16 Stock Purchase Warrant Agreement for 300,000 shares of the Company's common stock with Viktoria Benkovitch dated July 19, 2004. (7)

10.23.17 Stock Purchase Warrant Agreement for 100,000 shares of the Company's common stock with Jay Green., dated July 1, 2004. (7)

10.23.18 Stock Purchase Warrant Agreement for 694,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated August 31, 2004.
            (7)

10.23.19 Stock Purchase Warrant for 75,000 shares of the Company issued to Gusrae, Kaplan & Bruno PLLC. (17)

10.23.20 Stock Purchase Warrant Agreements for an aggregate of 1,500,000 shares of the Company's common stock with Larry Stockhamer as Trustee for First Jemini Trust dated July 2, 2004. (7)

10.23.21 Stock Purchase Warrant Agreement for 300,000 shares of the Company's common stock with Douglas Brown dated November 19, 2004 (25)

10.23.22 Stock Purchase Warrant Agreement for 150,000 shares of the Company's common stock with Douglas Brown dated November 19, 2004 (25)

10.23.23 Stock Purchase Warrant Agreement for 300,000 shares of the Company's common stock with Viktoria Benkovitch dated November 19, 2004 (25)

10.23.24 Stock Purchase Warrant Agreement for 150,000 shares of the Company's common stock with Viktoria Benkovitch dated November 19, 2004 (25)

10.23.25 Stock Purchase Warrant Agreement for 100,000 shares of the Company's common stock with Jay Green, dated November 19, 2004 (25)

10.23.26 Stock Purchase Warrant Agreement for 150,000 shares of the Company's common stock with Jay Green, dated November 19, 2004 (25)

10.23.27 Stock Purchase Warrant Agreement for 150,000 shares of the Company's common stock with Stephan Spitz, dated November 26, 2004 (25)

10.23.28 Stock Purchase Warrant Agreement for 150,000 shares of the Company's common stock with Spitz Business Solutions, dated November 26, 2004
            (25)

10.23.29 Stock Purchase Warrant Agreement for 25,000 shares of the Company's common stock with Sharon Brown dated December 22, 2004 (25)

10.23.30 Stock Purchase Warrant Agreement for 150,000 shares of the Company's common stock with Enzo Barichello, dated December 16, 2004 (25)

10.23.31 Stock Purchase Warrant Agreement for 25,000 shares of the Company's common stock with Robert Carrigan, Jr., dated December 22, 2004 (25)

10.24       Supply Agreement dated June 11, 2004, with AstraZeneca. (11)

10.25.1 Form to stock purchase warrant issued to purchasers of the Company's securities in a bridge financing offering on or about August 3, 2004 (the "Bridge"). (13)

10.25.2 Securities Purchase Agreement, dated as of August 2, 2004 among the Company and the purchasers of the Company's securities in the Bridge. (13)

                                Part II-Page-10

10.25.3 Registration Rights Agreement dated as of August 2, 2004 among the Company and the purchasers of the of the Company's securities in the Bridge. (13)

10.25.4 Form of Stock Purchase warrant issued to Purchasers of the Company's securities in a private placement during the period of time from August 27th through September 3rd, 2004 (the "August/September 2004 Private Placement"). (14)

10.25.5 Form of Subscription Agreement for the August/September 2004 private placement. (14)

10.25.6 Form of Registration Rights Agreement for the August/September 2004 private placement. (14)

10.26.1 Amendment Number One to Secured Convertible Minimum Borrowing Note with Laurus Master Fund, Ltd. dated February 27, 2004. (7)

10.26.2 Amendment Number One to Secured Revolving Note with Laurus Master Fund, Ltd. dated February 27, 2004. (7)

10.26.3 Amendment Number One to Laurus Master Fund, Ltd. Registration Rights Agreement dated February 27, 2004. (7)

10.26.4 Amendment Number One to Laurus Master Fund, Ltd. Security Agreement dated February 27, 2004. (7)

10.26.5 Stock Purchase Warrant for 330,000 shares of the Company's common stock with Laurus Master Fund, Ltd., dated February 27, 2004. (7)

10.27.1 Amendment Number Two to Secured Convertible Minimum Borrowing Note with Laurus Master Fund, Ltd. dated March 30, 2004. (7)

10.27.2 Amendment Number Two to Secured Revolving Note with Laurus Master Fund, Ltd. dated March 30, 2004. (7)

10.27.3 Amendment Number Two to Laurus Master Fund, Ltd. Registration Rights Agreement dated March 30, 2004. (7)

10.27.4 Amendment Number Two to Laurus Master Fund, Ltd. Security Agreement dated March 30, 2004. (7)

10.27.5 Stock Purchase Warrant for 165,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated March 30, 2004. (7)

10.28 Amendment and Restated Convertible Term Note with Laurus Master Fund, Ltd. dated May 27, 2004. (7)

10.29.1 Amendment Number Three to Secured Convertible Minimum Borrowing Note and Amendment Number Two to Convertible Term Note with Laurus Master Fund, Ltd. dated August 31, 2004. (7)

10.29.2 Stock Purchase Warrant Agreement for 694,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated August 31, 2004.
            (7)

10.29.3 Deed of Release dated as of March 31, 2005, by and among Laurus Master Fund, Ltd., the Registrant and Inyx Pharma, Ltd. (23)

10.29.4 Release Agreement dated as of March 31 2005, by and among Laurus Master Fund, Ltd., the Registrant, Inyx USA, Ltd., Inyx Pharma, Ltd. and Westernbank Puerto Rico. (23)

10.31       Strategic  Alliance  Agreement with UTEK  Corporation  dated July 1,
            2004. (7)

10.32 Patent Purchase Agreement with Phares Technology BV dated September 31, 2004. (7)

10.33       Manufacturing  Supply Agreement with Novadel dated December 2, 2004.
            (19)

10.34.3 Manufacturing and Supply Agreement with Aventis Pharmaceuticals Puerto Rico, Inc. dated March 5, 2004 (25)

10.35.1 Loan and Security Agreement dated as of March 31, 2005, by and between Westernbank Puerto Rico, the Registrant and Inyx USA, Ltd.
            (23)

10.35.2 First Amendment to Loan and Security Agreement dated as of March 31, 2005, by and between Westernbank Puerto Rico, the Registrant and Inyx USA, Ltd. (23)

10.35.3 $3.5 million Promissory Note with Aventis Pharmaceuticals Puerto Rico, Inc. dated March 31, 2005 (25)

10.36.1     Amendment No. 1 to Finished Product Supply Agreement (26)

10.36.2     Finished  Product Supply Agreement dated March 5, 2004, set forth as
            Exhibit 2.2 to the Form 8-K of Kos Pharmaceuticals, Inc. dated March 5, 2004 and incorporated herein by reference pursuant to SEC Rule 12b-32(a) (26)

10.37.1 Manufacturing and Supply Agreement with Generics (UK), Ltd. dated April 21, 2005 (27)

21.1        Subsidiaries of Registrant. (28)


99.1        BearingPoint, Inc. Valuation Report (30)

23.1        Consent of Berkovits, Lago & Company, LLP (31)

23.2        Consent of BearingPoint, Inc. (31)

23.3 Consent of Lionel Sawyer & Collins (contained in their Opinion filed as Exhibit 5.0 hereto) (29)


-------------------

                                Part II-Page-11

(1) Filed as an exhibit to the Form 8K filed May 13, 2003, and incorporated herein by reference.

(2) Filed as an exhibit to Form 8K/A filed June 24, 2003, and incorporated herein by reference.

(3) Filed as an exhibit to Form 10-QSB filed August 19, 2003, and incorporated herein by reference.

(4) Filed as an exhibit to Form 8-K filed November 3, 2003, and incorporated herein by reference.

(5) Filed as an exhibit to Form 8-K filed January 6, 2004, and incorporated herein by reference.

(6) Filed as an exhibit to Form 10-QSB filed November 14, 2003, and incorporated herein by reference.

(7) Filed as an exhibit to Form SB-2 Registration Statement (SEC File No. 333-112902) filed February 17, 2004, and the Amendments thereto and incorporated herein by reference.

(8) Filed as an exhibit to Form 10-KSB filed April 14, 2004, and incorporated herein by reference.

(9) Filed as an exhibit Form 8-K/A filed March 15, 2004, and incorporated herein by reference.

(10) Filed as an exhibit Form 8-K/A filed February 15, 2005, and incorporated herein by reference

(11) Filed as an exhibit to Form 8-K filed June 29, 2004, and incorporated herein by reference, filed herewith.

(12) Filed as an exhibit to the Form 10Q-SB filed August 16, 2004, and incorporated herein by reference.

(13) Filed as an exhibit to the Form 8-K filed August 6, 2004, and incorporated herein by reference.

(14) Filed as an exhibit to the Form 8-K filed August 30, 2004, and incorporated herein by reference.

(15) Filed as an exhibit Form 8-K/A filed February 16, 2005, and incorporated herein by reference

(16) Filed as an exhibit to the Form 10Q-SB filed May 20, 2004, and incorporated by reference herein.

(17) Filed as an Exhibit to the Form 10Q-SB filed on November 22, 2004, and incorporated by reference herein.

(18) Filed as an Exhibit to the Form 8-K filed on November 30, 2004, and incorporated by reference herein.

(19) Filed as an Exhibit to the Form 8-K filed on December 2, 2004, and incorporated by reference herein.

(20) Filed as an Exhibit to the Form 8-K filed on December 20, 2004, and incorporated by reference herein.

(21) Filed as an Exhibit to the Form 8-K filed on April 6, 2005, and incorporated by reference herein.

(22) Filed as an Exhibit to the Form 8-K filed on April 6, 2005, and incorporated by reference herein.

(23) Filed as an Exhibit to the Form 8-K filed on April 6, 2005, and incorporated by reference herein.

(24) Filed as an Exhibit to the Form 8-K filed on April 12, 2005, and incorporated herein by reference.

(25) Filed as an Exhibit to the Form 10KSB filed on April 15, 2005, and incorporated herein by reference.

(26) Filed as an Exhibit to the Form 8-K filed on April 19, 2005, and incorporated herein by reference

(27) Filed as an Exhibit to the Form 8-K filed on April 25, 2005, and incorporated herein by reference


(28) Filed as an Exhibit to the Form 10-QSB filed May 23, 2005, and incorporated by reference herein.


(29) Filed as an Exhibit to the Form SB-2/A, Amendment No. 3 filed June 21, 2005, and incorporated by reference herein.



(30) Filed as an Exhibit to the Form SB-2/A, Amendment No. 9 filed July 25, 2005, and incorporated by reference herein.

(31)  Filed herewith.




                                Part II-Page-12

      Item 28. Undertakings

      (a) The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                Part II-Page-13

      SIGNATURES



      Pursuant to the requirements of the Securities Act, the Company and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 25, 2005.



      INYX, INC.

By:   /s/ Jack Kachkar
      --------------------------------------------------
      Jack Kachkar, Chairman and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




Name                      Office                                          Date
----                      ------                                          ----


/s/ Jack Kachkar          Chairman, Chief Executive                       July 25, 2005
------------------------  Officer and Director
Jack Kachkar              (Principal Executive Officer)

/s/ John Hamerski         Vice President and Chief Financial Officer      July 25, 2005
------------------------  (Principal Financial and Accounting Officer)
John Hamerski

/s/ Steven Handley        President and Director                          July 25, 2005
------------------------
Steven Handley

/s/ Douglas Brown         Director                                        July 25, 2005
------------------------
Douglas Brown

/s/ Joseph A. Rotmil      Director                                        July 25, 2005
------------------------
Joseph A. Rotmil

/s/ Colin Hunter          Vice President and Director                     July 25, 2005
------------------------
Colin Hunter



                                Part II-Page-14